     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1996



                                                      REGISTRATION NO. 333-07005

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO



                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                             RALPHS GROCERY COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                             5411                                       95-4356030
     (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL                        (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                       IDENTIFICATION NO.)
                                            SUBSIDIARY REGISTRANTS
           ALPHA BETA COMPANY                     CALIFORNIA                                    95-1456805
     BAY AREA WAREHOUSE STORES, INC.              CALIFORNIA                                    93-1087199
           BELL MARKETS, INC.                     CALIFORNIA                                    94-1569281
                CALA CO.                           DELAWARE                                     95-4200005
            CALA FOODS, INC.                      CALIFORNIA                                    94-1342664
          CRAWFORD STORES, INC.                   CALIFORNIA                                    95-0657410
             FALLEY'S, INC.                         KANSAS                                      48-0605992
     FOOD 4 LESS OF CALIFORNIA, INC.              CALIFORNIA                                    33-0293011
          FOOD 4 LESS GM, INC.                    CALIFORNIA                                    95-4390407
     FOOD 4 LESS MERCHANDISING, INC.              CALIFORNIA                                    33-0483193
FOOD 4 LESS OF SOUTHERN CALIFORNIA, INC.           DELAWARE                                     33-0483203
      (EXACT NAME OF REGISTRANT AS       (STATE OR OTHER JURISDICTION                        (I.R.S. EMPLOYER
        SPECIFIED IN ITS CHARTER)                     OF                                      IDENTIFICATION
                                               INCORPORATION OR                                  NUMBER)
                                                ORGANIZATION)

                          1100 WEST ARTESIA BOULEVARD
                           COMPTON, CALIFORNIA 90220
                                 (310) 884-9000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             JAN CHARLES GRAY, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             RALPHS GROCERY COMPANY
                          1100 WEST ARTESIA BOULEVARD
                           COMPTON, CALIFORNIA 90220
                                 (310) 884-9000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:

                             THOMAS C. SADLER, ESQ.
                                LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             RALPHS GROCERY COMPANY

                             CROSS REFERENCE SHEET

           PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K
               SHOWING LOCATION IN PROSPECTUS OF THE INFORMATION
                         REQUIRED BY PART I OF FORM S-4

  1.  Forepart of Registration Statement and Outside
        Front Cover Page of Prospectus.................  Outside Front Cover Page; Cross
                                                         Reference Sheet; Inside Front Cover
                                                         Page
  2.  Inside Front and Outside Back Cover Pages of
        Prospectus.....................................  Inside Front Cover Page; Outside Back
                                                         Cover Page
  3.  Risk Factors, Ratio of Earnings to Fixed Charges
        and Other Information..........................  Prospectus Summary; Risk Factors;
                                                         Selected Historical Financial Data of
                                                         the Company; Selected Historical
                                                         Financial Data of Ralphs
  4.  Terms of the Transaction.........................  The Exchange Offer; Certain Federal
                                                         Income Tax Consequences; Description
                                                         of the Notes
  5.  Pro Forma Financial Information..................  Prospectus Summary; Unaudited Pro
                                                         Forma Combined Statement of
                                                         Operations
  6.  Material Contacts with the Company Being
        Acquired.......................................  Not Applicable
  7.  Additional Information Required for Reoffering by
        Persons and Parties Deemed to be
        Underwriters...................................  Not Applicable
  8.  Interests of Named Experts and Counsel...........  Not Applicable
  9.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities....................................  Not Applicable
 10.  Information with Respect to S-3 Registrants......  Not Applicable
 11.  Incorporation of Certain Information by
        Reference......................................  Not Applicable
 12.  Information with Respect to S-2 or S-3
        Registrants....................................  Not Applicable
 13.  Incorporation of Certain Information by
        Reference......................................  Not Applicable
 14.  Information with Respect to Registrants Other
        Than S-3 or S-2 Registrants....................  Prospectus Summary; Capitalization;
                                                         Selected Historical Financial Data of
                                                         the Company; Selected Historical
                                                         Financial Data of Ralphs;
                                                         Management's Discussion and Analysis
                                                         of Financial Condition and Results of
                                                         Operations; Business; Management;
                                                         Certain Relationships and Related
                                                         Transactions; Description of the New
                                                         Credit Facility; Description of the
                                                         Notes; Financial Statements
 15.  Information with Respect to S-3 Companies........  Not Applicable
 16.  Information with Respect to S-2 or S-3
        Companies......................................  Not Applicable
 17.  Information with Respect to Companies Other Than
        S-2 or S-3 Companies...........................  Not Applicable
 18.  Information if Proxies, Consents or
        Authorizations are to be Solicited.............  Not Applicable
 19.  Information if Proxies, Consents or
        Authorizations are not to be Solicited or in an
        Exchange Offer.................................  Management; The Exchange Offer;
                                                         Certain Relationships and Related
                                                         Transactions

PROSPECTUS

                               OFFER TO EXCHANGE
                          10.45% SENIOR NOTES DUE 2004
                FOR ALL OUTSTANDING 10.45% SENIOR NOTES DUE 2004
                                       OF

                             RALPHS GROCERY COMPANY


    THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON FRIDAY, AUGUST 30, 1996 UNLESS EXTENDED.


    Ralphs Grocery Company, a Delaware corporation (the "Company"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10.45% Senior Notes due 2004 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 10.45% Senior Notes due 2004 (the "Private Notes"), of which $100,000,000 in aggregate principal amount was issued on June 6, 1996 and is outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an indenture dated as of June 6, 1996 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the Notes."

    The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Consequently, the Exchange Notes will bear interest at the rate of 10.45% per annum and the interest thereon will be payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1996. The Exchange Notes will bear interest from the date of the last interest payment on the Private Notes (June 15, 1996). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

    The Exchange Notes will be redeemable, in whole or in part, at the option of the Company, at any time on and after June 15, 2000 at the respective redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In addition, on or prior to June 15, 1998, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined) to redeem up to an aggregate of 35% of the Notes originally issued at the redemption prices set forth herein plus accrued and unpaid interest to the redemption date. Upon a Change of Control (as defined) each holder of Exchange Notes has the right to require the Company to repurchase such holder's Exchange Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. In addition, subject to certain conditions, the Company will be obligated to make an offer to repurchase the Exchange Notes at 100% of their principal amount, plus accrued and unpaid interest to the date of repurchase, with the net cash proceeds of certain sales or other dispositions of assets. The terms of the Exchange Notes will be substantially identical to those of the Company's 10.45% Senior Notes due 2004 (the "1995 Senior Notes"), which were issued in a registered offering on June 14, 1995 and of which $520.3 million aggregate principal amount is outstanding.

    The Exchange Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with other senior unsecured indebtedness of the Company. However, the Exchange Notes will be effectively subordinated to all secured indebtedness of the Company and its subsidiaries, including indebtedness under the New Credit Facility (as defined). See "Risk Factors -- Corporate Structure; Effects of Asset Encumbrances." The Exchange Notes will rank senior in right of payment to all subordinated indebtedness of the Company. At April 21, 1996, pro forma for the offering of the Exchange Notes and the application of proceeds therefrom, the Company and its subsidiaries would have had outstanding $771.5 million aggregate principal amount of secured indebtedness (not including obligations with respect to letters of credit issued under the New Credit Facility, of which $88.2 million were outstanding as of June 26, 1996), $619.6 million of senior unsecured indebtedness, and $671.2 million of subordinated indebtedness. The Exchange Notes will be unconditionally guaranteed (the "Guarantees") on a senior unsecured basis by each of the Company's wholly-owned subsidiaries (the "Subsidiary Guarantors").


    The Company will accept for exchange any and all validly tendered Private Notes not withdrawn prior to 5:00 p.m., New York City time, on Friday, August 30, 1996, unless the Exchange Offer is extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer -- Conditions."

                            ------------------------
     SEE "RISK FACTORS" ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                  The date of this Prospectus is July 25, 1996

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities
Act) of the Company.

     Prior to the Exchange Offer, there has been no public market for the Notes. The Company does not intend to list the Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk
Factors -- Absence of Public Market."

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 90 days after the Expiration Date. See "Plan of Distribution."

     The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     No person is authorized in connection with the Exchange Offer to give any information or to make any representation not contained in this Prospectus or the accompanying Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus or the accompanying Letter of Transmittal, nor any exchange made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


     Until October 23, 1996 (90 days after the date of this Prospectus), all dealers offering transactions in the Exchange Notes, whether or not participating in the Exchange Offer, may be required to deliver a prospectus in connection therewith. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, the Depository Trust Company ("DTC" or the "Depositary") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global note representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. After the initial issuance of such global note, Exchange Notes in certificated form will be issued in exchange for the global note only in accordance with the terms and conditions set forth in the Indenture.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Financial Statements and notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the terms "Food 4 Less" and "Ralphs," as used herein, refer to Food 4 Less Supermarkets, Inc. ("Food 4 Less") and Ralphs Supermarkets, Inc. ("RSI") and their consolidated subsidiaries, respectively, prior to the consummation of the merger between them which occurred on June 14, 1995 (the "Merger"). The "Company" refers to Ralphs Grocery Company as the surviving and renamed corporation following the consummation of the Merger and includes, unless the context otherwise requires, all of its consolidated subsidiaries. As used herein, "Southern California" means Los Angeles, Orange, Ventura, San Bernardino, Riverside, San Diego, Kern and Santa Barbara counties. Except as otherwise stated, references in this Prospectus to numbers of stores are as of April 21, 1996. The statements contained in this summary with respect to the Company's anticipated cost savings and future operational strategies or results are forward-looking statements which are inherently uncertain and subject to a number of factors that could cause actual results to differ materially from the current estimates. See "Risk Factors -- Ability to Achieve Anticipated Cost Savings."

                                  THE COMPANY

     The combination of Ralphs Grocery Company and Food 4 Less Supermarkets, Inc. on June 14, 1995 created the largest food retailer in Southern California. The Company operates 345 Southern California stores with an estimated 28% market share in Los Angeles and Orange Counties. The Company operates the second largest conventional supermarket chain in the region under the "Ralphs" name and the largest warehouse supermarket chain under the "Food 4 Less" name. In addition, the Company operates 26 conventional format stores and 36 warehouse format stores in Northern California and the Midwest. Management believes the Merger has provided the Company with the following benefits:

- - TWO LEADING COMPLEMENTARY FORMATS. The Company operates its conventional supermarkets in Southern California under the "Ralphs" name and all of its price impact warehouse format stores in Southern California under the "Food 4 Less" name. The Company operates 269 Ralphs conventional format stores and 76 Food 4 Less warehouse format stores in the region. The Ralphs stores emphasize a broad selection of merchandise, high quality fresh produce, meat and seafood and service departments, including bakery and delicatessen departments in most stores. The Company's conventional stores also benefit from Ralphs' strong private label program and its strengths in merchandising, store operations and systems. Passing on format-related efficiencies, the price impact warehouse format stores offer consumers the lowest overall prices while providing product selections comparable to conventional supermarkets. Management believes that the Food 4 Less warehouse format has demonstrated its appeal to a wide range of demographic groups in Southern California and offers a significant opportunity for future growth. The Company plans to open 16 new Food 4 Less warehouse stores and 20 new Ralphs stores during fiscal years 1996 and 1997.

- - SUBSTANTIAL COST SAVINGS OPPORTUNITIES. At the time of the Merger, management estimated that approximately $90 million of net annual cost savings (as compared to the costs of Ralphs and Food 4 Less for the pro forma combined fiscal year ended June 25, 1994) could be achieved by the end of the fourth full year of combined operations following the Merger. Management also estimated that approximately $117 million in Merger-related capital expenditures and $50 million of other non-recurring costs would be required to complete store conversions, integrate operations and expand warehouse facilities over the same period. Although the Company has experienced delays in the realization of certain of the cost savings anticipated at the time of the Merger, the Company believes that the full amount of the $90 million in estimated cost savings will still be realized within such time frame, as described in further detail below. Moreover, since the Merger the Company has invested approximately $70.1 million of the scheduled capital expenditures, spent approximately $45.0 million of other non-recurring costs in integrating its operations and expanding its warehouse facilities and has substantially completed the extensive store conversion program which was undertaken pursuant to the Merger. See "-- Post-Merger Events."

The following anticipated savings are based on estimates and assumptions made by the Company that are inherently uncertain, though considered reasonable by the Company, and are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of management. There can be no assurance that such savings will be achieved. The sum of the components of the estimated annual cost savings exceeds $90 million; however, management's estimate of $90 million in net annual cost savings gives effect to an offsetting adjustment to reflect its expectation that a portion of the savings will be reinvested in the Company's operations. See "Risk Factors -- Ability to Achieve Anticipated Cost Savings."

- -- REDUCED ADVERTISING EXPENSES. Consolidating the conventional format stores in Southern California under the "Ralphs" name has eliminated most of the separate advertising associated with Food 4 Less' prior Alpha Beta, Boys and Viva formats. Since Ralphs' former advertising program covered the Southern California region, the Company was able to advertise for all of its Southern California stores under the existing Ralphs program. At the time of the Merger, management estimated that annual advertising cost savings of approximately $19 million, as compared to such costs for the pro forma combined fiscal year ended June 25, 1994, could be achieved in the first full year of combined operations following the Merger. On an annualized basis, such cost savings have been achieved.

- -- REDUCED STORE OPERATIONS EXPENSE. Management plans to reduce store operations costs as a result of both reduced labor and benefit costs and reduced non-labor expenses. Store-level labor savings are expected to be achieved by applying Ralphs' labor scheduling, computerized record keeping and other advanced store systems to the Food 4 Less store base. In addition, management believes that the adoption of Ralphs' store systems in non-labor areas, such as energy management, safety programs and pooled supply purchasing, will produce further annual cost savings. At the time of the Merger, management estimated that annual store operations cost savings of approximately $21 million could be achieved by the fourth full year of combined operations after certain required capital expenditures are made. Although the Company has experienced higher-than-anticipated store operations expenses and delays in realizing these cost savings, the Company continues to believe that such cost savings will be achieved by the fourth full year of combined operations. See "-- Post-Merger Events."

- -- INCREASED VOLUME PURCHASING EFFICIENCIES. The combined volume requirements and leading market position of the Company have allowed the Company to obtain improved terms from vendors, including suppliers of products carried on an exclusive or promoted basis, and to convert some less-than-truckload shipping quantities to full truckload quantities. At the time of the Merger, management estimated that annual purchasing cost savings of approximately $19 million could be achieved by the second full year of combined operations. The Company believes that the realization of such cost savings is substantially on schedule.

- -- WAREHOUSING AND DISTRIBUTION EFFICIENCIES. Consolidating the Company's warehousing and distribution operations into Ralphs' two primary facilities located in Compton, California and the Glendale, California vicinity and the modern distribution center located in Riverside, California (the "Riverside Facility") which was subleased in December 1995 from Smith's Food & Drug Centers, Inc. ("Smith's"), will result in lower outside storage, transportation and labor costs. In addition, occupancy costs have been reduced as a result of the closure of the Food 4 Less La Habra facility and certain other facilities. At the time of the Merger, management estimated that annual warehousing and distribution cost savings of approximately $16 million could be achieved by the third full year of combined operations after certain capital expenditures on existing facilities were completed. In the first year of combined operations, the Company experienced higher-than-expected distribution expenses for the reasons discussed below. See "-- Post-Merger Events." Moreover, the acquisition of the Riverside Facility resulted in revisions to the Company's operating plan following the Merger, necessitating some delay in the achievement of cost savings projected for the first and second years of combined operations. However, management believes that the Riverside Facility provides the Company with the opportunity to obtain substantial additional efficiencies, and that the annual cost savings of $16 million originally projected for the third year of combined operations can still be achieved.

- -- CONSOLIDATED MANUFACTURING. Ralphs and Food 4 Less operated manufacturing facilities that produced similar products or had excess capacity. At the time of the Merger, management believed that consolidating meat, bakery, dairy, and other manufacturing and processing operations, and discontinuing external purchases of certain goods that can be manufactured internally, should achieve annual cost savings of approximately $10 million by the second full year of combined operations. Due in part to plan revisions relating to the acquisition of the Riverside Facility, which includes a creamery, management believes that the realization of such level of cost savings will be deferred to the third year of combined operations.

- -- CONSOLIDATED ADMINISTRATIVE FUNCTIONS. The Company has begun to achieve savings from the elimination of redundant administrative staff, the consolidation of management information systems and a decreased reliance on certain outside services and consultants. At the time of the Merger, management estimated that annual savings of approximately $15 million associated with consolidating administrative functions should be achieved by the second full year of combined operations. To date, the Company has achieved annualized savings in administrative expense in excess of $15 million, and management believes that further savings in this area will be obtained.

- - TECHNOLOGICALLY ADVANCED WAREHOUSING AND DISTRIBUTION. The Company utilizes technologically advanced warehousing and distribution systems, which include
  (i) the Riverside Facility, which is a one million square foot manufacturing and distribution center consisting of a creamery and an integrated warehouse for dry grocery, dairy/deli and frozen food storage, (ii) a 17 million cubic foot high-rise automated storage and retrieval system warehouse in the Glendale, California vicinity (the "ASRS") for non-perishable items and (iii) a 5.4 million cubic foot perishable service center in Compton, California (the "PSC") designed for processing, storing and distributing all perishable items. These facilities will provide the Company with substantial operating benefits, including: (i) enhanced turnover to further improve the freshness and quality of in-store products, (ii) added opportunities in forward buying programs and
  (iii) an increased percentage of inventory supplied by the Company's own warehousing and distribution system. Management believes the utilization of these facilities will enable the Company to meet the combined inventory requirements of all stores with fewer employees and lower operating and occupancy-related expenses.

- - STORE LOCATIONS. As a result of Ralphs' 123-year history and Alpha Beta Company's ("Alpha Beta") 92-year history in Southern California, the Company has valuable and well established store locations, many of which are in densely populated metropolitan areas.

- - RECENTLY REMODELED AND NEW STORE BASE. The Company has a modern, technologically advanced store base. During the five years ended January 28, 1996, on a combined basis, Ralphs and Food 4 Less opened 81 new stores and remodeled 173 stores. Approximately 62.3% of the Company's stores have been opened or remodeled during the last five years.

- - EXPERIENCED MANAGEMENT TEAM. The executive officers of the Company have extensive experience in the supermarket industry. The Company's management expertise combines the strengths of the former management teams of both Ralphs and Food 4 Less, including strong store operations experience, a reputation for quality and service, and demonstrated effectiveness in cost control and the acquisition and integration of supermarket companies.

                                   THE MERGER

     On June 14, 1995, Food 4 Less Supermarkets, Inc. ("Food 4 Less") merged into Ralphs Supermarkets, Inc. ("RSI") (the "RSI Merger"). Immediately following the RSI Merger, Ralphs Grocery Company ("RGC"), which was a wholly-owned subsidiary of RSI, merged with and into RSI (the "RGC Merger," and together with the RSI Merger, the "Merger"), and RSI changed its name to Ralphs Grocery Company. The Company is a wholly-owned subsidiary of Food 4 Less Holdings, Inc. ("Holdings"). The purchase price for RSI was approximately $1.5 billion, including the assumption of debt. The consideration payable to the stockholders of RSI consisted of $388.1 million in cash, $131.5 million principal amount of 13 5/8% Senior Subordinated Pay-In-Kind Debentures due 2007 (the "Seller Debentures") issued by Holdings and

$18.5 million initial accreted value of the 13 5/8% Senior Discount Debentures due 2005 (the "New Discount Debentures") issued by Holdings.

                               POST-MERGER EVENTS

     The Company has substantially completed its integration plan to convert and rationalize the store formats of Ralphs and Food 4 Less. Since the Merger, the Company has converted 111 former Alpha Beta, Boys and Viva stores to the Ralphs format, converted 13 former Ralphs stores to the Food 4 Less warehouse store format, and opened 21 new stores, including nine Southern California stores acquired from Smith's which became available when Smith's withdrew from the California market. The Company has sold or closed 56 stores as a result of divestitures required by the State of California and other steps taken to improve the average size and quality of its store base. As a result of the closure and divestiture of smaller stores and the opening of larger stores, the average square footage per store in Southern California has increased approximately 9% from 36,100 square feet to 39,400 square feet.

     Subsequent to the Merger, the Company experienced lower sales and higher costs in certain areas of its operations than originally anticipated. The shortfall in sales primarily resulted from achieving less benefit from the Company's advertising program and experiencing greater competitive activity than originally expected. Although the largest impact was experienced by the Company's Alpha Beta, Boys and Viva stores which were converted to the Ralphs format, the base Ralphs stores were also affected. In addition, the Company's operating margins were affected by delays in the implementation of certain buying and other programs to lower the cost of goods, excessive price markdowns in stores undergoing conversion and a less advantageous than expected product mix in certain stores.

     The realization of cost savings has been delayed in certain areas. In particular, store operating expenses were higher than anticipated, due primarily to lower productivity and higher labor costs than originally anticipated. In addition, the Company experienced higher than expected costs in introducing Ralphs merchandising and service standards into the smaller conventional supermarkets formerly operated by Food 4 Less. Also, as the Company's backstage facilities were integrated, the Company experienced higher than expected warehouse and distribution costs resulting from, among other things, higher than expected inventory levels, delays in the transfer of distribution personnel from Food 4 Less to Ralphs facilities, and other backstage operational inefficiencies.

     The Company is taking a number of specific steps to improve sales and margins, eliminate the recurrence of unexpected integration-related costs and fully realize opportunities for efficiencies afforded by the Merger, including the following:

- - During the first quarter of fiscal 1996, the Company implemented the first phase of a new marketing program designed to improve sales at its smaller stores. The key component of this program involves streamlining and remerchandising the product and service offerings currently in those stores which the Company believes are more appropriately reserved for its larger stores. The Company also intends to implement a revised marketing plan designed to improve sales at its base Ralphs stores.

- - During the first quarter of fiscal 1996, the Company implemented a labor productivity and cost reduction program. As part of this program, headcount reductions of approximately 1,100 at the store level and 200 at the corporate level have already been made. The earnings benefit of the foregoing reductions will be realized during the remainder of 1996 and beyond.

- - In addition to the acquisition of the nine stores from Smith's, in December 1995 the Company subleased Smith's one million square foot distribution center and creamery facility in Riverside, California. The facility allows the Company to consolidate distribution operations into three modern, efficient facilities located in Compton, Glendale and Riverside, California. The elimination of six smaller and less efficient warehouse facilities will reduce transportation between facilities, management overhead and outside storage costs. Moreover, the consolidation will enable better inventory management, which is expected to result in the reduction of inventory levels. The Riverside Facility is also expected to reduce previously planned capital expenditures. Although such acquisition has resulted in substantial revisions to the Company's plan with respect to its storage, distribution and manufacturing functions, and consequent delays in estimated cost savings, the Company expects that the consolidation of such functions will be completed by the third quarter of fiscal
  1996, resulting in greatly strengthened and streamlined backstage operations.

     In March 1996 the Company amended the New Credit Facility to conform the financial covenants therein to the Company's actual post-Merger results and revised projections. Following the adoption of these amendments, the Company believes that the covenant levels contained in the New Credit Facility are consistent with anticipated operating results for fiscal 1996.

                             THE YUCAIPA COMPANIES

     The Company is controlled by The Yucaipa Companies ("Yucaipa"), a private investment group which specializes in the supermarket industry. Yucaipa has a successful track record in acquiring, integrating and improving the cash flow of supermarket companies. The other supermarket companies presently controlled or managed by Yucaipa are Dominick's Finer Foods, Inc. and Smith's Food & Drug Centers, Inc. Such companies, together with the Company, operate a total of approximately 652 stores with aggregate sales of approximately $11 billion per year.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER......The Company is hereby offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. The Company will issue Exchange Notes on or promptly after the Expiration Date. As of the date hereof, there is $100,000,000 aggregate principal amount of Private Notes outstanding. See "The Exchange Offer."

                        Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer -- Resale of the Exchange Notes."

REGISTRATION RIGHTS
  AGREEMENT.............The Private Notes were sold by the Company on June 6,
                        1996 to BT Securities Corporation (the "Initial Purchaser") pursuant to a Purchase Agreement, dated June 3, 1996, between the Company, the Subsidiary Guarantors and the Initial Purchaser (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company, the Subsidiary Guarantors and the Initial Purchaser entered into a Registration Rights Agreement, dated as of June 6, 1996 (the "Registration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes will not be entitled to any exchange or registration rights with respect to the Exchange Notes. See "The Exchange Offer -- Termination of Certain Rights."


EXPIRATION DATE.........The Exchange Offer will expire at 5:00 p.m., New York
                        City time, on Friday, August 30, 1996, unless the Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange
                        Offer -- Expiration Date; Extensions; Amendments."


ACCRUED INTEREST ON THE
  EXCHANGE NOTES AND THE
  PRIVATE NOTES.........The Exchange Notes will bear interest from the date of the last interest payment on the Private Notes (June 15, 1996). Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes. See "The Exchange Offer -- Interest on the Exchange Notes."

CONDITIONS TO THE
EXCHANGE OFFER..........The Exchange Offer is subject to certain customary conditions that may be waived by the Company. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered for exchange. See "The Exchange
                        Offer -- Conditions."

PROCEDURES FOR TENDERING
  PRIVATE NOTES.........Each holder of Private Notes wishing to accept the
                        Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation to Norwest Bank Minnesota, National Association, as exchange agent (the "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, (iii) that if such holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The Exchange Offer -- Resale of the Exchange Notes"), (iv) such holder understands that a secondary resale transaction described in clause
                        (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange
                        Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS.....Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
  PROCEDURES............Holders of Private Notes who wish to tender their
                        Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer -- Guaranteed Delivery Procedures."

ACCEPTANCE OF THE
PRIVATE NOTES AND
  DELIVERY OF THE
  EXCHANGE NOTES........Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange
                        Offer -- Terms of the Exchange Offer."

WITHDRAWAL RIGHTS.......Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The Exchange
                        Offer -- Withdrawal of Tenders."

CERTAIN FEDERAL INCOME
  TAX CONSIDERATIONS....The exchange of Private Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially from the Private Notes. As a result, no material federal income tax consequences will result to holders exchanging Private Notes for Exchange Notes. See "Certain Federal Income Tax Considerations."

EXCHANGE AGENT..........Norwest Bank Minnesota, National Association is serving as the Exchange Agent in connection with the Exchange Offer.

                               THE EXCHANGE NOTES

     The Exchange Offer applies to $100,000,000 aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of the Notes."

ISSUER..................Ralphs Grocery Company.

NOTES OFFERED...........$100,000,000 aggregate principal amount of 10.45% Senior
                        Notes due 2004. The terms of the Exchange Notes will be substantially identical to those of the 1995 Senior Notes. However, the Exchange Notes will be issued with original issue discount.

MATURITY DATE...........June 15, 2004.

INTEREST RATE...........The Exchange Notes will bear interest at the rate of
                        10.45% per annum.

INTEREST PAYMENT
DATES...................June 15 and December 15, commencing on December 15,
                        1996.

OPTIONAL REDEMPTION.....The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2000, at the following redemption prices if redeemed during the twelve-month period commencing on June 15 of the year set forth below:

                                                                                    REDEMPTION
                                                    YEAR                              PRICE
                          --------------------------------------------------------  ----------
                          2000....................................................   105.225%
                          2001....................................................   103.483%
                          2002....................................................   101.742%
                          2003 and thereafter.....................................   100.000%

                        in each case plus accrued and unpaid interest to the date of redemption.

                        In addition, on or prior to June 15, 1998, the Company may, at its option, use the net cash proceeds from one or more Public Equity Offerings to redeem up to an aggregate of 35% of the principal amount of the Exchange Notes originally issued, at a redemption price equal to 110.450% of the principal amount thereof if redeemed during the 12 months commencing on June 15, 1995, 108.957% of the principal amount thereof if redeemed during the 12 months commencing on June 15, 1996 and 107.464% of the principal amount thereof if redeemed during the 12 months commencing on June 15, 1997, in each case plus accrued and unpaid interest to the redemption date.

RANKING.................The Exchange Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with other senior unsecured indebtedness of the Company. However, the Exchange Notes will be effectively subordinated to all secured indebtedness of the Company and its subsidiaries, including indebtedness under the New Credit Facility. The Exchange Notes will rank senior in right of payment to all subordinated indebtedness of the Company. At April 21, 1996, pro forma for the offering of the Private Notes (the "Offering") and the application of proceeds therefrom, the Company and its subsidiaries would have had outstanding $771.5 million aggregate principal amount of secured indebtedness (not including obligations with respect to letters of credit issued under the New Credit Facility, of which $88.2 million were outstanding as of June 26, 1996), $619.6 million of senior unsecured indebtedness, and $671.2 million of subordinated indebtedness.

GUARANTEES..............Each Subsidiary Guarantor will unconditionally guarantee, jointly and severally, the full and prompt performance of the Company's obligations under the indenture governing the Exchange Notes (the "Indenture") and the Exchange Notes. The Guarantees will be senior unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment with other senior unsecured indebtedness of the Subsidiary Guarantors.

CHANGE OF CONTROL.......Upon a Change of Control (as defined), each holder of the Exchange Notes has the right to require the Company to repurchase such holder's Exchange Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.

CERTAIN COVENANTS.......The Indenture contains certain covenants, including, but not limited to, covenants with respect to the following:
                        (i) limitation on restricted payments; (ii) limitation on incurrences of additional indebtedness; (iii) limitation on liens; (iv) limitation on asset sales; (v) limitation on dividend and other payment restrictions affecting subsidiaries; (vi) guarantees of certain indebted-ness; (vii) limitation on transactions with affiliates;
                        (viii) limitation on mergers and certain other transactions; and (ix) limitations on preferred stock of subsidiaries.

RISK FACTORS............Holders of Private Notes should carefully consider the specific factors set forth under "Risk Factors," as well as other information and data included elsewhere in this Prospectus.

                SUMMARY HISTORICAL FINANCIAL DATA OF THE COMPANY

     The following table sets forth summary historical financial data of the Company and its predecessor Food 4 Less as of and for the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993 and June 25, 1994, the 31 weeks ended
January 29, 1995 and the 52 weeks ended January 28, 1996 which have been derived from the financial statements of the Company and Food 4 Less audited by Arthur Andersen LLP, independent public accountants. The summary historical financial data of the Company presented below as of and for the 12 weeks ended April 23, 1995 and April 21, 1996 have been derived from unaudited financial statements of the Company which, in the opinion of management, reflect all material adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of the Company and related notes thereto included elsewhere in this Prospectus.

                                                                                                           12 WEEKS
                        52 WEEKS   52 WEEKS   52 WEEKS   52 WEEKS    31 WEEKS      52 WEEKS     12 WEEKS    ENDED
                         ENDED      ENDED      ENDED      ENDED        ENDED         ENDED       ENDED      APRIL
                        JUNE 29,   JUNE 27,   JUNE 26,   JUNE 25,   JANUARY 29,   JANUARY 28,    APRIL       21,
                        1991(A)      1992       1993     1994(B)      1995(C)       1996(D)     23, 1995   1996(D)
                        --------   --------   --------   --------   -----------   -----------   --------   --------
                                      (DOLLARS IN MILLIONS, EXCEPT STORE DATA)                      (UNAUDITED)
OPERATING DATA:
  Sales............... $1,606.6   $2,913.5   $2,742.0   $2,585.2      $1,556.5     $ 4,335.1    $ 623.6   $1,230.8
  Gross profit(e).....    265.7      520.8      484.2      469.3         262.4         849.1      107.2      248.6
  Selling, general,
    administrative and
    other, net........    213.1      469.7      434.9      388.8         222.4         785.6       91.4      217.3
  Interest
    expense(f)........     50.1       70.2       69.7       68.3          42.2         178.8       16.9       56.1
  Net loss(g).........     (9.6)     (33.8)     (27.4)      (2.7)        (11.5)       (283.2)      (2.8)     (32.0)
  Ratio of earnings to
    fixed
    charges(h)........       --(h)      --(h)      --(h)     1.0x           --(h)         --(h)      --(h)      --(h)
BALANCE SHEET DATA
  (end of period)(i):
  Working capital
    surplus
    (deficit)......... $   13.7   $  (66.3)  $  (19.2)  $  (54.9)     $  (74.8)    $  (178.5)   $ (80.4)  $ (230.2)
  Total assets........    980.0      998.5      957.8      980.1       1,000.7       3,188.1      971.2    3,144.8
  Total debt(j).......    558.9      525.3      538.1      517.9         533.8       2,082.3      536.3    2,059.7
  Stockholder's
    equity............     84.6       50.8       72.9       69.0          57.8          59.1       55.0       27.1
OTHER DATA:
  Depreciation and
    amortization(k)... $   31.9   $   54.9   $   57.6   $   57.1      $   36.6     $   125.3    $  14.7   $   36.7
  Capital
    expenditures......     34.7       60.3       53.5       57.5          49.0         122.4       18.2       34.2
  Stores open at end
    of period.........      259        249        248        258           267           408        268        408
  EBITDA (as
    defined)(l)....... $   80.7   $  101.7   $  103.8   $  130.6      $   76.9     $   245.1    $  30.1   $   70.1
  EBITDA margin(m)....      5.0%       3.5%       3.8%      5.1%           4.9%          5.7%       4.8%       5.7%

- ---------------

(a) Operating data for the 52 weeks ended June 29, 1991 include the results of Alpha Beta only from June 17, 1991, the date of its acquisition. Alpha Beta's sales for the two weeks ended June 29, 1991 were $59.2 million.

(b) Operating data for the 52 weeks ended June 25, 1994 include the results of 10 Food Barn stores, which were not material, from March 29, 1994, the date of the Food Barn acquisition.

(c) Food 4 Less Supermarkets changed its fiscal year end from the 52 or 53-week period which ends on the last Saturday in June to the 52 or 53-week period which ends on the Sunday closest to January 31, resulting in a 31-week transition period.

(d) Operating data for the 52 weeks ended January 28, 1996 and the 12 weeks ended April 21, 1996 reflect the acquisition of Ralphs on June 14, 1995.

(e) Cost of sales has been principally determined using the last-in, first-out ("LIFO") method of valuing inventory. If cost of sales had been determined using the first-in, first-out ("FIFO") method, gross profit would have been greater by $2.1 million, $3.6 million, $4.4 million, $0.7 million, $2.7 million, $2.2 million, $1.0 million and $1.3 million for the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993, and June 25, 1994, the 31 weeks ended January 29, 1995, the 52 weeks ended January 28, 1996 and the 12 weeks ended April 23, 1995 and April 21, 1996, respectively.

(f) Interest expense includes non-cash charges related to the amortization of deferred financing costs of $5.2 million for the 52 weeks ended June 29, 1991, $6.3 million for the 52 weeks ended June 27, 1992, $4.9 million for the 52 weeks ended June 26, 1993, $5.5 million for the 52 weeks ended June 25, 1994, $3.4 million for the 31 weeks ended January 29, 1995, $8.2 million for the 52 weeks ended January 28, 1996, $1.4 million for the 12 weeks ended April 23, 1995 and $3.3 million for the 12 weeks ended April 21, 1996.

(g) Net loss includes a pre-tax provision for self insurance, which is classified in cost of sales, selling, general and administrative expenses and interest expense of $15.1 million, $51.1 million, $43.9 million, $25.7 million, $9.8 million, $32.6 million, $5.1 million and $10.6 million for the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993, and June 25, 1994, the 31 weeks ended January 29, 1995, the 52 weeks ended January 28, 1996, the 12 weeks ended April 23, 1995 and the 12 weeks ended April 21, 1996, respectively. Included in the 52 weeks ended June 25, 1994, the 31 weeks ended January 29, 1995, the 52 weeks ended January 28, 1996 and the 12 weeks ended April 21, 1996 are reduced employer contributions of $8.1 million, $14.3 million, $26.1 million and $1.0 million, respectively, related to union health and welfare benefit plans.

(h) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of loss before provision for income taxes and extraordinary charges plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred debt financing costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the 52 weeks ended June 29, 1991, June 27, 1992 and June 26, 1993, the 31 weeks ended January 29, 1995, the 52 weeks ended January 28, 1996, the 12 weeks ended April 23, 1995 and the 12 weeks ended April 21, 1996, by approximately $3.4 million, $25.6 million, $25.9 million, $11.5 million, $259.6 million, $2.5 million and $32.0 million, respectively. However, such earnings included non-cash charges of $37.0 million for the 52 weeks ended June 29, 1991, $61.2 million for the 52 weeks ended June 27, 1992, $62.5 million for the 52 weeks ended June 26, 1993, $40.0 million for the 31 weeks ended January 29, 1995, $202.6 million for the 52 weeks ended January 28, 1996, $16.1 million for the 12 weeks ended April 23, 1995 and $40.0 million for the 12 weeks ended April 21, 1996, primarily consisting of depreciation and amortization and the write-off of property and equipment associated with stores closed as a result of the Merger, stores closed due to under-performance, stores closed in connection with the acquisition of the nine stores from Smith's, and warehouses to be closed as a result of the acquisition of the Riverside Facility. In addition, earnings for the 52 weeks ended January 28, 1996 were reduced by cash restructuring charges of $54.1 million.

(i) Balance sheet data as of June 29, 1991, June 27, 1992 and June 26, 1993 relate to Food 4 Less and reflect the Alpha Beta acquisition and the financings and refinancings associated therewith. Balance sheet data as of June 25, 1994, January 29, 1995 and April 23, 1995 relate to Food 4 Less and reflect the acquisition of 10 Food Barn stores. Balance sheet data as of January 28, 1996 and April 21, 1996 relate to the Company and reflect the Merger and the financings associated therewith.

(j) Total debt includes long-term debt, current maturities of long-term debt and capital lease obligations.

(k) For the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993 and June 25, 1994, the 31 weeks ended January 29, 1995, the 52 weeks ended January 28, 1996, the 12 weeks ended April 23, 1995 and the 12 weeks ended April 21, 1996, depreciation and amortization includes amortization of goodwill of $5.3 million, $7.8 million, $7.6 million, $7.7 million, $4.6 million, $21.8 million, $1.8 million and $7.2 million, respectively.

(l) "EBITDA (as defined)," as presented historically by the Company, represents income before interest expense, depreciation and amortization expense, the LIFO provision, provision for income taxes, provision for earthquake losses, provision for restructuring, a one-time charge in the 1995 transition period for Teamsters Union sick pay benefits, $75.0 million of one-time costs incurred in connection with the Merger in fiscal year 1995 and $7.6 million of one-time costs incurred in connection with the acquisition of the Riverside Facility and nine former Smith's stores in the first quarter of fiscal year 1996. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of the Company's operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(m) EBITDA margin represents EBITDA (as defined) as a percentage of sales.

                  SUMMARY HISTORICAL FINANCIAL DATA OF RALPHS

     The following table sets forth summary historical financial data of RGC (as the predecessor of RSI) as of and for the 53 weeks ended February 3, 1991 and the 52 weeks ended February 2, 1992, and summary historical financial data of RSI as of and for the 52 weeks ended January 31, 1993, January 30, 1994 and January 29, 1995, which have been derived from the financial statements of RSI and RGC audited by KPMG Peat Marwick LLP, independent certified public accountants. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of RSI and RGC and related notes thereto included elsewhere in this Prospectus.

                                             53 WEEKS      52 WEEKS      52 WEEKS      52 WEEKS      52 WEEKS
                                               ENDED         ENDED         ENDED         ENDED         ENDED
                                            FEBRUARY 3,   FEBRUARY 2,   JANUARY 31,   JANUARY 30,   JANUARY 29,
                                               1991          1992          1993          1994          1995
                                            -----------   -----------   -----------   -----------   -----------
                                                         (DOLLARS IN MILLIONS, EXCEPT STORE DATA)
OPERATING DATA:
  Sales...................................   $ 2,799.1     $ 2,889.2     $ 2,843.8     $ 2,730.2     $ 2,724.6
  Gross profit............................       573.7         614.0         626.6         636.5         623.6
  Selling, general and administrative
     expenses(a)..........................       438.0         459.2         470.0         471.0         467.0
  Interest expense(b).....................       128.5         130.2         125.6         108.8         112.7
  Net earnings (loss)(c)..................       (51.4)        (41.2)        (76.1)        138.4(i)       32.1
  Ratio of earnings to fixed charges(d)...          --(d)         --(d)      1.02x         1.24x         1.24x
BALANCE SHEET DATA (end of period):
  Working capital surplus (deficit).......   $   (93.9)    $  (114.2)    $  (122.0)    $   (73.0)    $  (119.5)
  Total assets............................     1,406.4       1,357.6       1,388.5       1,483.7       1,509.9
  Total debt(e)...........................       986.1         941.9       1,029.8         998.9       1,018.5
  Redeemable stock........................         3.0           3.0            --            --            --
  Stockholders' equity (deficit)..........       (16.0)        (57.2)       (133.3)          5.1          27.2
OTHER DATA:
  Depreciation and amortization(f)........   $    75.2     $    76.6     $    76.9     $    74.5     $    76.0
  Capital expenditures....................        87.6          50.4         102.7          62.2          64.0
  Stores open at end of period............         150           158           159           165           173
  EBITDA (as defined)(g)..................   $   207.0     $   225.8     $   227.3     $   230.2     $   230.2
  EBITDA margin(h)........................         7.4%          7.8%          8.0%          8.4%          8.4%

- ---------------

(a) Includes provision for post retirement benefits other than pensions of $2.2 million, $2.6 million, $3.3 million, $3.4 million and $2.6 million for the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993, January 30, 1994 and January 29, 1995, respectively.

(b) Interest expense includes non-cash charges related to the amortization of deferred debt issuance costs of $4.1 million for the 53 weeks ended February 3, 1991, $5.0 million for the 52 weeks ended February 2, 1992, $5.5 million for the 52 weeks ended January 31, 1993, $6.5 million for the 52 weeks ended January 30, 1994 and $6.1 million for the 52 weeks ended January 29, 1995, respectively.

(c) Net earnings (loss) includes expenses relating to provisions for Equity Appreciation Rights and for tax indemnification payments to Federated, extraordinary item relating to debt refinancing, loss on disposal of assets, provisions for postretirement and pension benefits and provision for earthquake losses. Net earnings (loss) includes a pre-tax provision for self insurance, which is classified in cost of sales, selling, general and administrative expenses and interest expense of $29.2 million, $31.2 million, $36.9 million, $36.3 million, and $20.0 million, for the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, the 52 weeks ended January 31, 1993, the 52 weeks ended January 30, 1994 and the 52 weeks ended January 29, 1995, respectively. Included in the 52 weeks ended January 30, 1994 and the 52 weeks ended January 29, 1995 are reduced employer contributions of $11.8 million and $12.7 million, respectively, related to union health and welfare benefit plans.

(d) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, cumulative effect of change in accounting principles, extraordinary item and fixed charges before capitalized interest. "Fixed charges" consist of interest expense (including amortization of self-insurance reserves discount), capitalized interest, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the 53 weeks ended February 3, 1991 and the 52 weeks ended February 2, 1992 by approximately $25.5 million and $27.7 million, respectively.

(e) Total debt includes long-term debt, current maturities of long-term debt, short-term debt and capital lease obligations.

(f) For the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993, January 30, 1994 and January 29, 1995, depreciation and amortization includes amortization of the excess of cost over net assets acquired of $11.0 million, $11.0 million, $11.0 million, $11.0 million and $11.0 million, respectively.

(g) "EBITDA," as defined and presented historically by RGC, represents earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, provisions for Equity Appreciation Rights, provision for tax indemnification payments to Federated, provision for postretirement benefits, the LIFO charge, extraordinary item relating to debt refinancing, provision for legal settlement, provision for restructuring, provision for earthquake losses, a one-time charge for Teamsters Union sick pay benefits, transition expense and gains and losses on disposal of assets. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Ralphs' operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(h) EBITDA margin represents EBITDA (as defined) as a percentage of sales.

(i) Includes recognition of $109.1 million of deferred income tax benefit and $1.1 million current income tax expense for the 52 weeks ended January 30, 1994 (see Note 11 of Notes to Consolidated Financial Statements of Ralphs Supermarkets, Inc.).

                                  RISK FACTORS

     Holders of the Private Notes that are considering participation in the Exchange Offer should carefully consider the following risk factors in addition to the other information contained in this Prospectus.

LEVERAGE AND DEBT SERVICE

     The Company is highly leveraged. At April 21, 1996, after giving effect to the offering of the Private Notes (the "Offering") and the application of proceeds therefrom, the Company's total indebtedness (including current maturities) and stockholder's equity were $2,062.3 million and $25.0 million, respectively, and the Company had an additional $158.3 million available to be borrowed under the New Revolving Facility (as defined). In addition, as of January 28, 1996, scheduled payments under operating leases of the Company and its subsidiaries for the twelve months following such date were $143.5 million. For the 52 weeks ended January 28, 1996, after giving pro forma effect to the Merger and the related financings (and certain related assumptions) and the Offering (and the application of proceeds therefrom), the Company's earnings before fixed charges were inadequate to cover fixed charges by $289.1 million. However, such earnings included non-cash charges of $236.1 million primarily consisting of the write-off of property and equipment associated with stores closed as a result of the Merger, stores closed due to under-performance, stores closed in connection with the acquisition of the nine stores from Smith's, warehouses to be closed as a result of the acquisition of the Riverside Facility and depreciation and amortization. In addition, pro forma earnings for the 52 weeks ended January 28, 1996 were reduced by cash restructuring charges of $54.1 million. For the 12 weeks ended April 21, 1996, the Company's earnings before fixed charges were inadequate to cover fixed charges by $32.0 million. However, such earnings included non-cash charges of $40.0 million primarily consisting of depreciation and amortization. Holdings will be required to make semi-annual cash payments of interest on the New Discount Debentures and the Seller Debentures commencing in June 2000 in the amount of approximately $61 million per annum. The Indenture permits the Company (in the absence of a default or event of default thereunder) to pay cash dividends to Holdings in an amount sufficient to allow Holdings to pay interest on such Indebtedness when due. The Company's ability to make scheduled payments of the principal of, or interest on, or to refinance its Indebtedness (including the Notes) and to make scheduled payments under its operating leases depends on its future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control.

     Based upon the current level of operations, anticipated cost savings from the Merger and future growth, the Company believes that its cash flow from operations, together with available borrowings under the New Revolving Facility and its other sources of liquidity (including leases), will be adequate to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments over the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that future cost savings and growth can be achieved. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures, or if its future earnings growth is insufficient to amortize all required principal payments out of internally generated funds, the Company may be required to refinance all or a portion of its existing debt, sell assets or obtain additional financing. There can be no assurance that any such refinancing or asset sales would be possible or that any additional financing could be obtained, particularly in view of the Company's high level of debt and the fact that substantially all of its assets are pledged to secure the borrowings under the New Credit Facility and other secured obligations.

     The Company's high level of debt will have several important effects on its future operations, including the following: (a) the Company will have significant cash requirements to service debt, reducing funds available for operations and future business opportunities and increasing the Company's vulnerability to adverse general economic and industry conditions; (b) the financial covenants and other restrictions contained in the New Credit Facility and other agreements relating to the Company's indebtedness and in the Indenture will require the Company to meet certain financial tests and will restrict its ability to borrow additional funds, to dispose of assets or to pay cash dividends; and (c) because of the Company's debt service requirements, funds available for working capital, capital expenditures, acquisitions and general corporate purposes, may be limited. The

Company's leveraged position may increase its vulnerability to competitive pressures. The Company's continued growth depends, in part, on its ability to continue its expansion and store conversion efforts, and, therefore, its inability to finance capital expenditures through borrowed funds could have a material adverse effect on the Company's future operations. Moreover, any default under the documents governing the indebtedness of the Company could have a significant adverse effect on the market value of the Notes.

ABILITY TO ACHIEVE ANTICIPATED COST SAVINGS

     Management of the Company has estimated that approximately $90 million of annualized net cost savings (as compared to such costs for the pro forma combined fiscal year ended June 25, 1994) can be achieved over a four year period as a result of integrating the operations of Ralphs and Food 4 Less. See "Summary -- Post-Merger Events" and "Business -- The Merger." The cost savings estimates have been prepared solely by members of the management of the Company. The estimates necessarily make numerous assumptions as to future sales levels and other operating results, the availability of funds for capital expenditures as well as general industry and business conditions and other matters, many of which are beyond the control of the Company. Several of the cost savings estimates are premised on the assumption that certain levels of efficiency formerly maintained by either Food 4 Less or Ralphs can continue to be achieved by the combined Company for all periods following the Merger. Other estimates are based on a management consensus as to what levels of purchasing and similar efficiencies should be achievable by an entity the size of the Company. The estimates of potential cost savings contained in this Prospectus are forward looking statements that are inherently uncertain. Except for savings already realized, actual cost savings, if any, could differ materially from those projected. All of these forward looking statements are based on estimates and assumptions made by management of the Company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such estimates. There can be no assurance that the savings anticipated in these forward looking statements will be achieved. The following important factors, among others, could cause the Company not to achieve the cost savings contemplated herein (principally those set forth in "Summary -- the Company" and "-- Post Merger Events") or otherwise cause the Company's results of operations to be adversely affected in future periods: (i) increased competitive pressures from existing competitors and new entrants, including price-cutting strategies, store openings and remodels; (ii) further unanticipated costs and difficulties related to the Merger and the integration strategy; (iii) loss or retirement of key members of management or the termination of the Company's Consulting Agreement with Yucaipa; (iv) inability to negotiate more favorable terms with suppliers; (v) increases in interest rates or the Company's cost of borrowing or a default under any material debt agreements; (vi) inability to develop new stores in advantageous locations or to successfully convert or remodel existing stores; (vii) prolonged labor disruption; (viii) deterioration in general or regional economic conditions;
(ix) adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations; (x) loss of customers or continuing sales weakness as a result of the conversion of store formats; (xi) adverse determinations in connection with pending or future litigations or other material claims against the Company;
(xii) inability to achieve future sales levels or other operating results that support the cost savings; (xiii) the unavailability of funds for capital expenditures; (xiv) increases in labor costs; (xv) inability to control inventory levels; and (xvi) continuing operational inefficiencies in distribution or other Company systems. Many of such factors are beyond the control of the Company. In addition, there can be no assurance that unforeseen costs and expenses or other factors will not offset the estimated cost savings or other components or the Company's plan in whole or in part. It should be noted that numerous unanticipated costs, and delays in the realization of certain projected cost savings, have arisen since the Merger, as described above under "Summary -- The Company" and "-- Post-Merger Events." There can be no assurance that such costs and delays will not continue to be ongoing, or that new or additional unforeseen costs or delays will arise either in connection with the integration or the Company's operations or the ongoing conduct of its business.

REGIONAL ECONOMIC CONDITIONS

     A substantial percentage of the Company's business (representing approximately 90% of sales) is conducted in Southern California. Southern California began to experience a significant economic downturn in 1991 and has only recently begun a mild recovery. The economy in Southern California has been affected by substantial job losses in the defense and aerospace industries and other adverse economic trends. These adverse regional economic conditions have resulted in declining sales levels in recent periods. For the 52 weeks ended January 28, 1996, the Company experienced a 1.9% decline in comparable store sales as compared to the comparable period in the prior year (giving pro forma effect to the combined sales of Food 4 Less and Ralphs for the period prior to the Merger). Excluding stores scheduled for divestiture or closing, pro forma comparable store sales declined 1.2%. For the 52 weeks ended June 25, 1994, and the 52 weeks ended January 29, 1995, Food 4 Less and Ralphs experienced 6.9% and 3.7% declines, respectively, in comparable store sales as compared with the corresponding period in the prior year. These declines primarily reflected the weak economy in Southern California, lower levels of price inflation in certain food product categories, and increased competitive store openings in Southern California. Additionally, the decline during the 52 weeks ended January 28, 1996 reflected the impact of the Company's own new store openings and conversions. The Company's comparable store sales declines have begun to moderate in the recent fiscal year. For the 12 weeks ended April 21, 1996, the Company experienced a 0.7% decline in comparable store sales as compared to the corresponding period in the prior year (pro forma for the Merger). Although data indicate a mild recovery in the Southern California economy and management believes that overall sales trends in Southern California should improve along with the economy, there can be no assurance that improvement will occur or that substantial future declines in same store sales will not occur. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The supermarket industry is highly competitive and characterized by narrow profit margins. The Company's competitors in each of its operating divisions include national and regional supermarket chains, independent and specialty grocers, drug and convenience stores, and the newer "alternative format" food stores, including warehouse club stores, deep discount drug stores and "super centers." Supermarket chains generally compete on the basis of location, quality of products, service, price, product variety and store condition. The Company regularly monitors its competitors' prices and adjusts its prices and marketing strategy as management deems appropriate in light of existing conditions. Some of the Company's competitors have greater financial resources than the Company and could use these resources to take steps which could adversely affect the Company's competitive position. See "Business -- Competition."

CORPORATE STRUCTURE; EFFECTS OF ASSET ENCUMBRANCES

     A significant portion of the Company's operating income is generated by its subsidiaries. As a result, the Company will rely on distributions or advances from its subsidiaries to provide a portion of the funds necessary to meet its debt service obligations, including the payment of principal and interest on the Notes. Should the Company fail to satisfy any payment obligation under the Notes, the holders would have a direct claim therefor against the Subsidiary Guarantors pursuant to their Guarantees. However, the capital stock of, and substantially all of the assets of, the Subsidiary Guarantors are pledged to secure the obligations of the Company and such subsidiaries under the New Credit Facility and other secured obligations. The Indenture limits, but does not prohibit, the ability of the Company and its subsidiaries to incur additional secured indebtedness. In the event of a default under the New Credit Facility (or any other secured indebtedness), the lenders thereunder would be entitled to a claim on the assets securing such indebtedness which is prior to any claim of the holders of the Notes. Accordingly, there may be insufficient assets remaining after payment of prior secured claims (including claims of lenders under the New Credit Facility) to pay amounts due on the Notes.

     In addition, if a court were to avoid the Guarantees under fraudulent conveyance laws or other legal principles or, by the terms of such Guarantees, the obligations thereunder were reduced as necessary to prevent such avoidance, or the Guarantees were released, the claims of other creditors of the Subsidiary Guarantors, including trade creditors, would to such extent have priority as to the assets of such Subsidiary Guarantors over the claims of the holders of the Notes. The Guarantees of the Notes by any Subsidiary Guarantor will be released upon the sale of such Subsidiary Guarantor or upon the release by the lenders under the New Credit Facility of such Subsidiary Guarantor's Guarantee of the Company's obligation under the New Credit Facility. The Indenture limits the ability of the Company and its subsidiaries to incur additional indebtedness and to enter into agreements that would restrict the ability of any subsidiary to make distributions, loans or other payments to the Company. However, these limitations are subject to certain exceptions. See "-- Fraudulent Conveyance Risks" and "Description of the Notes."

CONTROL OF THE COMPANY

     All of the Company's outstanding common stock is held by Holdings. Affiliates of Yucaipa and Apollo Advisors, L.P. have beneficial ownership of approximately 42.3% and 30.2%, respectively, of the outstanding capital stock of Holdings. Pursuant to a stockholders' agreement (the "1995 Stockholders Agreement") which was entered into by the 1995 Equity Investors (as defined herein) and certain other stockholders and warrantholders of the Company, Holdings and the Company have boards consisting of nine and ten members, respectively, and (i) Yucaipa has the right to elect six directors to the board of Holdings and seven directors to the board of the Company, (ii) Apollo has the right to elect two directors to the board of each of Holdings and the Company and (iii) the other 1995 Equity Investors have the right to elect one director to the board of each of Holdings and the Company. Under the 1995 Stockholders Agreement, unless and until Holdings has effected an initial public offering of its equity securities meeting certain criteria, Holdings and its subsidiaries, including the Company, may not take certain actions without the approval of the Holdings directors which the 1995 Equity Investors are entitled to elect, including but not limited to certain mergers, sale transactions, transactions with affiliates, issuances of capital stock and payments of dividends on or repurchases of capital stock. As a result of the ownership structure of the Company and the contractual rights described above, the voting and management control of the Company is highly concentrated. Yucaipa, acting with the consent of the directors elected by the 1995 Equity Investors, has the ability to direct the actions of the Company with respect to matters such as the payment of dividends, material acquisitions and dispositions and other extraordinary corporate transactions. Yucaipa is a party to a consulting agreement with the Company, pursuant to which Yucaipa renders certain management and advisory services to the Company, and receives fees for such services. Yucaipa also received certain fees in connection with the consummation of the Merger, including an advisory fee of $21.5 million, of which $17.5 million was paid through the issuance of New Discount Debentures by Holdings. See "Certain Relationships and Related Transactions," "Principal Stockholders" and "Description of Capital Stock."

FRAUDULENT CONVEYANCE RISKS

     Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the Notes or any Guarantee in favor of other existing or future creditors of the Company or a Subsidiary Guarantor.

     If a court in a lawsuit on behalf of any unpaid creditor of the Company or a representative of the Company's creditors were to find that, at the time the Company issued the Notes, the Company (x) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or
(y) did not receive fair consideration or reasonably equivalent value for issuing such Notes and the Company (i) was insolvent, (ii) was rendered insolvent by reason of such distribution, (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business, or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void such Notes and void such transactions. Alternatively, in such event, claims of the holders of such Notes could be subordinated to claims of the other creditors of the Company.

     The Company's obligations under the Notes will be guaranteed by the Subsidiary Guarantors. To the extent that a court were to find that (x) a Guarantee was incurred by a Subsidiary Guarantor with intent to hinder, delay or defraud any present or future creditor or the Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) such Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital to carry on its business, or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could void or subordinate such Guarantee in favor of the Subsidiary Guarantor's creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by the Company of the applicable Notes.

     To the extent any Guarantees were avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim in respect of such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantor whose Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the applicable Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities and preferred stock claims of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the holders of the applicable Notes relating to any voided portions of any of the Guarantees.

     Based upon financial and other information currently available to it, management of the Company believes that the Notes and the Guarantees are being incurred for proper purposes and in good faith and that the Company and each Subsidiary Guarantor (i) is solvent and will continue to be solvent after issuing the Notes or its Guarantees, as the case may be, (ii) will have sufficient capital for carrying on its business after such issuance, and (iii) will be able to pay its debts as they mature. See "Management's Discussions and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

NET LOSSES

     The Company reported net losses of $283.2 million for the 52 weeks ended January 28, 1996 and $32.0 million for the 12 weeks ended April 21, 1996. After giving pro forma effect to the Merger and the related financings (and certain related assumptions) and the Offering, as though they had occurred at the beginning of fiscal year 1995, the Company would have reported a net loss of approximately $314.3 million for the 52 weeks ended January 28, 1996. Food 4 Less reported a net loss of $11.5 million for the 31 weeks ended January 29, 1995, $2.7 million for the 52 weeks ended June 25, 1994, $27.4 million for the 52 weeks ended June 26, 1993, $33.8 million for the 52 weeks ended June 27, 1992 and $9.6 million for the 52 weeks ended June 29, 1991. Ralphs has reported net earnings of $32.1 million for the 52 weeks ended January 29, 1995, $138.4 million for the 52 weeks ended January 30, 1994, a net loss of $76.1 million for the 52 weeks ended January 31, 1993, a net loss of $41.2 million for the 52 weeks ended February 2, 1992 and a net loss of $51.4 million for the 53 weeks ended February 3, 1991. There can be no assurance that the Company will not continue to report net losses in the future.

ABSENCE OF PUBLIC MARKET

     The Private Notes have not been registered under the Securities Act and are subject to significant restrictions on resale. The Exchange Notes constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation system. The Company has been advised by the Initial Purchaser of the Notes in the Offering (the "Initial Purchaser") that it presently intends to make a market in the Notes. However, the Initial Purchaser is not obligated to do so and any market-making activities with respect to the Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during the Exchange Offer. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities.

FAILURE TO EXCHANGE PRIVATE NOTES

     Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Private Notes were sold by the Company on June 6, 1996 (the "Closing Date") to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently sold the Private Notes to (i) "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A and (ii) a limited number of institutional "accredited investors" ("Accredited Institutions"), as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act. As a condition to the sale of the Private Notes, the Company, the Subsidiary Guarantors and the Initial Purchaser entered into the Registration Rights Agreement on June 6, 1996. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 30 days after the Closing Date,
(ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 150 days after the Closing Date and
(iii) use its best efforts to consummate the Exchange Offer prior to the 60th day following the date on which the Registration Statement is declared effective. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

     With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of

Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company and the Subsidiary Guarantors have agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale for a period of 90 days after consummation of the Exchange Offer. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, $100,000,000 in aggregate principal amount of the Private Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

     Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

     Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" shall mean 5:00 p.m., New York City time on Friday, August 30, 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


     In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "-- Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest at a rate equal to 10.45% per annum. Interest on the Exchange Notes will be payable semi-annually on each June 15 and December 15, commencing December 15, 1996. Holders of Exchange Notes will receive interest on December 15, 1996 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Private Notes from the date of the last interest payment (June 15, 1996) to the date of exchange thereof for Exchange Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

     Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

     The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

     If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters,
(iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

     If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

     To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer -- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

     If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

     All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Private Notes by broker-dealers for a period of up to 90 days from the Expiration Date and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of up to 90 days after the Expiration Date.

SHELF REGISTRATION

     In the event that applicable interpretations of the staff of the Commission do not permit the Company and the Subsidiary Guarantors to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 240 days after the Closing Date, or, under certain circumstances, if the Initial Purchaser shall so request, each of the Company and the Subsidiary Guarantors, jointly and severally, will at its cost, (a) as promptly as practicable, file a shelf registration statement covering resales of the Notes (a "Shelf Registration Statement"), (b) use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective such Shelf Registration Statement until the earlier of three years after the Closing Date and such time as all of the applicable Notes have been sold thereunder. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Notes copies of the prospectus which is a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes (and the related guarantees). A holder that sells its Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

LIQUIDATED DAMAGES

     If the Company and the Subsidiary Guarantors fail to fulfill their obligations under the Registration Rights Agreement, then the Company shall pay, as liquidated damages ("Liquidated Damages"), to the holders of the Notes as follows:

          (i) if the Registration Statement or Shelf Registration Statement is not filed within 30 days following the Closing Date, Liquidated Damages shall accrue at a rate of .50% per annum of the principal amount of the Notes for the first 90 days commencing on the 31st day after the Closing Date, such Liquidated Damages rate increasing by an additional .25% per annum of the principal amount of the Notes at the beginning of each subsequent 90-day period;

          (ii) if the Registration Statement or Shelf Registration Statement is not declared effective within 120 days following the date on which such registration statement is required to be filed, then, commencing on the 121st day after the date on which such registration statement is required to be filed, Liquidated Damages shall accrue at a rate of .50% per annum of the principal amount of the Notes for the first 90 days immediately following the 121st day after the date on which such registration statement is required to be filed, such Liquidated Damages rate increasing by an additional .25% per annum of the principal amount of the Notes at the beginning of each subsequent 90-day period or;

          (iii) if (A) the Company and the Subsidiary Guarantors have not exchanged Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 60 days after the date on which the Registration Statement was declared effective or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the third anniversary of the Closing Date (unless all the Notes have been sold thereunder), then Liquidated Damages shall accrue at a rate of .50% per annum of the principal amount of the Notes for the first 90 days commencing on (x) the 61st day after such effective date, in the case of (A) above, or
     (y) the day such Shelf Registration Statement ceases to be effective in the case of (B) above, such Liquidated Damages rate increasing by an additional .25% per annum of the principal amount of the Notes at the beginning of each subsequent 90-day period;

provided, however that the Liquidated Damages rate may not exceed in the aggregate 1.0% per annum of the principal amount of the Notes; and provided, further, that (1) upon the filing of the Registration Statement or Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Registration Statement or Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of Exchange Notes for all Private Notes tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) above), Liquidated Damages as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     Any amounts of Liquidated Damages due pursuant to clauses (i), (ii) or
(iii) above will be payable in cash, on the same original interest payment dates as the Notes. The amount of Liquidated Damages will be determined by multiplying the applicable Liquidated Damages rate by the principal amount of the Notes multiplied by a fraction, the numerator of which is the number of days such Liquidated Damages rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Company.

EXCHANGE AGENT

     Norwest Bank Minnesota, National Association has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


      By Registered or Certified Mail:                           In Person:
           Norwest Bank Minnesota,                         Northstar East Building
            National Association                              608 2nd Ave South
         Corporate Trust Operations                              12th Floor
                P.O. Box 1517                             Corporate Trust Services
         Minneapolis, MN 55480-1517                            Minneapolis, MN

        By Hand or Overnight Courier:              By Facsimile (for Eligible Institutions
           Norwest Bank Minnesota,                                 only):
            National Association                               (612) 667-4927
         Corporate Trust Operations                     Confirm Receipt of Notice of
               Norwest Center                         Guaranteed Delivery by Telephone:
             Sixth and Marquette                               (612) 667-9764
         Minneapolis, MN 55479-0113


DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $100,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                          THE MERGER AND THE FINANCING

     On June 14, 1995, Food 4 Less merged into RSI. Immediately following the RSI Merger, Ralphs Grocery Company, which was a wholly-owned subsidiary of RSI, merged with and into RSI pursuant to the RGC Merger, and RSI changed its name to Ralphs Grocery Company. The purchase price for RSI was approximately $1.5 billion, including the assumption of debt. The consideration payable to the stockholders of RSI consisted of $388.1 million in cash, $131.5 million principal amount of the Seller Debentures and $18.5 million initial accreted value of the New Discount Debentures which were issued by Holdings.

     The Merger was financed through the following principal transactions:

     - Borrowings of $600 million aggregate principal amount pursuant to term loans (the "New Term Loans") under a senior bank facility (the "New Credit Facility") provided by a syndicate of banks led by Bankers Trust. The New Credit Facility also provides for a $325 million revolving credit facility (the "New Revolving Facility").

     - The issuance by the Company of $350 million of 10.45% Senior Notes due 2004 (the "1995 Senior Notes") and $100 million of 11% Senior Subordinated Notes due 2005 (the "1995 11% Senior Subordinated Notes").

     - The issuance of preferred stock in a private placement by Holdings to a group of investors (the "1995 Equity Investors") led by Apollo Advisors, L.P. and Apollo Advisors II, L.P. (on behalf of one or more managed entities) or their respective affiliates and designees ("Apollo") and including affiliates of BT Securities Corporation ("BT Securities"), CS First Boston Corporation ("CS First Boston") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and other institutional investors, yielding cash proceeds of $140 million pursuant to the 1995 Equity Investment. Concurrently with the 1995 Equity Investment, the 1995 Equity Investors purchased outstanding shares of Holdings capital stock from a stockholder of Holdings for a purchase price of $57.8 million.

     - The exchange by Food 4 Less of (a) $170.3 million aggregate principal amount of the 10.45% Senior Notes due 2000 of Food 4 Less (the "1992 Senior Notes") for $170.3 million aggregate principal amount of the 1995 Senior Notes plus $5.00 in cash per $1,000 principal amount exchanged and
       (b) $140.2 million aggregate principal amount of the 13.75% Senior Subordinated Notes due 2001 of Food 4 Less (the "1991 Senior Subordinated Notes") for $140.2 million aggregate principal amount of the 13.75% Senior Subordinated Notes due 2005 of the Company (the "1995 13.75% Senior Subordinated Notes") plus $20.00 in cash per $1,000 principal amount exchanged, together with the solicitation of consents from the holders of the 1992 Senior Notes and 1991 Senior Subordinated Notes to certain amendments to the indentures governing such notes.

     - The offers by Food 4 Less to (i) exchange up to $450 million aggregate principal amount of the Old RGC Notes (as defined herein) for up to $450 million aggregate principal amount of the 1995 11% Senior Subordinated Notes plus $20.00 in cash per $1,000 principal amount of Old RGC Notes exchanged and (ii) purchase Old RGC Notes for $1,010.00 in cash per $1,000 principal amount of Old RGC Notes accepted for purchase, together with the solicitation of consents from holders of Old RGC Notes to certain amendments to the indenture governing the Old RGC Notes.

     - The placement by Holdings pursuant to the New Discount Debenture Placement of $100 million initial accreted value of New Discount Debentures to a partnership including Yucaipa, the selling stockholders of Ralphs, an affiliate of George Soros, Apollo, and an affiliate of each of BT Securities, CS First Boston and DLJ. The $100 million initial accreted value of New Discount Debentures included (a) $18.5 million that was issued to the RSI stockholders, (b) $17.5 million, $2.5 million and $2.5 million that was issued to Yucaipa, BT Securities and Apollo, respectively, in satisfaction of fees otherwise payable by the Company and Holdings in connection with the Merger and the related financing and
       (c) $59 million that was issued for cash to the partnership described above. The $41 million initial accreted value of New Discount Debentures issued to the RSI stockholders, Apollo, BT Securities and Yucaipa were contributed to such partnership by the recipients thereof.

     - The assumption by the Company, pursuant to the Merger, of approximately $162.9 million of other indebtedness of RGC and Food 4 Less.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Private Notes in like principal amount, the terms of which are identical to the Exchange Notes. The Private Notes surrendered in exchange for Exchange Notes will not result in any increase in the indebtedness of the Company.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of April 21, 1996, and as adjusted to give effect to the issuance of the Private Notes and the application of the proceeds therefrom. The table should be read in conjunction with the historical consolidated financial statements of the Company and related notes thereto included elsewhere in this Prospectus.

                                                                            AT APRIL 21, 1996
                                                                      -----------------------------
                                                                         ACTUAL         AS ADJUSTED
                                                                      -------------     -----------
                                                                          (DOLLARS IN MILLIONS)
Cash................................................................    $    58.5        $    58.5
                                                                         ========         ========
Short-term and current portion of long-term debt:
  New Term Loans....................................................    $    27.3        $     4.6
  Other indebtedness................................................         11.7             11.7
  Capital leases....................................................         23.3             23.3
                                                                         --------         --------
          Total short-term and current portion of long-term debt....    $    62.3        $    39.6
                                                                         ========         ========
Long-term debt:
  New Term Loans....................................................    $   562.3        $   540.6
  New Revolving Facility(a).........................................        110.0             62.4
  1996 Senior Notes.................................................           --             94.6
  1995 Senior Notes.................................................        520.3            520.3
  1992 Senior Notes.................................................          4.7              4.7
  Other senior indebtedness.........................................          2.7              2.7
  Capital leases....................................................        126.2            126.2
  1995 11% Senior Subordinated Notes................................        524.0            524.0
  1995 13.75% Senior Subordinated Notes.............................        140.2            140.2
  1991 Senior Subordinated Notes....................................          7.0              7.0
                                                                         --------         --------
          Total long-term debt......................................    $ 1,997.4        $ 2,022.7
                                                                         --------         --------
Stockholder's equity:
  Common stock, $.01 par value......................................           --               --
  Additional paid-in capital........................................        466.8            466.8
  Notes receivable(b)...............................................         (0.6)            (0.6)
  Retained deficit..................................................       (439.1)          (441.2)
                                                                         --------         --------
     Total stockholder's equity.....................................         27.1             25.0
                                                                         --------         --------
          Total capitalization......................................    $ 2,024.5        $ 2,047.7
                                                                         ========         ========

- ---------------

(a) The New Revolving Facility provides for a $325 million line of credit which is available for working capital requirements and general corporate purposes. Up to $150 million of the New Revolving Facility may be used to support letters of credit. The letters of credit will be used to cover workers' compensation contingencies and for other purposes permitted under the New Revolving Facility. As of June 26, 1996, letters of credit for approximately $88.2 million had been issued under the New Revolving Facility, primarily to satisfy the State of California's requirements relating to workers' compensation self-insurance.

(b) Represents notes receivable from shareholders of Holdings with respect to the purchase of Holdings' common stock.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

     The following unaudited pro forma combined statement of operations of the Company for the 52 weeks ended January 28, 1996 gives effect to the Merger and the financing thereof (and certain related assumptions set forth below) and the Offering (and the application of the proceeds therefrom) as if such transactions occurred on January 30, 1995. Such pro forma information combines the results of operations of the Company for the 52 weeks ended January 28, 1996 with the results of operations of Ralphs for the period from January 30, 1995 to June 13, 1995 (unaudited).

     The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable. The Merger was accounted for by the Company as a purchase of Ralphs by Food 4 Less and Ralphs' assets and liabilities were recorded at their estimated fair market values at the date of the Merger. The adjustments included in the unaudited pro forma combined financial statements represent the Company's preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

     The unaudited pro forma combined financial statements are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of the Company and Ralphs, together with the related notes thereto, included elsewhere in this Prospectus.

                                                 RALPHS          COMPANY
                                               (HISTORICAL)    (HISTORICAL)
                                               (UNAUDITED)      (AUDITED)
                                                JUNE 13,       JANUARY 28,      PRO FORMA      PRO FORMA
                                                  1995            1996         ADJUSTMENTS     COMBINED
                                               -----------     -----------     -----------     ---------
                                                                 (DOLLARS IN MILLIONS)
Sales........................................   $ 1,025.7       $ 4,335.1        $             $5,360.8
Cost of sales................................       794.4         3,486.0            1.6 (a)    4,282.0
                                                 --------        --------         ------       --------
  Gross profit...............................       231.3           849.1           (1.6)       1,078.8
Selling, general, administrative and other,
  net........................................       179.1           785.6            3.1 (a)      968.6
                                                                                     0.6 (b)
                                                                                     0.2 (c)
Amortization of goodwill.....................         4.1            21.8            4.9 (d)       30.8
Provision for restructuring..................         0.0           123.1                         123.1
                                                 --------        --------         ------       --------
  Operating income (loss)....................        48.1           (81.4)         (10.4)         (43.7)
Other expense
  Interest expense...........................        38.9           170.5           26.7 (e)      236.1
  Amortization of debt issuance costs........         2.1             8.2           (0.2)(e)       10.1
Gain on disposal of assets...................        (0.3)           (0.5)                         (0.8)
                                                 --------        --------         ------       --------
  Earnings (loss) before income tax provision
     and extraordinary charges...............         7.4          (259.6)         (36.9)        (289.1)
Income tax expense (benefit).................         0.0             0.5           (0.5)(f)         --
                                                 --------        --------         ------       --------
  Earnings (loss) before extraordinary
     charges.................................         7.4          (260.1)         (36.4)        (289.1)
Extraordinary charges........................         0.0            23.1            2.1 (g)       25.2
                                                 --------        --------         ------       --------
  Net earnings (loss)........................   $     7.4       $  (283.2)       $ (38.5)      $ (314.3)
                                                 ========        ========         ======       ========
  Ratio of earnings to fixed charges(h)......        1.15x             --                            --
                                                 ========        ========                      ========

                          NOTES TO UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS

(a) Represents the additional depreciation expense associated with the purchase price allocation to property, plant and equipment of $160.0 million based on the current estimate of fair market value. Property, plant and equipment is being depreciated over an average useful life of 13 years. Depreciation expense has been allocated among cost of sales and selling, general and administrative expenses.

(b) Reflects additional Yucaipa management fees ($0.8 million) and the elimination of an annual guarantee fee ($0.2 million) paid by Ralphs to EJDC.

(c) Reflects increased compensation resulting from new employment agreements with certain of the current executive officers of Ralphs.

(d) Reflects the amortization of goodwill acquired in the Merger ($9.0 million) and elimination of Ralphs' historical amortization ($4.1 million). Amortization has been calculated on the straight line basis over a period of 40 years.

(e) The following table presents a reconciliation of pro forma interest expense and amortization of deferred financing costs:

                                                                             52 WEEKS ENDED
                                                                            JANUARY 28, 1996
                                                                          ---------------------
                                                                          (DOLLARS IN MILLIONS)
    Historical interest expense.........................................         $ 209.4
                                                                                 -------
      Plus: Interest on borrowings under:
         New Credit Facility............................................            21.0
         1996 Senior Notes..............................................            11.0
         1995 Senior Notes..............................................            14.1
         1995 Senior Subordinated Notes.................................            22.2
      Less: Interest on borrowings associated with indebtedness retired at the time of the Merger:
         Old bank term loans:
           Ralphs.......................................................           (10.1)
           Food 4 Less..................................................            (6.2)
         Old RGC Notes..................................................           (16.9)
         Other debt.....................................................            (8.4)
                                                                                 -------
      Pro forma adjustment..............................................            26.7
                                                                                 -------
    Pro forma interest expense..........................................         $ 236.1
                                                                                 =======
    Historical amortization of debt issuance costs......................         $  10.3
      Plus:
         Financing and exchange/consent fees............................             3.8
      Less:
         Historical financing costs associated with indebtedness retired at the time of the Merger:
           Ralphs.......................................................            (2.1)
           Food 4 Less..................................................            (1.9)
                                                                                 -------
      Pro forma adjustment..............................................            (0.2)
                                                                                 -------
    Pro forma amortization of debt issuance costs.......................         $  10.1
                                                                                 =======

(f) Represents the elimination of the historical Food 4 Less income tax expense.

(g) Relates to the write-off of debt issuance costs associated with indebtedness retired in connection with the Offering.

(h) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, extraordinary charges plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). The Company's pro forma earnings were inadequate to cover pro forma fixed charges by approximately $289.1 million. However, such pro forma earnings included non-cash charges of $236.1 million primarily consisting of the write-off of property and equipment associated with stores closed as a result of the Merger, stores closed in connection with the acquisition of the nine stores from Smith's, warehouses to be closed as a result of the acquisition of the Riverside Facility and depreciation and amortization. In addition, pro forma earnings for the 52 weeks ended January 28, 1996 were reduced by cash restructuring charges of $54.1 million.

               SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY

     The following table sets forth certain selected consolidated historical financial data of the Company and its predecessor Food 4 Less. The operating and balance sheet data of the Company and Food 4 Less set forth in the table below as of and for the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993 and June 25, 1994, the 31 weeks ended January 29, 1995 and the 52 weeks ended January 28, 1996 have been derived from the financial statements of the Company and Food 4 Less which have been audited by Arthur Andersen LLP, independent public accountants. The summary historical financial data of the Company presented below as of and for the 12 weeks ended April 23, 1995 and April 21, 1996 have been derived from unaudited financial statements of the Company which, in the opinion of management, reflect all material adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of the Company and related notes thereto included elsewhere in this Prospectus.

                                                                                   31 WEEKS     52 WEEKS    12 WEEKS
                               52 WEEKS     52 WEEKS     52 WEEKS     52 WEEKS      ENDED        ENDED       ENDED      12 WEEKS
                                ENDED        ENDED        ENDED        ENDED       JANUARY      JANUARY      APRIL       ENDED
                               JUNE 29,     JUNE 27,     JUNE 26,     JUNE 25,       29,          28,         23,      APRIL 21,
                               1991(A)        1992         1993       1994(B)      1995(C)      1996(D)       1995      1996(D)
                              ----------   ----------   ----------   ----------   ----------   ----------   --------   ----------
                                               (DOLLARS IN THOUSANDS, EXCEPT STORE DATA)                         (UNAUDITED)
OPERATING DATA:
Sales.......................  $1,606,559   $2,913,493   $2,742,027   $2,585,160   $1,556,522   $4,335,109   $623,598   $1,230,808
Cost of sales(e)............   1,340,841    2,392,655    2,257,835    2,115,842    1,294,147    3,485,993    516,430      982,171
                              ----------   ----------   ----------   ----------   ----------   ----------   --------   ----------
Gross profit(e).............     265,718      520,838      484,192      469,318      262,375      849,116    107,168      248,637
Selling, general,
  administrative and other,
  net.......................     213,083      469,751      434,908      388,836      222,359      785,576     91,352      217,335
Amortization of goodwill....       5,315        7,795        7,571        7,691        4,615       21,847      1,829        7,202
Restructuring charge........          --           --           --           --      5,134(f)   123,083(g)        --           --
                              ----------   ----------   ----------   ----------   ----------   ----------   --------   ----------
Operating income
  (loss)(e).................      47,320       43,292       41,713       72,791       30,267      (81,390)    13,987       24,100
Interest expense(h).........      50,084       70,211       69,732       68,250       42,222      178,774     16,916       56,084
Loss (gain) on disposal of
  assets....................         623       (1,364)      (2,083)          37         (455)        (547)      (417)          (3)
Provision for earthquake
  losses....................          --           --           --      4,504(i)          --           --         --           --
Provision for income
  taxes.....................       2,505        3,441        1,427        2,700           --          500        300           --
                              ----------   ----------   ----------   ----------   ----------   ----------   --------   ----------
Loss before extraordinary
  charges...................      (5,892)     (28,996)     (27,363)      (2,700)     (11,500)    (260,117)    (2,812)     (31,981)
Extraordinary charges.......     3,757(j)     4,818(k)          --           --          --      23,128(l)       --            --
                              ----------   ----------   ----------   ----------   ----------   ----------   --------   ----------
Net loss(m).................  $   (9,649)  $  (33,814)  $  (27,363)  $   (2,700)  $  (11,500)  $ (283,245)  $ (2,812)  $  (31,981)
                              ==========   ==========   ==========   ==========   ==========   ==========   ========   ==========
Ratio of earnings to
  fixed.....................        --(n)      --  (n)        --(n)        1.0x         --(n)        --(n)      --(n)        --(n)
  charges(n)
NON-CASH CHARGES:
Depreciation and
  amortization of property
  and equipment.............  $   20,399   $   37,898   $   37,426   $   41,380   $   25,966   $   92,282   $ 10,010   $   28,107
Amortization of goodwill and
  other assets..............      11,453       16,979       20,214       15,703       10,657       33,047      4,679        8,575
Amortization of deferred
  financing costs...........       5,177        6,304        4,901        5,472        3,413        8,193      1,394        3,336
BALANCE SHEET DATA
  (end of period)(o):
Working capital surplus
  (deficit).................  $   13,741   $  (66,254)  $  (19,222)  $  (54,882)  $  (74,776)  $ (178,456)  $(80,399)  $ (230,188)
Total assets................     979,958      998,451      957,840      980,080    1,000,695    3,188,129    971,240    3,144,775
Total debt(p)...............     558,943      525,340      538,083      517,872      533,804    2,082,304    536,284    2,059,749
Stockholder's equity........      84,557       50,771       72,863       69,021       57,803       59,119     55,001       27,138
OTHER DATA:
Depreciation and
  amortization(q)...........  $   31,852   $   54,877   $   57,640   $   57,083   $   36,623   $  125,329   $ 14,689   $   36,682
Capital expenditures........      34,652       60,263       53,467       57,741       49,023      122,355     18,238       34,222
Stores open at end of
  period....................         259          249          248          258          267          408        268          408
EBITDA (as defined)(r)......  $   80,667   $  101,723   $  103,794   $  130,573   $   76,853   $  245,146   $ 30,128   $   70,118
EBITDA margin(s)............         5.0%         3.5%         3.8%         5.1%         4.9%         5.7%       4.8%         5.7%

(a) Operating data for the 52 weeks ended June 29, 1991 include the results of Alpha Beta from June 17, 1991, the date of its acquisition only. Alpha Beta's sales for the two weeks ended June 29, 1991 were $59.2 million.

(b) Operating data for the 52 weeks ended June 25, 1994 include the results of 10 Food Barn stores, which were not material, from March 29, 1994, the date of the Food Barn acquisition.

(c) Food 4 Less Supermarkets changed its fiscal year end from the 52 or 53-week period which ends on the last Saturday in June to the 52 or 53-week period which ends on the Sunday closest to January 31, resulting in a 31-week transition period.

(d) Operating data for the 52 weeks ended January 28, 1996 and the 12 weeks ended April 21, 1996 reflect the acquisition of Ralphs on June 14, 1995.

(e) Cost of sales has been principally determined using the last-in, first-out ("LIFO") method of valuing inventory. If cost of sales had been determined using the first-in, first-out ("FIFO") method, gross profit and operating income would have been greater by $2.1 million, $3.6 million, $4.4 million, $0.7 million, $2.7 million, $2.2 million, $1.0 million and $1.3 million for the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993, and June 25, 1994, the 31 weeks ended January 29, 1995, the 52 weeks ended January 28, 1996 and the 12 weeks ended April 23, 1995 and April 21, 1996, respectively.

(f) The Company converted 11 of its conventional supermarkets to warehouse stores. During the 31 weeks ended January 29, 1995, the Company recorded a non-cash restructuring charge for the write-off of property and equipment at the 11 stores of $5.1 million.

(g) The Company recorded a $75.2 million restructuring charge associated with the closing of 58 stores and one warehouse facility in the 52 weeks ended January 28, 1996. Pursuant to the settlement agreement with the State of California, 24 Food 4 Less stores (as well as 3 Ralphs stores) were required to be divested and an additional 34 under-performing stores were closed. The Company also recorded a $47.9 million restructuring charge associated with the closing of 9 stores and one warehouse facility in the 52 weeks ended January 28, 1996, in conjunction with the agreement with Smith's to lease the Riverside warehouse facility and 9 stores.

(h) Interest expense includes non-cash charges related to the amortization of deferred financing costs.

(i) On January 17, 1994, Southern California was struck by a major earthquake which resulted in the temporary closing of 31 of the Company's stores. The closures were caused primarily by loss of electricity, water, inventory, or damage to the affected stores. All but one of the closed stores reopened within a week of the earthquake. The final closed store reopened on March 24, 1994. The Company is insured, subject to deductibles, against earthquake losses (including business interruption). The pre-tax charge to earnings, net of insurance recoveries, was approximately $4.5 million.

(j) Represents an extraordinary charge of $3.8 million (net of related income tax benefit of $2.5 million) relating to the refinancing of certain indebtedness in connection with the Alpha Beta acquisition and the write-off of related debt issuance costs.

(k) Represents an extraordinary net charge of $4.8 million reflecting the write-off of $6.7 million (net of related income tax benefit of $2.5 million) of deferred debt issuance costs as a result of the early redemption of a portion of Food 4 Less' bank term loan, partially offset by a $1.9 million extraordinary gain (net of a related income tax expense of $0.7 million) on the replacement of partially depreciated assets following the civil unrest in Los Angeles.

(l) Represents an extraordinary charge of $23.1 million relating to the refinancing of Food 4 Less' old credit facility, 10.45% Senior Notes due 2000 (the "1992 Senior Notes"), 13.75% Senior Subordinated Notes due 2001 (the "1991 Senior Subordinated Notes") and Holdings' 15.25% Senior Discount Notes due 2004 in connection with the Merger and the write-off of their related debt issuance costs.

(m) Net loss includes a pre-tax provision for self insurance, which is classified in cost of sales, selling, general and administrative expenses, and interest expense of $15.1 million, $51.1 million, $43.9 million, $25.7 million, $9.8 million, $32.6 million, $5.1 million and $10.6 million for the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993, and June 25, 1994, the 31 weeks ended January 29, 1995, the 52 weeks ended January 28, 1996, the 12 weeks ended April 23, 1995 and the 12 weeks ended April 21, 1996, respectively. Included in the 52 weeks ended June 25, 1994, the 31 weeks ended January 29, 1995, the 52 weeks ended January 28, 1996 and the 12 weeks ended April 21, 1996 are reduced employer contributions of $8.1 million, $14.3 million, $26.1 million and $1.0 million, respectively, related to union health and welfare benefit plans.

(n) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of loss before provision for income taxes and extraordinary charges plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred debt financing costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the 52 weeks ended June 29, 1991, June 27, 1992 and June 26, 1993, the 31 weeks ended January 29, 1995, the 52 weeks ended January 28, 1996, the 12 weeks ended April 23, 1995 and the 12 weeks ended April 21, 1996, by approximately $3.4 million, $25.6 million, $25.9 million, $11.5 million, $259.6 million, $2.5 million and $32.0 million, respectively. However, such earnings included non-cash charges of $37.0 million for the 52 weeks ended June 29, 1991, $61.2 million for the 52 weeks ended June 27, 1992, $62.5 million for the 52 weeks ended June 26, 1993, $40.0 million for the 31 weeks ended January 29, 1995, $202.6 million for the 52 weeks ended January 28, 1996, $16.1 million for the 12 weeks ended April 23, 1995 and $40.0 million for the 12 weeks ended April 21, 1996, primarily consisting of depreciation and amortization and the write-off of property and equipment associated with stores closed as a result of the Merger, stores closed due to under-performance, stores closed in connection with the acquisition of the nine stores from Smith's, and warehouses to be closed as a result of the acquisition of the Riverside Facility. In addition, earnings for the 52 weeks ended January 28, 1996 were reduced by cash restructuring charges of $54.1 million.

(o) Balance sheet data as of June 29, 1991, June 27, 1992 and June 26, 1993 relate to Food 4 Less and reflect the Alpha Beta acquisition and the financings and refinancings associated therewith. Balance sheet data as of June 25, 1994, January 29, 1995 and April 23, 1995 relate to Food 4 Less and reflect the acquisition of 10 Food Barn stores. Balance sheet data as of January 28, 1996 and April 21, 1996 relate to the Company and reflect the Merger and the financings associated therewith.

(p) Total debt includes long-term debt, current maturities of long-term debt and capital lease obligations.

(q) Depreciation and amortization includes amortization of goodwill.

(r) "EBITDA (as defined)," as presented historically by the Company, represents income before interest expense, depreciation and amortization expense, the LIFO provision, provision for income taxes, provision for earthquake losses, provision for restructuring, a one-time charge in the 1995 transition period for Teamsters Union sick pay benefits, $75.0 million of one-time costs incurred in connection with the Merger in fiscal year 1995 and $7.6 million of one-time costs incurred in connection with the acquisition of the Riverside Facility and nine former Smith's stores in the first quarter of fiscal year 1996. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of the Company's operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(s) EBITDA margin represents EBITDA (as defined) as a percentage of sales.

                  SELECTED HISTORICAL FINANCIAL DATA OF RALPHS

     The following table presents selected historical financial data of RGC (as the predecessor of RSI) as of and for the 53 weeks ended February 3, 1991, and the 52 weeks ended February 2, 1992, and summary historical financial data of RSI for the 52 weeks ended January 31, 1993, January 30, 1994 and January 29, 1995, which have been derived from the financial statements of RSI and RGC audited by KPMG Peat Marwick LLP, independent certified public accountants. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of RSI and RGC and related notes thereto included elsewhere in this Prospectus.

                                                        53 WEEKS      52 WEEKS      52 WEEKS      52 WEEKS      52 WEEKS
                                                          ENDED         ENDED         ENDED         ENDED         ENDED
                                                       FEBRUARY 3,   FEBRUARY 2,   JANUARY 31,   JANUARY 30,   JANUARY 29,
                                                          1991          1992          1993          1994          1995
                                                       -----------   -----------   -----------   -----------   -----------
                                                                    (DOLLARS IN MILLIONS, EXCEPT STORE DATA)
OPERATING DATA:
  Sales..............................................   $2,799.1      $2,889.2      $2,843.8      $2,730.2      $2,724.6
  Cost of sales......................................    2,225.4       2,275.2       2,217.2       2,093.7       2,101.0
                                                        --------      --------      --------      --------      --------
  Gross profit.......................................      573.7         614.0         626.6         636.5         623.6
  Selling, general and administrative expenses(a)....      438.0         459.2         470.0         471.0         467.0
  Provision for equity appreciation rights...........       15.3          18.3            --            --            --
  Amortization of excess of cost over net assets
    acquired.........................................       11.0          11.0          11.0          11.0          11.0
Provisions for restructuring and tax indemnification
  payments(b)........................................         --          10.0           7.1           2.4            --
                                                        --------      --------      --------      --------      --------
  Operating income...................................      109.4         115.5         138.5         152.1         145.6
    Interest expense(c)..............................      128.5         130.2         125.6         108.8         112.7
    Loss on disposal of assets and provisions for
      legal settlement and earthquake losses(d)......        6.4          13.0          10.1          12.9           0.8
  Income tax expense (benefit).......................       12.8          13.5           8.3        (108.0)(e)        --
  Cumulative effect of change in accounting for post-
    retirement benefits other than pensions..........      (13.1)           --            --            --            --
  Extraordinary item-debt refinancing, net of tax
    benefits.........................................         --            --         (70.6)           --            --
                                                        --------      --------      --------      --------      --------
  Net earnings (loss)(f).............................   $  (51.4)     $  (41.2)     $  (76.1)     $  138.4      $   32.1
                                                        ========      ========      ========      ========      ========
  Ratio of earnings to fixed charges(g)..............         --(g)         --(g)       1.02x         1.24x         1.24x
BALANCE SHEET DATA (end of period):
  Working capital surplus (deficit)..................   $  (93.9)     $ (114.2)     $ (122.0)     $  (73.0)     $ (119.5)
  Total assets.......................................    1,406.4       1,357.6       1,388.5       1,483.7       1,509.9
  Total debt(h)......................................      986.1         941.9       1,029.8         998.9       1,018.5
  Redeemable stock...................................        3.0           3.0            --            --            --
  Stockholders' equity (deficit).....................      (16.0)        (57.2)       (133.3)          5.1          27.2
OTHER DATA:
  Depreciation and amortization(i)...................   $   75.2      $   76.6      $   76.9      $   74.5      $   76.0
  Capital expenditures...............................       87.6          50.4         102.7          62.2          64.0
  Stores open at end of period.......................        150           158           159           165           173
  EBITDA (as defined)(j).............................   $  207.0      $  225.8      $  227.3      $  230.2      $  230.2
  EBITDA margin(k)...................................        7.4%          7.8%          8.0%          8.4%          8.4%

- ---------------

(a) Includes provision for post retirement benefits other than pensions of $2.2 million, $2.6 million, $3.3 million, $3.4 million and $2.6 million for the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993, January 30, 1994 and January 29, 1995, respectively.

(b) Provisions for restructuring are charges for expenses relating to closing of Ralphs central bakery operation. The charge reflected the complete write-down of the bakery building, machinery and equipment, leaseholds, related inventory and supplies, and providing severance pay to terminated employees. These charges were $7.1 million and $2.4 million for the 52 weeks ended January 31, 1993 and the 52 weeks ended January 30, 1994, respectively. Provision for tax indemnification payments to Federated were $10.0 million for the 52 weeks ended February 2, 1992.

(c) Interest expense includes non-cash charges related to the amortization of deferred debt issuance costs of $4.1 million for the 53 weeks ended February 3, 1991, $5.0 million for the 52 weeks ended February 2, 1992, $5.5 million for the 52 weeks ended

     January 31, 1993, $6.5 million for the 52 weeks ended January 30, 1994 and $6.1 million for the 52 weeks ended January 29, 1995, respectively.

(d) Loss on disposal of assets was $6.4 million, $13.0 million, $2.6 million, $1.9 million and $0.8 million for the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993, January 30, 1994 and January 29, 1995, respectively. The 52 weeks ended February 2, 1992 includes approximately $12.2 million representing a reserve against losses related to the closing of three stores. Provision for legal settlement was $7.5 million for the 52 weeks ended January 31, 1993. Provision for earthquake losses was $11.0 million for the 52 weeks ended January 30, 1994. This represents reserve for losses, net of anticipated insurance recoveries, resulting from the January 17, 1994 Southern California earthquake.

(e) Includes recognition of $109.1 million of deferred income tax benefit and $1.1 million current income tax expense for Fiscal 1993 (see Note 11 of Notes to Consolidated Financial Statements of Ralphs Supermarkets, Inc.).

(f) Net earnings (loss) includes a pre-tax provision for self insurance, which is classified in cost of sales, selling, general and administrative expenses and interest expense, of $29.2 million, $31.2 million, $36.9 million, $36.3 million, and $20.0 million, for the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, the 52 weeks ended January 31, 1993, the 52 weeks ended January 30, 1994 and the 52 weeks ended January 29, 1995, respectively. Included in the 52 weeks ended January 30, 1994 and the 52 weeks ended January 29, 1995 are reduced employer contributions of $11.8 million and $12.7 million, respectively, related to union health and welfare benefit plans.

(g) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, cumulative effect of change in accounting principles, extraordinary items and fixed charges before capitalized interest. "Fixed charges" consist of interest expense (including amortization of self-insurance reserves discount), capitalized interest, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the 53 weeks ended February 3, 1991 and the 52 weeks ended February 2, 1992 by $25.5 million and $27.7 million, respectively.

(h) Total debt includes long-term debt, current maturities of long-term debt, short-term debt and capital lease obligations.

(i) For the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993, January 30, 1994 and January 29, 1995, depreciation and amortization includes amortization of the excess of cost over net assets acquired of $11.0 million, $11.0 million, $11.0 million, $11.0 million and $11.0 million, respectively.

(j) "EBITDA (as defined)" and presented historically by RGC, represents net earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, provisions for Equity Appreciation Rights, provision for tax indemnification payments to Federated, provision for postretirement benefits, the LIFO charge, extraordinary item relating to debt refinancing, provision for legal settlement, provision for restructuring, provision for earthquake losses, a one-time charge for Teamsters Union sick pay benefits, transition expense and gains and losses on disposal of assets. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Ralphs' operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(k)  EBITDA margin represents EBITDA (as defined) as a percentage of sales.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     On June 14, 1995, Food 4 Less completed its acquisition of RSI and its wholly owned subsidiary, Ralphs Grocery Company ("RGC" and together with RSI, "Ralphs"). The acquisition was effected through the merger of Food 4 Less with and into RSI (the "RSI Merger"), followed by the merger of RGC with and into RSI (the "RGC Merger" and, together with the RSI Merger, the "Merger"). The surviving corporation in the Merger was renamed Ralphs Grocery Company (the "Company"). Concurrently with the consummation of the Merger, the Company received a significant equity investment from its parent, Food 4 Less Holdings, Inc. ("Holdings") and refinanced a substantial portion of the existing indebtedness of Food 4 Less and RGC. See "Liquidity and Capital Resources."

     The Company's results of operations for the 52 weeks ended January 28, 1996 include 20 weeks of the operations of Food 4 Less prior to the Merger and 32 weeks of operations of the combined Company. Management believes that the Company's results of operations for periods ending after the consummation of the Merger are not directly comparable to its results of operations for periods ending prior to such date. This lack of comparability as a result of the Merger is attributable to several factors, including the size of the combined Company (since the Merger approximately doubled Food 4 Less' annual sales volume), the addition of 174 conventional stores to the Company's overall store mix and the material changes in the Company's capital structure.

     The Merger is being accounted for as a purchase of Ralphs by Food 4 Less. As a result, all financial statements for periods subsequent to June 14, 1995, the date the Merger was consummated, reflect Ralphs' net assets at their estimated fair market values as of June 14, 1995. The purchase price in excess of the fair market value of Ralphs' net assets was recorded as goodwill and is being amortized over a 40-year period. The purchase price allocation reflected in the Company's balance sheet at January 28, 1996 is based on management's preliminary estimates. The actual purchase accounting adjustments, including adjustments to loss contingency accruals, will be determined within one year following the Merger and may vary from the preliminary estimates at January 28, 1996.

     At January 28, 1996, the Company operated 277 conventional supermarkets and 68 Food 4 Less warehouse stores in Southern California. It also operated 63 stores in Northern California and certain areas of the Midwest. Following the Merger, the Company converted Food 4 Less' Alpha Beta, Boys and Viva stores to the Ralphs format and converted selected Ralphs stores to the Food 4 Less warehouse format.

     As of January 28, 1996, the Company's bakery, creamery and deli manufacturing operations and the management of major corporate departments had been consolidated. The full integration of the Company's administrative departments is expected to be completed by June 1996. The previously planned integration and consolidation of the Company's warehousing and distribution facilities into three primary facilities will be delayed and modified as a result of the agreement with Smith's to lease its Riverside, California distribution and creamery facility. See "Southern California
Division -- Purchasing, Manufacturing and Distribution."

     Following the consummation of the Merger, sales in the Company's Southern California Division fell short of anticipated levels for the second half of fiscal 1995. This shortfall resulted primarily from achieving less benefit from the Company's advertising program and experiencing greater competitive activity than originally expected. Although the largest impact was experienced by the Company's Alpha Beta, Boys and Viva stores which were converted to the Ralphs format, the base Ralphs stores were also affected. In addition, the Company's operating margins were affected by delays in the implementation of certain buying and other programs to lower the cost of goods, excessive price markdowns in stores undergoing conversion and a less advantageous than expected product mix in certain stores. Greater than anticipated transition expenses were also experienced in integrating store operation and inventory distribution functions. As a result of these various factors, in March 1996, the Company amended the New Credit Facility to conform the financial covenants contained therein to the Company's actual post-Merger results. Following the adoption of these amendments, the Company believes that the covenant levels contained in the New Credit Facility are consistent with anticipated operating results for fiscal 1996. See "Summary -- The Company -- Post-Merger Events."

     Food 4 Less changed its fiscal year end from the 52 or 53-week period which ends on the last Saturday in June to the 52 or 53-week period which ends on the Sunday closest to January 31, resulting in a 31-week transition period ended January 29, 1995. References to fiscal year 1993, fiscal year 1994, the 1995 transition period and fiscal year 1995 are to the 52-week period ended June 26, 1993, the 52-week period ended June 25, 1994, the 31-week period ended January 29, 1995, and the 52-week period ending January 28, 1996, respectively. The operating results for the 1995 transition period are not directly comparable to those of fiscal 1993, fiscal 1994 or fiscal 1995, as these periods include 52 weeks of operations.

RESULTS OF OPERATIONS OF THE COMPANY

     The following table sets forth the selected unaudited operating results of the Company for the 12 weeks ended April 23, 1995 and April 21, 1996:

                                                                                             12 WEEKS ENDED
                                                                                 ---------------------------------------
                                                                                  APRIL 23, 1995        APRIL 21, 1996
                                                                                 ----------------     ------------------
                                                                                          (DOLLARS IN MILLIONS)
                                                                                               (UNAUDITED)
Sales..........................................................................  $623.6     100.0%    $1,230.8     100.0%
Gross profit...................................................................   107.2      17.2        248.6      20.2
Selling, general, administrative and other, net................................    91.4      14.7        217.3      17.7
Amortization of goodwill.......................................................     1.8       0.3          7.2       0.6
Operating income...............................................................    14.0       2.2         24.1       2.0
Interest expense...............................................................    16.9       2.7         56.1       4.6
Loss (gain) on disposal of assets..............................................    (0.4)     (0.1)        (0.0)     (0.0)
Provision for income taxes.....................................................     0.3       0.0           --        --
Net loss.......................................................................    (2.8)     (0.4)       (32.0)     (2.6)

  COMPARISON OF THE COMPANY'S RESULTS OF OPERATIONS FOR THE 12 WEEKS ENDED APRIL 21, 1996 WITH THE COMPANY'S RESULTS OF OPERATIONS FOR THE 12 WEEKS ENDED APRIL 23, 1995.

     Sales

     Sales per week increased $50.6 million, or 97.3 percent, from $52.0 million in the 12 weeks ended April 23, 1995 to $102.6 million in the 12 weeks ended April 21, 1996. The increase in sales for the 12 weeks ended April 21, 1996 was primarily attributable to the addition of 174 conventional supermarkets acquired through the Merger. The sales increase was partially offset by a comparable store sales decline of 0.7 percent for the 12 weeks ended April 21, 1996. Excluding stores being divested or closed in connection with the Merger, and excluding the impact from last year's Northern California labor dispute, comparable store sales decreased 0.2 percent for the 12 weeks ended April 21, 1996. Management believes that the decline in comparable store sales is partially attributable to additional competitive store openings and remodels in Southern California, as well as the Company's own new store openings and conversions. Management believes that, following the consummation of the Merger, the decline in comparable store sales was also attributable to smaller than anticipated benefits from the Company's advertising program and greater than expected competitive pressure. Though the largest impact was experienced by the Company's Alpha Beta, Boys and Viva stores which were converted to the Ralphs format, the base Ralphs stores were also affected.

     Gross Profit

     Gross profit increased as a percentage of sales from 17.2 percent in the 12 weeks ended April 23, 1995 to 20.2 percent in the 12 weeks ended April 21, 1996. The increase in gross profit margin was primarily attributable to the addition of 174 conventional supermarkets which offset the effect of the Company's warehouse stores (which have lower gross margins than the Company's conventional supermarkets) on its overall gross margin for the period. Gross profit during the 12 weeks ended April 21, 1996 was also negatively impacted by certain one-time costs associated with the integration of the Company's operations. See "-- Operating Income" below.

     Selling, General, Administrative and Other, Net

     Selling, general, administrative and other expenses ("SG&A") were $91.4 million and $217.3 million for the 12 weeks ended April 23, 1995 and April 21, 1996, respectively. SG&A increased as a percentage of sales from 14.7 percent to
17.7 percent for the same periods. The increase in SG&A as a percentage of sales was due primarily to the addition of 174 conventional supermarkets acquired through the Merger. The additional conventional supermarkets offset the effect of the Company's warehouse stores (which have lower SG&A than the Company's conventional supermarkets) on its SG&A margin for the period. SG&A during the 12 weeks ended April 21, 1996 was also impacted by certain one-time costs associated with the integration of the Company's operations. See "-- Operating Income" below.

     Operating Income

     In addition to the factors discussed above, operating income for the 12 weeks ended April 21, 1996 was impacted by approximately $7.6 million for costs associated with the consolidation of warehousing and distribution and other continuing integration of the Company's operations. Management anticipates these integration costs to continue during the second quarter of 1996 until the consolidation plans are completed.

     Interest Expense

     Interest Expense (including amortization of deferred financing costs) was $16.9 million and $56.1 million for the 12 weeks ended April 23, 1995 and April 21, 1996, respectively. The increase in interest expense was primarily due to the increased indebtedness incurred in conjunction with the Merger. See "Liquidity and Capital Resources."

     Net Loss

     Primarily as a result of the factors discussed above, the Company's net loss increased from $2.8 million in the 12 weeks ended April 23, 1995 to $32.0 million in the 12 weeks ended April 21, 1996.

     The following table sets forth the historical operating results of the Company for the 52 weeks ended June 26, 1993 and June 25, 1994, the 31 weeks ended January 29, 1995 and the 52 weeks ended January 28, 1996:

                                           FISCAL YEAR            FISCAL YEAR                1995               FISCAL YEAR
                                               1993                   1994            TRANSITION PERIOD             1995
                                        ------------------     ------------------     ------------------     ------------------
                                                                         (DOLLARS IN MILLIONS)
Sales.................................  $2,742.0     100.0%    $2,585.2     100.0%    $1,556.5     100.0%    $4,335.1     100.0%
Gross profit..........................     484.2      17.7        469.3      18.1        262.4      16.9        849.1      19.6
Selling, general, administrative and
  other, net..........................     434.9      15.9        388.8      15.0        222.4      14.3        785.6      18.1
Amortization of goodwill..............       7.6       0.3          7.7       0.3          4.6       0.3         21.8       0.5
Restructuring charge..................       0.0       0.0          0.0       0.0          5.1       0.3        123.1       2.8
Operating income (loss)...............      41.7       1.5         72.8       2.8         30.3       1.9        (81.4)     (1.9)
Interest expense......................      69.8       2.5         68.3       2.6         42.2       2.7        178.8       4.1
Loss (gain) on disposal of assets.....      (2.1)     (0.1)         0.0       0.0         (0.5)     (0.0)        (0.5)     (0.0)
Provision for earthquake losses.......       0.0       0.0          4.5       0.2          0.0       0.0          0.0       0.0
Provision for income taxes............       1.4       0.1          2.7       0.1          0.0       0.0          0.5       0.0
Loss before extraordinary charge......     (27.4)     (1.0)        (2.7)     (0.1)       (11.5)     (0.7)      (260.1)     (6.0)
Extraordinary charge..................       0.0       0.0          0.0       0.0          0.0       0.0         23.1       0.5
Net loss..............................     (27.4)     (1.0)        (2.7)     (0.1)       (11.5)     (0.7)      (283.2)     (6.5)

  COMPARISON OF THE COMPANY'S RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JANUARY 28, 1996 WITH THE COMPANY'S RESULTS OF OPERATIONS FOR THE 31 WEEKS ENDED JANUARY 29, 1995.

     Sales

     Sales per week increased $33.2 million, or 66.1 percent, from $50.2 million in the 31 weeks ended January 29, 1995 to $83.4 million in the 52 weeks ended January 28, 1996. The increase in sales was primarily attributable to the addition of 174 conventional supermarkets acquired through the Merger. The sales increase was partially offset by a pro forma comparable store sales (includes the combined sales of Food 4 Less and RGC for the period prior to the Merger) decline of 1.9 percent for the 52 weeks ended January 28, 1996 as compared to the 52 weeks ended January 28, 1995. Excluding stores scheduled for divestiture or closing, pro forma comparable store sales decreased 1.2 percent. Management believes the decline in comparable store sales was primarily attributable to additional competitive store openings and remodels in Southern California, as well as the Company's own new store openings and conversions.

     Gross Profit

     Gross profit increased as a percentage of sales from 16.9 percent in the 31 weeks ended January 29, 1995 to 19.6 percent in the 52 weeks ended January 28, 1996. The increase in gross profit margin was primarily attributable to the addition of 174 conventional supermarkets which diluted the effect of the Company's warehouse stores (which have lower gross margins than the Company's conventional supermarkets) on its overall gross margin for the period. Gross profit was also impacted by certain one-time costs associated with the integration of the Company's operations. See "Operating Income (Loss)."

     Selling, General, Administrative and Other, Net

     SG&A expenses were $222.4 million and $785.6 million for the 31 weeks ended January 29, 1995 and the 52 weeks ended January 28, 1996, respectively. SG&A increased as a percentage of sales from 14.3 percent to 18.1 percent for the same periods. The increase in SG&A as a percentage of sales was due primarily to the addition of 174 conventional supermarkets acquired through the Merger. The additional conventional supermarkets diluted the effect of the Company's warehouse stores (which have lower SG&A than the Company's conventional supermarkets) on its SG&A margin for the period. The Company participates in multi-employer health and welfare plans for its store employees who are members of the United Food and Commercial Workers Union ("UFCW"). As part of the renewal of the Southern California UFCW contract in October 1993, employers contributing to UFCW health and welfare plans received a pro rata share of the excess reserves in the plans through a reduction of current employer contributions. The Company's share of the excess reserves recognized in fiscal 1995 was $26.1 million, which partially offset the increase in SG&A. SG&A was also impacted by certain one-time costs associated with the integration of the Company's operations. See "-- Operating Income (Loss)."

     Restructuring Charge

     During fiscal 1995, the Company recorded a $75.2 million charge associated with the closure of 58 stores formerly owned by Food 4 Less and one former Food 4 Less warehouse facility. Twenty-four of these stores were required to be closed pursuant to a settlement agreement with the State of California in connection with the Merger. Three RGC stores were also required to be sold. Thirty-four of the closed stores were under-performing stores formerly owned by Food 4 Less. The $75.2 million restructuring charge consisted of write-downs of property and equipment ($52.2 million) less estimated proceeds ($16.0 million); reserve for closed stores and warehouse facility ($16.1 million); write-off of the Alpha Beta trademark ($8.3 million); write-off of other assets ($8.0 million); lease termination expenses ($4.0 million); and miscellaneous expenses ($2.6 million). During fiscal year 1995, the Company utilized $34.7 million of the reserve for restructuring costs ($50.0 million of costs partially offset by $15.3 million of proceeds from the divestiture of stores). The charges consisted of write-downs of property and equipment ($33.2 million); write-off of the Alpha Beta trademark ($8.3 million); and expenditures associated with the closed stores and the warehouse facility, write-off of other assets, lease termination expenditures and miscellaneous expenditures ($8.5 million). Future lease payments of approximately $19.1 million will be offset against the remaining reserve. Management believes that the remaining reserve is adequate to complete the planned restructuring.

     On December 29, 1995, the Company entered into an agreement with Smith's to sublease its one million square foot distribution center and creamery facility in Riverside, California for approximately 23 years, with renewal options through 2043, at an annual rent of approximately $8.8 million. Concurrently with such agreement, the Company also acquired certain operating assets and inventory at that facility for a purchase price of approximately $20.2 million. In addition, the Company also acquired nine of Smith's Southern California stores which became available when Smith's withdrew from the California market. As a result of the acquisition of the Riverside distribution center and creamery, the Company closed its La Habra distribution center in the first quarter of fiscal year 1996. Also, the Company closed nine of its stores which were near the acquired former Smith's stores. During the fourth quarter of fiscal year 1995, the Company recorded an additional $47.9 million restructuring charge to recognize the cost of closing these facilities, consisting of write-downs of property and equipment ($16.1 million), closure costs ($2.2 million), and lease termination expenses ($29.6 million).

     Operating Income (Loss)

     In addition to the factors discussed above, operating income includes charges of approximately $75 million for costs associated with the conversion of stores and integration of the Company's operations. These costs related primarily to (i) markdowns on clearance inventory at Food 4 Less' Alpha Beta, Boys and Viva stores converted to the Ralphs format, (ii) an advertising campaign announcing the Merger, and (iii) incremental labor cost associated with the training of Company personnel following store conversions. In addition, the Company has experienced higher than anticipated warehousing and distribution costs since the Merger, primarily due to the delay in the planned consolidation of the Company's distribution facilities resulting from the acquisition of the Smith's Riverside distribution center. The Company has taken steps to reduce these increased costs in future periods.

     Interest Expense

     Interest expense (including amortization of deferred financing costs) was $42.2 million for the 31 weeks ended January 29, 1995 and $178.8 million for the 52 weeks ended January 28, 1996. The increase in interest expense was primarily due to the increased indebtedness incurred in conjunction with the Merger. See "Liquidity and Capital Resources."

     Loss Before Extraordinary Charge

     Primarily as a result of the factors discussed above, the Company's loss before extraordinary charge increased from $11.5 million for the 1995 transition period to $260.1 million for fiscal year 1995.

     Extraordinary Charge

     An extraordinary charge of $23.1 million was recorded during fiscal year 1995 relating to retirement of indebtedness of Food 4 Less in connection with the Merger and the write-off of the related deferred financing costs.

  COMPARISON OF THE COMPANY'S RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JUNE 25, 1994 WITH THE COMPANY'S RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JUNE 26, 1993.

     Sales

     Sales decreased $156.8 million or 5.7 percent from $2,742.0 million in the 52 weeks ended June 26, 1993 to $2,585.2 million in the 52 weeks ended June 25, 1994. The decrease in sales resulted primarily from a 6.9 percent decline in comparable store sales. The decline in comparable store sales primarily reflected (i) the weak economy in Southern California, (ii) lower levels of price inflation in certain key food product categories, and (iii) competitive factors, including new stores, remodeling and promotional activity. This decrease in sales was partially offset by sales from new and remodeled stores opened or acquired during fiscal 1994.

     Gross Profit

     Gross profit increased as a percent of sales from 17.7 percent in the 52 weeks ended June 26, 1993 to 18.1 percent in the 52 weeks ended June 25, 1994. The increase in gross profit margin was attributable to improvements in product procurement and an increase in vendors' participation in the Company's promotional costs. These improvements were partially offset by an increase in the number of warehouse format stores (which have lower gross margins) from 45 at June 26, 1993 to 66 at June 25, 1994, and the effect of the fixed cost component of gross profit as compared to a lower sales base.

     Selling, General, Administrative and Other, Net

     SG&A expenses were $434.9 million and $388.8 million for fiscal year 1993 and fiscal year 1994, respectively. SG&A decreased as a percent of sales from
15.9 percent to 15.0 percent for the same periods. The Company experienced a reduction of workers' compensation and general liability self-insurance costs of $18.2 million due primarily to cost control programs implemented by the Company, including awards for stores with the best loss experience, specific achievable goals for each store, and increased monitoring of third-party administrators, and, to a lesser extent, a lower sales base which reduced the Company's exposure. In addition, the Company maintained tight control of administrative expenses and store level expenses, including payroll (due primarily to increased productivity), advertising, and other controllable store expenses. Because the Company's warehouse stores have lower SG&A than conventional stores, the increase in the number of warehouse stores, from 45 at June 26, 1993 to 66 at June 25, 1994, also contributed to decreased SG&A.

     The Company recognized $8.1 million in fiscal 1994 for its share of the excess UFCW health and welfare plan reserves. Offsetting the reduction in employer contributions was a $5.5 million contract ratification bonus and contractual wage increases.

     The reduction in SG&A as a percentage of sales was partially offset by the effect of the fixed cost component of SG&A as compared to a lower sales base.

     Interest Expense

     Interest expense (including amortization of deferred financing costs) decreased $1.5 million from $69.8 million to $68.3 million for the 52 weeks ended June 26, 1993 and June 25, 1994, respectively. The decrease in interest expense was due primarily to reduced borrowings under the Company's revolving and term loans.

     Provision for Earthquake Losses

     On January 17, 1994, Southern California was struck by a major earthquake which resulted in the temporary closure of 31 of Food 4 Less' stores. The closures were caused primarily by loss of electricity, water, inventory, or structural damage. All but one of the closed stores reopened within a week of the earthquake. The final closed store reopened on March 24, 1994. The Company is insured against earthquake losses (including business interruption), subject to certain deductibles. The pre-tax loss, net of insurance recoveries, was approximately $4.5 million.

     Net Loss

     Primarily as a result of the factors discussed above, the Company's net loss decreased from $27.4 million in fiscal 1993 to $2.7 million in fiscal 1994.

RESULTS OF OPERATIONS OF RALPHS

     The following table sets forth the historical operating results of Ralphs for the 52 weeks ended January 31, 1993 ("Fiscal 1992"), January 30, 1994 ("Fiscal 1993") and January 29, 1995 ("Fiscal 1994"):

                                                                52 WEEKS ENDED
                                          -----------------------------------------------------------
                                          JANUARY 31, 1993     JANUARY 30, 1994     JANUARY 29, 1995
                                          -----------------    -----------------    -----------------
                                                             (DOLLARS IN MILLIONS)
Sales...................................  $2,843.8    100.0%   $2,730.2    100.0%   $2,724.6    100.0%
Cost of sales...........................   2,217.2     78.0     2,093.7     76.7     2,101.0     77.1
Selling, general and administrative
  expenses..............................     470.0     16.5       471.0     17.2       467.0     17.2
Operating income(a).....................     138.5      4.9       152.1      5.6       145.6      5.3
Net interest expense....................     125.6      4.4       108.8      4.0       112.7      4.1
Provision for earthquake losses(b)......        --       --        11.0      0.4          --       --
Income tax expense (benefit)............       8.3      0.3      (108.0)    (4.0)         --       --
Extraordinary item......................      70.6      2.5          --       --          --       --
Net earnings (loss).....................  $  (76.1)    (2.7)   $  138.4      5.1    $   32.1      1.2

- ---------------

(a) Operating income reflects charges of $7.1 million in Fiscal 1992 and $2.4 million in Fiscal 1993, for expenses relating to closing of central bakery operation. The charges reflected the complete write-down of the bakery building, machinery and equipment, leaseholds, related inventory and supplies, and providing severance pay to terminated employees.

(b) Represents reserve for losses, net of expected insurance recoveries, resulting from the January 17, 1994 Southern California earthquake.

  COMPARISON OF RALPHS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JANUARY 29, 1995 WITH RALPHS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JANUARY 30, 1994.

     Sales

     For the fifty-two weeks ended January 29, 1995, sales were $2,724.6 million, a decrease of $5.6 million or 0.2% from the fifty-two weeks ended January 30, 1994. During Fiscal 1994, Ralphs opened ten new stores (four in Los Angeles County, three in Orange County, one in San Diego County and two in Riverside County), closed two stores (in conjunction with new stores opening in the same areas), and completed five store remodels. Comparable store sales decreased 3.7%, which included an increase of 0.3% for replacement store sales, from $2,707.9 million in Fiscal 1993 to $2,606.4 million in Fiscal 1994. Ralphs sales continued to be adversely affected by the continuing softness of the economy in Southern California, continuing competitive new store and remodeling activity and recent pricing and promotional changes by competitors. Ralphs continued to take steps to mitigate the impact of the weak retailing environment in its markets, which included continuing its own new store and remodeling program and initiating the Ralphs Savings Plan in February 1994, a new marketing campaign specifically designed to enhance customer value. See "Business -- Advertising and Promotion."

     On January 17, 1994, an earthquake in Southern California caused considerable damage in Los Angeles and surrounding areas. Several Ralphs supermarkets suffered earthquake damage, with 54 stores closed on the morning of January 17th. Thirty-four stores reopened within one day and an additional 17 stores reopened within three days. Three stores in the San Fernando Valley area of Los Angeles suffered major structural damage. All three stores have since reopened for business, with the last reopening on April 15, 1994. Management believes that there was some negative impact on sales resulting from the temporary disruption of business resulting from the earthquake. Ralphs is partially insured for earthquake losses. The pre-tax financial impact, net of expected insurance recoveries, is expected to be approximately $11.0 million and Ralphs reserved for this loss in Fiscal 1993. The gross earthquake loss is approximately $25.3 million and the expected insurance recovery is approximately $14.3 million.

     Cost of Sales

     Cost of sales increased $7.3 million or 0.3% from $2,093.7 million in Fiscal 1993 to $2,101.0 million in Fiscal 1994. As a percentage of sales, cost of sales increased to 77.1% in Fiscal 1994 from 76.7% in Fiscal 1993. The increase in cost of sales as a percentage of sales included a one-time charge for Teamsters Union sick pay benefits pursuant to a new contract ratified in August 1994 with the Teamsters. The total charge was $2.5 million, of which $2.1 million was included in cost of sales and $0.4 million in selling, general and administrative expense. Increases in cost of sales were partially offset by savings in warehousing and distribution costs, reductions in self-insurance costs, pass-throughs of increased operating costs and increases in relative margins where allowed by competitive conditions.

     Warehousing and distribution cost savings were primarily attributable to Ralphs' ASRS and PSC facilities along with the ongoing implementation of new computer-controlled programs and labor standards that improved distribution productivity. The ASRS facility can hold substantially more inventory and requires fewer employees to operate than does a conventional warehouse of equal size. This facility has reduced Ralphs' warehousing costs of non-perishable items markedly, enabling it to take advantage of advance buying opportunities and minimize "out-of-stocks." Ralphs engages in forward-buy purchases to take advantage of special prices or to delay the impact of upcoming price increases by purchasing and warehousing larger quantities of merchandise than immediately required. The PSC facility has consolidated the operations of three existing facilities and holds more inventory than the facilities it replaced, thereby reducing Ralphs' warehouse distribution costs.

     Over the last several years, Ralphs has been implementing modifications in its workers compensation and general liability insurance programs. Ralphs believes that these modifications have resulted in a significant reduction in self-insurance costs for Fiscal 1994. Based on a review of the results of these modifications by Ralphs and its actuaries, adjustments to the accruals for self-insurance costs were made during Fiscal 1994 resulting in a reduction of approximately $18.9 million. Of the total $18.9 million reduction in self-insurance costs, $7.5 million is included in cost of sales and $11.4 million is included in selling, general and administrative expenses.

     Selling, General and Administrative Expenses

     SG&A expenses decreased $4.0 million or 0.8% from $471.0 million in Fiscal 1993 to $467.0 million in Fiscal 1994. As a percentage of sales, SG&A was 17.2% in Fiscal 1993 and 17.2% in Fiscal 1994. The decrease in SG&A was primarily due to a reduction in contributions to the United Food and Commercial Workers Union ("UFCW") health care benefit plans, due to an excess reserve in these plans, a reduction in self-insurance costs, as discussed above, and the results of cost savings programs instituted by Ralphs. Ralphs is continuing its expense reduction program. The decrease in SG&A was partially offset by several factors including increases in union wage rates, a one-time charge for Teamsters Union sick pay benefits, as discussed above, transition expense relating to the Merger ($1.4 million) and increased rent expense resulting from new stores, including fixture and equipment financing.

     Ralphs participates in multi-employer pension plans and health and welfare plans administered by various trustees for substantially all union employees. Contributions to these plans are based upon negotiated contractual rates. In both Fiscal 1992 and Fiscal 1993 the multi-employer pension plan was deemed to be overfunded based upon the collective bargaining agreement then currently in force. During Fiscal 1993 the agreement called for pension benefits which resulted in additional required expense. The UFCW health and welfare benefit plans were overfunded and those employers who contributed to these plans received a pro rata share of excess reserve in these health care benefit plans through a reduction in current maintenance payments. Ralphs' share of the excess reserve was approximately $24.5 million of which $11.8 million was recognized in Fiscal 1993 and the remainder, $12.7 million, was recognized in Fiscal 1994. Since employers are required to make contributions to the benefit funds at whatever level is necessary to maintain plan benefits, there can be no assurance that plan maintenance payments will remain at current levels.

     Operating Income

     Operating income in Fiscal 1994 decreased 4.3% to $145.6 million from $152.1 million in Fiscal 1993. Operating margin, defined as operating income as a percentage of sales, was 5.3% in Fiscal 1994 compared to 5.6% in Fiscal 1993. EBITDA, defined as net earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, provision for postretirement benefits, provision for LIFO expense, gain or loss on disposal of assets, transition expense and a one-time charge for Teamsters Union sick pay benefits, was 8.4% of sales or $230.2 million in Fiscal 1994 and 8.4% of sales or $230.2 million in Fiscal 1993.

     Net Interest Expense

     Net interest expense for Fiscal 1994 was $112.7 million versus $108.8 million for Fiscal 1993. Net interest expense increased primarily as a result of increases in interest rates. Included as interest expense during Fiscal 1994 was $97.4 million, representing interest expense on existing debt obligations, capitalized leases and a swap agreement. Comparable interest expense for Fiscal 1993 was $92.8 million. Also included in net interest expense for Fiscal 1994 was $15.3 million representing certain other charges related to amortization of debt issuance costs, self-insurance discounts, lease valuation reserves and other miscellaneous charges (categorized by Ralphs as non-cash interest expense) as compared to $16.0 million for Fiscal 1993. Investment income, which is immaterial, has been offset against interest expense. The continuation of higher interest rates subsequent to the end of Fiscal 1994 has continued to increase interest expense and adversely affect Ralphs' net income.

     Net Earnings

     For Fiscal 1994, Ralphs reported net earnings of $32.1 million compared to net earnings of $138.4 million for Fiscal 1993. The decrease in net earnings is primarily the result of decreased operating income, higher interest expense due to increased interest rates, the recognition of $109.1 million of deferred income tax benefit in Fiscal 1993 partially offset by $11.0 million recorded for earthquake losses in Fiscal 1993.

     Other

     In February 1994, the Board of Directors of Ralphs authorized a dividend of $10.0 million to be paid to RSI, and the Board of Directors of RSI authorized distribution of this dividend to its shareholders subject to certain restrictive covenants in the instruments governing certain of Ralphs' indebtedness that impose limitations on the declaration or payment of dividends. Ralphs' credit agreement, entered into in 1992 (the "1992 Credit Agreement"), was amended to allow for the payment of the dividend to RSI for distribution to RSI's shareholders. The fee for the amendment was approximately $500,000, which was included in interest expense for the period. The dividend was distributed to the shareholders of RSI in the second quarter of Fiscal 1994.

  COMPARISON OF RALPHS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JANUARY 30, 1994 WITH RALPHS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JANUARY 31, 1993.

     Sales

     Sales in Fiscal 1993 were $2,730.2 million, a decrease of $113.6 million or 4.0% compared to Fiscal 1992. During Fiscal 1993, Ralphs opened eight new stores, four in Los Angeles County, two in Orange County and two in Riverside County, and remodeled six stores. Two of the eight new stores replaced the two stores closed during the fiscal year. Comparable store sales decreased 5.8%, which included an increase of 0.6% for the replacement stores, from $2,823.4 million to $2,659.3 million in Fiscal 1993. Ralphs' sales continued to be adversely affected by the significant recession in Southern California, continuing competitive new store and remodelling activity and pricing and promotional changes by competitors.

     Cost of Sales

     Cost of sales decreased $123.5 million or 5.6% from $2,217.2 million in Fiscal 1992 to $2,093.7 million in Fiscal 1993. As a percentage of sales, cost of sales declined to 76.7% in Fiscal 1993 from 78.0% in Fiscal 1992. The decrease in cost of sales as a percentage of sales was the result of savings in warehousing and distribution costs, the pass-through of increased operating costs and increases in relative margins where allowed by competitive conditions.

     Selling, General and Administrative Expenses

     SG&A increased $1.0 million or 0.2% from $470.0 million in Fiscal 1992 to $471.0 million in Fiscal 1993. As a percentage of sales, SG&A increased from 16.5% in Fiscal 1992 to 17.2% in Fiscal 1993. The increase in SG&A as a percentage of sales was the result of several factors including the soft sales environment. Increases in expense were partially offset by cost savings programs instituted by Ralphs.

     Ralphs participates in multi-employer pension plans and health and welfare plans administered by various trustees for substantially all union employees. Contributions to these plans are based upon negotiated contractual rates. In both Fiscal 1992 and Fiscal 1993 the UFCW multi-employer pension plan was deemed to be overfunded based upon the collective bargaining agreement then currently in force. During Fiscal 1993 the agreement called for pension benefits which resulted in additional required expense. The UFCW health and welfare benefit plans were overfunded and those employers who contributed to these plans are to receive a pro rata share of the excess reserve in these health care benefit plans through a reduction in current maintenance payments. Ralphs' share of the excess reserve was approximately $24.5 million of which $11.8 million was recognized in Fiscal 1993 and the remainder will be recognized in the fiscal year ending January 29, 1995. The change in health and welfare plan expenses resulted from the $11.8 million credit associated with the collective bargaining agreement as well as a reduction in the current year plan expense due to the overfunded status of the plan. Since employers are required to make contributions to the benefit funds at whatever level is necessary to maintain plan benefits, there can be no assurance that plan maintenance payments will remain at current levels. Partially offsetting the reductions of health and welfare maintenance payments was a $6.0 million contract ratification bonus paid by Ralphs at the conclusion of contract negotiations with the UFCW in Fiscal 1993. The $6.0 million contract ratification payment was an item separate from either of these plans.

     Operating Income

     Operating income in Fiscal 1993 increased to $152.1 million from $138.5 million in Fiscal 1992, a 9.8% increase. Operating margin increased in Fiscal 1993 to 5.6% from 4.9% in Fiscal 1992. This increase was primarily the result of the aforementioned improvements in Ralphs' cost of sales percentage. EBITDA, defined as net earnings before interest expense, income tax expense (benefit), depreciation and amortization expenses, postretirement benefits, the LIFO charge, extraordinary item relating to debt refinancing, provision for legal settlement, provision for restructuring, provision for earthquake losses and loss on disposal of assets, improved to $230.2 million or 8.4% of sales in Fiscal 1993 from $227.3 million or 8.0% of sales in Fiscal 1992.

     Net Interest Expense

     Net interest expense for Fiscal 1993 was $108.8 million, compared to $125.6 million for Fiscal 1992. The reduction in net interest expense was attributable to the refinancing and defeasance of Ralphs 14% Senior Subordinated Debentures due 2000 (the "14% Debentures") with the proceeds from the issuance of the Old RGC 9% Notes (as defined herein) as the final step in a recapitalization plan initiated on July 30, 1992. Cash interest expense during Fiscal 1993 was $92.8 million compared to $105.5 million in Fiscal 1992. Also included in interest expense for Fiscal 1993 was $16.0 million representing certain other charges relating to amortization of debt issuance costs, self-insurance discount, lease valuation reserves and other miscellaneous charges (categorized by Ralphs as non-cash interest expense) as compared to $20.1 million for Fiscal 1992. Investment income, which is immaterial, has been offset against interest expense.

     Earthquake Losses

     Several Ralphs stores suffered earthquake damage from the January 17, 1994 earthquake in Southern California and 54 stores were completely shutdown on the morning of January 17th. Management believes that there was some negative impact on sales resulting from the temporary disruption of business resulting from the earthquake. Ralphs is partially insured for earthquake losses. The pre-tax financial impact, net of expected insurance recoveries, is expected to be approximately $11.0 million and Ralphs reserved for this loss in Fiscal 1993. The gross earthquake loss is approximately $25.3 million and the expected insurance recovery is approximately $14.3 million.

     Income Taxes

     In Fiscal 1993, Ralphs recorded the incremental impact of The Omnibus Budget Reconciliation Act of 1993 on net deductible temporary differences and Ralphs increased its deferred income tax assets by a net amount of $109.1 million. Income tax expense (benefit) for Fiscal 1993 includes recognition of $109.1 million of deferred income tax benefit and $1.1 million current income tax expense for Fiscal 1993. See Note 11 of Notes to Ralphs Consolidated Financial Statements.

     Net Earnings

     In Fiscal 1993, Ralphs reported net earnings of $138.4 million compared to a net loss of $76.1 million for Fiscal 1992. This increase in net earnings was primarily the result of Ralphs' recognition of $109.1 million of deferred income tax benefit for Fiscal 1993 and the following items recorded in Fiscal 1992: (1) an extraordinary charge, net of tax benefit, of $70.6 million relating to Ralphs' recapitalization plan, (2) a provision of $7.1 million made for expenses related to the closure of the central bakery operation (an additional charge of $2.4 million was recorded in Fiscal 1993) and (3) a provision of $7.5 million made for the maximum loss under a judgment rendered against Ralphs.

LIQUIDITY AND CAPITAL RESOURCES

     The Company and Holdings utilized new financing proceeds of approximately $525 million, which were paid to the former RSI stockholders, to consummate the Merger. The new financing proceeds included the issuance of preferred stock by Holdings to the 1995 Equity Investors for cash proceeds of approximately $140 million. In addition, the Company entered into the New Credit Facility pursuant to which, upon the closing of the Merger, it incurred $600 million under the New Term Loans and approximately $91.6 million of standby letters of credit under the $325 million New Revolving Facility. The Company also issued $350 million aggregate principal amount of new 10.45% Senior Notes due 2004 (the "1995 Senior Notes") and $100 million aggregate principal amount of new 11% Senior Subordinated Notes due 2005 (the "1995 11% Senior Subordinated Notes") pursuant to public offerings (the "Public Offerings").

     The proceeds from the New Credit Facility, Public Offerings and the 1995 Equity Investment and the issuance by Holdings of $59.0 million initial accreted value of 13 5/8% Senior Discount Debentures due 2005 (the "New Discount Debentures") for cash, $41.0 million in initial accreted value of additional New Discount Debentures as consideration for the Merger and for associated fees and $131.5 million aggregate principal amount of 13 5/8% Senior Subordinated Pay-In-Kind Debentures due 2007 (the "Seller Debentures"), provided the sources of financing required to consummate the Merger and to repay outstanding bank debt of approximately $176.5 million at Food 4 Less and $228.9 million at RGC, existing mortgage debt of $174.0 million (excluding prepayment fees) at RGC and $84.4 million to the holders of the Senior Discount Notes due 2004 of Holdings (the "Discount Notes") (excluding related fees). Proceeds from the New Credit Facility and the Public Offerings also were used (i) to pay the cash portions of Food 4 Less' exchange offers and consent solicitations with respect to the 10.25% Senior Subordinated Notes due 2002 of RGC (the "Old RGC 10.25% Notes"), the 9% Senior Subordinated Notes due 2003 of RGC (the "Old RGC 9% Notes," and together with the old RGC 10.25% Notes, the "Old RGC Notes") (collectively, the "RGC Exchange Offers"), the 10.45% Senior Notes due 2000 of Food 4 Less (the "1992 Senior Notes") and the 13.75% Senior Subordinated Notes due 2001 of Food 4 Less (the "1991 Senior Subordinated Notes") (collectively, the "F4L Exchange Offers," and together with the RGC Exchange Offers, the "Exchange Offers"), as well as the Change of Control Offer (as defined below) and accrued interest on all exchanged debt securities in the amount of $27.8 million, (ii) to pay $17.8 million to the holders of the RGC Equity Appreciation Rights, (iii) to loan $5.0 million to an affiliate for the benefit of such holders, (iv) to pay approximately $93.3 million of fees and expenses of the Merger and the related financing, and (v) to pay $3.5 million to purchase shares of common stock of Holdings from certain dissenting shareholders. In addition, Holdings issued $22.5 million of its New Discount Debentures in consideration for certain Merger-related services. The Company assumed certain existing indebtedness of Food 4 Less and RGC in connection with the Exchange Offers, pursuant to which (i) holders of the Old RGC Notes exchanged approximately $424.0 million aggregate principal amount of Old RGC Notes for an equal principal amount of 1995 11% Senior Subordinated Notes, (ii) holders of the 1992 Senior Notes exchanged approximately $170.3 million aggregate principal amount of 1992 Senior Notes for an equal principal amount of 1995 Senior Notes, and
(iii) holders of the 1991 Senior Subordinated Notes exchanged approximately $140.2 million aggregate principal amount of 1991 Senior Subordinated Notes for an equal principal amount of new 13.75% Senior Subordinated Notes due 2005 (the "1995 13.75% Senior Subordinated Notes"). In addition, pursuant to the terms of the indentures governing the Old RGC Notes, the consummation of the Merger required the Company to make an offer to purchase all of the outstanding Old RGC Notes that were not exchanged in the RGC Offers (the "Change of Control Offer"). The Change of Control Offer resulted in the purchase of an additional $1.1 million of outstanding Old RGC Notes.

     At April 21, 1996, there were borrowings of $110.0 million under the New Revolving Facility and $104.3 million of letters of credit had been issued. Under the terms of the New Credit Facility, the Company was required to repay $1.6 million of the New Term Loans in fiscal 1995. The New Term Loans require quarterly amortization payments (after giving effect to application of the proceeds of the Offering) aggregating $2.3 million in fiscal year 1996, $39.2 million in fiscal year 1997 and increasing thereafter. The level of borrowings under the Company's New Revolving Facility is dependent upon cash flows from operations, the timing of disbursements, seasonal requirements and capital expenditure activity. The Company is required to reduce loans outstanding under the New Revolving Facility to $150.0 million for a period of not less than 30 consecutive days during the period between the first day of the fourth fiscal quarter of 1996 and the last day of the first fiscal quarter of 1997. The estimated net proceeds of the Offering were used to prepay $44.4 million in borrowings under the New Term Loans, including $22.7 million in principal installments due within the twelve months following the Offering, and to repay $47.6 million in borrowings under the New Revolving Facility, without any reduction in amounts available for future borrowing under the New Revolving Facility. At April 21, 1996, pro forma for the Offering and the application of proceeds therefrom, the Company had $158.3 million available for borrowing under the New Revolving Facility.

     On October 11, 1995, the Company entered into an interest rate collar which effectively set interest rate limits on $300 million of the Company's bank term debt. This interest rate collar, which was effective as of October 19, 1995, limits the interest rate payable on $300 million of outstanding debt under the New Credit Facility to a range of 4.5 percent to 8.0 percent for two years, thus satisfying the interest rate protection requirements under the New Credit Facility.

     Cash flow from operations, amounts available under the New Revolving Facility and lease financing are the Company's principal sources of liquidity. The Company believes that these sources will be adequate to meet its anticipated capital expenditure, working capital and debt service requirements during fiscal 1996.

     During fiscal year 1995, cash used by operating activities was approximately $16.8 million as compared to cash provided by operating activities of approximately $17.6 million for the 1995 transition period. The decrease in cash from operating activities is due to changes in operating assets and liabilities in fiscal year 1995 and a decrease in operating income due primarily to the impact of certain costs associated with the integration of the Company's operations subsequent to the Merger. The Company's principal use of cash in its operating activities is inventory purchases. The Company's high inventory turnover allows it to finance a substantial portion of its inventory through trade payables, thereby reducing its short-term borrowing needs. At January 28, 1996, this resulted in a working capital deficit of $178.5 million.

     Cash used for investing activities was $405.4 million for fiscal year 1995. Investing activities consisted primarily of $303.3 million of acquisition costs associated with the Merger and capital expenditures of $122.4 million, partially offset by $4.1 million of sale/leaseback transactions. The capital expenditures, net of the proceeds from sale/leaseback transactions, were financed primarily from cash provided by operating and financing activities.

     The capital expenditures discussed above were made to (i) build 20 new stores (11 of which have been completed), (ii) remodel 11 stores, (iii) convert 111 conventional format stores to the Ralphs banner in conjunction with the Merger, and (iv) convert 13 Ralphs stores to the Food 4 Less warehouse format. The Company also acquired three stores in Northern California during fiscal 1995. The Company currently anticipates that its aggregate capital expenditures for fiscal 1996 will be approximately $105.0 million (or $95.0 million, net of expected capital leases), of which approximately $96.0 million relate to ongoing expenditures for new stores, equipment and maintenance (including a project to repair earthquake damage at the Company's Glendale "picking" warehouse) and approximately $9.0 million relate to Merger-related and other non-recurring items. Consistent with past practices, the Company intends to finance these capital expenditures primarily with cash provided by operations and through leasing transactions. At April 26, 1996, the Company had approximately $18.0 million of unused equipment leasing facilities. No assurance can be given that sources of financing for capital expenditures will be available or sufficient to finance its anticipated capital expenditure requirements; however, management believes the capital expenditure program has substantial flexibility and is subject to revision based on various factors, including changes in business conditions and cash flow requirements. Management believes that if the Company were to substantially reduce or postpone these programs, there would be no substantial impact on short-term operating profitability. However, management also believes that the construction of new stores is an important component of its future operating strategy. Consequently, management believes if these programs were substantially reduced, future operating results, and ultimately its cash flow, would be adversely affected.

     The capital expenditures discussed above do not include potential acquisitions which the Company could make to expand within its existing markets or to enter other markets. The Company has grown through acquisitions in the past and from time to time engages in discussions with potential sellers of individual stores, groups of stores or other retail supermarket chains.

     Cash provided by financing activities was $470.7 million for fiscal year 1995. Financing activities consisted primarily of the following; (i) proceeds from issuance of new debt in the amount of $950.0 million including proceeds of $600 million under the New Credit Facility, $350 million from the issuance of 1995 Senior Notes and $100 million from the issuance of 1995 11% Senior Subordinated Notes, net of issuance costs of $100.0 million and (ii) proceeds from cash capital contributions by Holdings of $12.1 million. These sources were partially offset by principal payments on long-term debt of $576.7 million including: $125.7 million to retire borrowings under the old credit agreement, $228.9 million to extinguish the old RGC term loan; and $174.0 million to repay certain real estate loans.

     The Company is a wholly-owned subsidiary of Holdings. Holdings has outstanding $100 million initial accreted value of New Discount Debentures and $131.5 million principal amount of Seller Debentures outstanding. Holdings is a holding company which has no assets other than the capital stock of the Company. Holdings will be required to commence semi-annual cash payments of interest on the New Discount Debentures and the Seller Debentures commencing December 15, 2000 in the amount of approximately $61 million per annum. Subject to the limitations contained in its debt instruments, the Company intends to make dividend payments to Holdings in amounts which are sufficient to permit Holdings to service its cash interest requirements. The Company may pay other dividends to Holdings in connection with certain employee stock repurchases and for routine administrative expenses.

     RSI and Food 4 Less had significant net operating loss carryforwards for regular federal income tax purposes. As a result of the Merger, the Company's ability to utilize such loss carryforwards in future periods is limited to approximately $15.6 million per year with respect to Food 4 Less net operating loss carryforwards and approximately $15.0 million per year with respect to RSI's net operating loss carryforwards. Holdings files a consolidated federal income tax return, under which the federal income tax liability of Holdings and its subsidiaries is determined on a consolidated basis. Holdings is a party to a federal income tax sharing agreement with the Company and certain of its subsidiaries (the "Tax Sharing Agreement"). The Tax Sharing Agreement provides that in any year in which the Company is included in any consolidated tax liability of Holdings and has taxable income, the Company will pay to Holdings the amount of the tax liability that the Company would have had on such due date if it had been filing a separate return. Conversely, if the Company generates losses or credits which actually reduce the consolidated tax liability of Holdings and its other subsidiaries, Holdings will credit to the Company the amount of such reduction in the consolidated tax liability. These credits are passed between Holdings and the Company in the form of cash payments. In the event any state and local income taxes are determinable on a combined or consolidated basis, the Tax Sharing Agreement provides for a similar allocation between Holdings and the Company of such state and local taxes. See "Certain Relationships and Related Transactions." The Company will continue to be a party to an indemnification agreement with Federated Department Stores, Inc. and certain other parties. Pursuant to the terms of such agreement, the Company made an annual tax payment of $1.0 million in 1995 and will make an annual tax payment of $1.0 million in 1996, with the final tax payment of $5.0 million in 1997.

     The Company is highly leveraged. At April 21, 1996, after giving effect to the Offering and the application of proceeds therefrom, the Company's total indebtedness (including current maturities) and stockholder's equity were $2,062.3 million and $25.0 million, respectively, and the Company had an additional $158.3 million available to be borrowed under the New Revolving Facility. Based upon current levels of operations, anticipated cost savings from the Merger and future growth, the Company believes that its cash flow from operations, together with available borrowings under the New Revolving Facility and its other sources of liquidity (including lease financing), will be adequate to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments over the next several years. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that future cost savings and growth can be achieved.

EFFECTS OF INFLATION AND COMPETITION

     The Company's primary costs, inventory and labor, are affected by a number of factors that are beyond its control, including availability and price of merchandise, the competitive climate and general and regional economic conditions. As is typical of the supermarket industry, the Company has generally been able to maintain margins by adjusting its retail prices, but competitive conditions may from time to time render it unable to do so while maintaining its market share.

     The supermarket industry is highly competitive and characterized by narrow profit margins. The Company's competitors in each of its operating divisions include national and regional supermarket chains, independent and specialty grocers, drug and convenience stores, and the newer "alternative format" food stores, including warehouse club stores, deep discount drug stores and "super centers". Supermarket chains generally compete on the basis of location, quality of products, service, price, product variety and store condition. The Company regularly monitors its competitors' prices and adjusts its prices and marketing strategy as management deems appropriate.

RECENT ACCOUNTING PRONOUNCEMENTS

     In the first quarter of fiscal year 1996, the Company adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121). The adoption of SFAS 121 had no impact on the Company's financial position or on its results of operations.

                                    BUSINESS

     Ralphs Grocery Company (the "Company"), formerly known as Food 4 Less Supermarkets, Inc. ("Food 4 Less"), a wholly-owned subsidiary of Food 4 Less Holdings, Inc. ("Holdings"), is a retail supermarket company with a total of 408 stores which are located in Southern California (345), Northern California (27) and certain areas of the Midwest (36). The Company is the largest supermarket company in Southern California. The Company operates the second largest conventional supermarket chain in the region under the "Ralphs" name and the largest warehouse supermarket chain in the region under the "Food 4 Less" name. The Company has achieved strong competitive positions in each of its marketing areas by successfully tailoring its merchandising strategy to the particular needs of the individual communities it serves. In addition, the Company is a vertically integrated supermarket company with major manufacturing facilities, including a bakery and creamery operations, and full-line warehouse and distribution facilities servicing its Southern California operations.

     On June 14, 1995, Holdings acquired all of the common stock of Ralphs Supermarkets, Inc. ("RSI") in a transaction accounted for as a purchase by Food 4 Less. The consideration for the acquisition consisted of $388.1 million in cash, $131.5 million principal amount of 13 5/8% Senior Subordinated Pay-In-Kind Debentures due 2007 of Holdings (the "Seller Debentures") and $18.5 million initial accreted value of 13 5/8% Senior Discount Debentures due 2005 of Holdings (the "New Discount Debentures"). Food 4 Less, RSI and RSI's wholly-owned subsidiary, Ralphs Grocery Company ("RGC"), combined through mergers (the "Merger") in which RSI remained as the surviving entity and changed its name to Ralphs Grocery Company.

     Food 4 Less was organized by The Yucaipa Companies ("Yucaipa"), a private investment group, in connection with the June 1989 acquisition of Breco Holding Company, Inc. ("BHC"), which owned Boys, Viva, and Cala stores. Concurrently with the acquisition of BHC (the "BHC Acquisition"), Food 4 Less, Inc. ("FFL"), a corporation controlled by an affiliate of Yucaipa, contributed to Food 4 Less all of the outstanding capital stock of Falley's, Inc. ("Falley's"), which owned Food 4 Less' Midwestern stores and its Food 4 Less Southern California stores. Food 4 Less added six stores to its Northern California Division by acquiring Bell Markets, Inc. ("Bell") on June 30, 1989, and added seven stores to its Southern California Division by acquiring certain operating assets of ABC Market Corp. ("ABC") on January 15, 1990. On June 17, 1991, Food 4 Less acquired all of the outstanding capital stock of Alpha Beta Company ("Alpha Beta"), which operated 142 stores in seven Southern California counties (the "Alpha Beta Acquisition"). On March 29, 1994, Food 4 Less added ten warehouse format stores (formerly operated under the name "Food Barn") to its Midwestern Division which it acquired from Associated Wholesale Grocers, Inc.

     The Company operates both conventional and warehouse format stores under various names. The following table sets forth by retail format the number of stores operated by each of the Company's three divisions at January 28, 1996:

                                               SOUTHERN       NORTHERN
                                              CALIFORNIA     CALIFORNIA     MIDWESTERN     TOTAL
                                              ----------     ----------     ----------     -----
        Ralphs..............................      277            --             --          277
        Cala................................       --             9             --            9
        Bell................................       --            13             --           13
        Falley's............................       --            --              5            5
                                                  ---            --             --          ---
             Total Conventional.............      277            22              5          304
        Food 4 Less.........................       68            --             31           99
        FoodsCo.............................       --             5             --            5
                                                  ---            --             --          ---
             Total Warehouse................       68             5             31          104
                                                  ---            --             --          ---
             Total Stores...................      345            27             36          408
                                                  ===            ==             ==          ===

SOUTHERN CALIFORNIA DIVISION

     The Southern California Division operates 345 supermarkets in eight counties under the names "Ralphs" and "Food 4 Less." The Company's Southern California stores account for approximately 90 percent of the Company's sales.

     The combination of RGC and Food 4 Less has created the largest food retailer in Southern California. Since the Merger, the Company has consolidated all of its stores in the region under its two leading complementary formats. The Company operates the second largest conventional supermarket chain in the region under the "Ralphs" name and the largest price impact warehouse supermarket chain under the "Food 4 Less" name. Management believes the consolidation of its formats in Southern California has improved the Company's ability to adapt its stores' merchandising strategy to the local markets in which they operate while achieving cost savings and other efficiencies.

     Ralphs Conventional Format. The Company operates 277 Ralphs stores in Southern California. All of the Company's conventional stores in the region use the "Ralphs" name and are operated under a single format. Each store is merchandised to appeal to the local community it serves and offers competitive pricing with emphasis on overall value. Ralphs' substantial supermarket product selection is a significant aspect of its marketing efforts: Ralphs stocks between 20,000 and 30,000 merchandise items in its stores, including approximately 2,800 private label products. Ralphs stores offer name-brand grocery products; quality and freshness in its produce, meat, seafood, delicatessen and bakery products; and broad selection in all departments. Most Ralphs stores offer service delicatessen departments, on-premises bakery facilities and seafood departments. Ralphs emphasizes store ambiance and cleanliness, fast and friendly service, the convenience of debit and credit card payment (including many in-store branch banks) and 24-hour operations in most stores.

     Food 4 Less Warehouse Format. The Company operates 68 stores in Southern California which target the price-conscious segment of the market in both urban and suburban areas under the name "Food 4 Less." Food 4 Less is a warehouse-style, price impact store which is positioned to offer the lowest overall prices in its marketing areas by passing on to the consumer savings achieved through labor efficiencies and lower overhead and advertising costs associated with the warehouse format, while providing the product selection and variety associated with a conventional format. In-store operations are designed to allow customers to perform certain labor-intensive services usually offered in conventional supermarkets; for example, merchandise is presented on warehouse style racks in full cartons, reducing labor intensive unpacking, and customers bag their own groceries. Labor costs are also reduced because the stores generally do not have labor-intensive service departments such as delicatessens, bakeries and fresh seafood departments, although they do offer a complete line of fresh meat, fish, produce and baked goods.

     The Food 4 Less format generally consists of large facilities constructed with high ceilings to accommodate warehouse racking with overhead pallet storage. Wide aisles accommodate forklifts and, compared to conventional supermarkets, a higher percentage of total store space is devoted to retail selling because the top of the warehouse-style grocery racks on the sales floor are used to store inventory, which reduces the need for large backroom storage. The Food 4 Less warehouse format supermarkets have brightly painted walls and inexpensive signage in lieu of more expensive graphics. In addition, a "Wall of Values" located at the entrance of each store presents the customer with a selection of specially priced merchandise. Management believes that there is a significant segment of the market, encompassing a wide range of demographic groups, which prefers to shop in a warehouse format supermarket because of its lowest overall pricing. The Company plans to continue its rapid growth of the Food 4 Less format by opening 10 new warehouse format stores in fiscal 1996, seven of which were acquired from Smith's.

  ADVERTISING AND PROMOTION

     As a result of the consolidation of conventional format stores in Southern California under the "Ralphs" name, the Company eliminated most of the separate advertising associated with Food 4 Less' existing Alpha Beta, Boys and Viva formats. Because Ralphs' current advertising program now covers the Southern

California region, the Company will be able to expand the number of Ralphs stores without significantly increasing advertising costs.

     Ralphs' marketing strategy is to provide a combination of wide product selection, quality and freshness of perishable products, competitive prices and double coupons supporting Ralphs' advertising theme, "Everything You Need, Every Time You Shop." The Ralphs Savings Plan, a marketing campaign designed to enhance customer value, is comprised of six major components: Guaranteed Low Prices ("GLPs"), Price Breakers, Big Buys, Multi-Buys, Ralphs Brand Products and Double Coupons. GLPs guarantee low prices on certain high volume items that are surveyed and updated every four weeks. Price Breakers are weekly advertised items that offer significant savings. Big Buys are club size items at prices competitive to club store prices and Multi-Buys offer Ralphs shoppers the opportunity to purchase club store quantities of regular sized items at prices competitive to club store prices. In conjunction with this campaign, Ralphs' private label offering of approximately 2,800 products provides value to the customer.

     Ralphs stores promote sales through the use of product coupons, consisting of manufacturers' coupons and Ralphs' own promotional coupons. Ralphs offers a double coupon program in all stores with Ralphs matching the price reduction offered by the manufacturer. Ralphs also generates store traffic through weekly advertised specials, special sales promotions such as discounts on recreational activities, seasonal and holiday promotions, increased private label selection, club pack items and exclusive product offerings.

     The Food 4 Less warehouse stores utilize print and radio advertising which emphasizes Food 4 Less' low-price leadership, rather than promoting special prices on individual items. The Food 4 Less warehouse stores also utilize weekly advertising circulars, customized to local communities, which highlight the merchandise offered in each store.

  WAREHOUSING AND DISTRIBUTION

     In March 1996, the Company commenced operations in a state-of-the-art distribution and creamery facility located in Riverside, California which was acquired from Smith's (the "Riverside Facility"). The technologically-advanced 90-acre complex is expected to improve the quality, service and productivity of the Company's distribution and manufacturing operations. The Riverside Facility has more than one million square feet of warehousing and manufacturing space consisting of a 675,000 square foot dry grocery service center, 270,000 square foot refrigerated and frozen food facility and a 115,000 square foot creamery facility. The Riverside Facility sublease runs for approximately 23 years, with renewal options through 2043, and provides for annual rent of approximately $8.8 million. The Company also acquired certain operating assets and inventory at the Riverside Facility when it entered into the sublease for a purchase price of approximately $20.2 million.

     The acquisition of the Riverside Facility allows the Company to consolidate distribution into three modern, efficient facilities located in Compton, Glendale and Riverside, California. This consolidation is being accomplished by closing the Company's La Habra warehouse, Carson warehouse, Long Beach Avenue warehouse and the Slauson frozen food warehouse, as well as several other outside frozen food, deli and general merchandise facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operation." The elimination of the smaller and less efficient warehouse facilities will reduce transportation between facilities, management overhead and outside storage costs. Moreover, the consolidation will enable better inventory management, which is expected to result in the reduction of inventory levels. The Riverside Facility is also expected to reduce previously planned capital expenditures. The consolidation of the Company's distribution facilities is expected to be completed by the third quarter of fiscal year 1996, resulting in greatly strengthened and streamlined backstage operations.

     The Riverside Facility also increases distribution capacity of the Company by increasing storage capacity to 120,000 pallets and increasing the assortment of items that are internally supported (increasing dry grocery from 10,000 to 14,000 SKUs and perishable and frozen items by 1,500 SKUs).

     The Company also operates a 17 million cubic foot high-rise automated storage and retrieval system ("ASRS") warehouse for non-perishable items, near Glendale, California. The automated warehouse has a ground floor area of 170,000 square feet and capacity of approximately 50,000 pallets. Guided by computer software, ten-story high cranes move pallets from the receiving dock to programmed locations in the ASRS warehouse while recording the location and time of storage. Goods are retrieved and delivered by the cranes to conveyors leading to an adjacent "picking" warehouse where individual store orders are filled and shipped. The Company's Glendale "picking" warehouse was damaged in the Northridge earthquake and is scheduled to undergo renovation in the current fiscal year. Its operations will be transferred to the Riverside Facility during the renovation period. The ASRS facility can hold substantially more inventory and requires fewer employees to operate than a conventional warehouse of equal size.

     The Company's third major Southern California distribution center is its
5.4 million cubic foot facility in Compton, California designed to process and store all perishable products (the "Perishables Service Center" or "PSC"). This facility was constructed in 1992 and has enabled the Company to have the ability to deliver perishable products to its stores on a daily basis, thereby improving the freshness and quality of these products.

     Combined shipments from the Company's Southern California warehouse facilities accounted for approximately 75 percent of the Southern California Division's total purchases during the 52 weeks ended January 28, 1996. Additional purchases, consisting of mostly general merchandise, approximating 2 percent of the division's total during this same period, were made through Certified Grocers of California, Ltd. ("Certified"), a food distribution cooperative in which the Company is a member.

     The Company is party to a joint venture with a subsidiary of Certified which operates a general merchandise warehouse in Fresno, California. Management is continuing to evaluate the role of such warehouse in the operation of the combined Company.

  MANUFACTURING

     The Riverside Facility's creamery is the production point for all fluid milk products bound for sale in the Company's Food 4 Less warehouse stores. Bottled water, fruit juice and ice for the entire Company will also be processed and packaged at the Riverside creamery. Milk bound for the Company's Ralphs conventional stores, as well as all ice cream and ice cream products, will continue to be processed at the Company's existing creamery in Compton, California. The Compton facility also processes selected delicatessen items, including packaged salads and cheese, and produces cultured products including sour cream and yogurt.

     In addition to the foregoing facilities, the Company will continue to operate a 316,000 square foot bakery in La Habra, California to manufacture a broad line of baked goods.

  PRIVATE LABEL PROGRAM

     Through its private label program, the Company offers a diverse array of grocery and general merchandise items under its own brand names which include "Ralphs," "Private Selection," "Perfect Choice," "Plain Wrap" and "Equality." The Company has entered into several private label licensing arrangements which allow it to utilize recognized brand names on an exclusive basis in connection with certain goods it manufactures or purchases from others, including "Carnation" and "Sunnyside Farms" (dairy products) and "Van de Kamps" (baked goods). In addition, the Company has entered into an agreement to distribute private label dry grocery and frozen products under the "Sunny Select" and "Grocers Pride" labels. The Company's private label products provide quality comparable to that of national brands at significantly lower prices, while the Company's gross margins on private label products are generally higher than on national brands. The Company believes that its private label program is one of the most successful in the supermarket industry, and the Company intends to continue the growth of its private label program in the future.

  STORE OPERATIONS AND RETAIL SYSTEMS

     The Southern California Division's store equipment and facilities are generally in excellent condition. The Ralphs stores range in size from approximately 15,600 square feet to 69,500 square feet and average approximately 35,300 square feet. The Southern California Food 4 Less stores are generally larger and range in size from approximately 27,400 square feet to 84,300 square feet, and average approximately 49,700 square feet. The Company believes the Southern California Division's warehouse and distribution system and the design of its stores permit the Company to decrease in-store stockroom space and thereby increase available selling area.

     The Southern California Division's management information systems and optical scanning technology reduce the labor costs attributable to product pricing and customer check-out, and provide the Company's management with information that facilitates purchasing and receiving, inventory management, warehouse reordering and management of accounts payable. All of the Company's Southern California Division stores currently offer an electronic funds transfer system which allows customers to make purchases, obtain cash or check approvals in transactions linked to their bank accounts. In addition, the Company's stores now offer customers the convenience of making purchases with major credit cards.

  EXPANSION AND DEVELOPMENT

     As a result of Ralphs' 123-year history and Alpha Beta's 92-year history in Southern California, the Company has valuable and well-established store locations, many of which are in densely populated metropolitan areas. Additionally, the Company has a technologically advanced store base. During fiscal 1995, the Company acquired 174 stores through the Merger, opened 6 new Food 4 Less stores and 5 new Ralphs stores in Southern California, converted 124 stores from Alpha Beta, Boys and Viva formats to the Ralphs and Food 4 Less formats, closed 44 stores and remodeled 11 stores.

     The Company plans to expand the Southern California Division by opening new stores as well as replacing older and smaller stores. The Company intends to continue to focus its new store construction and store conversion efforts during fiscal 1996 and future years on the Food 4 Less format, which has proven to have a strong appeal to value conscious consumers across a wide range of demographic groups. To this end, the Company plans to continue its store expansion program in Southern California by opening 25 new stores during fiscal 1996 (including the nine stores acquired from Smith's, seven of which will be Food 4 Less stores), and additional stores in subsequent years. During fiscal year 1996, in Southern California, the Company plans to remodel 21 conventional format stores and 4 of the warehouse format stores. The Company's merger, expansion, remodel and conversion efforts have required, and will continue to require, the funding of significant capital expenditures. See Item 7 -- "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources."

     Remodelings and openings, among other things, are subject to the availability of developers' financing, agreements with developers and landlords, local zoning regulations, construction schedules and other factors, including costs, often beyond the Company's control. Accordingly, there can be no assurance that the schedule will be met. Further, there is competition for new store sites, and it is possible that this competition might adversely affect the timing of its new store program. From time to time, the Company also closes or sells marginal stores.

NORTHERN CALIFORNIA AND MIDWESTERN DIVISIONS

     The Northern California Division of Food 4 Less operates 22 conventional supermarkets in the greater San Francisco Bay area under the "Cala" and "Bell" names, and five warehouse format stores under the "FoodsCo" name. Management believes that the Northern California Division has excellent store locations in the city of San Francisco that would be very difficult to replicate. The Midwestern Division of Food 4 Less operates 36 stores, of which 31, including ten former "Food Barn" stores which Food 4 Less acquired in March 1994, are warehouse format stores operated under the "Food 4 Less" name, and five of which are conventional supermarkets operated under the "Falley's" name. Of these 36 stores, 32 are located in Kansas and four are located in Missouri. Management believes the Food 4 Less warehouse format stores are the low-price leaders in each of the markets in which they compete. The Northern California Division's conventional store strategy is to attract customers through its convenient locations, broad product line and emphasis on quality and service, and its advertising and promotion strategy highlights the reduced price specials offered in its stores. In contrast, the Company's warehouse format stores, operated under the Food 4 Less name in the

Midwestern Division and the FoodsCo name in the Northern California Division, emphasize lowest overall prices rather than promoting special prices on individual items. The Northern California Division's conventional stores range in size from approximately 8,500 square feet to 32,500 square feet, and average approximately 19,500 square feet. The Northern California Division's warehouse stores range in size from approximately 30,000 square feet to 59,600 square feet, and average approximately 41,800 square feet. The Midwestern Division's warehouse format stores range in size from approximately 8,800 square feet to 60,200 square feet and average approximately 37,900 square feet.

     The Northern California Division purchases merchandise from a number of suppliers; however, approximately 36 percent of its purchases are made through Certified Grocers of California, Ltd. ("Certified"), a food distribution cooperative, pursuant to supply contracts. The Northern California Division does not operate its own warehouse facilities, relying instead on direct delivery to its stores by Certified and other vendors. Food 4 Less' Southern California warehouse facilities supply a portion of the merchandise sold in the Northern California Division stores.

     The Midwestern Division's primary supplier is Associated Wholesale Grocers ("AWG"), a member-owned wholesale grocery cooperative based in Kansas City. The Midwestern Division does not operate a central warehouse, but purchases approximately 70 percent of the merchandise sold in its stores from AWG. Management believes that, as AWG's largest single customer, the Midwestern Division has significant buying power, allowing it to provide a broader product line more economically than it could if it maintained its own full-line warehouse. The Midwestern Division produces approximately 50 percent of all case-ready fresh meat items sold in its stores at its central meat plant located in Topeka, Kansas.

     Since the beginning of fiscal 1991, the Northern California Division has remodeled 13 stores, opened six new stores and, in fiscal 1995, acquired three stores from Roger Wilco, now operated as Bell stores. The Northern California Division Food 4 Less warehouse stores were renamed as FoodsCo warehouse stores in fiscal 1994 following the sale by the Company of the exclusive rights to use the "Food 4 Less" name in Northern California to Fleming Companies, Inc., which previously held a non-exclusive license. See "Licensing Operations" for further discussion of the amendment to the Fleming license.

     The acquisition in March 1994 of ten warehouse stores formerly operated as "Food Barn" stores increased the Midwestern Division's Food 4 Less warehouse store count from 28 at June 26, 1993 to 38 at January 28, 1996. During the last five fiscal years, the Midwestern Division has opened two new stores, acquired ten stores, closed three stores and remodeled eight stores. While the Company has no definitive plans to construct or acquire new stores in the Midwestern Division in fiscal 1996, the Company intends to focus future expansion there on its Food 4 Less operations.

COMPETITION

     The supermarket industry is highly competitive and characterized by narrow profit margins. The Company's competitors in each of its operating divisions include national and regional supermarket chains, independent and specialty grocers, drug and convenience stores, and the newer "alternative format" food stores, including warehouse club stores, deep discount drug stores and "super centers." Supermarket chains generally compete on the basis of location, quality of products, service, price, product variety and store condition. The Company regularly monitors its competitors' prices and adjusts its prices and marketing strategy as management deems appropriate.

     The Southern California Division competes with several large national and regional chains, principally Albertsons, Hughes, Lucky, Stater Bros., and Vons, and with smaller independent supermarkets and grocery stores as well as warehouse clubs and other "alternative format" food stores. The Northern California Division competes with large national and regional chains, principally Lucky and Safeway, and with independent supermarket and grocery store operators and other retailers, including "alternative format" stores. The Midwestern Division's supermarkets compete with several national and regional supermarket chains, principally Albertson's and Dillons, as well as independent grocery and "alternative format" stores such as Hypermarket USA. The Company positions its warehouse format supermarkets as the overall low-price leaders in each marketing area in which they operate.

EMPLOYEES

     The Company believes that its relationship with its employees is excellent. At January 28, 1996, the Company had a total of 30,101 employees, as shown in the table below.

                                                 SOUTHERN       NORTHERN
                                                CALIFORNIA     CALIFORNIA     MIDWESTERN     TOTAL
                                                ----------     ----------     ----------     ------
    Administrative............................     1,573             64             41        1,678
    Warehouse, manufacturing and
      transportation..........................     3,318             --             61        3,379
    Stores....................................    21,540          2,123          1,381       25,044
                                                  ------          -----          -----       ------
              Total...........................    26,431          2,187          1,483       30,101
                                                  ======          =====          =====       ======

     Of the Company's 30,101 total employees at January 28, 1996, there were 26,369 employees covered by union contracts, principally with the United Food and Commercial Workers Union (the "UFCW"). The table below sets forth information regarding the Company's union contracts which cover more than 100 employees.

                                                                                    DATE(S) OF
                 UNION                        NUMBER OF EMPLOYEES COVERED           EXPIRATION
UFCW                                       15,737 Southern California           October 3, 1999
                                             Division clerks and meatcutters
Hospital and Service Employees             606 Southern California              January 19, 1997
                                             Division store porters
International Brotherhood of Teamsters     2,802 Southern California            September 13, 1998
                                             Division drivers and
                                             warehousemen
UFCW                                       2,034 Northern California            March 7, 1998
                                             Division clerks and meatcutters
UFCW                                       3,708 Southern California            February 26, 2000
                                             Division clerks and meatcutters
Bakery and Confectionery Workers           219 Southern California              February 9, 1997
                                             Division bakers

LICENSING OPERATIONS

     The Company owns the "Food 4 Less" trademark and service mark and licenses the "Food 4 Less" name for use by others. In fiscal 1995, earnings from licensing operations were approximately $328,000. An exclusive license with the right to sublicense the "Food 4 Less" name in all areas of the United States except Arkansas, Iowa, Illinois, Minnesota, Nebraska, North Dakota, South Dakota, Wisconsin, the upper peninsula of Michigan, certain portions of Kansas, Missouri, and Tennessee has been granted to Fleming Companies, Inc. ("Fleming"), a major food wholesaler and retailer. In August of 1993, the Company amended its licensing agreement with Fleming to give Fleming exclusive use of the Food 4 Less name in Northern California and the Company exclusive use in Southern California (the "Amendment"). With the exception of Northern California, and subject to the Amendment and certain proximity restrictions, the Company retains the right to open and operate its own "Food 4 Less" warehouse supermarkets throughout the United States. As of January 28, 1996, there were 174 Food 4 Less warehouse supermarkets in 15 states, including the 99 stores owned or leased and operated by the Company. Of the remaining 75 stores, Fleming operates 15 under license, 15 are operated under sublicenses from Fleming and 45 are operated by other licensees.

PROPERTIES

     At January 28, 1996 the Company operated 408 supermarkets, as set forth in the table below:

                                                   NUMBER OF
                                                  SUPERMARKETS                         AVERAGE
                                                ----------------        TOTAL        SQUARE FEET/
                     DIVISION                   OWNED     LEASED     SQUARE FEET       FACILITY
    ------------------------------------------  -----     ------     -----------     ------------
    Southern California.......................    60(a)     285       13,151,000        38,100
    Northern California.......................    --         27          637,000        23,600
    Midwestern................................     2(b)      34        1,299,000        36,100

- ---------------

(a) Includes fifteen stores located on real property subject to ground leases.

(b) Includes one store that is partially owned and partially leased.

     Most of the Southern California Division's store locations are held pursuant to long-term leases, many of which, in the opinion of management, have below-market rental rates or other favorable lease terms. The average remaining term (including all renewal options) of the Company's supermarket leases is approximately 30 years.

     In addition to the supermarkets, the Company operates three main warehouse and distribution centers in Southern California. The newly acquired 90 acre Riverside Facility has more than one million square feet of warehousing and manufacturing space consisting of a creamery and several warehouses for dry grocery, dairy/deli and frozen food storage. The Riverside Facility sublease runs for approximately 23 years, with renewal options through 2043, and provides for annual rent of approximately $8.8 million. The 170,000 square foot high-rise automated storage and retrieval system warehouse ("ASRS") located in the Atwater district of Los Angeles, near Glendale, California (which for ease of reference is referred to throughout this Prospectus as the Glendale, California warehouse), opened in 1987, handles non-perishable items, is ten stories high and has a capacity of approximately 50,000 pallets. The Perishable Service Center ("PSC") in Compton, opened in 1992, is a 5.4 million cubic foot facility designed to process and store all perishable products.

     The Company also has manufacturing operations located in Compton that produce a variety of dairy and other products, including fluid milk, ice cream, yogurt and bottled waters and juices, as well as packaged ice, cheese and salad preparations. The bakery operation is located at the La Habra complex and measures 316,000 square feet.

     The Company's former central office, manufacturing and warehouse complex in La Habra, California was leased for a term ending 2001. Due to the increase in warehouse space, the La Habra distribution center and a number of smaller warehouses used by the Company have become obsolete and it is expected that by the third quarter of fiscal year 1996, the Company will have consolidated its warehousing operations into the three main centers described above. The Company has recorded a restructuring charge which includes a $29.6 million provision for lease termination expenses in connection with the closure of the La Habra and other warehouses (as well as certain other properties). See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

LEGAL PROCEEDINGS

     In December 1992, three California state antitrust class action suits were commenced in Los Angeles Superior Court against the Company and other major supermarket chains located in Southern California, alleging that they conspired to refrain from competing in the retail market for fluid milk and to fix the retail price of fluid milk above competitive prices. Specifically, class actions were commenced by Diane Barela and Neila Ross, Ron Moliare and Paul C. Pfeifle on December 7, December 14 and December 23, 1992, respectively. Merits discovery in these actions has been stayed pending discovery on class certification issues. Most defendants in the actions, not including the Company, have reached tentative settlement agreements, and certain of the settlements have been approved by the trial court, subject to pending appeals. The Company is continuing to actively defend itself in these class action suits.

     The Company is subject to regulation by a variety of governmental agencies, including, but not limited to, the California Department of Alcoholic Beverage Control, the California Department of Agriculture, the U.S. Food and Drug Administration, the U.S. Department of Agriculture and state and local health departments.

     In addition, the Company or its subsidiaries are defendants in a number of other cases currently in litigation or are the subject of potential claims encountered in the normal course of business which are being vigorously defended. In the opinion of management, the resolutions of these matters will not have a material effect on the Company's financial position or results of operations.

ENVIRONMENTAL MATTERS

     In January 1991, the California Regional Water Quality Control Board for the Los Angeles Region (the "Regional Board") requested that Ralphs conduct a subsurface characterization of its ASRS warehouse property located near Glendale. This request was part of an ongoing effort by the Regional Board, in connection with the U.S. Environmental Protection Agency (the "EPA"), to identify contributors to groundwater contamination in the San Fernando Valley. Significant parts of the San Fernando Valley, including the area where the ASRS grocery warehouse is located, have been designated federal Superfund sites requiring response actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, because of regional groundwater contamination. On June 18, 1991, the EPA made its own request for information concerning Ralphs' grocery warehouse. Since that time, the Regional Board has requested further investigation by Ralphs. Ralphs conducted the requested investigations and reported the results to the Regional Board. Approximately 25 companies have entered into a Consent Order (EPA Docket No. 94-11) with the EPA to investigate and design a remediation system for contaminated groundwater beneath an area which includes the ASRS grocery warehouse. The Company is not a party to the Consent Order, but is cooperating with requests of the subject companies to allow installation of monitoring or recovery wells on its property. On or about October 12, 1995, the EPA mailed a Special Notice Letter to 44 parties, including the Company as owner and operator of the Glendale property, naming them as potentially responsible parties ("PRPs"). The Company and other PRPs have agreed to enter into negotiations over a consent decree with the EPA to implement a remedial design and reimburse oversight costs. The PRPs have also agreed to an Alternative Dispute Resolution Process to allocate the costs among themselves. Based upon available information, management does not believe this matter will have a material adverse effect on the Company's financial condition or results of operations.

     The Company removed underground storage tanks and remediated soil contamination at the Glendale warehouse property. In some instances, the removals and the contamination were associated with grocery business operations; in others, they were associated with prior property users. Although the possibility of other contamination from prior operations or adjacent properties exists at the grocery warehouse property, management does not believe that the costs of remediating such contamination will be material to the Company.

     Apart from the ASRS warehouse property, the Company has had environmental assessments performed on most of its facilities, including warehouse and distribution facilities. The Company believes that any responsive actions required at the examined properties as a result of such assessments will not have a material adverse effect on its financial condition or results of operations.

     At the time that Food 4 Less acquired Alpha Beta in 1991, it learned that certain underground storage tanks located on the site of the La Habra facility may have previously released hydrocarbons. In connection with the acquisition of Alpha Beta, the seller (who is also the lessor of the La Habra facility) agreed to retain responsibility, subject to certain limitations, for remediation of the release.

     The Company is subject to a variety of environmental laws, rules, regulations and investigative or enforcement activities, as are other companies in the same or similar business. The Company believes it is in substantial compliance with such laws, rules and regulations. These laws, rules, regulations and agency activities change from time to time, and such changes may affect the ongoing business and operations of the Company.

                                   MANAGEMENT

     The following table sets forth certain information regarding the executive officers and directors of the Company as of April 29, 1996. Directors serve until the election and qualification of their successors.

        NAME             AGE                         POSITION
- ---------------------    ---     ------------------------------------------------
Byron E. Allumbaugh      64      Chairman and Director
George G. Golleher       48      Chief Executive Officer and Director
Alfred A. Marasca        54      President, Chief Operating Officer and Director
Joe S. Burkle            73      Chief Executive Officer -- Falley's and Director
Greg Mays                49      Executive Vice President -- Finance and
                                 Administration and Chief Financial Officer
Harley DeLano            58      President -- Cala Foods
Tony Schnug              51      Group Senior Vice President -- Support
                                 Operations
Jan Charles Gray         48      Senior Vice President, General Counsel and
                                 Secretary
Robert Beyer             36      Director
Ronald W. Burkle         43      Director
Peter Copses             37      Director
Patrick L. Graham        46      Director
John Kissick             54      Director
Mark A. Resnik           48      Director

     Byron E. Allumbaugh has been Chairman of the Board since January 1996 and a Director since June 1995. He was Chief Executive Officer from June 1995 to January 1996. He was Chairman of the Board and Chief Executive Officer of RGC from 1976 until the Merger. He also is a Director of the Ahmanson Company, El Paso Natural Gas Company, Automobile Club of Southern California and Ultramar, Inc.

     George G. Golleher has been Chief Executive Officer since January 1996 and a Director since June 1995. He was Vice Chairman from June 1995 to January 1996. He was a Director of Food 4 Less from its inception in 1989 and was the President and Chief Operating Officer of Food 4 Less from January 1990 until the Merger. From 1986 through 1989, Mr. Golleher served as Senior Vice
President -- Finance and Administration of The Boys Markets, Inc. Mr. Golleher has served as a Director of Dominick's Finer Foods, Inc., an affiliate of The Yucaipa Companies, since March 1995.

     Alfred A. Marasca has been President, Chief Operating Officer and a Director since June 1995. He was President and Chief Operating Officer of RGC from February 1994 until the Merger. He was President of RGC from 1993 to 1994, Executive Vice President -- Retail from 1991 to 1993, and Executive Vice President -- Marketing from 1985 to 1991.

     Joe S. Burkle has been a Director since June 1995 and Chief Executive Officer of Falley's, Inc. since 1987. He was a Director and Executive Vice President of Food 4 Less from its inception in 1989 until the Merger. Mr. Burkle began his career in the supermarket industry in 1946, and served as President and Chief Executive Officer of Stater Bros. Markets, a Southern California supermarket chain. Prior to 1987, Mr. Burkle was a private investor in Southern California. Mr. Burkle is the father of Ronald W. Burkle.

     Greg Mays has been Executive Vice President -- Finance & Administration and Chief Financial Officer since September 1995. He was Executive Vice
President -- Finance & Administration from June 1995 to September 1995. He was Executive Vice President -- Finance & Administration and Chief Financial Officer of Food 4 Less and of Holdings from December 1992 until the Merger. From 1989 to 1991, Mr. Mays was Chief Financial Officer of Almac's, Inc. and, from 1991 to December 1992, he was President and Chief Financial Officer of Almac's. From April 1988 to June 1989, Mr. Mays was Chief Financial Officer of Food 4 Less of Modesto, Inc. and Cala Foods, Inc.

     Harley DeLano has been President of Cala Foods, Inc. since 1990. Mr. DeLano was General Manager of ABC from 1980 to 1990. He serves as a Director of Certified Grocers.

     Tony Schnug has been Group Senior Vice President -- Support Operations since January 1996. He was Senior Vice President of Manufacturing and Construction from June 1995 to January 1996. He was Senior Vice
President -- Corporate Operations of Food 4 Less from 1990 until the Merger. Before joining Food 4 Less, he was Managing Director of SAGE, a wholly-owned subsidiary of Ogilvy & Mather, and Vice President -- Management Information Systems of The Vons Company.

     Jan Charles Gray has been Senior Vice President, General Counsel and Secretary since June 1995. He was Senior Vice President, General Counsel and Secretary of RGC from 1988 until the Merger. He was Senior Vice President and General Counsel of RGC from 1985 to 1988 and Vice President and General Counsel from 1978 to 1985.

     Robert Beyer has been a Director since June 1995. He has been a Group Managing Director of Trust Company of the West ("TCW") since 1995. Mr. Beyer was Co-Chief Executive Officer of Crescent Capital Corporation, a registered investment advisor, from 1991 until its acquisition by TCW in 1995. From 1986 to 1991, Mr. Beyer was a member of the investment banking department of Drexel Burnham Lambert, Incorporated. From 1983 to 1986, Mr. Beyer was a member of the investment banking department of Bear, Stearns & Co., Inc.

     Ronald W. Burkle has been a Director since June 1995. He was Chairman of the Board from June 1995 to January 1996. Mr. Burkle was a Director, Chairman of the Board and Chief Executive Officer of Food 4 Less from its inception in 1989 until the Merger. Mr. Burkle co-founded The Yucaipa Companies, Inc. in 1986 and served as Director, Chairman of the Board, President and Chief Executive Officer of FFL from 1987 and of Holdings from 1992 until the Merger, respectively. Mr. Burkle has been Chairman of the Board of Dominick's Finer Foods, Inc. since March 1995 and served as Chief Executive Officer from March 1995 until January 1996. Mr. Burkle also served as Chairman of the Board of Smitty's Supermarkets, Inc. from June 1994 until its merger in May 1996 with Smith's Food & Drug Center, Inc. ("Smith's"). Mr. Burkle now serves as a Director and the Chief Executive Officer of Smith's. He has also served as a Director of Kaufman & Broad Home Corporation, Inc. since March 1995. Mr. Burkle is the son of Joe S. Burkle.

     Peter Copses has been a Director since June 1995. He has been a Principal since 1990 of Apollo Advisors, L.P. which, together with an affiliate, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and of Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Copses is a Director of Dominicks Finer Foods, Inc., Family Restaurants, Inc., Forum Group, Inc. and Zale Corporation.

     Patrick L. Graham has been a Director since June 1995. He joined The Yucaipa Companies as a general partner in January 1993. Prior to that time, he was a Managing Director in the Corporate Finance Department of Libra Investments, Inc. from 1992 to 1993 and Paine Webber, Inc. from 1990 to 1992. From 1982 to 1990, he was a Managing Director of the Corporate Finance Department of Drexel Burnham Lambert, Inc. and an Associate Director of the Corporate Finance Department of Bear Stearns & Co., Inc. Mr. Graham served as a Director of Smitty's Supermarkets, Inc. from June 1994 until May 1996 and of Dominick's Finer Foods, Inc. since March 1995.

     John Kissick has been a Director since June 1995. He is a principal of Apollo Advisors, L.P. which, together with an affiliate, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and of Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. From 1990 to 1991, Mr. Kissick was a consultant with Kissick & Associates, a private investment advisory firm. He serves as Director of Continental Graphics Holdings, Inc., Converse, Inc., The Florsheim Shoe Company, Inc. and Furniture Brands International, Inc.

     Mark A. Resnik has been a Director since June 1995. He was a Director, Vice President and Secretary of Food 4 Less from its inception in 1989 until the Merger. He co-founded The Yucaipa Companies, Inc. in 1986 and served as a Director, Vice President and Secretary of FFL from 1987 until the Merger. Mr. Resnik has served as a Director of Smitty's Supermarkets, Inc. from June 1994 until May 1996 and of Dominick's Finer Foods, Inc. since March 1995.

     The Company does not currently pay any fees or remuneration to its directors for service on the board or any board committee, but will reimburse directors for their ordinary out-of-pocket expenses.

     Messrs. R. Burkle, Allumbaugh, Golleher, J. Burkle, Beyer, Copses, Graham, Kissick and Resnik are directors of Holdings.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Executive Officers"), whose total salary and bonus for the 52 weeks ended January 28, 1996 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries for the same time period.

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION
                                  ----------------------------------------------------------------------------------
                                     TRANSITION                                    NO. OF SHARES
                                   PERIOD/FISCAL                                    UNDERLYING          ALL OTHER
 NAME AND PRINCIPAL POSITION         YEAR ENDED         SALARY        BONUS         OPTIONS(6)       COMPENSATION(7)
- ------------------------------    ----------------     --------     ----------     -------------     ---------------
Byron E. Allumbaugh(1)            January 28, 1996     $883,333     $  547,692        820,227            $ 1,848
  Chairman                        January 29, 1995(8)  $     --     $       --             --            $    --
                                  June 25, 1994        $     --     $       --             --            $    --
                                  June 26, 1993        $     --     $       --             --            $    --
George G. Golleher(2)             January 28, 1996     $503,205     $1,950,000(9)     200,000            $ 1,783
  Chief Executive Officer         January 29, 1995(8)  $298,100     $  300,000             --            $ 3,329
                                  June 25, 1994        $500,000     $  500,000             --            $ 3,937
                                  June 26, 1993        $500,000     $  500,000             --                 --
Alfred A. Marasca(3)              January 28, 1996     $466,667     $  333,846        300,000            $ 3,000
  President and                   January 29, 1995(8)  $     --     $       --             --            $    --
  Chief Operating Officer         June 25, 1994        $     --     $       --             --            $    --
                                  June 26, 1993        $     --     $       --             --            $    --
Greg Mays(4)                      January 28, 1996     $286,378     $  355,000(9)          --            $ 1,783
  Executive Vice President --     January 29, 1995(8)  $154,300     $   85,000             --            $ 2,687
  Finance/Administration and      June 25, 1994        $250,000     $  150,000             --            $    --
  Chief Financial Officer         June 26, 1993        $108,000     $   75,000             --            $    --
Jan Charles Gray(5)               January 28, 1996     $221,667     $  147,901        204,940            $ 1,198
  Senior Vice President,          January 29, 1995(8)  $     --     $       --             --            $    --
  General Counsel and             June 25, 1994        $     --     $       --             --            $    --
  Secretary                       June 26, 1993        $     --     $       --             --            $    --


- ---------------

(1) During fiscal 1995, Byron E. Allumbaugh became Chairman.

(2) During fiscal 1995, George G. Golleher became Chief Executive Officer.

(3) During fiscal 1995, Alfred A. Marasca became President and Chief Operating Officer.

(4) During fiscal 1995, Greg Mays became Executive Vice President - Finance & Administration and Chief Financial Officer.

(5) During fiscal 1995, Jan Charles Gray became Senior Vice President, General Counsel and Secretary.

(6) All options shown were granted in connection with the Merger. Of such options, 220,227, 100,000 and 174,940 were granted to Messrs. Allumbaugh, Marasca and Gray, respectively, in exchange for the cancellation of certain payments to such individuals under RGC equity appreciation rights.

(7) The amounts shown in this column represent annual payments by the Company to the Employee Profit Sharing and Retirement Program of the Company.

(8) Food 4 Less changed its fiscal year from the 52 or 53-week period which ends on the last Saturday in June to the 52 to 53-week period which ends on the Sunday closest to January 31, resulting in a 31-week transition period.

(9) Includes payment of a special bonus upon change of control, in connection with the Merger, for George Golleher and Greg Mays in the amount of $1,750,000 and $150,000, respectively.

     The following table sets forth information concerning options granted in fiscal 1995 to each of the Named Executive Officers pursuant to Holdings' 1995 Stock Option Plan. All options are exercisable for shares of Holdings' Common Stock.

                          OPTION GRANTS IN FISCAL 1995

                                                                                           POTENTIAL REALIZABLE
                                                                                                  VALUE
                                                                                            AT ASSUMED ANNUAL
                                                                                                  RATES
                                               INDIVIDUAL GRANTS                              OF STOCK PRICE
                        ---------------------------------------------------------------        APPRECIATION
                           NO. OF        % OF TOTAL OPTIONS    EXERCISE OR                   FOR OPTION TERM
                           OPTIONS      GRANTED TO EMPLOYEES   BASE PRICE    EXPIRATION   ----------------------
                        GRANTED(1)(2)      IN FISCAL YEAR        ($/SH)         DATE        5% ($)      10%($)
                        -------------   --------------------   -----------   ----------   ----------  ----------
Byron E. Allumbaugh...     820,227              34.1%              7.32        6/14/05     7,356,572  15,270,514
George G. Golleher....     200,000               8.3%             10.00        6/14/05     1,257,789   3,187,484
Alfred A. Marasca.....     300,000              12.5%              6.67        6/14/05     2,885,684   5,780,227
Greg Mays.............          --                --                 --             --            --          --
Jan Charles Gray......     189,940               7.9%              0.79        6/14/05     2,943,870   4,776,502
                            15,000               0.6%             10.00        6/14/05        94,334     239,061

- ---------------

(1) All options shown were granted in connection with the Merger. Of such options, 220,227, 100,000 and 174,940 were granted to Messrs. Allumbaugh, Marasca and Gray, respectively, in exchange for the cancellation of certain payments of such individuals under RGC equity appreciation rights.

(2) All options are immediately exercisable except for 15,000 options held by Mr. Gray, which vest over a five-year period commencing June 14, 1996.

     The following tables sets forth for each of the Named Executive Officers, as to outstanding options at January 28, 1996, the number of unexercised options and the aggregate unrealized appreciation on "in-the-money" unexercised options held at such date. No options were exercised by any of the Named Executive Officers during fiscal 1995.

                       1995 FISCAL YEAR END OPTION VALUES

                                                         NUMBER OF
                                                          SHARES                         VALUE OF
                                                        UNDERLYING                      UNEXERCISED
                                                        UNEXERCISED                    IN-THE-MONEY
                                                        OPTIONS AT                      OPTIONS AT
                                                      FISCAL YEAR END                 FISCAL YEAR END
                    NAME                       EXERCISABLE/UNEXERCISABLE (#)   EXERCISABLE/UNEXERCISABLE ($)
- ---------------------------------------------  -----------------------------   -----------------------------
Byron E. Allumbaugh..........................               820,227/0                   2,198,208/0
George G. Golleher...........................               200,000/0                           0/0
Alfred A. Marasca............................               300,000/0                     999,000/0
Greg Mays....................................                      --                            --
Jan Charles Gray.............................          189,940/15,000                   1,749,347/0

CONSULTING AND EMPLOYMENT AGREEMENTS

     The employment agreement between the Company and Byron Allumbaugh provides for a salary of $1 million for the first year following the Merger and $1.25 million for subsequent years. Mr. Allumbaugh is entitled to a bonus equal to his salary in each year if certain prescribed earnings targets (the "Earnings Targets") for the year are reached.

     In connection with the consummation of the Merger, Food 4 Less' board of directors authorized the payment of a special bonus to George Golleher in a lump sum amount equal to the base salary due him under the remaining term of his then existing employment agreement. As a condition of the payment of such bonus, Mr. Golleher's existing employment agreement was cancelled, and he entered into a new agreement which provides for an annual salary currently equal to $750,000 plus a bonus equal to his salary in each year if the Earnings Targets are reached. Mr. Golleher's new employment agreement continues in effect certain additional rights, including the right to be elected to the Company's board of directors and the right to require the Company to repurchase certain of his shares of New Holdings stock upon his death, disability or termination without cause.

     The employment agreement between the Company and Alfred Marasca provides for a salary currently equal to $600,000 per annum and an annual bonus equal to his salary if the Earnings Targets for the year are reached.

     The employment agreement between the Company and Greg Mays provides for a salary currently equal to $300,000 per annum and an annual bonus equal to 60 percent of his salary if the Earnings Targets for the year are reached. Mr. Mays also received a special bonus of $150,000 in fiscal 1995 upon the change of control in connection with the Merger.

     The employment agreement between the Company and Jan Charles Gray provides for a salary currently equal to $225,000 per annum and an annual bonus equal to 50 percent of his salary if the Earnings Targets for the year are reached.

     The new employment agreements described above are for a term of three years and provide generally that the Company may terminate the agreement for cause or upon the failure of the employee to render services to the Company for a specified period and the employee may terminate the agreement because of the employee's disability. In addition, the employee's services may be suspended upon notice by the Company and in such event the employee will continue to be compensated by the Company during the remainder of the term of the agreement, subject to certain offsets if the employee becomes engaged in another business.

     The Company's consulting agreement with Mr. Joe Burkle provides for compensation of $3,000 per week. Mr. Burkle provides the management and consulting services of an executive vice president under the consulting agreement. The agreement has a five-year term, which is automatically renewed on January 1 of each year for a five-year term unless sixty days' notice is given by either party; provided that if the Company terminates for reasons other than for good cause, the payments due under the agreement continue for the balance of the term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company does not have a board committee performing the functions of a compensation committee. Byron E. Allumbaugh, Chairman, and George G. Golleher, Chief Executive Officer of the Company, together with Al Marasca, President, and Greg Mays, Executive Vice President, made decisions with regard to the Company's executive officer compensation for fiscal 1995.

RETIREMENT PLANS

     Retirement Plan. The Ralphs Grocery Company Retirement Plan (the "Retirement Plan") is a defined benefit pension plan for salaried and hourly nonunion employees with at least one year of credited service (1,000 hours). The Company makes annual contributions to the Retirement Plan in such amounts as are actuarially required to fund the benefits payable to participants in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     Non-Qualified Retirement Plans. To allow the Company's retirement program to provide benefits based upon a participant's total compensation and without regard to other ERISA or tax code pension plan limitations, eligible executive employees of the Company participate in the Ralphs Grocery Company Supplemental Executive Retirement Plan (the "SERP") and the Ralphs Grocery Company Retirement Supplement Plan (the "Supplement Plan"). The SERP and the Supplement Plan also modify the benefit formula under the Retirement Plan in other respects. The Company has purchased split dollar life insurance policies for participants under the SERP. Under certain circumstances, the cash surrender value of certain split dollar life insurance policies will offset the Company's obligations under the SERP.

     The following table sets forth the combined estimated annual benefits payable in the form of a (single) life annuity under the Retirement Plan, the SERP and the Supplement Plan (unreduced by the cash surrender value of any life insurance policies) to a participant in the above plans who is retiring at a normal retirement date on January 1, 1996 for the specified final average salaries and years of credited service.

        FINAL                             YEARS OF CREDITED SERVICE
       AVERAGE           ------------------------------------------------------------
       SALARY               15           20           25           30           35
- ---------------------    --------     --------     --------     --------     --------
$  100,000               $ 19,348     $ 25,798     $ 32,347     $ 38,697     $ 45,146
   200,000                 41,848       55,798       69,747       83,697       97,646
   300,000                 90,000      120,000      150,000      180,000      180,000
   400,000                120,000      160,000      200,000      240,000      240,000
   600,000                180,000      240,000      300,000      360,000      360,000
   800,000                240,000      320,000      400,000      480,000      480,000
 1,000,000                300,000      400,000      500,000      600,000      600,000
 1,040,000 and above      312,000      416,000      520,000      624,000      624,000

     Messrs. Allumbaugh, Golleher, Marasca, Mays and Gray have completed 38, 11, 39, 8 and 32 years of credited service, respectively. Compensation covered by the SERP and Supplement Plan includes both salary and bonus. The calculation of retirement benefits generally is based on average compensation for the highest three years of the ten years preceding retirement. The benefits earned by a participant under the SERP and Supplement Plan are reduced by any benefits which the participant has earned under the Retirement Plan and may be offset under certain circumstances by the cash surrender value of life insurance policies maintained by the Company pursuant to the insurance agreements entered into by the Company and the executive. Benefits are not subject to any deduction for social security offset.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the ownership of Common Stock and Series A Preferred Stock and Series B Preferred Stock of Holdings by each person who, to the knowledge of Holdings, owns 5 percent or more of Holdings' outstanding voting stock, by each person who is a director or Named Executive Officer of the Company, and by all executive officers and directors of the Company as a group.

                                           COMMON             SERIES A              SERIES B
                                        STOCK(1)(2)      PREFERRED STOCK(1)    PREFERRED STOCK(1)
                                      ----------------   -------------------   -------------------   PERCENTAGE   PERCENTAGE
                                       NUMBER             NUMBER                NUMBER                OF TOTAL      OF ALL
                                         OF                 OF                    OF                   VOTING     OUTSTANDING
        BENEFICIAL OWNER(3)            SHARES      %      SHARES         %      SHARES         %       POWER         STOCK
- ------------------------------------  ---------   ----   ---------      ----   --------      -----   ----------   -----------
Yucaipa and affiliates:
  The Yucaipa Companies(4)(5).......  17,795,939  63.1%         --        --         --         --      39.6%         37.1%
  Ronald W. Burkle(4)(6)............   2,046,392  10.1%         --        --         --         --       5.5%          5.1%
  George G. Golleher(2)(6)..........     462,525   2.3%         --        --         --         --       1.3%          1.2%
    10000 Santa Monica Blvd.
    Los Angeles, CA 90067
                                      ----------  ----   ----------     ----   ---------     -----      ----          ----
        Total.......................  20,304,856  72.0%         --        --         --         --      45.2%         42.3%
Byron E. Allumbaugh(2)(7)...........     600,000   3.0%         --        --         --         --       1.6%          1.5%
Alfred A. Marasca(2)(7).............     200,000   1.0%         --        --         --         --       0.5%          0.5%
Greg Mays(8)........................          --    --          --        --         --         --        --            --
Jan Charles Gray(7).................          --    --          --        --         --         --        --            --
Apollo Advisors, L.P.
Apollo Advisors II, L.P.(9)
  2 Manhattanville Road
  Purchase, NY 10577................   1,285,165   6.4%  10,733,244     64.3%        --         --      32.7%         30.2%
BT Investment Partners, Inc.(10)
  130 Liberty Street
  New York, NY 10006................     509,812   2.5%     900,000      5.4%  3,100,000     100.0%      3.8%         11.3%
Other 1995 equity investors as a
  group(11).........................      40,172   0.2%   5,000,000     30.0%        --         --      13.7%         12.6%
All directors and executive officers
  as a group (14
  persons)(2)(4)(5)(6)(7)...........  21,104,856  74.8%         --        --         --         --      47.0%         44.0%

- ---------------

 (1) Gives effect to the assumed exercise of outstanding warrants, held by certain institutional investors, to acquire 2,008,874 shares of Holdings common stock.

 (2) Gives effect to the exercise of options held by Byron E. Allumbaugh, George
     G. Golleher and Alfred A. Marasca under a management stock option plan, covering 600,000, 200,000 and 200,000 shares, respectively. Does not give effect to the exercise of additional options to purchase up to 2,000,00 shares of Holdings common stock which have been or may be granted under such stock option plan.

 (3) Except as otherwise indicated, each beneficial owner has the sole power to vote, as applicable, and to dispose of all shares of Common Stock or Series A Preferred Stock or Series B Preferred Stock owned by such beneficial owner.

 (4) Represents shares owned by The Yucaipa Companies, F4L Equity Partners, L.P., FFL Partners, Yucaipa Capital Fund, Yucaipa F4L, LLC and Yucaipa/F4L Partners. These entities are affiliated partnerships which are controlled, directly or indirectly, by Ronald W. Burkle. The foregoing entities are parties to a stockholders agreement with other Holdings investors which gives to Yucaipa the right to elect a majority of the directors of Holdings.

 (5) Share amount and percentages shown for Yucaipa include a warrant to purchase 8,000,000 shares of Holdings Common Stock held by Yucaipa. Such warrant will become exercisable only upon the occurrence of an initial public offering or certain sale transactions involving Holdings.

 (6) Certain management stockholders who own in the aggregate 431,096 shares of Common Stock have entered into a Stockholder Voting Agreement and Proxy pursuant to which Ronald W. Burkle, George G. Golleher and Yucaipa Capital Advisors, Inc. have sole voting control over the shares currently owned by such management stockholders until June 14, 2005. The 431,096 shares have been included, solely for purposes of the above table, in the share amounts shown for Mr. Burkle but not for Mr. Golleher. Neither Messrs. Burkle and Golleher nor Yucaipa Capital Advisors, Inc. have the power to dispose of, or any other form of investment power with respect to such shares. Messrs. Burkle and Golleher have sole voting and investment power with respect to 1,194,066 and 462,525 shares of Common Stock they respectively own (including in the case of Mr. Golleher, 200,000 shares issuable upon the exercise of options).

 (7) Does not include additional options to purchase 220,227 shares, 100,000 shares and 174,940 shares of Holdings Common Stock held by Messrs. Allumbaugh, Marasca and Gray, respectively, which options were issued at the time of the Ralphs Merger in exchange for the cancellation of certain payments due to such individuals under RGC equity appreciation rights.

 (8) Mr. Mays owns 8,890 of the 431,096 shares of Common Stock which are subject to the Stockholder Voting Agreement and Proxy described in note (6) above.

 (9) Represents shares owned by one or more entities managed by or affiliated with Apollo Advisors, L.P. or Apollo Advisors II, L.P. (collectively, "Apollo"), together with certain affiliates or designees of Apollo.

(10) Represents shares owned by BT Investment Partners, Inc. ("BTIP"), Bankers Trust New York Corporation and BT Securities Corporation. Bankers Trust New York Corporation and BT Securities Corporation are affiliated with BTIP. BTIP expressly disclaims beneficial ownership of all shares owned by Bankers Trust New York Corporation and BT Securities Corporation.

(11) Includes certain institutional investors, other than Apollo and BTIP, which purchased Series A Preferred Stock of Holdings in connection with the Merger. Pursuant to the 1995 Stockholders Agreement, certain corporate actions by Holdings and its subsidiaries require the consent of the directors whom the 1995 equity investors, including Apollo and BTIP, are entitled to elect to the Holdings Board of Directors. Such investors do not affirm the existence of a "group" within the meaning of Rule 13d-5 under the Exchange Act, and expressly disclaim beneficial ownership of all Holdings shares except for those shares held of record by each such investor or its nominees.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is a party to a consulting agreement with Yucaipa which provides for certain management and financial services to be performed by Yucaipa for the benefit of the Company and its subsidiaries. The services of Messrs. R. Burkle, Graham and Resnik, acting in their capacities as directors, and the services of other Yucaipa personnel are provided to the Company pursuant to this agreement. See "Item 10 -- Directors and Executive Officers of the Registrant." Messrs. R. Burkle, Graham and Resnik are partners of Yucaipa. The consulting agreement provides for an annual management fee payable by the Company to Yucaipa in the amount of $4 million. In addition, the Company may retain Yucaipa in an advisory capacity in connection with acquisition or sale transactions, in which case the Company will pay Yucaipa an advisory fee, except that the retention of Yucaipa in connection with a sale of the entire Company would require approval by a majority of the disinterested directors. The agreement has a five-year term, which is automatically renewed on each anniversary of the Merger for a five-year term unless ninety days' notice is given by either party. The agreement may be terminated at any time by the Company, provided that Yucaipa will be entitled to full monthly payments under the agreement for the remaining term thereof, unless the Company terminates for cause pursuant to the terms of the agreement. Yucaipa may terminate the agreement if the Company fails to make a payment due thereunder, or if there occurs a change of control (as defined in the agreement) of the Company, and upon any such termination Yucaipa will be entitled to full monthly payments for the remaining term of the agreement. Pursuant to the agreement, Yucaipa earned a total of $3.6 million in management fees for fiscal 1995.

     Pursuant to the Yucaipa consulting agreement, upon closing of the RSI Merger, Yucaipa received an advisory fee from Ralphs in the amount of $21.5 million, which was paid in cash and New Discount Debentures, plus reimbursement of expenses in connection with the RSI Merger and the related transactions. Upon closing of the RSI Merger, Yucaipa paid a cash fee of approximately $3.5 million to Soros Fund

Management in consideration for advisory services which Soros Fund Management has rendered since 1991. Additionally, upon closing of the RSI Merger, Yucaipa received a warrant to purchase 8,000,000 shares of Holdings common stock exercisable under certain conditions. In consideration for its commitment to purchase preferred stock as part of the 1995 Equity Investment, Apollo received a fee of $5 million from Holdings upon closing of the RSI Merger, which fee was paid in cash and notes.

     In connection with the execution of the definitive Agreement and Plan of Merger ("the Merger Agreement") between Food 4 Less, Holdings, FFL and RSI, Yucaipa entered into the Put Agreement with the majority stockholder of RSI, pursuant to which such RSI stockholder was entitled to put up to $10 million aggregate principal amount of 13 5/8% Senior Subordinated Pay-in-Kind Debentures due 2007 (the "Seller Debentures"), issued as part of the consideration for the RSI Merger, to Yucaipa on the closing date of the Merger. The Yucaipa consulting agreement provided that the Company reimburse Yucaipa for any loss and expenses incurred by Yucaipa upon the resale of such Seller Debentures to any unaffiliated third party. Pursuant to such agreement, the Company reimbursed an affiliate of Yucaipa the amount of $3.5 million upon the closing of the Merger.

     Holdings files a consolidated federal income tax return, under which the federal income tax liability of Holdings and its subsidiaries is determined on a consolidated basis. Holdings is a party to a federal income tax sharing agreement with the Company and certain of its subsidiaries (the "Tax Sharing Agreement"). The Tax Sharing Agreement provides that in any year in which the Company is included in any consolidated tax liability of Holdings and has taxable income, the Company will pay to Holdings the amount of the tax liability that the Company would have had on such due date if it had been filing a separate return. Conversely, if the Company generates losses or credits which actually reduce the consolidated tax liability of Holdings and its other subsidiaries, Holdings will credit to the Company the amount of such reduction in the consolidated tax liability. These credits are passed between Holdings and the Company in the form of cash payments. In the event any state and local income taxes are determinable on a combined or consolidated basis, the Tax Sharing Agreement provides for a similar allocation between Holdings and the Company of such state and local taxes.

     As part of the financing for the RSI Merger, New Holdings issued $100 million initial accreted value of 13 5/8% Senior Discount Debentures due 2005 (the "New Discount Debentures"), which was acquired by a partnership comprised of an affiliate of Yucaipa and certain other investors. The $17.5 million initial accreted value of New Discount Debentures contributed to the partnership by the Yucaipa affiliate consists of New Discount Debentures issued in partial payment of the Yucaipa consulting fee due upon closing of the RSI Merger, as described above. New Holdings granted to the partnership certain registration rights with respect to the New Discount Debentures, and paid substantially all expenses of the partnership in connection with the resale of the New Discount Debentures, including underwriting discounts and brokers' commissions (subject to certain limitations).

     On October 20, 1995, the holder of the New Discount Debentures sold all of such New Discount Debentures at a price equal to 77 percent of the accreted value thereof. The sale of the New Discount Debentures was effected by BT Securities Corporation ("BT Securities"). BT Securities received a fee in the amount of 2 percent ($2.1 million) of the aggregate accreted value of the New Discount Debentures. Holdings reimbursed the selling holder for such fee and other expenses of the sale as contemplated by a registration rights agreement executed concurrently with the consummation of the Merger.

     A contribution of $5 million was made to the partnership that purchased and subsequently sold the New Discount Debentures, by an affiliate of the Company. This affiliate borrowed the $5 million from the Company to fund its contribution to the partnership. Holders of RGC equity appreciation rights ("EARs"), including Messrs. Allumbaugh, Marasca and Gray, agreed to defer the receipt of $5 million cash otherwise payable by RGC upon settlement of the EARs at the time of the Merger, pending repayment of the $5 million loan made by the Company as described above. When the New Discount Debentures were resold by the partnership, and the proceeds from such resale distributed to the partners, all of the approximately $2.1 million in total proceeds received by the affiliate were applied to repayment of the loan, and the portion of the loan not repaid was forgiven by the Company and the EAR holders.

     Management believes that the terms of the transactions described above are or were fair to the Company and are or were on terms at least as favorable to the Company as those which could be obtained from unaffiliated parties (assuming that such transactions could be effected with such parties).

                          DESCRIPTION OF CAPITAL STOCK

     Following is a description of the authorized and outstanding capital stock of the Company and Holdings, including the terms of the 1995 Equity Investment to which was made in Holdings in connection with the Merger.

THE COMPANY

     The authorized capital stock of the Company consists of 1,600,000 shares of Common Stock, $.01 par value per share, of which 1,513,938 shares are outstanding. All of such outstanding shares are owned by Holdings. There is no public trading market for the Common Stock of the Company. The indentures that govern outstanding debt securities of the Company contain certain restrictions on the payment of cash dividends with respect to the Company's Common Stock. In addition, the New Credit Facility also restricts such payments. Subject to the limitations contained in the New Credit Facility and such indentures, holders of Common Stock of the Company are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor, and upon liquidation, are entitled to share ratably in any distribution to holders of Common Stock. All holders of Common Stock are entitled to one vote per share on any matter coming before the stockholders for a vote.

HOLDINGS

     The authorized capital stock of Holdings consists of 60,000,000 shares of Common Stock, $.01 par value, 25,000,000 shares of Non-Voting Common Stock, $.01 par value, 25,000,000 shares of Series A Preferred Stock, $.01 par value, and 25,000,000 shares of Series B Preferred Stock, $.01 par value. Of such authorized shares, (i) 17,207,882 shares of Common Stock, 16,683,244 shares of Series A Preferred Stock and 3,100,000 shares of Series B Preferred Stock are outstanding and held by approximately 100 holders of record, (ii) 2,008,874 shares of Common Stock are reserved for issuance upon the exercise of outstanding warrants held by institutional investors, and (iii) 3,000,000 shares of Common Stock are reserved for issuance upon the exercise of employee stock options. An additional 8,000,000 shares of Common Stock are reserved for issuance upon the exercise of a warrant issued to Yucaipa upon closing of the Merger. See "-- Yucaipa Warrant" below.

     There is no public trading market for the capital stock of Holdings. Holdings does not expect in the foreseeable future to pay any dividends on its capital stock. Holders of Common Stock of Holdings are entitled to dividends when and as declared by the Board of Directors of Holdings from funds legally available therefor, and upon liquidation, are entitled to share ratably in any distribution to holders of Common Stock. All holders of Holdings Common Stock are entitled to one vote per share on any matter coming before the stockholders for a vote.

     Upon issuance, the Series A Preferred Stock initially had an aggregate liquidation preference of $166,832,440, or $10 per share, which accretes as described below. The holders of the Series A Preferred Stock vote (on an as-converted basis) together with the Common Stock as a single class on all matters submitted for stockholder vote. Each share of Series A Preferred Stock initially is convertible at the option of the holder thereof into a number of shares of Holdings Common Stock equal to the liquidation preference of such share of Series A Preferred Stock divided by $10. Upon consummation of an initial public offering of Holdings equity securities which meets certain criteria, the shares of Series A Preferred Stock will automatically convert into shares of Common Stock of Holdings at the same rate as applicable to an optional conversion.

     Upon issuance, the Series B Preferred Stock initially had an aggregate liquidation preference of $31,000,000, or $10 per share, which accretes as described below. The holders of Series B Preferred Stock generally are not entitled to vote on any matters, except as required by the Delaware General Corporation Law. Upon the occurrence of a change of control, each share of Series B Preferred Stock initially will be convertible at the option of the holder thereof into a number of shares of Holdings Common Stock or Non-Voting Common Stock equal to the liquidation preference of such share of Series B Preferred Stock divided by $10. Upon consummation of an initial public offering of Holdings equity securities which meets certain criteria, shares of Series B Preferred Stock will automatically convert into shares of Non-Voting Common Stock of Holdings at the same rate as applicable to an optional conversion.

     The liquidation preference of the Series A Preferred Stock and the Series B Preferred Stock initially accretes daily at the rate of 7% per annum, compounded quarterly, until the later of the fifth anniversary of the date of issuance or the date the Company first reports EBITDA (as defined) of at least $500 million for any twelve-month period. Thereafter, the liquidation preference will remain constant. The accretion rate of the liquidation preference will increase (a) by 2% per annum if the Company fails to report EBITDA of at least $400 million for the four fiscal quarters ending closest to the third anniversary of the date of issuance (or for the rolling four-quarter period ending on any of the three subsequent quarter-ends), (b) by 2% per annum if the Company fails to report EBITDA of at least $425 million for the four fiscal quarters ending closest to the fourth anniversary of the date of issuance (or for the rolling four-quarter period ending on any of the three subsequent quarter-ends) or (c) by 2% per annum if the Company fails to report EBITDA of at least $450 million for the four fiscal quarters ending closest to the fifth anniversary of the date of issuance, in each case, such increase to take effect on the first day after the last day of the fiscal quarter with respect to which such failure occurred; provided that the accretion rate of the liquidation preference will not at any time exceed 13% per annum. The accretion of the liquidation preference will result in a proportional increase in the number of shares of common stock issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock.

     Shares of Series A Preferred Stock or Series B Preferred Stock may be converted (subject to certain conditions) at the option of the holder into shares of the other series. The holders of Series A Preferred Stock and Series B Preferred Stock have no rights to any fixed dividends in respect thereof. Subject to certain exceptions, Holdings is prohibited from declaring dividends with respect to, or redeem, purchase or otherwise acquire, shares of its capital stock without the consent of holders of a majority of the Series A Preferred Stock. If dividends are declared on the Series A Preferred Stock or the Series B Preferred Stock which are payable in voting securities of Holdings, Holdings will make available to each holder of Series A Preferred Stock and Series B Preferred Stock, at such holder's request, dividends consisting of non-voting securities of Holdings which are otherwise identical to the voting securities and which are convertible into or exchangeable for such voting securities upon a change of control.

1995 STOCKHOLDERS AGREEMENT

     Under the terms of the 1995 Stockholders Agreement (which was entered into by Holdings, Yucaipa and its affiliates, the 1995 Equity Investors and other stockholders), the 1995 Equity Investors holding Series A Preferred Stock are entitled to nominate three directors to the Board of Directors of each of Holdings and the Company (the "Series A Directors"), of which two directors are nominees of Apollo and one director is a nominee of the other 1995 Equity Investors holding Series A Preferred Stock. The 1995 Stockholders Agreement gives to Yucaipa the right to nominate six directors of Holdings and seven directors of the Company, and the boards of Holdings and the Company consist of a total of nine and ten directors, respectively. The numbers of directors which may be nominated by the foregoing stockholders will be reduced if such stockholders cease to own certain specified percentages of their initial holdings. Unless and until Holdings has effected an initial public offering of its equity securities meeting certain criteria, Holdings and its subsidiaries may not take certain actions without the approval of the Series A Directors, including but not limited to certain mergers, sale transactions, transactions with affiliates, issuances of capital stock and payments of dividends on or repurchases of capital stock. In addition, under the 1995 Registration Rights Agreement the 1995 Equity Investors have certain "demand" and "piggyback" registration rights with respect to their Series A Preferred Stock and Series B Preferred Stock, as well as the right under the 1995 Stockholders Agreement to participate, on a pro rata basis, in sales by Yucaipa of the Holdings stock it holds.

In certain circumstances, Yucaipa will have the right to compel the participation of the 1995 Equity Investors and other stockholders in sales of all the outstanding shares of Holdings stock.

YUCAIPA WARRANT

     Upon closing of the Merger, Holdings issued to Yucaipa a warrant to purchase up to 8,000,000 shares of Holdings Common Stock. The initial exercise price of such warrant is such that the warrant will have no value unless and until the value of the shares representing Holdings' equity on the Closing Date appreciates to $1.220 billion. Such warrant will be exercisable on a cashless basis at the election of Yucaipa in the event Holdings completes an initial public offering of equity securities meeting certain criteria, or in connection with certain sale transactions involving Holdings, in either case effected on or prior to the fifth anniversary of the Merger. The expiration date of such warrant, and the deadline for such triggering transactions, may be extended from the fifth to the seventh anniversary of the Merger if Holdings meets certain financial performance goals prior to such fifth anniversary. The cashless exercise provisions of such warrant allow the holder to exercise it without the payment of cash consideration, provided that Holdings will withhold from the shares otherwise issuable upon such exercise a number of shares having a fair market value as of the exercise date equal to the exercise price.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Private Notes were issued under an indenture (the "Indenture") dated as of June 6, 1996, by and among the Company, the Subsidiary Guarantors and Norwest Bank Minnesota, National Association, as Trustee (the "Trustee"). The form and terms of the Exchange Notes will be the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and therefore the Exchange Notes will not bear legends restricting the transfer thereof, and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The terms of the Notes are substantially identical to those of the Company's 10.45% Senior Notes due 2004 (the "1995 Senior Notes"), which were issued in a registered offering on June 14, 1995, and of which $520.3 million aggregate principal amount is outstanding. However, the Notes were issued with original issue discount.

     The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Notes and the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." A copy of the forms of the Indenture may be obtained from the Company.

     The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of their respective Registrar, which for the Notes initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office located in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of the relevant Holders.

     As used below in this "Description of the Notes," the "Company" means Ralphs Grocery Company, but not any of its subsidiaries.

PRINCIPAL AND MATURITY OF AND INTEREST ON THE NOTES

     The Notes are limited in aggregate principal amount to $100,000,000. The Notes will mature on June 15, 2004. Interest on the Notes will accrue at the rate of 10.45% per annum and will be payable semi-annually on each June 15 and December 15, commencing on June 15, 1996, to the Holders of record on the immediately preceding June 1 and December 1, provided that with respect to the interest payment on June 15, 1996, the record date shall be the date of original issuance. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION OF THE NOTES

     The Notes will be redeemable, at the option of the Company, in whole at any time or in part from time to time, on and after June 15, 2000, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on June 15 of the year set forth below, plus, in each case, accrued and unpaid interest to the date of redemption:

                                                                REDEMPTION
                                       YEAR                       PRICE
                    ------------------------------------------  ----------
                    2000......................................   105.225%
                    2001......................................   103.483%
                    2002......................................   101.742%
                    2003 and thereafter.......................   100.000%

     In addition, on or prior to June 15, 1998, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem up to an aggregate of 35% of the principal amount of the Notes originally issued, at a redemption price equal to 108.957% of the principal amount thereof if redeemed during the 12 months commencing on June 15, 1996 and 107.464% of the principal amount thereof if redeemed during the 12 months commencing on June 15, 1997, in each case plus accrued and unpaid interest, if any, to the redemption date. In order to effect the foregoing redemption with the proceeds of a Public Equity Offering, the Company shall send the redemption notice not later than 60 days after the consummation of such Public Equity Offering.

NOTICES AND SELECTION

     In the event of a redemption of less than all of the Notes, Notes will be selected for redemption by the Trustee pro rata, by lot or by any other method that such Trustee considers fair and appropriate and, if such Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange; provided, however, that any redemption of the Notes pursuant to the provisions relating to a Public Equity Offering shall be made on a pro rata basis unless such method is otherwise legally prohibited. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder's registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption (unless the Company shall default in the payment of the redemption price or accrued interest). Notes that are redeemed by the Company or that are purchased by the Company pursuant to a Net Proceeds Offer as described under "-- Certain Covenants -- Limitation on Asset Sales" below or pursuant to a Change of Control Offer as described under "-- Change of Control" below or that are otherwise acquired by the Company will be surrendered to the Trustee for cancellation.

RANKING OF THE NOTES

     The Notes rank senior in right of payment to all Subordinated Indebtedness of the Company, including the 1995 11% Senior Subordinated Notes, the 1995 13.75% Senior Subordinated Notes, the Old RGC Notes and the 1991 Senior Subordinated Notes. The Notes will rank pari passu in right of payment with all unsubordinated Indebtedness and other liabilities of the Company, including borrowings and other obligations of the Company and its Subsidiaries under the Credit Agreement and the 1995 Senior Notes. The borrowings and obligations under the Credit Agreement (and the related guarantees) are secured by substantially all of the assets of the Company and its Subsidiaries, whereas the Notes are senior unsecured obligations of the Company and its Subsidiaries. As of April 21, 1996, pro forma for the Offering and the application of proceeds therefrom, the aggregate amount of secured indebtedness of the Company and its Subsidiaries outstanding was approximately $771.5 million (not including obligations with respect to letters of credit issued under the New Credit Facility, of which $88.2 million were outstanding as of June 26,
1996). In addition, as of April 21, 1996, on the same pro forma basis, the Company had $619.6 million of senior unsecured indebtedness, $671.2 million of subordinated indebtedness, and $158.3 million available to be borrowed under the Credit Agreement.

GUARANTEES

     Each Subsidiary Guarantor unconditionally guarantees, jointly and severally, the full and prompt performance of the Company's obligations under the Notes and the Indenture (the "Guarantees"). The Guarantees are senior unsecured obligations of the Subsidiary Guarantors and rank pari passu in right of payment with other senior unsecured indebtedness of the Subsidiary Guarantors.

     Upon (i) the release by the lenders under the Term Loans, related documents and future refinancings thereof of all guarantees of a Subsidiary Guarantor and all Liens on the property and assets of such Subsidiary Guarantor relating to such Indebtedness, or (ii) the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary Guarantor (or substantially all of its assets) to an entity which is not a subsidiary of the Company, which is otherwise in compliance with the Indenture, such Subsidiary Guarantor shall be deemed released from all its obligations under its Guarantee; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, such Indebtedness of the Company shall also terminate upon such release, sale or transfer.

     Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation. The Indenture will further provide that a Subsidiary Guarantor may consolidate with or merge into or sell its assets to a corporation other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor, but subject to the provisions described in the immediately preceding paragraph), provided that (a) if the surviving corporation is not the Subsidiary Guarantor, the surviving corporation agrees to assume such Subsidiary Guarantor's obligations under its Guarantee, and all its obligations under the Indenture and (b) such transaction does not (i) violate any covenants set forth in the Indenture or (ii) result in a Default or Event of Default under the Indenture immediately thereafter that is continuing.

     The obligations of each Subsidiary Guarantor under its Guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (other than liabilities of such Subsidiary Guarantor under Indebtedness which constitutes Subordinated Indebtedness with respect to its Guarantee) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee, or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under such Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

CHANGE OF CONTROL

     The Indenture provides that, upon the occurrence of a Change of Control, each Holder of Notes issued thereunder has the right to require the repurchase of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

     The Indenture provides that within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The Indenture requires that notice of an event giving rise to a Change of Control shall be given on the same date and in the same manner to all Holders. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 40 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day prior to the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 Business Days or such longer period as may be required by law.

     The Company must comply with Rule 14e-1 under the Exchange Act and any other applicable provisions of the federal securities laws in connection with a Change of Control Offer.

CERTAIN COVENANTS

     Except as otherwise specified below, the Indenture contains, among other things, the following covenants:

     Limitation on Restricted Payments. The Indenture provides that the Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, make any Restricted Payment if, at the time of such proposed Restricted Payment, or after giving effect thereto, (a) a Default or an Event of Default shall have occurred and be continuing, (b) the Company could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrences of Additional Indebtedness" below or (c) the aggregate amount expended for all Restricted Payments, including such proposed Restricted Payment (the amount of any Restricted Payment, if other than cash, to be the fair market value thereof at the date of payment as determined in good faith by the Board of Directors of the Company), subsequent to June 14, 1995, shall exceed the sum of (i) 50% of the aggregate Consolidated Net Income (or if such aggregate Consolidated Net Income is a loss, minus 100% of such loss) of the Company earned subsequent to June 14, 1995 and on or prior to the date of the proposed Restricted Payment (the "Reference Date") plus (ii) 100% of the aggregate Net Proceeds received by the Company from any person (other than a Subsidiary of the Company) from the issuance and sale (including upon exchange or conversion for other securities of the Company) subsequent to June 14, 1995 and on or prior to the Reference Date of Qualified Capital Stock (excluding (A) Qualified Capital Stock paid as a dividend on any Capital Stock or as interest on any Indebtedness and (B) any Net Proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary, until and to the extent such borrowing is repaid), plus (iii) 100% of the aggregate net cash proceeds received by the Company as capital contributions to the Company after the June 14, 1995, plus (iv) $25 million.

     The Indenture provides that if no Default or Event of Default shall have occurred and be continuing as a consequence thereof, the provisions set forth in the immediately preceding paragraph will not prevent (1) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration, (2) the acquisition of any shares of Capital Stock of the Company or the repurchase, redemption or other repayment of any Subordinated Indebtedness in exchange for or solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary) of shares of Qualified Capital Stock of the Company, (3) the repurchase, redemption or other repayment of any Subordinated Indebtedness in exchange for or solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary) of Subordinated Indebtedness of the Company with an Average Life equal to or greater than the then remaining Average Life of the Subordinated Indebtedness repurchased, redeemed or repaid and (4) Permitted Payments; provided, however, that the declaration of each dividend paid in accordance with clause (1) above, each acquisition, repurchase, redemption or other repayment made in accordance with, or of the type set forth in, clause (2) above, and each payment described in clause (iii), (iv), (vii) and (viii) of the definition of the term "Permitted Payments" shall each be counted for purposes of computing amounts expended pursuant to subclause (c) in the immediately preceding paragraph, and no amounts expended pursuant to clause (3) above or pursuant to clause (i), (ii), (v), (vi), (ix) and (x) of the definition of the term "Permitted Payments" shall be so counted; provided further that to the extent any payments made pursuant to clause (vii) of the definition of the term "Permitted Payments" are deducted for purposes of computing the Consolidated Net Income of the Company, such payments shall not be counted for purposes of computing amounts expended as Restricted Payments pursuant to subclause (c) in the immediately preceding paragraph.

     Limitation on Incurrences of Additional Indebtedness. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of (collectively "incur") any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default with respect to payment of principal of, or interest on, the Notes or Event of Default under the Indenture shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, the Company may incur Indebtedness if immediately before and immediately after giving effect to the incurrence of such Indebtedness the Operating Coverage Ratio of the Company would be greater than 2.0 to 1.0; provided, further, a Subsidiary may incur Acquired Indebtedness to the extent such Indebtedness could have been incurred by the Company pursuant to the immediately preceding proviso.

     In addition, the Indenture provides that neither the Company nor any Subsidiary Guarantor will, directly or indirectly, in any event incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

     Limitation on Liens. The Indenture provides that the Company shall not and shall not permit any Subsidiary to create, incur, assume or suffer to exist any Liens upon any of their respective assets unless the Notes are equally and ratably secured by the Liens covering such assets, except for (i) existing and future Liens securing Indebtedness and other obligations of the Company and its Subsidiaries under the Credit Agreement and related documents or any refinancing or replacement thereof in whole or in part permitted under the Indenture, (ii) Permitted Liens, (iii) Liens securing Acquired Indebtedness; provided that such Liens (x) are not incurred in connection with, or in contemplation of the acquisition of the property or assets acquired and (y) do not extend to or cover any property or assets of the Company or any Subsidiary other than the property or assets so acquired, (iv) Liens to secure Capitalized Lease Obligations and certain other Indebtedness that is otherwise permitted under the Indenture; provided that (A) any such Lien is created solely for the purpose of securing such other Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, the purchase (whether through stock or asset purchase, merger or otherwise) or construction) or improvement of the property subject thereto (whether real or personal, including fixtures and other equipment), (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs and (C) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item; (v) Liens existing on the Issue Date; (vi) Liens in favor of the Trustee and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for Indebtedness permitted to be incurred under the Indenture; and (vii) any replacement, extension or renewal, in whole or in part, of any Lien described in this or the foregoing clauses including in connection with any refinancing of the Indebtedness, in whole or in part, secured by any such Lien; provided that to the extent any such clause limits the amount secured or the assets subject to such Liens, no extension or renewal shall increase the amount or the assets subject to such Liens, except to the extent that the Liens associated with such additional assets are otherwise permitted hereunder.

     Limitation on Asset Sales. The Indenture provides that neither the Company nor any of its Subsidiaries shall consummate an Asset Sale unless (a) the Company or the applicable Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold and (b) upon consummation of an Asset Sale, the Company will within 365 days of the receipt of the proceeds therefrom, either: (i) apply or cause its Subsidiary to apply the Net Cash Proceeds of any Asset Sale to (A) a Related Business Investment,
(B) an investment in properties and assets that replace the properties and assets that are the subject of such Asset Sale or (C) an investment in properties and assets that will be used in the business of the Company and its Subsidiaries existing on the Issue Date or in businesses reasonably related thereto; (ii) in the case of a sale of a store or stores, deem such Net Cash Proceeds to have been applied to the extent of any capital expenditures made to acquire or construct a replacement store in the general vicinity of the store sold within 365 days preceding the date of the Asset Sale; (iii) apply or cause to be applied such Net Cash Proceeds to the permanent repayment of Pari Passu Indebtedness; provided, however, that the repayment of any revolving loan (under the Credit Agreement or otherwise) shall result in a permanent reduction in the commitment thereunder; (iv) use such Net Cash Proceeds to secure Letter of Credit Obligations to the extent the related letters of credit have not been drawn upon or returned undrawn; or (v) after such time as the accumulated Net Cash Proceeds equals or exceeds $20 million, apply or cause to be applied such Net Cash Proceeds to the purchase of Notes tendered to the Company for purchase at a price equal to 100% of the principal amount thereof plus accrued interest to the date of purchase pursuant to an offer to purchase made by the Company as set forth below (a "Net Proceeds Offer"); provided, however, that the Company shall have the right to exclude from the foregoing provisions Asset Sales subsequent to the Issue Date, the proceeds of which are derived from the sale and substantially concurrent lease-back of a supermarket and/or related assets or equipment which are acquired or constructed by the Company or a Subsidiary subsequent to the date that is six months prior to the Issue Date, provided that such sale and substantially concurrent lease-back occurs within 270 days following such acquisition or the completion of such construction, as the case may be. Pending the utilization of any Net Cash Proceeds in the manner (and within the time period) described above, the Company may use any such Net Cash Proceeds to repay revolving loans (under the Credit Agreement or otherwise) without a permanent reduction of the commitment thereunder.

     Each Net Proceeds Offer will be mailed to the record Holders of Notes as shown on the register of Holders of such Notes not less than 325 nor more than 365 days after the relevant Asset Sale, with a copy to the Trustee, shall specify the purchase date (which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed) and shall otherwise comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders of Notes may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer, Notes of tendering Holders will be repurchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer.

     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company shall not, and shall not permit any Subsidiary to, directly or indirectly, create or suffer to exist, or allow to become effective any consensual Payment Restriction with respect to any of its Subsidiaries, except for (a) any such restrictions contained in (i) the Credit Agreement and related documents as in effect on the Issue Date as any such Payment Restriction may apply to any present or future Subsidiary, (ii) the Indenture and any agreement in effect at or entered into on the Issue Date,
(iii) Indebtedness of a person existing at the time such person becomes a Subsidiary (provided that (x) such Indebtedness is not incurred in connection with, or in contemplation of, such person becoming a Subsidiary, (y) such restriction is not applicable to any person, or the properties or assets of any person, other than the person so acquired and (z) such Indebtedness is otherwise permitted to be incurred pursuant to the provisions of the covenant described under "-- Limitation on Incurrences of Additional Indebtedness" above), (iv) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenants described under "-- Limitation on Incurrences of Additional Indebtedness" and "-- Limitation on Liens" above that limit the right of the debtor to dispose of the assets securing such Indebtedness; (b) customary non-assignment provisions restricting subletting or assignment of any lease or other agreement entered into by a Subsidiary;

(c) customary net worth provisions contained in leases and other agreements entered into by a Subsidiary in the ordinary course of business; (d) customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; (e) customary provisions in joint venture agreements and other similar agreements; and (f) restrictions contained in Indebtedness incurred to refinance, refund, extend or renew Indebtedness referred to in clause (a) above; provided that the restrictions contained therein are not materially more restrictive taken as a whole than those provided for in such Indebtedness being refinanced, refunded, extended or renewed and (g) Payment Restrictions contained in any other Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "-- Limitation on Incurrences of Additional Indebtedness" above; provided that any such Payment Restrictions are ordinary and customary with respect to the type of Indebtedness being incurred (under the relevant circumstances) and, in any event, no more restrictive than the most restrictive Payment Restrictions in effect on the Issue Date.

     Guarantees of Certain Indebtedness. The Indenture provides that the Company shall not permit any of its Subsidiaries to (a) incur, guarantee or secure through the granting of Liens the payment of any Indebtedness under the term portion of the Credit Agreement or refinancings thereof or (b) pledge any intercompany notes representing obligations of any of its Subsidiaries, to secure the payment of any Indebtedness under the term portion of the Credit Agreement or refinancings thereof, in each case unless (x) such Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Subsidiary's Guarantee.

     Limitation on Transactions with Affiliates. The Indenture provides that neither the Company nor any of its Subsidiaries shall (i) sell, lease, transfer or otherwise dispose of any of its properties or assets or issue securities (other than equity securities which do not constitute Disqualified Capital Stock) to, (ii) purchase any property, assets or securities (other than equity securities which do not constitute Disqualified Capital Stock) from, (iii) make any Investment in, or (iv) enter into or suffer to exist any contract or agreement with or for the benefit of, an Affiliate or Significant Stockholder (or any Affiliate of such Significant Stockholder) of the Company or any Subsidiary (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under the following paragraph and (y) Affiliate Transactions in the ordinary course of business, that are fair to the Company or such Subsidiary, as the case may be, and on terms at least as favorable as might reasonably have been obtainable at such time from an unaffiliated party; provided that (A) with respect to Affiliate Transactions involving aggregate payments in excess of $1 million and less than $5 million, the Company or such Subsidiary, as the case may be, shall have delivered an Officers' Certificate to the Trustee certifying that such Affiliate Transaction complies with clause (y) above (other than the requirement set forth in such clause (y) that such Affiliate Transaction be in the ordinary course of business), (B) with respect to Affiliate Transactions involving aggregate payments in excess of $5 million and less than $15 million, the Company or such Subsidiary, as the case may be, shall have delivered an Officers' Certificate to the Trustee certifying that such Affiliate Transaction complies with clause (y) above (other than the requirement set forth in such clause (y) that such Affiliate Transaction be in the ordinary course of business) and that such Affiliate Transaction has received the approval of a majority of the disinterested members of the Board of Directors of the Company or the Subsidiary, as the case may be, or, in the absence of any such approval by the disinterested members of the Board of Directors of the Company or the Subsidiary, as the case may be, that an Independent Financial Advisor has reasonably and in good faith determined that the financial terms of such Affiliate Transaction are fair to the Company or such Subsidiary, as the case may be, or that the terms of such Affiliate Transaction are at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and that such Independent Financial Advisor has provided written confirmation of such determination to the Board of Directors and (C) with respect to Affiliate Transactions involving aggregate payments in excess of $15 million, the Company or such Subsidiary, as the case may be, shall have delivered to the Trustee, a written opinion from an Independent Financial Advisor to the effect that the financial terms of such Affiliate Transaction are fair to the Company or such Subsidiary, as the case may be, or that the terms of such Affiliate Transaction are at least as favorable as those that might reasonably have been obtained at the time from an unaffiliated party.

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

     The provisions of the foregoing paragraph shall not apply to (i) any Permitted Payment, (ii) any Restricted Payment that is made in compliance with the provisions of the covenant described under "-- Limitation on Restricted Payments" above, (iii) reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary, as determined by the Board of Directors of the Company or any Subsidiary or the senior management thereof in good faith, (iv) transactions exclusively between or among the Company and any of its wholly-owned Subsidiaries or exclusively between or among such wholly-owned Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture, (v) any agreement as in effect as of June 14, 1995 or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) so long as any such amendment is not disadvantageous to the Holders of the Notes in any material respect, (vi) the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or Holdings) is a party as of June 14, 1995 and any similar agreements which it (or Holdings) may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Subsidiaries of obligations under any future amendment to, any such existing agreement or under any similar agreement entered into after June 14, 1995 shall only be permitted by this clause (vi) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect, (vii) transactions permitted by, and complying with, the provisions of the covenant described under "-- Limitation on Mergers and Certain Other Transactions" below and (viii) transactions with suppliers or other purchases or sales of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to the Company, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

     Limitations on Preferred Stock of Subsidiaries. The Indenture provides that the Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a wholly-owned Subsidiary) or permit any person (other than the Company or a wholly-owned Subsidiary) to own any Preferred Stock of any Subsidiary.

     Limitation on Mergers and Certain Other Transactions. The Indenture provides that the Company, in a single transaction or through a series of related transactions, shall not (i) consolidate with or merge with or into any other person, or transfer (by lease, assignment, sale or otherwise) all or substantially all of its properties and assets as an entirety or substantially as an entirety to another person or group of affiliated persons or (ii) adopt a Plan of Liquidation, unless, in either case, (1) either the Company shall be the continuing person, or the person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company as an entirety or substantially as an entirety are transferred (or, in the case of a Plan of Liquidation, any person to which assets are transferred) (the Company or such other person being hereinafter referred to as the "Surviving Person") shall be a corporation organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and shall expressly assume, by an indenture supplement, all the obligations of the Company under the Indenture and the Notes; (2) immediately after and giving effect to such transaction and the assumption contemplated by clause (1) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, (A) the Surviving Person shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) the Surviving Person could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the provisions of the covenant described under "-- Limitation on Incurrences of Additional Indebtedness" above; (3) immediately before and immediately after and giving effect to such transaction and the assumption of the obligations as set forth in clause (1) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing; and (4) each Subsidiary Guarantor, unless it is the other party to the transaction, shall have by supplemental indenture confirmed that its Guarantee of the obligations of the Company under the Notes shall apply, without alteration or amendment as such Guarantee applies on the date it was granted under the Indenture to the obligations of the Company under the Indenture and the Notes to the obligations of the Company or such Person, as the case may be, under the Indenture and the Notes, after the consummation of such transaction.

     The Indenture provides that upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or any adoption of a Plan of Liquidation by the Company in accordance with the foregoing, the surviving person formed by such consolidation or into which the Company is merged or to which such transfer is made (or, in the case of a Plan of Liquidation, to which assets are transferred) shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such surviving person had been named as the Company therein; provided, however, that solely for purposes of computing amounts described in subclause (c) of the first paragraph of the covenant described under "-- Limitation on Restricted Payments" above, any such surviving person shall only be deemed to have succeeded to and be substituted for the Company with respect to periods subsequent to the effective time of such merger, consolidation or transfer of assets.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

EVENTS OF DEFAULT

     The following events constitute "Events of Default" under the Indenture:
(i) failure to make any interest payment on the Notes when due and the continuance of such default for a period of 30 days; (ii) failure to pay principal of, or premium, if any, on the Notes when due, whether at maturity, upon acceleration, redemption, required repurchase or otherwise; (iii) failure to comply with any other agreement contained in the Notes or the Indenture, if such failure continues unremedied for 30 days after written notice given by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding (except in the case of a default with respect to the covenants described under "-- Certain Covenants -- Limitation on Restricted Payments,"
"-- Certain Covenants -- Limitations on Asset Sales," "-- Change of Control," and "-- Certain Covenants -- Limitations on Mergers and Certain Other Transactions," which shall constitute Events of Default with notice but without passage of time); (iv) a default under any Indebtedness of the Company or its Subsidiaries, whether such Indebtedness now exists or shall hereinafter be created, if both (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity or (2) relates to an obligation other than the obligation to pay such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity or the maturity of which has been so accelerated, aggregate $20 million or more at any one time outstanding; (v) any final judgment or order for payment of money in excess of $20 million shall be entered against the Company or any Significant Subsidiary and shall not be discharged for a period of 60 days after such judgment becomes final and nonappealable; (vi) either the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
(a) commences a voluntary case or proceeding; (b) consents to the entry of an order for relief against it in an involuntary case or proceeding; (c) consents to the appointment of a Custodian of it or for all or substantially all of its property; or (d) makes a general assignment for the benefit of its creditors;
(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company or any Significant Subsidiary, in an involuntary case or proceeding; (b) appoints a Custodian of the Company or any Significant Subsidiary, or for all or any substantial part of their respective properties; or (c) orders the liquidation of the Company or any Significant Subsidiary, and in each case the order or decree remains unstayed and in effect for 60 days; (viii) the lenders under the Credit Agreement shall commence judicial proceedings to foreclose upon any material portion of the assets of the Company and its Subsidiaries; or (ix) any of the Guarantees issued under the Indenture shall be declared or adjudged invalid in a final judgment or order issued by any court of governmental authority. In the event of a declaration of acceleration because an Event of Default set forth in clause (iv) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if either (i) the holders of the Indebtedness which is the subject of such Event of Default have waived such failure to pay at maturity or have rescinded the acceleration in respect of such Indebtedness within 90 days of such maturity or declaration of acceleration, as the case may be, and no other Event of Default has occurred during such 90-day period which has not been cured or waived, or (ii) such Indebtedness shall have been discharged or the maturity thereof shall have been extended such that it is not then due and payable, or the underlying default has been cured (and any acceleration based thereon of such other Indebtedness has been rescinded), within 90 days of such maturity or declaration of acceleration, as the case may be.

     If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency, receivership or reorganization of the Company or a Subsidiary Guarantor) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare due and payable all unpaid principal and interest accrued and unpaid on the then outstanding Notes by notice in writing to the Company, the administrative agent under the Credit Agreement and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Agreement, shall become due and payable upon the first to occur of an acceleration under the Credit Agreement, or five business days after receipt by the Company and the administrative agent under the Credit Agreement of such Acceleration Notice. If an Event of Default resulting from certain events of bankruptcy, insolvency, receivership or reorganization of the Company or a Subsidiary Guarantor that is a Significant Subsidiary shall occur under the Indenture, all unpaid principal of and accrued interest on all then outstanding Notes shall be immediately due and payable without any declaration or other act on the part of the Trustee or any of the Holders of such Notes. After a declaration of acceleration under the Indenture, subject to certain conditions, the Holders of a majority in principal amount of the then outstanding Notes, by notice to the Trustee, may rescind such declaration if all existing Events of Default under the Indenture are remedied. In certain cases the Holders of a majority in principal amount of outstanding Notes may waive a past default under the Indenture and its consequences, except a default in the payment of or interest on any of the Notes.

     For a description of certain risks that Holders may bear in connection with a Default under or acceleration of the Notes that precedes or results in the filing of a bankruptcy case involving the Company, see "Risk Factors -- Original Issue Discount Consequences."

     The Indenture provides that if a Default or Event of Default occurs and is continuing thereunder and if it is known to the Trustee, the Trustee shall mail to each Holder of Notes notice of the Default or Event of Default within 90 days after such Default or Event of Default occurs; provided, however, that, except in the case of a Default or Event of Default in the payment of the principal of or interest on any Notes, including the failure to make payment on a Change of Control Payment Date pursuant to a Change of Control Offer or payment when due pursuant to a Net Proceeds Offer the Trustee may withhold such notice if it in good faith determines that withholding such notice is in the interest of the Holders.

     The Indenture provides that no Holder may pursue any remedy thereunder unless the Trustee (i) shall have failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in principal amount of Notes and (ii) has received indemnification satisfactory to it; provided, however, that such provision does not affect the right of any Holder to sue for enforcement of any overdue payment of Notes.

     The Indenture provides that two officers of the Company are required to certify to the Trustee within 120 days after the end of each fiscal year of the Company whether or not they know of any Default that occurred under the Indenture during such fiscal year and, if applicable, describe such Default and the status thereof.

DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, elect to have the obligations of the Company discharged with respect to the outstanding Notes. Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the Notes except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on Notes when such payments are due solely from the funds held by the Trustee in the trust referred to below; (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of Notes and money for security payments held in trust in respect of Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time elect to have the obligations of the Company released with respect to certain covenants described above under "-- Certain Covenants" ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity, provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to said payments with respect to the Notes on the maturity date or such redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that the Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing under the Indenture on the date of such deposit or insofar as clauses (vi) and (vii) under the first paragraph under "-- Events of Default" above are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest with respect to the Notes; (vi) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound (and in that connection, the Trustee shall have received a certificate from the Agent under the Credit Agreement to that effect with respect to such Credit Agreement if then in effect); (vii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (viii) the Company shall have delivered to the Trustee an Officer's Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over other creditors of the Company or any Subsidiary Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Subsidiary Guarantor or others; and
(ix) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or Covenant Defeasance have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect as to all outstanding Notes when either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or (b)(i) all such

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

Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which it is bound; (iii) the Company has paid all sums payable by it under the Indenture; and (iv) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such Notes at maturity or the redemption date, as the case may be. In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

MODIFICATION OF THE INDENTURE

     The Indenture and the Notes may be amended or supplemented (and compliance with any provision thereof may be waived) by the Company, the Subsidiary Guarantors, the Trustee and the Holders of not less than a majority in aggregate principal amount of Notes then outstanding, except that (i) without the consent of each Holder affected, no such amendment, supplement or waiver may (1) change the principal amount of Notes the Holders of which must consent to an amendment, supplement or waiver of any provision of the Indenture, the Notes or the Guarantees, (2) reduce the rate or extend the time for payment of interest on any Notes, (3) reduce the principal amount of any Notes, (4) change the Maturity Date of any Notes or alter the redemption provisions in the Indenture or the Notes in a manner adverse to any Holder, (5) make any changes in the provisions concerning waivers of Defaults or Events of Default by Holders or the rights of Holders to recover the principal of, interest on or redemption payment with respect to any Notes, or (6) make the principal of, or interest on, any Notes payable with anything or in any manner other than as provided for in the Indenture, the Notes and the Guarantees, (ii) without the consent of Holders of not less than 75% in aggregate principal amount of Notes then outstanding, no such amendment, supplement or waiver may change the Change of Control Payment Date or the purchase price in connection with any repurchase of Notes pursuant to the covenant described under "-- Change of Control" above in a manner adverse to any Holder or waive a Default or Event of Default resulting from a failure to comply with the covenant described under "-- Change of Control" above and (iii) without the consent of Holders of not less than two thirds in aggregate principal amount of Notes then outstanding, no such amendment, supplement or waiver may release any Subsidiary Guarantor from any of its obligations under its Guarantee or the Indenture other than in accordance with the terms of such Guarantee and the Indenture.

     In addition, the Indenture, the Notes and the Guarantees may be amended by the Company, the Subsidiary Guarantors and the Trustee (a) to cure any ambiguity, defect or inconsistency therein; provided that such amendment or supplement does not adversely affect the rights of any Holder thereof or (b) to make any other change that does not adversely affect the rights of any Holder thereunder in any material respect.

THE TRUSTEE

     The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes may remove the Trustee thereunder and appoint a successor trustee with the Company's consent, by so notifying the trustee to be so removed and the Company. In addition, the Holders of a majority in principal amount of the outstanding Notes have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or of exercising any trust or power conferred on the Trustee.

     The Indenture provides that, in case a Default or an Event of Default has occurred and is continuing thereunder, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in the exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. Subject to the latter provision, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of

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

any of the Holders of the Notes, unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred thereby. If the Company fails to pay such amounts of principal of, premium, if any, or interest on, the Notes as shall have become due and payable upon demand as specified in the Indenture, the Trustee, at the request of the Holders of a majority in aggregate principal amount of Notes at the time outstanding, and upon being offered such reasonable indemnity as it may be required against the costs, expenses and liabilities incurred by it, except as a result of its negligence or bad faith, shall institute any actions or proceedings at law or in equity for the collection of the sums so due and unpaid, and collect in the manner provided by law the monies adjudged or decreed to be payable.

     The Indenture contains limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to be realized on certain property received by it in respect of any such claims, securities or otherwise. The Trustee is permitted to engage in other transactions; however, if the Trustee acquires any "conflicting interest," it must eliminate such conflict or resign.

REPORTS

     The Indenture provides that the Company will deliver to the Trustee thereunder within 15 days after the filing of the same with the Commission, copies of the quarterly and annual report and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders of the Notes with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA Section 314(a).

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means (i) with respect to any person that becomes a Subsidiary of the Company (or is merged into the Company or any of its Subsidiaries) after the Issue Date, Indebtedness of such person or any of its Subsidiaries existing at the time such person becomes a Subsidiary of the Company (or is merged into the Company or any of its Subsidiaries) and which was not incurred in connection with, or in contemplation of, such person becoming a Subsidiary of the Company (or being merged into the Company or any of its Subsidiaries) and (ii) with respect to the Company or any of its Subsidiaries, any Indebtedness assumed by the Company or any of its Subsidiaries in connection with the acquisition of any assets from another person (other than the Company or any of its Subsidiaries), and which was not incurred by such other person in connection with, or in contemplation of, such acquisition.

     "Adjusted Net Assets" means, with respect to the Guarantee of a Subsidiary Guarantor at any date, the lesser of the amount by which (x) the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date (other than liabilities of such Subsidiary Guarantor under Indebtedness which constitutes Subordinated Indebtedness with respect to such Guarantee)), but excluding liabilities under the Guarantee of such Subsidiary Guarantor, at such date and (y) the present fair salable value of the assets of such Subsidiary Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Subsidiary Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date (other than liabilities of such Subsidiary Guarantor under Indebtedness which constitutes Subordinated Indebtedness with respect to such Guarantee) and after giving effect to any collection from any Subsidiary of such Subsidiary Guarantor in respect of the obligations of such Subsidiary under its Guarantee), excluding debt in respect of the Guarantee of such Subsidiary Guarantor, as they become absolute and matured.

     "Affiliate" means, with respect to any person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the Indenture, neither BT Securities Corporation nor any of its Affiliates shall be deemed to be an Affiliate of the Company or any of its Subsidiaries.

     "Asset Sale" means, with respect to any person, any sale, transfer or other disposition or series of sales, transfers or other dispositions (including, without limitation, by merger or consolidation or by exchange of assets and whether by operation of law or otherwise) made by such person or any of its subsidiaries to any person other than such person or one of its wholly-owned subsidiaries (or, in the case of a sale, transfer or other disposition by a Subsidiary, to any person other than the Company or a directly or indirectly wholly-owned Subsidiary) of any assets of such person or any of its subsidiaries including, without limitation, assets consisting of any Capital Stock or other securities held by such person or any of its subsidiaries, and any Capital Stock issued by any subsidiary of such person, in each case, outside of the ordinary course of business, excluding, however, any sale, transfer or other disposition, or series of related sales, transfers or other dispositions (i) involving only Excluded Assets, (ii) resulting in Net Proceeds to the Company and the Subsidiaries of $500,000 or less, (iii) pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of the Company or any Subsidiary with a Lien on such assets, which Lien is permitted under the Indenture, provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any Bankruptcy Law, (iv) involving only Cash Equivalents or inventory in the ordinary course of business or obsolete equipment in the ordinary course of business consistent with past practices of the Company; (v) involving only the lease or sub-lease of any real or personal property in the ordinary course of business; or (vi) the proceeds of such Asset Sale which are not applied as contemplated in "-- Certain
Covenants -- Limitation on Asset Sales" and which, together with all other such Asset Sale proceeds, do not exceed $20 million.

     "Average Life" means, as of any date of determination, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payments of such debt security multiplied by the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

     "Board of Directors" means, with respect to any person, the Board of Directors of such person or of a subsidiary of such person or any duly authorized committee of that Board.

     "Board Resolution" means, with respect to any person, a duly adopted resolution of the Board of Directors of such person.

     "Capital Stock" means, with respect to any person, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such person.

     "Capitalized Lease Obligation" means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "Cash Equivalents" means (i) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, or obligations issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) commercial paper rated the highest grade by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group and maturing not more than one year from the date of creation thereof, (iii) time deposits with, and certificates of deposit and banker's acceptances issued by, any bank having capital surplus and undivided profits aggregating at least $500 million and maturing not more than one year from the date of creation thereof,
(iv) repurchase agreements that are secured by a perfected security interest in an obligation described in clause (i) and are with any bank described in clause
(iii), (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than

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$500 million, and (c) has the highest rating obtainable from either Standard &
Poor's Ratings Group or Moody's Investors Service, Inc. and (vi) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Ratings Group.

     "Change of Control" means the acquisition after the Issue Date, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by (i) any person or entity (other than any Permitted Holder) or (ii) any group of persons or entities (excluding any Permitted Holders) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act), in either case, of any securities of Holdings or the Company such that, as a result of such acquisition, such person, entity or group beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, 40% or more of the then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors of the Company (but only to the extent that such beneficial ownership is not shared with any Permitted Holder who has the power to direct the vote thereof); provided, however, that no such Change of Control shall be deemed to have occurred if (A) the Permitted Holders beneficially own, in the aggregate, at such time, a greater percentage of such voting securities than such other person, entity or group or (B) at the time of such acquisition, the Permitted Holders (or any of them) possess the ability (by contract or otherwise) to elect, or cause the election, of a majority of the members of the Company's Board of Directors.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means, with respect to any person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such person's common stock, whether outstanding at the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated Net Income" means, with respect to any person, for any period, the aggregate of the net income (or loss) of such person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the net income of any other person in which such person or any of its subsidiaries has an interest (which interest does not cause the net income of such other person to be consolidated with the net income of such person and its subsidiaries in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions actually paid to such person or such subsidiary by such other person in such period; (b) the net income of any subsidiary of such person that is subject to any Payment Restriction shall be excluded to the extent such Payment Restriction actually prevented the payment of an amount that otherwise could have been paid to, or received by, such person or a subsidiary of such person not subject to any Payment Restriction; and (c)(i) the net income (or loss) of any other person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) all gains and losses realized on any Asset Sale, (iii) all gains realized upon or in connection with or as a consequence of the issuance of the Capital Stock of such person or any of its subsidiaries and any gains on pension reversions received by such person or any of its subsidiaries,
(iv) all gains and losses realized on the purchase or other acquisition by such person or any of its subsidiaries of any securities of such person or any of its subsidiaries, (v) all gains and losses resulting from the cumulative effect of any accounting change pursuant to the application of Accounting Principles Board Opinion No. 20, as amended, (vi) all other extraordinary gains and losses, (vii)
(A) all non-cash charges, (B) up to $10 million of severance costs and (C) any other restructuring reserves or charges (provided, however, that any cash payments actually made with respect to the liabilities for which such restructuring reserves or charges were created shall be deducted from Consolidated Net Income in the period when made), in each case, incurred by the Company or any of its Subsidiaries in connection with the Merger, including, without limitation, the divestiture of the Excluded Assets, (viii) losses incurred by the Company and its Subsidiaries resulting from earthquakes and (ix) with respect to the Company, all deferred financing costs written off in connection with the early extinguishment of any Indebtedness, shall each be excluded; provided further that solely for the purpose of computing amounts described in subclause (c) of the first paragraph of the covenant described under "-- Limitation on Restricted Payments" above, "Consolidated Net Income" of the Company for any period shall be reduced by the aggregate amount of dividends paid by the Company or a Subsidiary to Holdings pursuant to clauses (v), (vi) and (x) of the definition of "Permitted Payments" during such period.

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

     "Consolidated Net Worth" means, with respect to any person, the total stockholders' equity (exclusive of any Disqualified Capital Stock) of such person and its subsidiaries determined on a consolidated basis in accordance with GAAP.

     "Consulting Agreement" means that certain Consulting Agreement dated as of June 14, 1995 and as in effect on the Issue Date, between the Company, Holdings and The Yucaipa Companies (as such Consulting Agreement may be amended or replaced, so long as any amounts paid under any amended or replacement agreement do not exceed the amounts payable under such Consulting Agreement as in effect on the Issue Date).

     "Credit Agreement" means the Credit Agreement, dated as of June 14, 1995, as amended and in effect on the Issue Date, by and among Food 4 Less as borrower, certain of its subsidiaries, Holdings as guarantor, the Lenders referred to therein and Bankers Trust Company, as administrative agent, as the same may be amended, extended, renewed, restated, supplemented or otherwise modified (in each case, in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement governing Indebtedness incurred to refund, replace or refinance any borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or any such prior agreement as the same may be amended, extended, renewed, restated, supplemented or otherwise modified (in each case, in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions). The term "Credit Agreement" shall include all related or ancillary documents, including, without limitation, any guarantee agreements and security documents. The Company shall promptly notify the Trustee of any such refunding or refinancing of the Credit Agreement.

     "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

     "Discount Notes" means the 15.25% Senior Discount Notes due 2004 of Holdings issued pursuant to the Discount Note Indenture, as the same may be modified or amended from time to time and future refinancings thereof.

     "Discount Note Indenture" means the indenture dated as of December 15, 1992 under which the 15.25% Senior Discount Notes due 2004 of Holdings were issued, as the same may be modified and amended from time to time and refinancings thereof.

     "Disqualified Capital Stock" means, with respect to any person, any Capital Stock of such person or its subsidiaries that, by its terms, by the terms of any agreement related thereto or by the terms of any security, into which it is convertible, puttable or exchangeable is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased by such person or its subsidiaries, including at the option of the holder thereof, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due, on or prior to the Maturity Date of the Notes, or any other Capital Stock of such person or its subsidiaries designated as Disqualified Capital Stock by such person at the time of issuance; provided, however, that if such Capital Stock is either (i) redeemable or repurchasable solely at the option of such person or (ii) issued to employees of the Company or its Subsidiaries or to any plan for the benefit of such employees, such Capital Stock shall not constitute Disqualified Capital Stock unless so designated.

     "EBDIT" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period, plus, in each case to the extent deducted in computing Consolidated Net Income of such person for such period (without duplication)(i) provisions for income taxes or similar charges recognized by such person and its consolidated subsidiaries accrued during such period, (ii) depreciation and amortization expense of such person and its consolidated subsidiaries accrued during such period (but only to the extent not included in Fixed Charges), (iii) Fixed Charges of such person and its consolidated subsidiaries for such period, (iv) LIFO charges (credits) of such person and its consolidated subsidiaries for such period, (v) the amount of any restructuring reserve or charge recorded during such period in accordance with GAAP, including any such reserve or charge related to the Merger, and (vi) any other non-cash charges reducing Consolidated Net Income for such period (excluding any such charge which requires an accrual of or a cash

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

reserve for cash charges for any future period), less, without duplication, (i) non-cash items increasing Consolidated Net Income of such person for such period (excluding any such items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period) in each case determined in accordance with GAAP and (ii) the amount of all cash payments made by such person or its subsidiaries during such period to the extent that such cash payment has been provided for in a restructuring reserve or charge referred to in clause (v) above (and were not otherwise deducted in the computation of Consolidated Net Income of such person for such period).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated by the Commission thereunder.

     "Excluded Assets" means assets of the Company or any Subsidiary required to be disposed of by applicable regulatory authorities in connection with the Merger.

     "Existing Indebtedness" means the following indebtedness of the Company to the extent outstanding on the Issue Date: (a) the 10.45% Senior Notes due 2004 issued pursuant to an indenture dated as of June 14, 1995; (b) the 10.45% Senior Notes due 2000 issued pursuant to an indenture dated as of April 15, 1992; (c) the 11% Senior Subordinated Notes due 2005 issued pursuant to an indenture dated as of June 14, 1995; (d) the 9% Senior Subordinated Notes due 2003 issued pursuant to an indenture dated as of March 30, 1993; (e) the 10 1/4% Senior Subordinated Notes due 2002 issued pursuant to an indenture dated as of July 29, 1992; (f) the 13.75% Senior Subordinated Notes due 2005 issued pursuant to an indenture dated as of June 14, 1995, and (g) the 13.75% Senior Subordinated Notes due 2001 issued pursuant to an indenture dated as of June 15, 1991.

     "Fixed Charges" means, with respect to any person, for any period, the aggregate amount of (i) interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) in respect of all Indebtedness of such person and its consolidated subsidiaries (including (a) original issue discount on any Indebtedness (including (without duplication), in the case of the Company, any original issue discount on the Notes but excluding amortization of debt issuance costs) and (b) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method, in each case to the extent attributable to such period but excluding the amortization of debt issuance costs), (ii) dividend requirements on Preferred Stock of such person and its consolidated subsidiaries (whether in cash or otherwise (except dividends payable in shares of Qualified Capital Stock)) declared or paid or required to be declared or paid during such period (except to the extent accrued in a prior period) and excluding items eliminated in consolidation and (iii) dividends declared or paid or scheduled or required to be declared or paid to Holdings which are permitted to be paid pursuant to clauses (v) and (vi) of the definition of "Permitted Payments". For purposes of this definition, (a) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Board of Directors of such person (as evidenced by a Board Resolution) to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP, (b) interest on Indebtedness that is determined on a fluctuating basis shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest of such Indebtedness in effect on the date Fixed Charges are being calculated, (c) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate, and (d) Fixed Charges shall be increased or reduced by the net cost (including amortization of discount) or benefit associated with Interest Swap Obligations attributable to such period. For purposes of clauses (ii) and
(iii) above, dividend requirements shall be increased to an amount representing the pre-tax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to a fraction, the numerator of which is the amount of such dividend requirements and the denominator of which is one (1) minus the applicable actual combined federal, state, local and foreign income tax rate of such person and its subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Fixed Charges.

     "Food 4 Less" means Food 4 Less Supermarkets, Inc., a Delaware corporation, and its successors, including, without limitation, the Company.

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

     "Foreign Exchange Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect against fluctuations in currency values.

     "GAAP" means generally accepted accounting principles as in effect in the United States of America as of June 14, 1995.

     "Holdings" means Food 4 Less Holdings, Inc., a Delaware corporation, and its successors.

     "Indebtedness" means with respect to any person, without duplication, (i) all liabilities, contingent or otherwise, of such person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (b) evidenced by bonds, notes, debentures, drafts accepted or similar instruments or letters of credit or representing the balance deferred and unpaid of the purchase price of any property (other than any such balance that represents an account payable or any other monetary obligation to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such person in the ordinary course of business of such person in connection with obtaining goods, materials or services and due within twelve months (or such longer period for payment as is customarily extended by such trade creditor) of the incurrence thereof, which account is not overdue by more than 90 days, according to the original terms of sale, unless such account payable is being contested in good faith), or (c) for the payment of money relating to a Capitalized Lease Obligation; (ii) the maximum fixed repurchase price of all Disqualified Capital Stock of such person; (iii) reimbursement obligations of such person with respect to letters of credit; (iv) obligations of such person with respect to Interest Swap Obligations and Foreign Exchange Agreements; (v) all liabilities of others of the kind described in the preceding clause (i), (ii), (iii) or (iv) that such person has guaranteed or that is otherwise its legal liability; and (vi) all obligations of others secured by a Lien to which any of the properties or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such person are subject, whether or not the obligations secured thereby shall have been assumed by such person or shall otherwise be such person's legal liability (provided that if the obligations so secured have not been assumed by such person or are not otherwise such person's legal liability, such obligations shall be deemed to be in an amount equal to the fair market value of such properties or assets, as determined in good faith by the Board of Directors of such person, which determination shall be evidenced by a Board Resolution). For purposes of the preceding sentence, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock (or any equity security for which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such person, which determination shall be evidenced by a Board Resolution. For purposes of the Indenture, Indebtedness incurred by any person that is a general partnership (other than non-recourse Indebtedness) shall be deemed to have been incurred by the general partners of such partnership pro rata in accordance with their respective interests in the liabilities of such partnership unless any such general partner shall, in the reasonable determination of the Board of Directors of the Company, be unable to satisfy its pro rata share of the liabilities of the partnership, in which case the pro rata share of any Indebtedness attributable to such partner shall be deemed to be incurred at such time by the remaining general partners on a pro rata basis in accordance with their interests.

     "Independent Financial Advisor" means a reputable accounting, appraisal or nationally recognized investment banking or consulting firm that is, in the reasonable judgment of the Board of Directors of the Company, qualified to perform the tasks for which such firm has been engaged and disinterested and independent with respect to the Company and its Affiliates.

     "Interest Swap Obligation" means any obligation of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount; provided that the term "Interest Swap Obligation" shall also include interest rate exchange, collar, cap, swap option or similar agreements providing interest rate protection.

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

     "Investment" by any person in any other person means any investment by such person in such other person, whether by share purchase, capital contribution, loan, advance (other than reasonable loans and advances to employees for moving and travel expenses, as salary advances or to permit the purchase of Qualified Capital Stock of Holdings or any of its Subsidiaries and other similar customary expenses incurred, in each case in the ordinary course of business consistent with past practice) or similar credit extension constituting Indebtedness of such other person, and any guarantee of Indebtedness of any other person.

     "Issue Date" means the date of original issuance of the Notes under the Indenture.

     "Letter of Credit Obligations" means Indebtedness of the Company or any of its Subsidiaries with respect to letters of credit issued pursuant to the Credit Agreement, and for purposes of the definition of the term "Permitted Indebtedness" above, the aggregate principal amount of Indebtedness outstanding at any time with respect thereto, shall be deemed to consist of (a) the aggregate maximum amount then available to be drawn under all such letters of credit (the determination of such maximum amount to assume compliance with all conditions for drawing), and (b) the aggregate amount that has then been paid by, and not reimbursed to, the issuers under such letters of credit.

     "Lien" means any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell which is intended to constitute or create a security interest, mortgage, pledge or lien, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien under the Indenture.

     "Maturity Date" means June 15, 2004.

     "Merger" means (i) the merger of Food 4 Less Supermarkets, Inc. into Ralphs Supermarkets, Inc. (with Ralphs Supermarkets, Inc. surviving such merger) pursuant to the Merger Agreement and (ii) immediately following the merger described in clause (i) of this definition, the merger of Ralphs Grocery Company into Ralphs Supermarkets, Inc. (with Ralphs Supermarkets, Inc. surviving such merger and changing its name to "Ralphs Grocery Company" in connection with such merger).

     "Merger Agreement" means the Agreement and Plan of Merger, dated September 14, 1994, by and among Holdings, Food 4 Less, Inc., Food 4 Less, RSI and the stockholders of RSI, as such agreement was in effect on June 14, 1995.

     "Net Cash Proceeds" means the Net Proceeds of any Asset Sale received in the form of cash or Cash Equivalents.

     "Net Proceeds" means (a) in the case of any Asset Sale or any issuance and sale by any person of Qualified Capital Stock, the aggregate net proceeds received by such person after payment of expenses, taxes, commissions and the like incurred in connection therewith (and, in the case of any Asset Sale, net of the amount of cash applied to repay Indebtedness secured by the asset involved in such Asset Sale), whether such proceeds are in cash or in property (valued at the fair market value thereof at the time of receipt as determined with respect to any Asset Sale resulting in Net Proceeds in excess of $5 million in good faith by the Board of Directors of such person, which determination shall be evidenced by a Board Resolution) and (b) in the case of any conversion or exchange of any outstanding Indebtedness or Disqualified Capital Stock of such person for or into shares of Qualified Capital Stock of the Company, the sum of (i) the fair market value of the proceeds received by the Company in connection with the issuance of such Indebtedness or Disqualified Capital Stock on the date of such issuance and (ii) any additional amount paid by the Holder to the Company upon such conversion or exchange.

     "New Discount Debenture Indenture" means the indenture dated as of June 14, 1995 under which the 13 5/8% Senior Discount Debentures due 2005 of Holdings were issued, as the same may be modified and amended from time to time and refinancings thereof.

     "New Discount Debentures" means the 13 5/8% Senior Discount Debentures due 2005 of Holdings issued pursuant to the New Discount Debenture Indenture, as the same may be modified or amended from time to time and future refinancings thereof.

     "Operating Coverage Ratio" means, with respect to any person, the ratio of
(1) EBDIT of such person for the period (the "Pro Forma Period") consisting of the most recent four full fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Operating Coverage Ratio (the "Transaction Date") to (2) the aggregate Fixed Charges of such person for the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent to such fiscal quarter (the "Forward Period") reasonably anticipated by the Board of Directors of such person to become due from time to time during such period. In addition to, but without duplication of, the foregoing, for purposes of this definition, "EBDIT" shall be calculated after giving effect (without duplication), on a pro forma basis for the Pro Forma Period (but no longer), to (a) any Investment, during the period commencing on the first day of the Pro Forma Period to and including the Transaction Date (the "Reference Period"), in any other person that, as a result of such Investment, becomes a subsidiary of such person, (b) the acquisition, during the Reference Period (by merger, consolidation or purchase of stock or assets) of any business or assets, which acquisition is not prohibited by the Indenture, and (c) any sales or other dispositions of assets (other than sales of inventory in the ordinary course of business) occurring during the Reference Period, in each case as if such incurrence, Investment, repayment, acquisition or asset sale had occurred on the first day of the Reference Period. In addition, for purposes of this definition, "Fixed Charges" shall be calculated after giving effect (without duplication), on a pro forma basis for the Forward Period, to any Indebtedness incurred or repaid on or after the first day of the Forward Period and prior to the Transaction Date. If such person or any of its subsidiaries directly or indirectly guarantees any Indebtedness of a third person, the Operating Coverage Ratio shall give effect to the incurrence of such Indebtedness as if such person or subsidiary had directly incurred such guaranteed Indebtedness.

     "operating lease" means any lease the obligations under which do not constitute Capitalized Lease Obligations.

     "Pari Passu Indebtedness" means, with respect to the Company or any Subsidiary Guarantor, Indebtedness of such person which ranks pari passu in right of payment to the Notes (whether or not secured by any Lien) or the Guarantee of such Subsidiary Guarantor, as the case may be.

     "Payment Restriction" means, with respect to a subsidiary of any person, any encumbrance, restriction or limitation, whether by operation of the terms of its charter or by reason of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, on the ability of (i) such subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to such person or any other subsidiary of such person, (b) make loans or advances to such person or any other subsidiary of such person or (c) transfer any of its properties or assets to such person or any other subsidiary of such persons, or (ii) such person or any other subsidiary of such person to receive or retain any such (a) dividends, distributions or payments, (b) loans or advances or (c) transfer of properties or assets.

     "Permitted Holder" means (i) Food 4 Less Equity Partners, L.P. and The Yucaipa Companies, or any entity controlled thereby or any of the partners thereof, (ii) Apollo Advisors, L.P., Lion Advisors, L.P. or any entity controlled thereby or any of the partners thereof, (iii) an employee benefit plan of the Company, or any of its subsidiaries or any participant therein, (iv) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries or (v) any Permitted Transferee of any of the foregoing persons.

     "Permitted Indebtedness" means (a) Indebtedness of the Company and its Subsidiaries (and the Company and each Subsidiary (to the extent it is not an obligor) may guarantee such Indebtedness) pursuant to (i) the Term Loans in an aggregate principal amount at any time outstanding not to exceed $600 million less the aggregate amount of all principal repayments thereunder pursuant to and in accordance with the covenant described under "-- Certain
Covenants -- Limitation on Asset Sales" above subsequent to June 14, 1995, (ii) the revolving credit facility under the Credit Agreement (including the Letter of Credit

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

Obligations) in an aggregate principal amount at any time outstanding not to exceed $325 million, less all permanent reductions thereunder pursuant to and in accordance with the covenant described under "-- Certain Covenants -- Limitation on Asset Sales" above, and (iii) any Indebtedness incurred under the Credit Agreement pursuant to and in compliance with (A) clause (m) of this definition and (B) the covenant described above under the caption "-- Limitation on Incurrence of Additional Indebtedness" above (other than Permitted Indebtedness that is not incurred pursuant to clause (m) or this clause (a) of this definition); (b) Indebtedness of the Company or a Subsidiary Guarantor owed to and held by the Company or a Subsidiary Guarantor; (c) Indebtedness incurred by the Company or any Subsidiary in connection with the purchase or improvement of property (real or personal) or equipment or other capital expenditures in the ordinary course of business (including for the purchase of assets or stock of any retail grocery store or business) or consisting of Capitalized Lease Obligations, provided that (i) at the time of the incurrence thereof, such Indebtedness, together with any other Indebtedness incurred during the most recently completed four fiscal quarter period in reliance upon this clause (c) does not exceed, in the aggregate, 3% of net sales of the Company and its Subsidiaries during the most recently completed four fiscal quarter period on a consolidated basis and (ii) such Indebtedness, together with all then outstanding Indebtedness incurred in reliance upon this clause (c) does not exceed, in the aggregate, 3% of the aggregate net sales of the Company and its Subsidiaries during the most recently completed twelve fiscal quarter period on a consolidated basis (calculated on a pro forma basis if the date of incurrence is prior to the end of the twelfth fiscal quarter following the Merger); (d) Indebtedness incurred by the Company or any Subsidiary in connection with capital expenditures in an aggregate principal amount not exceeding $150 million (less the aggregate principal amount of any Indebtedness incurred by the Company or any Subsidiary on or prior to the Issue Date in reliance on clause (d) of the definition of "Permitted Indebtedness" under the indenture governing the 1995 Senior Notes), provided that such capital expenditures relate solely to the integration of the operations of RSI, Food 4 Less and their respective subsidiaries as described in this Prospectus; (e) Indebtedness of the Company incurred under certain Foreign Exchange Agreements and Interest Swap Obligations; (f) guarantees incurred in the ordinary course of business by the Company or a Subsidiary of Indebtedness of any other person in aggregate not to exceed $25 million at any time outstanding; (g) guarantees by the Company or a Subsidiary Guarantor of Indebtedness incurred by a wholly-owned Subsidiary Guarantor so long as the incurrence of such Indebtedness incurred by such wholly-owned Subsidiary Guarantor is permitted under the terms of the Indenture;
(h) Refinancing Indebtedness; (i) Indebtedness for letters of credit relating to workers' compensation claims and self-insurance or similar requirements in the ordinary course of business; (j) Existing Indebtedness and other Indebtedness outstanding on the Issue Date; (k) Indebtedness arising from guarantees of Indebtedness of the Company or any Subsidiary or other agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Subsidiaries in connection with such disposition; (l) obligations in respect of performance bonds and completion guarantees provided by the Company or any Subsidiary in the ordinary course of business; and (m) additional Indebtedness of the Company and the Subsidiary Guarantors in an amount not to exceed $175 million at any time outstanding.

     "Permitted Investment" by any person means (i) any Related Business Investment, (ii) Investments in securities not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of the covenant described under "-- Certain Covenants -- Limitation on Asset Sales" above or any other disposition of assets not constituting an Asset Sale by reason of the $500,000 threshold contained in the definition thereof, (iii) cash and Cash Equivalents, (iv) Investments existing on the Issue Date, (v) Investments specifically permitted by and made in accordance with the provisions of the covenant described under "-- Certain Covenants -- Limitation on Transactions with Affiliates," (vi) Investments by Subsidiary Guarantors in other Subsidiary Guarantors or the Company and Investments by the Company in a Subsidiary Guarantor in the form of Indebtedness owed to the Company by such Subsidiary Guarantor and Investments by Subsidiaries which are not Subsidiary Guarantors in other

Subsidiaries which are not Subsidiary Guarantors and (vii) additional Investments in an aggregate amount not exceeding $15 million.

     "Permitted Liens" shall mean (i) Liens for taxes, assessments and governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business, deposits made to obtain the release of such Liens, and with respect to amounts not yet delinquent for a period of more than 60 days or being contested in good faith by an appropriate process of law, and for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made; (iii) Liens incurred or pledges or deposits made in the ordinary course of business to secure obligations under workers' compensation, unemployment insurance and other types of social security or similar legislation; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Subsidiaries incurred in the ordinary course of business;
(vi) Liens upon specific items of inventory or other goods and proceeds of any person securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; (vii) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods; (ix) judgment and attachment Liens not giving rise to a Default or Event of Default;
(x) leases or subleases granted to others not interfering in any material respect with the business of the Company or any Subsidiary; (xi) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under Interest Swap Obligations and Foreign Exchange Agreements and forward contracts, option futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any Subsidiary from fluctuations in the price of commodities; (xii) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or its Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made; (xiii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business in accordance with past practices; (xiv) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of a default by the Company or any Subsidiary of its obligations under such lease; (xv) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases of personal property that are otherwise permitted under the Indenture and under which the Company or any Subsidiary is lessee; and (xvi) additional Liens securing Indebtedness at any one time outstanding not exceeding the sum of (i) $25 million and (ii) 10% of the aggregate Consolidated Net Income of the Company earned subsequent to June 14, 1995 and on or prior to such time.

     "Permitted Payments" means (i) any payment by the Company or any Subsidiary, or any dividend by the Company or any Subsidiary to Holdings the proceeds of which are utilized by Holdings to make payments, to The Yucaipa Companies or the principals or any Affiliates thereof for consulting, management, investment banking or similar services, or for reimbursement of losses, costs and expenses pursuant to the Consulting Agreement, (ii) any payment by the Company or any Subsidiary pursuant to the Second Amended and Restated Tax Sharing Agreement, dated as of June 14, 1995, by and among the Company, all direct and indirect subsidiaries, and Holdings as such Tax Sharing Agreement may be amended from time to time, so long as the payment thereunder by the Company and its Subsidiaries shall not exceed the amount of taxes the

Company would be required to pay if it were the filing person for all applicable taxes, (iii) any payment by the Company or any Subsidiary pursuant to the Transfer and Assumption Agreement, dated as of June 23, 1989, between Food 4 Less and Holdings, as in effect on the Issue Date, (iv) any payment by the Company or any Subsidiary, or any dividend by the Company or any Subsidiary to Holdings the proceeds of which are used by Holdings to make payments, (a) in connection with repurchases of outstanding shares of the Company's or Holdings' Common Stock following the death, disability or termination of employment of management stockholders, and (b) of amounts required to be paid by Holdings, the Company or any of its Subsidiaries to participants or former participants in employee benefit plans upon termination of employment by such participants, as provided in the documents related thereto, in an aggregate amount (for both clauses (a) and (b)) not to exceed $10 million in any Yearly Period (provided that any unused amounts may be carried over to any subsequent Yearly Period subject to a maximum amount of $20 million in any Yearly Period), (v) from and after June 30, 1998, payments of cash dividends or loans to Holdings in an amount sufficient to enable Holdings to make payments of interest required to be made in respect of the Discount Notes in an amount not to exceed the amount payable thereunder in accordance with the terms thereof in effect on June 14, 1995, (vi) from and after June 15, 2000, payments of cash dividends to Holdings in an amount sufficient to enable Holdings to make payments of interest required to be made in respect of the Seller Debentures and the New Discount Debentures in an amount not to exceed the amount payable thereunder in accordance with the terms thereof in effect on June 14, 1995, (vii) dividends or other payments to Holdings sufficient to enable Holdings to perform accounting, legal, corporate reporting and administrative functions in the ordinary course of business or to pay required fees and expenses in connection with the Merger and the registration under applicable laws and regulations of its debt or equity securities, (viii) dividends by the Company to Holdings of the Net Cash Proceeds of an Asset Sale to the extent that (a) the Company or any of the Subsidiaries is required pursuant to the Indenture to utilize such Net Cash Proceeds to repay (or offer to repay) the Notes (and has complied with all such requirements), (b) such Net Cash Proceeds are not required to be and have not been utilized to repay outstanding Indebtedness of the Company or any of the Subsidiaries and (c) Holdings is required pursuant to the documents governing any outstanding Indebtedness of Holdings to utilize such Net Cash Proceeds to repay such Indebtedness (it being understood that only the amounts not utilized as described in clauses (a) and (b) of this clause (viii) shall be permitted to be distributed to Holdings pursuant to this clause (viii)), (ix) the repurchase by the Company of up to $10.0 million aggregate principal amount of Old RGC Notes, at a repurchase price of 101% of the principal amount thereof plus accrued interest to the repurchase date, pursuant to the "change of control purchase offer" provisions set forth in section 1014 of the indentures governing the Old RGC Notes as in effect on June 14, 1995, and (x) for so long as the sole business activity of such partnership is to acquire, hold, sell, exchange, transfer or otherwise dispose of all or any portion of the New Discount Debentures and to manage its investment in the New Discount Debentures, any payment by the Company or any Subsidiary, or any dividend or loan to Holdings, the proceeds of which are utilized by Holdings to fund ongoing costs and expenses of RGC Partners, L.P. pursuant to the Subscription Agreement and the Registration Rights Agreement.

     "Permitted Transferees" means, with respect to any person, (i) any Affiliate of such person, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such person, (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which, include only such person or his or her spouse or lineal descendants, in each case to whom such person has transferred the beneficial ownership of any securities of the Company, (iv) any investment account whose investment managers and investment advisors consist solely of such person and/or Permitted Transferees of such person and (v) any investment fund or investment entity that is a subsidiary of such person or a Permitted Transferee of such person.

     "Plan of Liquidation" means, with respect to any person, a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such person to holders of Capital Stock of such person.

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

     "Preferred Stock" means, with respect to any person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

     "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Company's chief financial officer or Board of Directors in consultation with its independent certified public accountants.

     "Public Equity Offering" means an underwritten public offering of Common Stock of the Company or Holdings pursuant to a registration statement filed with the Commission in accordance with the Securities Act which public equity offering results in gross proceeds to the Company or Holdings, as the case may be, of not less than $20 million; provided, however, that in the case of a Public Equity Offering by Holdings, Holdings contributes to the capital of the Company net cash proceeds in an amount sufficient to redeem Notes called for redemption in accordance with the terms thereof.

     "Qualified Capital Stock" means, with respect to any person, any Capital Stock of such person that is not Disqualified Capital Stock.

     "Refinancing Indebtedness" means, with respect to any person, Indebtedness of such person issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to substantially concurrently repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, "repay"), or constituting an amendment, modification or supplement to, or a deferral or renewal of (collectively, an "amendment"), any Indebtedness of such person existing on the Issue Date or Indebtedness (other than Permitted Indebtedness, except Permitted Indebtedness incurred pursuant to clauses (c), (d), (h) and (j) of the definition thereof) incurred in accordance with the Indenture (a) in a principal amount (or, if such Refinancing Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon the acceleration thereof, with an original issue price) not in excess of (without duplication) (i) the principal amount or the original issue price, as the case may be, of the Indebtedness so refinanced (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement) plus (ii) unpaid accrued interest on such Indebtedness plus (iii) premiums, penalties, fees and expenses actually incurred by such person in connection with the repayment or amendment thereof and (b) with respect to Refinancing Indebtedness that repays or constitutes an amendment to Subordinated Indebtedness, such Refinancing Indebtedness (x) shall not have any fixed mandatory redemption or sinking fund requirement in an amount greater than or at a time prior to the amounts and times specified in such repaid or amended Subordinated Indebtedness, except to the extent that any such requirement applies on a date after the Maturity Date of the Notes and (y) shall contain subordination and default provisions no less favorable in any material respect to Holders of the Notes than those contained in such repaid or amended Subordinated Indebtedness.

     "Registration Rights Agreement" means that certain Registration Rights Agreement by and between RGC Partners, L.P., Holdings and Food 4 Less, as such Registration Rights Agreement may be amended or replaced, so long as any amounts paid by Holdings and the Company under any amended or replacement agreement do not exceed the amounts payable by Holdings and the Company under such Registration Rights Agreement as in effect on June 14, 1995.

     "Related Business Investment" means (i) any Investment by a person in any other person a majority of whose revenues are derived from the operation of one or more retail grocery stores or supermarkets or any other line of business engaged in by the Company or any of its Subsidiaries as of the Issue Date; (ii) any Investment by such person in any cooperative or other supplier, including, without limitation, any joint venture which is intended to supply any product or service useful to the business of the Company and its Subsidiaries as it is conducted as of the Issue Date and as such business may thereafter evolve or change; and (iii) any

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

capital expenditure or Investment, in each case reasonably related to the business of the Company and its Subsidiaries as it is conducted as of the Issue Date and as such business may thereafter evolve or change.

     "Restricted Debt Prepayment" means any purchase, redemption, defeasance (including, but not limited to, in substance or legal defeasance) or other acquisition or retirement for value, directly or indirectly, by the Company or a Subsidiary, prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

     "Restricted Payment" means any (i) Stock Payment, (ii) Investment (other than a Permitted Investment) or (iii) Restricted Debt Prepayment.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

     "Seller Debentures" means the 13 5/8% Senior Subordinated Pay-in-Kind Debentures due 2007 of Holdings issued pursuant to the Seller Debenture Indenture, including any additional 13 5/8% Senior Subordinated Pay-in-Kind Debentures due 2007 issued as interest thereon, in each case, as such Seller Debentures may be modified or amended from time to time and future refinancings thereof.

     "Seller Debenture Indenture" means the indenture between Holdings and Norwest Minnesota, National Association, as trustee, dated as of June 14, 1995 under which the 13 5/8% Senior Subordinated Pay-in-Kind Debentures due 2007 of Holdings were issued, as the same may be modified and amended from time to time and refinancings thereof.

     "Significant Stockholder" means, with respect to any person, any other person who is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 10% of any class of equity securities of such person that are entitled to vote on a regular basis for the election of directors of such person.

     "Significant Subsidiary" means each subsidiary of the Company that is either (a) a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act of 1933, as amended, and the Exchange Act (as such regulation is in effect on the Issue Date) or (b) material to the financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

     "Stock Payment" means, with respect to any person, (a) the declaration or payment by such person, either in cash or in property, of any dividend on (except, in the case of the Company, dividends payable solely in Qualified Capital Stock of the Company), or the making by such person or any of its subsidiaries of any other distribution in respect of, such person's Qualified Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than exchangeable or convertible Indebtedness of such person), or (b) the redemption, repurchase, retirement or other acquisition for value by such person or any of its subsidiaries, directly or indirectly, of such person's Qualified Capital Stock (and, in the case of a Subsidiary, Qualified Capital Stock of the Company) or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than exchangeable or convertible Indebtedness of such person), other than, in the case of the Company, through the issuance in exchange therefor solely of Qualified Capital Stock of the Company; provided, however, that in the case of a Subsidiary, the term "Stock Payment" shall not include any such payment with respect to its Capital Stock or warrants, rights or options to purchase or acquire shares of any class of its Capital Stock that are owned solely by the Company or a wholly-owned Subsidiary.

     "Subscription Agreement" means that certain Subscription Agreement, between RGC Partners, L.P., Holdings, Food 4 Less and the partnership investors listed on Exhibit A thereto, as such Subscription Agreement may be amended or replaced, so long as any amounts paid by Holdings and the Company under any amended or replacement agreement do not exceed the amounts payable by Holdings and the Company under such Subscription Agreement as in effect on June 14, 1995.

     "Subordinated Indebtedness" means, with respect to the Company or any Subsidiary Guarantor, Indebtedness of such person which is subordinated in right of payment to the Notes or the Guarantee of such Subsidiary Guarantor, as the case may be.

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

     "subsidiary" of any person means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly, owned by such person, by one or more subsidiaries of such person or by such person and one or more subsidiaries of such person or (ii) a partnership in which such person or a subsidiary of such person is, at the date of determination, a general partner of such partnership, but only if such person or its subsidiary is entitled to receive more than fifty percent of the assets of such partnership upon its dissolution, or (iii) any other person (other than a corporation or a partnership) in which such person, a subsidiary of such person or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such person.

     "Subsidiary" means any subsidiary of the Company.

     "Subsidiary Guarantor" means (i) each of Alpha Beta Company, Bay Area Warehouse Stores, Inc., Bell Markets, Inc., Cala Co., Cala Foods, Inc., Falley's Inc., Food 4 Less of California, Inc., Food 4 Less Merchandising, Inc., Food 4 Less GM, Inc., Food 4 Less of Southern California, Inc., and Crawford Stores, Inc., (ii) each of the Company's Subsidiaries which becomes a guarantor of the Notes in compliance with the provisions set forth under "-- Certain
Covenants -- Guarantees of Certain Indebtedness," and (iii) each of the Company's Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture.

     "Term Loans" means the term loan facility under the Credit Agreement and any agreement governing Indebtedness incurred to refund, replace or refinance any borrowings outstanding under such facility or under any prior refunding, replacement or refinancing thereof (in each case, in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions).

     "Yearly Period" means each fiscal year of the Company.

     "The Yucaipa Companies" means The Yucaipa Companies, a California general partnership, or any successor thereto which is an affiliate of Ronald W. Burkle or his Permitted Transferees and which has been established for the sole purpose of changing the form of The Yucaipa Companies from that of a partnership to that of a limited liability company or any other form of entity which is not materially adverse to the rights of the Holders under the Indenture.

                     DESCRIPTION OF THE NEW CREDIT FACILITY

     The following is a summary of the material terms and conditions of the New Credit Facility. This summary does not purport to be a complete description of the New Credit Facility and is subject to the detailed provisions of the loan agreement (the "Loan Agreement") and various related documents entered into in connection with the New Credit Facility. A copy of the Loan Agreement is available upon request from the Company.

GENERAL

     The New Credit Facility was entered into June 14, 1995 and provided for (i) term loans in the aggregate amount of $600 million, comprised of a $275 million tranche with a six year term (the "Tranche A Loan"), a $108.3 million tranche with a seven year term (the "Tranche B Loan"), a $108.3 million tranche with an eight year term (the "Tranche C Loan"), and a $108.4 million tranche with a nine year term (the "Tranche D Loan"); and (ii) the $325 million New Revolving Facility under which working capital loans may be made and commercial or letters of credit in the maximum aggregate amount of up to $150 million may be issued, under which approximately $88.2 million of letters of credit were outstanding as of June 26, 1996. On June 6, 1996, after giving effect to the application of the proceeds from the Offering, the outstanding principal amount of the Tranche A Loan, Tranche B Loan, Tranche C Loan and Tranche D Loan was $243.8 million, $99.6 million, $100.2 million and $100.4 million, respectively.

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

     Proceeds of the New Term Loans and loans under the Revolving Credit Facility, together with proceeds from the other debt and equity financing transactions completed concurrently, were used to fund the cash requirements for the acquisition of RSI, refinance existing indebtedness of Ralphs and Food 4 Less, and pay various fees, expenses and other costs associated with the Merger and the related financing. The New Revolving Facility is used to provide for the working capital requirements and general corporate purposes of the Company and to issue commercial and standby letters of credit to support workers' compensation contingencies and for other corporate purposes.

INTEREST RATE; FEES

     Borrowings under (i) the New Revolving Facility and the Tranche A Loan bear interest at a rate equal to the Base Rate (as defined in the Loan Agreement) plus 1.50% per annum or the reserve adjusted Euro-Dollar Rate (as defined in the Loan Agreement) plus 2.75% per annum; (ii) the Tranche B Loan bear interest at the Base Rate plus 2.00% per annum or the reserve adjusted Euro-Dollar Rate plus 3.25% per annum; (iii) the Tranche C Loan bear interest at the Base Rate plus 2.50% per annum or the reserve adjusted Euro-Dollar Rate plus 3.75% per annum; and (iv) the Tranche D Loan bear interest at the Base Rate plus 2.75% per annum or the reserve adjusted Euro-Dollar Rate plus 4.00% per annum, in each case as selected by the Company. Applicable interest rates on Tranche A Loan and the New Revolving Facility and the fees payable under the New Revolving Facility on letters of credit, will be reduced by up to 0.50% per annum after the New Term Loans have been reduced by certain amounts and if the Company meets certain financial tests. Up to $30 million of the New Revolving Facility is available as a swingline facility and loans outstanding under the swingline facility bear interest at the Base Rate plus 1.00% per annum (subject to adjustment as described in the preceding sentence). After the occurrence of a default under the New Credit Facility, interest will accrue at the rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional 2.00% per annum. The Company pays the issuing bank a fee of 0.25% on each standby letter of credit and each commercial letter of credit and pays the lenders under the New Credit Facility a fee equal to the margin on Eurodollar Rate loans under the Revolving Credit Facility (the "Eurodollar Margin") for standby letters of credit and a fee equal to the Eurodollar Margin minus 1% for commercial letters of credit. Each of these fees is calculated based on the amount available to be drawn under a letter of credit. In addition, the Company will pay a commitment fee of 0.50% per annum on the unused portions of the New Revolving Facility and for purposes of calculating this fee, loans under the swingline facility shall not be deemed to be outstanding. The New Credit Facility required the Company to enter into hedging agreements to limit its exposure to increases in interest rates for a period of not less than two years in an aggregate notional amount of not less than $300 million. The New Credit Facility may be prepaid in whole or in part without premium or penalty.

AMORTIZATION; PREPAYMENTS

     The Tranche A Loan will mature on June 14, 2001 and will be subject to amortization, commencing on September 15, 1996 on a quarterly basis in aggregate annual amounts (after giving effect to application of proceeds of the Offering) of $9.5 million in the second year, $53.2 million in the third year, $56.8 million in the fourth year, $60.4 million in the fifth year, and $63.9 million in the sixth year. The Tranche B Loan will mature on June 14, 2002 and will be subject to amortization on a quarterly basis in aggregate annual amounts (after giving effect to application of proceeds of the Offering) of $1.0 million for the first six years and $94.3 million in the seventh year. The Tranche C Loan will mature on June 14, 2003 and will be subject to amortization on a quarterly basis in aggregate annual amounts (after giving effect to application of proceeds of the Offering) of $1.0 million for the first seven years and $93.9 million in the eighth year. The Tranche D Loan will mature on June 14, 2004 and will be subject to amortization on a quarterly basis in aggregate annual amounts (after giving effect to application of proceeds of the Offering) of $1.0 million for the first eight years and $93.0 million in the ninth year. The New Revolving Facility will mature on June 14, 2001. The Company is required to reduce loans outstanding under the New Revolving Facility to (i) $150 million for a period of not less than 30 consecutive days during the period from the fourth Fiscal Quarter in Fiscal Year 1996 to the first Fiscal Quarter in Fiscal Year 1997,
(ii) to $110 million for a period of not less than 30 consecutive days during the period from the fourth Fiscal Quarter in Fiscal Year 1997 to the first Fiscal Quarter in Fiscal Year

1998 and (iii) to $75 million for a period not less than 30 consecutive days during each subsequent 12-month period. The Company is required to make certain prepayments, subject to certain exceptions, on the New Credit Facility with 75% (100% for Fiscal Years 1995, 1996 and 1997) of Consolidated Excess Cash Flow (as defined in the Loan Agreement) and with the proceeds from certain asset sales, issuances of debt and equity securities and any pension plan reversion. Such prepayments will be allocated pro rata between the Tranche A Loans, Tranche B Loans, Tranche C Loans and the Tranche D Loans and to scheduled amortization payments of the Tranche A Loans, Tranche B Loans, Tranche C Loans, and Tranche D Loans pro rata. Mandatory prepayments on the Tranche B Loans, the Tranche C Loans and the Tranche D Loans will be used to make an offer to repay such Loans and to the extent not accepted 50% of such amount will be applied to reduce Tranche A Loans on a pro rata basis and the remaining 50% may be retained by the Company.

GUARANTEES AND COLLATERAL

     Holdings and all active subsidiaries of the Company (including the Subsidiary Guarantors) have guaranteed the Company's obligations under the New Credit Facility. The Company's obligations and the guarantees of its subsidiaries are secured by substantially all personal property of the Company and its subsidiaries, including a pledge of the stock of all subsidiaries of the Company (with the exception of the stock of Bell Markets, Inc., which has been pledged to secure notes payable to the former owners thereof, so long and only so long as such stock is subject to the liens of such former owners). Holdings' guarantee is secured by a pledge of the stock of the Company. The Company's obligations also are secured by first priority liens on certain unencumbered real property fee interests of the Company and its subsidiaries and the Company and its subsidiaries will use their reasonable economic efforts to provide the lenders with a first priority lien on certain unencumbered leasehold interests of the Company and its subsidiaries.

COVENANTS

     The obligation of the lenders under the New Credit Facility to advance funds is subject to the satisfaction of certain conditions customary in agreements of this type. In addition, the Company is subject to certain customary affirmative and negative covenants contained in the New Credit Facility, including, without limitation, covenants that restrict, subject to specified exceptions, (i) the incurrence of additional indebtedness and other obligations, (ii) a merger or acquisition, (iii) asset sales, (iv) the granting of liens, (v) prepayment or repurchase of other indebtedness, (vi) engaging in transactions with affiliates, or (vii) cash capital expenditures. Certain of these covenants are more restrictive than those in favor of holders of the Notes as described herein and as set forth in the Indenture. In addition, the New Credit Facility requires that the Company maintain certain specified financial covenants, including a minimum fixed charge coverage, a minimum EBITDA, a maximum ratio of total debt to EBITDA and a minimum net worth.

EVENTS OF DEFAULT

     The New Credit Facility also provides for customary events of default. The occurrence of any of such events of default could result in acceleration of the Company's obligations under the New Credit Facility and foreclosure on the collateral securing such obligations, which could have material adverse results to holders of the Notes.

                   DESCRIPTION OF OTHER COMPANY INDEBTEDNESS

     The 1995 Senior Notes. The 1995 Senior Notes were issued upon consummation of the Merger in an aggregate principal amount of $520.3 million. The 1995 Senior Notes are senior unsecured obligations of the Company and are guaranteed on a senior basis by the Company's wholly-owned subsidiaries. The 1995 Senior Notes rank senior in right of payment to all subordinated indebtedness of the Company, including the 1995 11% Senior Subordinated Notes, the Old RGC Notes, the 1995 13.75% Senior Subordinated Notes and the 1991 Senior Subordinated Notes. However, the 1995 Senior Notes are effectively subordinated to all secured indebtedness of the Company and its subsidiaries, including indebtedness under the New Credit Facility. The 1995 Senior Notes bear interest at the rate of 10.45% per annum, payable on each June 15 and December 15.

The 1995 Senior Notes will mature on June 15, 2004. The terms of the Notes were designed to mirror the terms of the 1995 Senior Notes. Accordingly, the indenture governing the 1995 Senior Notes contains terms, covenants and conditions which are substantially identical in all material respects to the terms contained in the Indenture governing the Notes. For further information regarding those terms, see "Description of the Notes."

     A portion of the 1995 Senior Notes were issued in exchange for 1992 Senior Notes outstanding at the time of the Merger. A total of $4.7 million aggregate principal amount of 1992 Senior Notes that were not exchanged at the time of the Merger remain outstanding. The 1992 Senior Notes mature on April 15, 2000. In connection with the Merger, the indenture governing the 1992 Senior Notes was amended to eliminate substantially all of the restrictive covenants contained therein.

     The 1995 11% Senior Subordinated Notes. The 1995 11% Senior Subordinated Notes were issued upon consummation of the Merger in an aggregate principal amount of $524.0 million. The 1995 11% Senior Subordinated Notes are subordinated to the prior payment when due of all Senior Indebtedness (as defined in the indenture (the "1995 11% Senior Subordinated Note Indenture") governing the 1995 11% Senior Subordinated Notes) and are guaranteed on a senior subordinated basis by the Company's wholly-owned subsidiaries. The 1995 11% Senior Subordinated Notes bear interest at a rate of 11% per annum, payable on each June 15 and December 15. The 1995 11% Senior Subordinated Notes will mature on June 15, 2005. On or after June 15, 2000, the 1995 11% Senior Subordinated Notes may be redeemed in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12 months commencing on June 15 of the years set forth below:

                                                                        REDEMPTION
                                       YEAR                               PRICE
            ----------------------------------------------------------  ----------
            2000......................................................   104.125 %
            2001......................................................   102.750 %
            2002......................................................   101.375 %
            2003 and thereafter.......................................   100.000 %

     In addition, on or prior to June 15, 1998 the Company may, at its option, use the net cash proceeds from one or more Public Equity Offerings to redeem up to an aggregate of 35% of the principal amount of the 1995 11% Senior Subordinated Notes originally issued, at a redemption price equal to 111% of the principal amount thereof if redeemed during the 12 months commencing on June 15, 1995, 109.625% of the principal amount thereof if redeemed during the 12 months commencing on June 15, 1996 and 108.25% of the principal amount thereof if redeemed during the 12 months commencing on June 15, 1997, in each case plus accrued and unpaid interest, if any, to the redemption date.

     The 1995 11% Senior Subordinated Note Indenture provides that if a Change of Control (as defined therein) occurs, each holder will have the right to require the Company to repurchase such holder's 1995 11% Senior Subordinated Notes pursuant to a Change of Control Offer (as defined therein) at 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase.

     The 1995 11% Senior Subordinated Note Indenture contains certain covenants, including, but not limited to, covenants with respect to the following matters:
(i) limitation on dividends and other restricted payments; (ii) limitation on incurrences of additional indebtedness; (iii) limitation on liens; (iv) limitation on asset sales; (v) limitation on dividend and other payment restrictions affecting subsidiaries; (vi) limitation on transactions with affiliates; (vii) limitation on preferred stock of subsidiaries; (viii) limitation on mergers and certain other transactions; (ix) limitation on other senior subordinated indebtedness; and (x) limitation on guarantees of certain indebtedness.

     A portion of the 1995 11% Senior Subordinated Notes were issued in exchange for Old RGC Notes outstanding at the time of the Merger. A total of $2.1 million aggregate principal amount of Old RGC 10 1/4% Notes, and $0.1 million aggregate principal amount of Old RGC 9% Notes, that were not exchanged at the time of the Merger remain outstanding. The Old RGC 10 1/4% Notes mature on July 15, 2002 and the Old

RGC 9% Notes mature on April 1, 2003. The Old RGC Notes, like the 1995 11% Senior Subordinated Notes, are subordinated to the prior payment when due of the Senior Indebtedness of the Company. In connection with the Merger, the indentures governing the Old RGC Notes were amended to eliminate substantially all of the restrictive covenants contained therein.

     The 1995 13.75% Senior Subordinated Notes. The 1995 13.75% Senior Subordinated Notes were issued upon consummation of the Merger in an aggregate principal amount of $140.2 million. The 1995 13.75% Senior Subordinated Notes are subordinated to the prior payment when due of all Senior Indebtedness (as defined in the indenture (the "1995 13.75% Senior Subordinated Note Indenture") governing the 1995 13.75% Senior Subordinated Notes) and are guaranteed on a senior subordinated basis by the Company's wholly-owned subsidiaries. The 1995 13.75% Senior Subordinated Notes bear interest at a rate of 13.75% per annum, payable on each June 15 and December 15. The 1995 13.75% Senior Subordinated Notes will mature on June 15, 2005. On or after June 15, 1996, the 1995 13.75% Senior Subordinated Notes may be redeemed in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the applicable percentage of the principal amount thereof set below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12 months commencing on June 15 of the years set forth below:

                                                                REDEMPTION
                                       YEAR                       PRICE
                                      ------                    ----------
                    1996......................................    106.111%
                    1997......................................    104.583%
                    1998......................................    103.056%
                    1999......................................    101.528%

and thereafter at 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

     Upon a Change of Control (as defined), each holder of the 1995 13.75% Senior Subordinated Notes has the right to require the Company to repurchase such holder's 1995 13.75% Senior Subordinated Notes at a price equal to 101% of their principal amount, plus accrued interest, if any, to the date of repurchase.

     The 1995 13.75% Senior Subordinated Notes are subject to certain covenants as provided in the 1995 13.75% Senior Subordinated Note Indenture. These covenants impose certain limitations on the ability of the Company to, among other things, incur indebtedness, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, merge or consolidate with any other person, or sell, lease, transfer or otherwise dispose of substantially all of the properties or assets of the Company.

     The 1995 13.75% Senior Subordinated Notes were issued in exchange for 1991 Senior Subordinated Notes outstanding at the time of the Merger. A total of $4.8 million aggregate principal amount of 1991 Senior Subordinated Notes that were not exchanged at the time of the Merger remain outstanding. The 1991 Senior Subordinated Notes mature on June 15, 2001. The 1991 Senior Subordinated Notes, like the 1995 13.75% Senior Subordinated Notes, are subordinated to the prior payment when due of the Senior Indebtedness of the Company. In connection with the Merger, the indenture governing the 1991 Senior Subordinated Notes was amended to eliminate substantially all of the restrictive covenants contained therein.

                     DESCRIPTION OF HOLDINGS' INDEBTEDNESS

     The New Discount Debentures. The New Discount Debentures were issued upon consummation of the Merger. The New Discount Debentures will have an aggregate principal amount of $193,363,570 at maturity and will mature on June 15, 2005. The New Discount Debentures are senior unsecured obligations of Holdings and rank senior in right of payment to all subordinated indebtedness of Holdings, including the Seller Debentures. Until June 15, 2000, no interest will accrue on the New Discount Debentures, but the Accreted Value (as defined in the indenture governing the New Discount Debentures (the "New Debenture Indenture")) will accrete at a rate of 13 5/8% (representing the amortization of the original issue discount) from the date of original issuance until June 15, 2000, on a semi-annual bond equivalent basis using a 360 day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount of the New Discount Debentures on June 15, 2000. The initial Accreted Value per $1,000 principal amount of New Discount Debentures was $519.92 (representing the original purchase price). Beginning on June 15, 2000, cash interest on the New Discount Debentures will accrue at a rate of 13 5/8% per annum and will be payable semi-annually in arrears on each June 15 and December 15 of each year, commencing December 15, 2000, to the holders of record on the immediately preceding June 1 and December 1.

     On or after June 15, 2000, the New Discount Debentures may be redeemed, at the option of Holdings, in whole at any time or in part from time to time, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, plus accrued and unpaid interest, to the redemption date, if redeemed during the twelve-month period commencing on June 15 in the years set forth below:

                                    YEAR                   REDEMPTION PRICE
                    -------------------------------------  ----------------
                    2000.................................      106.8125%
                    2001.................................      105.1094%
                    2002.................................      103.4063%
                    2003.................................      101.7031%
                    2004 and thereafter..................      100.0000%

     Notwithstanding the foregoing, prior to June 15, 1998, Holdings may use the net proceeds of a Public Equity Offering (as defined in the New Debenture Indenture) of Holdings or the Company to redeem up to 35% of the New Discount Debentures at a redemption price equal to 110% of the Accreted Value thereof on the date of redemption.

     In the event of a Change of Control (as defined in the New Debenture Indenture), each holder has the right to require the repurchase of such holder's New Discount Debentures at a purchase price equal to 101% of the Accreted Value thereof on the Change of Control Payment Date (as defined in the New Debenture Indenture) (if such date is prior to June 15, 2000) or 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Change of Control Payment Date (if such date is on or after June 15, 2000).

     The New Debenture Indenture contains covenants that, among other things, limit the ability of Holdings to enter into certain mergers or consolidations or incur certain liens or of Holdings or its subsidiaries to incur additional indebtedness, pay dividends or make certain other Restricted Payments (as defined in the New Debenture Indenture), or engage in certain transactions with affiliates. Under certain circumstances, Holdings will be required to make an offer to purchase New Discount Debentures at a price equal to 100% of the Accreted Value thereof on the date of purchase, if such date is prior to June 15, 2000 or 100% of the principal amount thereof, plus accrued interest to the date of purchase, if such date is on or after June 15, 2000, with the proceeds of certain Asset Sales (as defined in the New Debenture Indenture). The New Debenture Indenture contains certain customary events of defaults, which include the failure to pay interest and principal, the failure to comply with certain covenants in the New Discount Debentures or the New Debenture Indenture, a default under certain indebtedness, the imposition of certain final judgments or warrants of attachment and certain events occurring under bankruptcy laws.

     Pursuant to the terms of a registration rights agreement entered into by Holdings, Holdings filed a shelf registration statement with the Commission with respect to the New Discount Debentures, and paid the expenses related thereto. Pursuant to such registration statement, the initial holder of the New Discount Debentures sold its entire interest in the New Discount Debentures.

     The Seller Debentures. The Seller Debentures were issued to the stockholders of RSI upon consummation of the Merger. The Seller Debentures were issued in an aggregate principal amount of $131.5 million and will mature on June 15, 2007. The Seller Debentures are general unsecured obligations of Holdings and are subordinated to the prior payment when due of all Senior Indebtedness (as defined in the indenture governing the Seller Debentures (the "Debenture Indenture")), including the New Discount Debentures. The Seller Debentures bear interest at a rate equal to 13 5/8% per annum, payable semi-annually in arrears on each interest payment date. Holdings has the option, in its sole discretion, to issue additional securities ("Secondary Securities") in lieu of a cash payment of any or all of the interest due for the period prior to the interest payment date five years after the date of issuance of the Seller Debentures.

     On or after June 15, 2000, the Seller Debentures may be redeemed, at the option of Holdings, in whole at any time or in part from time to time, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period commencing on June 15 in the years set forth below:

                                    YEAR                   REDEMPTION PRICE
                    -------------------------------------  ----------------
                    2000.................................      106.8125%
                    2001.................................      105.1094%
                    2002.................................      103.4063%
                    2003.................................      101.7031%
                    2004 and thereafter..................      100.0000%

     Notwithstanding the foregoing, prior to June 15, 1998, Holdings may use the net proceeds of an Initial Public Offering (as defined in the Debenture Indenture) of Holdings or Food 4 Less to redeem up to 35% of the Seller Debentures at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

     In the event of a Change of Control (as defined in the Debenture Indenture), each holder has the right to require the repurchase of such holder's Seller Debentures at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

     The Debenture Indenture contains certain covenants that, among other things, limit the ability of Holdings to enter into certain mergers or consolidations or incur certain liens or of Holdings or its subsidiaries to incur additional indebtedness, pay dividends or make certain other Restricted Payments (as defined in the Debenture Indenture), or engage in certain transactions with affiliates. Under certain circumstances, Holdings will be required to make an offer to purchase Seller Debentures at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date with the proceeds of certain Asset Sales (as defined in the Debenture Indenture). The Debenture Indenture contains certain customary events of default, which will include the failure to pay interest and principal, the failure to comply with certain covenants in the Seller Debentures or the Debenture Indenture, a default under certain indebtedness, the imposition of certain final judgments or warrants of attachment and certain events occurring under bankruptcy laws.

     Pursuant to the terms of a registration rights agreement executed concurrently with the closing of the Merger, Holdings has filed a shelf registration statement with the Commission with respect to the Seller Debentures. Holdings is obligated to use its best efforts to cause such shelf registration statement to remain effective for up to three years, and pay the expenses related thereto. If Holdings fails to comply with its obligations to keep such shelf registration statement effective, Holdings will be obligated to pay certain liquidated damages.

                         BOOK ENTRY; DELIVERY AND FORM

     Except as described in the next paragraph, the Notes (and the related guarantees) initially will be represented by a single, permanent global certificate in definitive, fully registered form (the "Global Note"). The Global Note will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

     Notes (i) originally purchased by or transferred to "foreign purchasers" or
(ii) held by qualified institutional buyers or Accredited Investors who are not QIBs who elect to take physical delivery of their certificates instead of holding their interests through the Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered form (the "Certificated Security"). Upon the transfer to a QIB of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Note.

     The Global Note. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Note to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchaser and ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

     Payments of the principal of, premium (if any), interest and Liquidated Damages (if any) on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest or Liquidated Damages, if any, in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Securities, which it will distribute to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Note.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Latham & Watkins, counsel to the Company, the following discussion describes the material federal income tax consequences expected to result to holders whose Private Notes are exchanged for Exchange Notes in the Exchange Offer. Such opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought with respect to the Exchange Offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF PRIVATE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

     The exchange of Private Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. As a result, no material federal income tax consequences will result to holders exchanging Private Notes for Exchange Notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of up to 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the Letter of Transmittal for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the

Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Exchange Notes offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements of Ralphs Grocery Company (formerly Food 4 Less Supermarkets, Inc.) as of January 28, 1996, January 29, 1995 and June 25, 1994 and for the 52 week period ended January 28, 1996, the 31 week period ended January 29, 1995 and the 52 week periods ended June 25, 1994 and June 26, 1993, included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

     The consolidated financial statements and schedule of Ralphs Supermarkets, Inc. as of January 29, 1995 and January 30, 1994, and for each of the years in the three-year period ended January 29, 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


     The Company is subject to the periodic reporting and other information requirements of the Exchange Act. The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the holders of the Notes and, following consummation of the Exchange Offer and to the extent permitted by applicable law or regulations, file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by the Company's independent auditors and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. The Company will also furnish such other reports as it may determine or as may be required by law.

     The principal address of the Company is 1100 West Artesia Boulevard, Compton, California 90220 and the Company's telephone number is (310) 884-9000.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
RALPHS GROCERY COMPANY (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.):
Report of Independent Public Accountants (Arthur Andersen LLP)........................  F-2
Consolidated balance sheets as of June 25, 1994, January 29, 1995, January 28, 1996
  and
  April 21, 1996 (unaudited)..........................................................  F-3
Consolidated statements of operations for the 52 weeks ended June 26, 1993 and June
  25, 1994, the 31 weeks ended January 29, 1995, the 52 weeks ended January 28, 1996, the 12 weeks ended April 23, 1995 (unaudited) and the 12 weeks ended April 21, 1996
  (unaudited).........................................................................  F-5
Consolidated statements of cash flows for the 52 weeks ended June 26, 1993 and June
  25, 1994, the 31 weeks ended January 29, 1995, the 52 weeks ended January 28, 1996, the 12 weeks ended April 23, 1995 (unaudited) and the 12 weeks ended April 21, 1996
  (unaudited).........................................................................  F-6
Consolidated statements of stockholder's equity for the 52 weeks ended June 26, 1993
  and
  June 25, 1994, the 31 weeks ended January 29, 1995, the 52 weeks ended January 28,
  1996
  and the 12 weeks ended April 21, 1995...............................................  F-7
Notes to consolidated financial statements............................................  F-8
RALPHS SUPERMARKETS, INC. (AS SUCCESSOR TO RALPHS GROCERY COMPANY):
Independent Auditors' Report (KPMG Peat Marwick LLP)..................................  F-29
Consolidated balance sheets at January 30, 1994 and January 29, 1995..................  F-30
Consolidated statements of operations for the years ended January 31, 1993, January
  30, 1994 and January 29, 1995.......................................................  F-31
Consolidated statements of cash flows for the years ended January 31, 1993, January
  30, 1994 and January 29, 1995.......................................................  F-32
Consolidated statements of stockholders' equity for the years ended January 31, 1993,
  January 30, 1994 and January 29, 1995...............................................  F-33
Notes to consolidated financial statements............................................  F-34

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholder of Ralphs Grocery Company:

     We have audited the accompanying consolidated balance sheets of Ralphs Grocery Company (a Delaware corporation) (formerly Food 4 Less Supermarkets, Inc. -- See Note 1 in the accompanying Notes to Consolidated Financial Statements) and subsidiaries (the Company) as of June 25, 1994, January 29, 1995 and January 28, 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for the 52 weeks ended June 26, 1993 and June 25, 1994, the 31 weeks ended January 29, 1995, and the 52 weeks ended January 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ralphs Grocery Company and subsidiaries as of June 25, 1994, January 29, 1995 and January 28, 1996, and the results of their operations and their cash flows for the 52 weeks ended June 26, 1993 and June 25, 1994, the 31 weeks ended January 29, 1995, and the 52 weeks ended January 28, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Los Angeles, California
April 19, 1996

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                   JUNE 25,   JANUARY 29,   JANUARY 28,    APRIL 21,
                                                     1994        1995          1996          1996
                                                   --------   -----------   -----------   -----------
                                                                                          (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents......................  $ 32,996   $    19,560   $    67,983   $    58,542
  Trade receivables, less allowances of $1,386,
     $1,192, $1,954 and $1,574 at June 25, 1994,
     January 29, 1995, January 28, 1996 and April
     21, 1996, respectively......................    25,039        23,377        60,948        65,597
  Notes and other receivables....................     1,312         3,985         6,452         4,689
  Inventories....................................   212,892       224,686       502,669       483,380
  Patronage receivables from suppliers...........     2,875         5,173         4,557         1,535
  Prepaid expenses and other.....................     6,323        13,051        34,855        31,990
                                                   --------    ----------    ----------    ----------
          Total current assets...................   281,437       289,832       677,464       645,733
INVESTMENTS IN AND NOTES RECEIVABLE FROM SUPPLIER
  COOPERATIVES:
  Associated Wholesale Grocers...................     6,718         6,718         7,288         7,020
  Certified Grocers of California and Other......     5,984         5,686         4,926         4,926
PROPERTY AND EQUIPMENT:
  Land...........................................    23,488        23,488       183,125       183,125
  Buildings......................................    12,827        24,172       196,551       196,691
  Leasehold improvements.........................    97,673       110,020       251,856       252,211
  Equipment and fixtures.........................   180,508       190,016       441,760       459,883
  Construction in progress.......................    12,641         8,042        61,296        57,204
  Leased property under capital leases...........    78,222        82,526       189,061       189,702
  Leasehold interests............................    93,464        96,556       114,475       109,992
                                                   --------    ----------    ----------    ----------
                                                    498,823       534,820     1,438,124     1,448,808
  Less: Accumulated depreciation and
     amortization................................   134,089       154,382       226,451       242,198
                                                   --------    ----------    ----------    ----------
  Net property and equipment.....................   364,734       380,438     1,211,673     1,206,610
OTHER ASSETS:
  Deferred financing costs, less accumulated
     amortization of $17,083, $20,496, $6,964 and
     $10,300 at June 25, 1994, January 29, 1995,
     January 28, 1996 and April 21, 1996,
     respectively................................    28,536        25,469        94,100        94,336
  Goodwill, less accumulated amortization of
     $33,945, $38,560, $60,407 and $67,609 at
     June 25, 1994, January 29, 1995, January 28,
     1996 and April 21, 1996, respectively.......   267,884       263,112     1,173,445     1,166,243
  Other, net.....................................    24,787        29,440        19,233        19,907
                                                   --------    ----------    ----------    ----------
                                                   $980,080   $ 1,000,695   $ 3,188,129   $ 3,144,775
                                                   ========    ==========    ==========    ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

                    CONSOLIDATED BALANCE SHEETS (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                      LIABILITIES AND STOCKHOLDER'S EQUITY

                                                   JUNE 25,   JANUARY 29,   JANUARY 28,    APRIL 21,
                                                     1994        1995          1996          1996
                                                   --------   -----------   -----------   -----------
                                                                                          (UNAUDITED)
CURRENT LIABILITIES:
  Accounts payable...............................  $180,708   $   190,455   $   385,500   $   372,731
  Accrued payroll and related liabilities........    42,805        42,007        94,011        93,627
  Accrued interest...............................     5,474        10,730        23,870        56,022
  Other accrued liabilities......................    53,910        65,279       276,162       268,664
  Income taxes payable...........................     2,000           293           596           596
  Current portion of self-insurance
     liabilities.................................    29,492        28,616        21,785        22,004
  Current portion of senior debt.................    18,314        22,263        31,735        38,979
  Current portion of obligations under capital
     leases......................................     3,616         4,965        22,261        23,298
                                                   --------    ----------    ----------    ----------
          Total current liabilities..............   336,319       364,608       855,920       875,921
SENIOR DEBT, net of current portion..............   310,944       320,901     1,226,302     1,200,035
OBLIGATIONS UNDER CAPITAL LEASES.................    39,998        40,675       130,784       126,215
SENIOR SUBORDINATED DEBT.........................   145,000       145,000       671,222       671,222
DEFERRED INCOME TAXES............................    14,740        17,534        17,988        17,988
SELF-INSURANCE LIABILITIES.......................    52,212        44,123       127,200       129,856
LEASE VALUATION RESERVE..........................        --            --        25,182        24,273
OTHER NON-CURRENT LIABILITIES....................    11,846        10,051        74,412        72,127
COMMITMENTS AND CONTINGENCIES....................        --            --            --            --
STOCKHOLDER'S EQUITY:
  Cumulative convertible preferred stock, $.01
     par value, 200,000 shares authorized and
     50,000 shares issued at June 25, 1994 and
     January 29, 1995(aggregate liquidation value
     of $62.2 million and $67.9 million at June
     25, 1994 and January 29, 1995, respectively)
     and no shares authorized or issued at
     January 28, 1996 or April 21, 1996..........    58,997        65,136            --            --
  Common stock, $.01 par value, 5,000,000 shares
     authorized: 1,519,632 shares, 1,519,632
     shares, 1,513,938 shares and 1,513,938
     shares issued at June 25, 1994, January 29,
     1995, January 28, 1996 and April 21, 1996,
     respectively................................        15            15            15            15
  Additional capital.............................   107,650       107,650       466,783       466,783
  Notes receivable from stockholders of parent...      (586)         (702)         (602)         (602)
  Retained deficit...............................   (94,586)     (112,225)     (407,077)     (439,058)
                                                   --------    ----------    ----------    ----------
                                                     71,490        59,874        59,119        27,138
  Treasury stock: 16,732 shares, 12,345 shares,
     no shares and no shares of common stock at
     June 25, 1994, January 29, 1995, January 28,
     1996 and April 21, 1996, respectively.......    (2,469)       (2,071)           --            --
                                                   --------    ----------    ----------    ----------
          Total stockholder's equity.............    69,021        57,803        59,119        27,138
                                                   --------    ----------    ----------    ----------
                                                   $980,080   $ 1,000,695   $ 3,188,129   $ 3,144,775
                                                   ========    ==========    ==========    ==========

   The accompanying notes are an integral part of these consolidated balance sheets.

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                 52 WEEKS     52 WEEKS     31 WEEKS      52 WEEKS      12 WEEKS      12 WEEKS
                                                  ENDED        ENDED         ENDED         ENDED         ENDED         ENDED
                                                 JUNE 26,     JUNE 25,    JANUARY 29,   JANUARY 28,    APRIL 23,     APRIL 21,
                                                   1993         1994         1995          1996          1995          1996
                                                ----------   ----------   -----------   -----------   -----------   -----------
                                                                                                      (UNAUDITED)   (UNAUDITED)
SALES.........................................  $2,742,027   $2,585,160   $ 1,556,522   $ 4,335,109   $  623,598    $1,230,808
COST OF SALES (including purchases from
  related parties of $204,028, $175,929,
  $104,407, $141,432, $41,770 and $25,789 for
  the 52 weeks ended June 26, 1993 and June
  25, 1994, the 31 weeks ended January 29,
  1995, the 52 weeks ended January 28, 1996,
  the 12 weeks ended April 23, 1995 and the 12
  weeks ended April 21, 1996, respectively)...   2,257,835    2,115,842     1,294,147     3,485,993      516,430       982,171
                                                ----------   ----------    ----------    ----------   ----------    ----------
GROSS PROFIT..................................     484,192      469,318       262,375       849,116      107,168       248,637
SELLING, GENERAL, ADMINISTRATIVE AND OTHER,
  NET.........................................     434,908      388,836       222,359       785,576       91,352       217,335
AMORTIZATION OF GOODWILL......................       7,571        7,691         4,615        21,847        1,829         7,202
RESTRUCTURING CHARGE..........................          --           --         5,134       123,083           --            --
                                                ----------   ----------    ----------    ----------   ----------    ----------
OPERATING INCOME (LOSS).......................      41,713       72,791        30,267       (81,390)      13,987        24,100
INTEREST EXPENSE:
  Interest expense, excluding amortization of
    deferred financing costs..................      64,831       62,778        38,809       170,581       15,522        52,748
  Amortization of deferred financing costs....       4,901        5,472         3,413         8,193        1,394         3,336
                                                ----------   ----------    ----------    ----------   ----------    ----------
                                                    69,732       68,250        42,222       178,774       16,916        56,084
LOSS (GAIN) ON DISPOSAL OF ASSETS.............      (2,083)          37          (455)         (547)        (417 )          (3 )
PROVISION FOR EARTHQUAKE LOSSES...............          --        4,504            --            --           --            --
                                                ----------   ----------    ----------    ----------   ----------    ----------
LOSS BEFORE PROVISION FOR INCOME TAXES AND
  EXTRAORDINARY CHARGE........................     (25,936)          --       (11,500)     (259,617)      (2,512 )     (31,981 )
PROVISION FOR INCOME TAXES....................       1,427        2,700            --           500          300            --
                                                ----------   ----------    ----------    ----------   ----------    ----------
LOSS BEFORE EXTRAORDINARY CHARGE..............     (27,363)      (2,700)      (11,500)     (260,117)      (2,812 )     (31,981 )
EXTRAORDINARY CHARGE..........................          --           --            --        23,128           --            --
                                                ----------   ----------    ----------    ----------   ----------    ----------
NET LOSS......................................  $  (27,363)  $   (2,700)  $   (11,500)  $  (283,245)  $   (2,812 )  $  (31,981 )
                                                ==========   ==========    ==========    ==========   ==========    ==========
PREFERRED STOCK ACCRETION.....................       3,882        8,767         6,139         3,960        2,376            --
LOSS APPLICABLE TO COMMON SHARES..............  $  (31,245)  $  (11,467)  $   (17,639)  $  (287,205)  $   (5,188 )  $  (31,981 )
                                                ==========   ==========    ==========    ==========   ==========    ==========
LOSS PER COMMON SHARE:
  Loss before extraordinary charge............  $   (21.52)  $    (7.63)  $    (11.72)  $   (174.72)  $    (3.44 )  $   (21.12 )
  Extraordinary charge........................          --           --            --        (15.30)          --            --
                                                ----------   ----------    ----------    ----------   ----------    ----------
  Net loss....................................  $   (21.52)  $    (7.63)  $    (11.72)  $   (190.02)  $    (3.44 )  $   (21.12 )
                                                ==========   ==========    ==========    ==========   ==========    ==========
  Average Number of Common Shares
    Outstanding...............................   1,452,184    1,503,828     1,504,425     1,511,453    1,507,287     1,513,938
                                                ==========   ==========    ==========    ==========   ==========    ==========

 The accompanying notes are an integral part of these consolidated statements.

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                 52 WEEKS      52 WEEKS      31 WEEKS      52 WEEKS      12 WEEKS      12 WEEKS
                                                   ENDED         ENDED         ENDED         ENDED         ENDED         ENDED
                                                 JUNE 26,      JUNE 25,     JANUARY 29,   JANUARY 28,    APRIL 23,     APRIL 21,
                                                   1993          1994          1995          1996          1995          1996
                                                -----------   -----------   -----------   -----------   -----------   -----------
                                                                                                        (UNAUDITED)   (UNAUDITED)
CASH PROVIDED (USED) BY OPERATING ACTIVITIES:
 Cash received from customers.................  $ 2,742,027   $ 2,585,160   $ 1,556,522   $ 4,335,109    $ 623,598    $1,230,808
 Cash paid to suppliers and employees.........   (2,711,779)   (2,441,353)   (1,507,523)   (4,197,875)    (595,468)   (1,156,304 )
 Interest paid................................      (58,807)      (56,762)      (33,553)     (157,441)     (18,031)      (20,596 )
 Income taxes refunded (paid).................        2,971          (247)        1,087           256           (5)           --
 Interest received............................          993           903           867         2,562          133           541
 Other, net...................................        8,093           121           221           547          299             3
                                                -----------   -----------   -----------   -----------    ---------    -----------
NET CASH PROVIDED (USED) BY OPERATING
 ACTIVITIES...................................      (16,502)       87,822        17,621       (16,842)      10,526        54,452
CASH PROVIDED (USED) BY INVESTING ACTIVITIES:
 Proceeds from sale of property and
   equipment..................................       15,685        11,953         7,199        21,373        5,301            31
 Payment for purchase of property and
   equipment..................................      (53,467)      (57,471)      (49,023)     (122,355)     (18,238)      (34,222 )
 Payment of acquisition costs, net of cash
   acquired...................................           --       (11,050)           --      (303,301)          --            --
 Other, net...................................          (18)          813          (797)       (1,120)      (2,694)         (973 )
                                                -----------   -----------   -----------   -----------    ---------    -----------
NET CASH USED BY INVESTING ACTIVITIES.........      (37,800)      (55,755)      (42,621)     (405,403)     (15,631)      (35,164 )
CASH PROVIDED (USED) BY FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt.....       26,557            28            --     1,050,000           --            --
 Net increase (decrease) in revolving loan....        4,900        (4,900)       27,300       100,100        8,000       (17,400 )
 Payments of long-term debt...................      (14,319)      (14,224)      (13,394)     (576,727)      (4,623)       (1,623 )
 Proceeds from issuance of preferred stock....       46,348            --            --            --           --            --
 Proceeds from issuance of common stock,
   net........................................        3,652            --           269            --           --            --
 Purchase of treasury stock, net..............         (545)       (1,192)          (57)           --           --            --
 Payments of capital lease obligation.........       (2,840)       (3,693)       (2,278)      (15,314)        (925)       (6,134 )
 Capital contribution from parent.............           --            --            --        12,108           --            --
 Dividends....................................           --            --            --        (7,647)          --            --
 Deferred financing costs and other, net......       (8,839)         (179)         (276)      (91,852)          17        (3,572 )
                                                -----------   -----------   -----------   -----------    ---------    -----------
NET CASH PROVIDED (USED) BY FINANCING
 ACTIVITIES...................................       54,914       (24,160)       11,564       470,668        2,469       (28,729 )
                                                -----------   -----------   -----------   -----------    ---------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS..................................          612         7,907       (13,436)       48,423       (2,636)       (9,441 )
CASH AND CASH EQUIVALENTS AT BEGINNING OF
 PERIOD.......................................       24,477        25,089        32,996        19,560       19,560        67,983
                                                -----------   -----------   -----------   -----------    ---------    -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD....  $    25,089   $    32,996   $    19,560   $    67,983    $  16,924    $   58,542
                                                ===========   ===========   ===========   ===========    =========    ===========
RECONCILIATION OF NET LOSS TO NET CASH
 PROVIDED (USED) BY OPERATING ACTIVITIES:
 Net loss.....................................  $   (27,363)  $    (2,700)  $   (11,500)  $  (283,245)   $  (2,812)   $  (31,981 )
 Adjustments to reconcile net loss to net cash
   provided (used) by operating activities:
 Depreciation and amortization................       62,541        62,555        40,036       133,522       16,083        40,018
 Restructuring charge.........................           --            --         5,134       123,083           --            --
 Extraordinary charge.........................           --            --            --        23,128           --            --
 Loss (gain) on sale of assets................       (4,613)           65          (455)         (547)        (417)           (3 )
 Change in assets and liabilities, net of
   effects
   from acquisition of businesses:
   Accounts and notes receivable..............       17,145        (3,220)       (3,398)          (74)       9,474           136
   Inventories................................       17,697       (17,125)      (11,794)          762       15,838        19,289
   Prepaid expenses and other.................       (5,956)       (5,717)      (11,239)      (18,291)       1,493           500
   Accounts payable and accrued liabilities...      (83,286)       55,301        18,715         3,327      (27,775)       23,618
   Self-insurance liabilities.................        2,935        (3,790)       (8,965)          737       (1,653)        2,875
   Deferred income taxes......................        4,004         2,506         2,794           454           --            --
   Income taxes payable.......................          394           (53)       (1,707)          302          295            --
                                                -----------   -----------   -----------   -----------    ---------    -----------
 Total adjustments............................       10,861        90,522        29,121       266,403       13,338        86,433
NET CASH PROVIDED (USED) BY OPERATING
 ACTIVITIES...................................  $   (16,502)  $    87,822   $    17,621   $   (16,842)   $  10,526    $   54,452
                                                ===========   ===========   ===========   ===========    =========    ===========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Purchase of property and equipment through
   issuance of capital lease obligation.......  $        --   $     2,575   $     4,304   $    24,008    $      --    $       --
                                                ===========   ===========   ===========   ===========    =========    ===========
 Reduction of goodwill and deferred income
   taxes......................................  $        --   $     9,896   $        --   $        --    $      --    $       --
                                                ===========   ===========   ===========   ===========    =========    ===========
 Acquisition of stores in fiscal year 1994 and
   RSI
   in fiscal year 1995
   Fair value of assets acquired, including
     goodwill.................................  $        --   $    11,241   $        --   $ 2,098,220    $      --    $       --
   Net cash paid in acquisition...............           --       (11,050)           --      (303,301)          --            --
   Capital contribution from parent...........           --            --            --      (262,000)          --            --
                                                -----------   -----------   -----------   -----------    ---------    -----------
   Liabilities assumed........................  $        --   $       191   $        --   $ 1,532,919    $      --    $       --
                                                ===========   ===========   ===========   ===========    =========    ===========
 Accretion of preferred stock.................  $     3,882   $     8,767   $     6,139   $     3,960    $   2,376    $       --
                                                ===========   ===========   ===========   ===========    =========    ===========

 The accompanying notes are an integral part of these consolidated statements.

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                          PREFERRED STOCK        COMMON STOCK       TREASURY STOCK
                         ------------------   ------------------   -----------------
                         NUMBER                NUMBER              NUMBER               STOCK-     ADD'L                  STOCK-
                           OF                    OF                  OF                HOLDERS'   PAID-IN    RETAINED    HOLDER'S
                         SHARES     AMOUNT     SHARES     AMOUNT   SHARES    AMOUNT     NOTES     CAPITAL     DEFICIT     EQUITY
                         -------   --------   ---------   ------   -------   -------   --------   --------   ---------   --------
BALANCES AT JUNE 27,
  1992.................       --   $     --   1,398,514    $ 14     (3,637)  $  (429)   $ (939)   $103,999   $ (51,874)  $ 50,771
  Net loss.............       --         --          --      --         --        --        --          --     (27,363)   (27,363)
  Issuance of Common
    Stock..............       --         --     121,118       1         --        --        --       3,651          --      3,652
  Purchase of Treasury
    Stock..............       --         --          --      --     (9,612)     (770)      225          --          --       (545)
  Issuance of
    Cumulative
    Convertible
    Preferred Stock....   50,000     46,348          --      --         --        --        --          --          --     46,348
  Accretion of
    Preferred Stock....       --      3,882          --      --         --        --        --          --      (3,882)        --
                         -------   --------   ---------     ---    -------   -------     -----    ---------  ---------   ---------
BALANCES AT JUNE 26,
  1993.................   50,000     50,230   1,519,632      15    (13,249)   (1,199)     (714)    107,650     (83,119)    72,863
  Net loss.............       --         --          --      --         --        --        --          --      (2,700)    (2,700)
  Purchase of Treasury
    Stock..............       --         --          --      --     (3,483)   (1,270)       78          --          --     (1,192)
  Payments of
    Stockholders'
    Notes..............       --         --          --      --         --        --        50          --          --         50
  Accretion of
    Preferred Stock....       --      8,767          --      --         --        --        --          --      (8,767)        --
                         -------   --------   ---------     ---    -------   -------     -----    ---------  ---------   ---------
BALANCES AT JUNE 25,
  1994.................   50,000     58,997   1,519,632      15    (16,732)   (2,469)     (586)    107,650     (94,586)    69,021
  Net loss.............       --         --          --      --         --        --        --          --     (11,500)   (11,500)
  Issuance of Treasury
    Stock..............       --         --          --      --      5,504       460      (191)         --          --        269
  Purchase of Treasury
    Stock..............       --         --          --      --     (1,117)      (62)        5          --          --        (57)
  Payments of
    Stockholders'
    Notes..............       --         --          --      --         --        --        70          --          --         70
  Accretion of
    Preferred Stock....       --      6,139          --      --         --        --        --          --      (6,139)        --
                         -------   --------   ---------     ---    -------   -------     -----    ---------  ---------   ---------
BALANCES AT JANUARY 29,
  1995.................   50,000     65,136   1,519,632      15    (12,345)   (2,071)     (702)    107,650    (112,225)    57,803
  Net Loss.............       --         --          --      --         --        --        --          --    (283,245)  (283,245)
  Payments of
    Stockholders'
    Notes..............       --         --          --      --         --        --       100          --          --        100
  Accretion of
    Preferred Stock....       --      3,960          --      --         --        --        --          --      (3,960)        --
  Cancellation of
    Preferred Stock....  (50,000)   (69,096)         --      --         --        --        --      69,096          --         --
  Cancellation of F4LSI
    Common Stock held
    as Treasury
    Stock..............       --         --      (5,694)     --      5,694       955        --        (955)         --         --
  Cancellation of F4L
    Holdings Common
    Stock held as
    Treasury Stock.....       --         --          --      --      6,651     1,116        --      (1,116)         --         --
  Dividend paid to F4L
    Holdings, Inc......       --         --          --      --         --        --        --          --      (7,647)    (7,647)
  Capital Contribution
    by F4L Holdings,
    Inc................       --         --          --      --         --        --        --     282,108          --    282,108
  Issuance of Stock
    Options............       --         --          --      --         --        --        --      10,000          --     10,000
                         -------   --------   ---------     ---    -------   -------     -----    ---------  ---------   ---------
BALANCES AT JANUARY 28,
  1996.................       --   $     --   1,513,938    $ 15         --   $    --    $ (602)   $466,783   $(407,077)  $ 59,119
                         =======   ========   =========     ===    =======   =======     =====    =========  =========   =========
  Net loss
    (unaudited)........       --         --          --      --         --        --        --          --     (31,981)   (31,981)
                         -------   --------   ---------     ---    -------   -------     -----    ---------  ---------   ---------
BALANCES AT APRIL 21,
  1996 (UNAUDITED).....       --   $     --   1,513,938    $ 15         --   $    --    $ (602)   $466,783   $(439,058)  $ 27,138
                         =======   ========   =========     ===    =======   =======     =====    =========  =========   =========

 The accompanying notes are an integral part of these consolidated statements.

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND ACQUISITIONS

     Ralphs Grocery Company (the "Company"), formerly known as Food 4 Less Supermarkets, Inc. ("Food 4 Less"), a wholly-owned subsidiary of Food 4 Less Holdings, Inc. ("Holdings"), is a multiple format supermarket operator that tailors its retail strategy to the particular needs of the individual communities it serves. The Company operates in three geographic areas: Southern California, Northern California and certain areas of the Midwest. The Company has four first-tier subsidiaries: Cala Co. ("Cala"), Falley's, Inc. ("Falley's"), Food 4 Less of Southern California, Inc. ("F4L-SoCal"), formerly known as Breco Holding Company, Inc. ("BHC") and Crawford Stores, Inc. Cala Foods, Inc. ("Cala Foods") and Bell Markets, Inc. ("Bell") are subsidiaries of Cala, and Alpha Beta Company ("Alpha Beta") is a subsidiary of F4L-SoCal.

  Ralphs Merger

     On June 14, 1995, Food 4 Less, Food 4 Less Holdings, Inc., a California corporation ("Old Holdings"), and Food 4 Less, Inc. ("FFL") (which owned a majority of the stock of Old Holdings) completed a definitive agreement and plan of merger (the "Merger Agreement") with Ralphs Supermarkets, Inc. ("RSI") and the stockholders of RSI. Pursuant to the terms of the Merger Agreement, as amended, the Company was merged with and into RSI (the "RSI Merger"). Immediately following the RSI Merger, pre-Merger Ralphs Grocery Company ("RGC"), which was a wholly-owned subsidiary of RSI, merged with and into RSI (the "RGC Merger," and together with the RSI Merger, the "Merger"), and RSI changed its name to Ralphs Grocery Company (the "Company"). Prior to the Merger, FFL merged with and into Old Holdings, which was the surviving corporation (the "FFL Merger"). Immediately following the FFL Merger, Old Holdings changed its jurisdiction of incorporation by merging into a newly-formed, wholly-owned subsidiary ("Holdings"), incorporated in Delaware (the "Reincorporation Merger"). As a result of the Merger, the FFL Merger and the Reincorporation Merger, the Company became a wholly-owned subsidiary of Holdings.

     The purchase price for the outstanding capital stock of RSI was $538.1 million; the Company paid $288.1 million in cash, Holdings paid $100.0 million in cash, and Holdings issued $131.5 million of its Seller Debentures and $18.5 million of its New Discount Debentures as consideration for the purchase. The Company also paid fees associated with the acquisition of $47.8 million (including a prepayment premium on outstanding mortgage debt of RGC of $19.7 million), which was offset by RGC's cash on hand at the Merger date of $32.6 million.

     The proceeds from the New Credit Facility, the 1995 Senior Notes and the 1995 11% Senior Subordinated Notes (all as defined below) provided the sources of financing required to pay the Company's portion of the purchase price and to repay outstanding bank debt of Food 4 Less and RGC of $176.5 million and $228.9 million, respectively, and to repay existing mortgage debt of $174.0 million of RGC. In addition, the Company exchanged certain of its newly issued senior notes and senior subordinated notes for outstanding indebtedness of RGC and Food 4 Less. Proceeds from the New Credit Facility also were used to pay certain exchange and consent solicitation fees associated with the above transactions, and to pay accrued interest on all exchanged debt securities in the amount of $27.8 million, to pay $17.8 million to the holders of the RGC Equity Appreciation Rights and to loan $5.0 million to an affiliate for the benefit of such holders, to pay approximately $93.3 million of fees and expenses of the Merger and the related financing and to pay $3.5 million to purchase shares of common stock of Old Holdings from certain dissenting shareholders. In addition, Holdings issued $22.5 million of its New Discount Debentures in consideration for certain Merger-related services.

     In connection with the closure of two former RGC warehouse facilities and nine former RGC stores (including three stores which were part of an antitrust settlement agreement with the State of California), the Company recorded a reserve of $24.9 million in the purchase price allocation. This reserve includes lease

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

termination costs, write-off of the property and equipment at these locations and closure costs. These closures are expected to be completed by June 1996. Also, a reserve of $12.0 million was recorded for administrative cost reductions mainly associated with duplicative personnel.

     The following unaudited pro forma information for the 52 weeks ended January 29, 1995 and the 52 weeks ended January 28, 1996 presents the results of the Company's operations, adjusted to reflect interest expense and depreciation and amortization, as though the Merger had been completed on January 31, 1994. The unaudited pro forma information for the 12 weeks ended April 23, 1995 is presented as though the Merger was completed on January 30, 1995 (dollars in thousands, except per share amounts):

                                                                      FOR THE
                                                     ------------------------------------------
                                                      52 WEEKS        52 WEEKS        12 WEEKS
                                                        ENDED           ENDED          ENDED
                                                     JANUARY 29,     JANUARY 28,     APRIL 23,
                                                        1995            1996            1995
                                                     -----------     -----------     ----------
    Sales..........................................  $ 5,301,411     $ 5,360,800     $1,261,101
    Restructuring charge...........................     (128,217)             --        (75,187)
    Loss before extraordinary charge...............     (228,624)        (93,244)      (119,642)
    Net loss.......................................     (251,752)        (93,244)      (142,770)
    Loss per share:
      Loss before extraordinary charge.............      (151.01)         (61.59)        (79.03)
      Net loss.....................................      (166.29)         (61.59)        (94.30)

     Incremental costs of $74.8 million associated with the integration of RGC into the Company, including advertising the conversion of Food 4 Less stores to the Ralphs format, combining the Food 4 Less and RGC warehousing and distribution functions and markdowns recorded at converted stores and stores closed, were recorded in the actual statement of operations for fiscal year 1995 and are recorded in the pro forma 52 weeks ended January 29, 1995 only. The unaudited pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the purchases actually been made on January 31, 1994, or of the results which may occur in the future.

     The accompanying consolidated financial statements include the preliminary allocation of the RGC purchase price. Certain appraisals and other analyses needed to determine the fair market value of RGC's net assets as of the Merger date are not yet completed. The final purchase price allocation will be completed by June 1996.

     On March 29, 1994, the Company purchased certain operating assets formerly owned by Food Barn Stores, Inc. (the "Food Barn Stores") from Associated Wholesale Grocers, Inc. ("AWG") (the "Food Barn Acquisition") for $11.2 million. The effect of the acquisition was not material to the Company's financial position and results of operations. Falley's has agreed to purchase merchandise (as defined) for the Food Barn Stores from AWG through March 24, 2001. Falley's has pledged its patronage dividends and notes receivable from AWG as security under this supply agreement.

     On June 17, 1991, the Company acquired all of the common stock of Alpha Beta for $270.5 million in a transaction accounted for as a purchase.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The results of operations of pre-Merger Ralphs Grocery Company and all previous acquisitions have been excluded from the consolidated financial statements for periods prior to their respective acquisition dates. All intercompany transactions have been eliminated in consolidation.

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Fiscal Years

     Food 4 Less, together with its subsidiaries, changed its fiscal year end from the 52 or 53-week period which ends on the last Saturday in June to the 52 or 53-week period which ends on the Sunday closest to January 31, resulting in a 31-week transition period ended January 29, 1995. As a result of the fiscal year end change, the 52-week period ended June 26, 1993 is referred to as fiscal year 1993, the 52-week period ended June 25, 1994 is referred to as fiscal year 1994, the 31-week period ended January 29, 1995 is referred to as the 1995 transition period and the 52-week period ended January 28, 1996 is referred to as fiscal year 1995. In addition, information presented below concerning subsequent fiscal years starts with fiscal year 1996, which will cover the 53 weeks ended February 2, 1997 and will proceed sequentially forward.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Inventories

     Inventories, which consist of grocery products, are stated at the lower of cost or market. Cost has been principally determined using the last-in, first-out ("LIFO") method. If inventories had been valued using the first-in, first-out ("FIFO") method, inventories would have been higher by $13.8 million, $16.5 million, $18.7 million and $20.0 million (unaudited) at June 25, 1994, January 29, 1995, January 28, 1996 and April 21, 1996, respectively, and gross profit and operating income would have been greater by $4.4 million, $0.7 million, $2.7 million, $2.2 million, $1.0 million (unaudited) and $1.3 million (unaudited) for fiscal year 1993, fiscal year 1994, the 1995 transition period, fiscal year 1995, the first quarter of fiscal year 1995 and the first quarter of fiscal year 1996, respectively.

  Pre-opening Costs

     The costs associated with opening new stores are deferred and amortized over one year following the opening of each new store.

  Closed Store Reserves

     When a store is closed, the Company provides a reserve for the net book value of its property and equipment, net of salvage value, and the net present value of the remaining lease obligation, net of sublease income. For fiscal year 1993, fiscal year 1994, the 1995 transition period and fiscal year 1995 (which includes activity due to the Merger), utilization of this reserve was $2.4 million, $1.1 million, $0.6 million and $23.0 million, respectively.

  Investments in Supplier Cooperatives

     The investment in Certified is accounted for on the cost method. There are certain restrictions on the sale of this investment.

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Property and Equipment

     Property and equipment are stated at cost and are depreciated principally using the straight-line method over the following estimated useful lives:

        Buildings and improvements...........................  5-40 years
        Equipment and fixtures...............................  3-10 years
        Property under capital leases and leasehold
          interests..........................................  3-45 years (lease term)

  Deferred Financing Costs

     Costs incurred in connection with the issuance of debt are amortized over the term of the related debt using the effective interest method.

  Goodwill

     The excess of the purchase price over the fair value of the net assets of businesses acquired is amortized on a straight-line basis over 40 years beginning at the date of acquisition. Current and undiscounted future operating cash flows are compared to current and undiscounted future goodwill amortization to determine if an impairment of goodwill has occurred and is continuing. As of January 28, 1996, no impairment existed.

  Income Taxes

     On June 27, 1993, the Company prospectively adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes". SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates.

     The implementation of SFAS 109 did not have a material effect on the accompanying consolidated financial statements.

  Notes Receivable from Stockholders of Parent

     Notes receivable from stockholders of parent represent loans to employees of the Company for purchases of Holdings' common stock. The notes are due over various periods, bear interest at the prime rate, and are secured by each stockholder's shares of Holdings' common stock.

  Self-Insurance

     The Company is self-insured for a portion of its workers' compensation, general liability and automobile accident claims. The Company establishes reserves based on an independent actuary's valuation of open claims reported and an estimate of claims incurred but not yet filed.

  Discounts and Promotional Allowances

     Promotional allowances and vendor discounts are recorded as a reduction of cost of sales in the accompanying consolidated statements of operations. Allowance proceeds received in advance are deferred and recognized over the period earned.

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Provision for Earthquake Losses

     On January 17, 1994, Southern California was struck by a major earthquake which resulted in the temporary closure of 31 of the Company's stores. The closures were caused primarily by loss of electricity, water, or inventory, or structural damage. All but one of the closed stores reopened within a week of the earthquake. The final closed store reopened on March 24, 1994. The Company is insured against earthquake losses (including business interruption), subject to certain deductibles. The pre-tax loss, net of insurance recoveries, was approximately $4.5 million.

  Extraordinary Items

     For the 52 weeks ended January 28, 1996, the Company recorded an extraordinary charge relating to the refinancing of Food 4 Less' Old Credit Facility, 10.45% Senior Notes due 2000 (the "1992 Senior Notes"), 13.75% Senior Subordinated Notes due 2001 (the "1991 Senior Subordinated Notes"), the repayment of Holdings' 15.25% Senior Discount Notes due 2004 in connection with the Merger and the write-off of their related debt issuance costs.

  Loss Per Common Share

     Loss per common share is computed based on the weighted average number of shares outstanding during the applicable period. Fully diluted loss per share has been omitted as it is anti-dilutive for all periods presented.

  Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recent Accounting Pronouncements

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121) and Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). The Company will be required to adopt SFAS 121 and SFAS 123 in fiscal year 1996. The Company does not expect that the adoption of SFAS 121 or SFAS 123 will have a material effect on its financial position or its results of operations in fiscal year 1996.

  Reclassifications

     Certain prior period amounts in the consolidated financial statements have been reclassified to conform to the fiscal year 1995 presentation.

(3) PREFERRED STOCK

     On December 31, 1992, the Company issued 50,000 shares of $.01 par value Series A cumulative convertible preferred stock (the "Preferred Stock") with a liquidation value of $1,000 per share and 121,118 shares of its $.01 par value common stock (the "Common Stock") to its parent company, Holdings, in exchange for gross proceeds of $50.0 million. The Preferred Stock had a stated dividend rate of $152.50 per

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

share, per annum. In order to finance the purchase of the Preferred and Common Stock from the Company, Holdings issued $103.6 million aggregate principal amount of 15.25% Senior Discount Notes due 2004 (the "Holdings Notes") and 121,118 Common Stock Purchase Warrants (the "Warrants") for gross proceeds of $50.0 million.

     In connection with the Merger, the Preferred Stock was cancelled. The accreted amount of the Preferred Stock at the date of the Merger was contributed to the Company's capital and is reflected in the accompanying 1995 Consolidated Statement of Stockholder's Equity as a component of additional paid-in capital. Also, at the time of the Merger, Holdings repaid its borrowings under the Holdings Notes.

(4) SENIOR DEBT AND SENIOR SUBORDINATED DEBT

     The Company's senior debt is summarized as follows:

                                                                        AS OF
                                                     --------------------------------------------
                                                       JUNE 25,     JANUARY 29,     JANUARY 28,
                                                         1994           1995            1996
                                                     ------------   ------------   --------------
New Term Loans.....................................  $         --   $         --   $  590,426,000
Old Term Loan......................................   137,064,000    125,732,000               --
10.45% Senior Notes, principal due 2004 with
  interest payable semi-annually in arrears........            --             --      520,326,000
10.45% Senior Notes, principal due 2000 with
  interest payable semi-annually in arrears........   175,000,000    175,000,000        4,674,000
New Revolving Facility.............................            --             --      127,400,000
Old Revolving Loan.................................            --     27,300,000               --
10.0% secured promissory note, collateralized by
  the stock of Bell, due June 1996, interest
  payable quarterly................................     8,000,000      8,000,000        8,000,000
Other senior debt..................................     9,194,000      7,132,000        7,211,000
                                                     ------------   ------------   --------------
                                                      329,258,000    343,164,000    1,258,037,000
Less -- current portion............................    18,314,000     22,263,000       31,735,000
                                                     ------------   ------------   --------------
                                                     $310,944,000   $320,901,000   $1,226,302,000
                                                     ============   ============   ==============

  Senior Debt

     As part of the Merger financing, the Company entered into a new bank credit agreement (the "New Credit Facility") comprised of a $600.0 million term loan facility (the "New Term Loans") and a revolving credit facility of $325.0 million (the "New Revolving Facility") under which working capital loans may be made and commercial or standby letters of credit in the maximum aggregate amount of up to $150.0 million may be issued.

     At January 28, 1996, $590.4 million was outstanding under the New Term Loans, $127.4 million was outstanding under the New Revolving Facility, and $92.7 million of standby letters of credit had been issued on behalf of the Company. A commitment fee of one-half of one percent per annum is charged on the average daily unused portion of the New Revolving Facility; such commitment fees are due quarterly in arrears. Interest on borrowings under the New Term Loans is due quarterly in arrears and is at the bank's Base Rate (as defined) plus a margin ranging from 1.50 percent to 2.75 percent or the Adjusted Eurodollar Rate (as defined) plus a margin ranging from 2.75 percent to 4.00 percent. At January 28, 1996, the weighted average interest rate on the New Term Loans was 9.19 percent. Interest on borrowings under the New Revolving Facility is at the bank's Base Rate (as defined) plus a margin of 1.50 percent or the Adjusted Eurodollar Rate

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(as defined) plus a margin of 2.75 percent; at January 28, 1996, the interest rate on the New Revolving Facility was 9.05 percent.

     On October 11, 1995, the Company entered into an interest rate collar agreement with the New Credit Facility Administrative Agent which effectively set interest rate limits on $300.0 million of the Company's New Term Loans. This interest rate collar, which was effective as of October 19, 1995, limits the interest rate fluctuation of the Adjusted Eurodollar Rate (as defined) to a range between 4.5 percent and 8.0 percent for two years. This agreement satisfies the interest rate protection requirements under the New Credit Facility.

     Quarterly principal installments on the New Term Loans continue to December 2003, with amounts payable in each year as follows: $19.3 million in fiscal 1996, $46.0 million in fiscal 1997, $58.5 million in fiscal 1998, $62.0 million in fiscal 1999, $65.6 million in fiscal 2000, and $339.0 million thereafter. The principal installments can be accelerated if the Company receives proceeds on the sale of certain of its assets in the future. To the extent that borrowings under the New Revolving Facility are not paid earlier, they are due in December 2003. The common stock of the Company and certain of its direct and indirect subsidiaries has been pledged as security under the New Credit Facility.

     The Company issued $350.0 million of 10.45% Senior Notes due 2004 (the "1995 Senior Notes") and exchanged $170.3 million principal amount of 1995 Senior Notes for an equal amount of the 10.45% F4L Senior Notes due 2000 (the "1992 Senior Notes") (together with the 1995 Senior Notes, the "Senior Notes"), leaving an outstanding balance of $4.7 million of the 1992 Senior Notes. The 1992 Senior Notes are due in two equal sinking fund payments on April 15, 1999 and 2000. The Senior Notes are senior unsecured obligations of the Company and rank "pari passu" in right of payment with other senior unsecured indebtedness of the Company. However, the Senior Notes are effectively subordinated to all secured indebtedness of the Company and its subsidiaries, including indebtedness under the New Credit Facility. Interest on the 1995 Senior Notes is payable semiannually in arrears on each June 15 and December 15. Interest on the 1992 Senior Notes is payable semiannually in arrears on each April 15 and October 15.

     The 1995 Senior Notes may be redeemed, at the option of the Company, in whole at any time or in part from time to time, beginning in fiscal 2000, at a redemption price of 105.225 percent. The redemption price declines ratably to 100 percent in fiscal 2003. In addition, on or prior to June 15, 1998, the Company may, at its option, use the net cash proceeds of one or more public equity offerings to redeem up to an aggregate of 35 percent of the principal amount of the 1995 Senior Notes originally issued, at a redemption price equal to 110.450 percent, 108.957 percent, and 107.464 percent of the principal amount thereof if redeemed during the 12 months commencing on June 15, 1995, June 15, 1996, and June 15, 1997, respectively, in each case plus accrued and unpaid interest, if any, to the redemption date. The 1992 Senior Notes may be redeemed beginning in fiscal year 1996 at 104.48 percent, declining ratably to 100 percent in fiscal year 1999.

     Scheduled maturities of principal of senior debt at January 28, 1996 are as follows:

                                 FISCAL YEAR
                    -------------------------------------
                    1996.................................  $   31,735,000
                    1997.................................      46,246,000
                    1998.................................      58,739,000
                    1999.................................      62,280,000
                    2000.................................      65,805,000
                    Later years..........................     993,232,000
                                                           --------------
                                                           $1,258,037,000
                                                           ==============

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Senior Subordinated Debt

     Concurrent with the Merger, the Company issued $100.0 million of 11% Senior Subordinated Notes due 2005 (the "1995 11% Senior Subordinated Notes") and (i) exchanged $142.2 million principal amount of the RGC 9% Senior Subordinated Notes due 2003 (the "Old RGC 9% Notes") and $281.8 million principal amount of the RGC 10.25% Senior Subordinated Notes due 2002 (the "Old RGC 10.25% Notes," and together with the Old RGC 9% Notes, the "Old RGC Notes") for an equal amount of 1995 11% Senior Subordinated Notes, (ii) purchased $7.5 million principal amount of Old RGC 9% Notes and $15.2 million principal amount of Old RGC 10.25% Notes in conjunction with the offers, and (iii) subsequently purchased $0.1 million principal amount of Old RGC 9% Notes and $1.0 million principal amount of Old RGC 10.25% Notes subject to the change of control provision, leaving an outstanding balance of $0.1 million on the Old RGC 9% Notes and an outstanding balance of $2.1 million on the Old RGC 10.25% Notes. The 1995 11% Senior Subordinated Notes are senior subordinated unsecured obligations of the Company and are subordinated in right of payment to all senior indebtedness, including the Company's obligations under the New Credit Facility and the Senior Notes. Interest on the 1995 11% Senior Subordinated Notes is payable semiannually in arrears on each June 15 and December 15.

     The 1995 11% Senior Subordinated Notes may be redeemed at the option of the Company, in whole at any time or in part from time to time, beginning in fiscal year 2000, at an initial redemption price of 105.5 percent. The redemption price declines ratably to 100 percent in fiscal year 2003. In addition, on or prior to June 15, 1998, the Company may, at its option, use the net cash proceeds of one or more public equity offerings to redeem up to an aggregate of 35 percent of the principal amount of the 1995 11% Senior Subordinated Notes originally issued, at a redemption price equal to 111 percent, 109.429 percent, and 107.857 percent of the principal amount thereof if redeemed during the 12 months commencing on June 15, 1995, June 15, 1996, and June 15, 1997, respectively, in each case plus accrued and unpaid interest, if any, to the redemption date.

     The Company exchanged $140.2 million 13.75% Senior Subordinated Notes due 2005 (the "1995 13.75% Senior Subordinated Notes") for an equal amount of 13.75% Senior Subordinated Notes due 2001 (the "1991 Senior Subordinated Notes," and together with the 1995 13.75% Senior Subordinated Notes, the "13.75% Senior Subordinated Notes") of the Company, leaving an outstanding balance of $4.8 million of the 1991 Senior Subordinated Notes. The 13.75% Senior Subordinated Notes are senior subordinated unsecured obligations of the Company and are subordinated in right of payment to all senior indebtedness, including the Company's obligations under the New Credit Facility and the Senior Notes. Interest on the 13.75% Senior Subordinated Notes is payable semiannually in arrears on each June 15 and December 15 commencing on December 15, 1995. The 1995 13.75% Senior Subordinated Notes may be redeemed beginning in fiscal year 1996 at a redemption price of 106.111 percent. The redemption price declines ratably to 100 percent in fiscal year 2000.

  Financial Covenants

     The New Credit Facility, among other things, requires the Company to maintain minimum levels of net worth (as defined), to maintain minimum levels of earnings, to maintain a hedge agreement to provide interest rate protection, and to comply with certain ratios related to fixed charges and indebtedness. During fiscal 1995, certain financial covenants and other terms of the New Credit Facility were amended to, among other things, provide for the acquisition of Smith's Food and Drug Centers, Inc. ("Smith's") Riverside distribution and creamery facility, the acquisition of certain operating assets and inventory at that facility, the acquisition of nine of the Smith's Southern California stores and the closure of up to nine stores in conjunction with these acquisitions. In addition, the New Credit Facility and the indentures governing the Company's debt securities limit, among other things, additional borrowings, dividends on, and redemption of, capital stock and the

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

acquisition and the disposition of assets. At January 28, 1996, the Company was in compliance with the financial covenants of its debt agreements. At January 28, 1996, dividends and certain other payments are restricted based on terms in the debt agreements.

(5)  LEASES

     The Company's operations are conducted primarily in leased properties. Substantially all leases contain renewal options. Rental expense under operating leases was as follows:

                                                          FOR THE
                                -----------------------------------------------------------
                                 52 WEEKS        52 WEEKS        31 WEEKS        52 WEEKS
                                   ENDED           ENDED           ENDED           ENDED
                                 JUNE 26,        JUNE 25,       JANUARY 29,     JANUARY 28,
                                   1993            1994            1995            1996
                                -----------     -----------     -----------     -----------
        Minimum rents.........  $44,504,000     $49,788,000     $33,458,000     $97,752,000
        Rents based on
          sales...............    5,917,000       3,806,000       1,999,000       3,439,000

     Following is a summary of future minimum lease payments under operating leases at January 28, 1996:

                    FISCAL YEAR
                    -----------
                    1996.................................  $  123,705,000
                    1997.................................     116,285,000
                    1998.................................     105,502,000
                    1999.................................     102,714,000
                    2000.................................      98,506,000
                    Later years..........................     772,372,000
                                                           ---------------
                                                           $1,319,084,000
                                                           ===============

     The Company has entered into lease agreements for new supermarket sites and one warehouse facility which were not in operation at January 28, 1996. Future minimum lease payments under such operating leases generally begin when such facilities open and at January 28, 1996 are: 1996 -- $19.8 million; 1997 -- $35.2 million; 1998 -- $35.2 million; 1999 -- $35.3 million; 2000 -- $35.3 million; later years -- $561.0 million.

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Certain leases qualify as capital leases under the criteria established in Statement of Financial Accounting Standards No. 13, "Accounting for Leases", and are classified on the consolidated balance sheets as leased property under capital leases. Future minimum lease payments for the property under capital leases at January 28, 1996 are as follows:

            FISCAL YEAR
            -----------
            1996...................................................  $ 37,373,000
            1997...................................................    34,820,000
            1998...................................................    28,818,000
            1999...................................................    22,644,000
            2000...................................................    17,353,000
            Later years............................................   123,686,000
                                                                     ------------
                      Total minimum lease payments.................   264,694,000
            Less: amounts representing interest....................   111,649,000
                                                                     ------------
            Present value of minimum lease payments................   153,045,000
            Less: current portion..................................    22,261,000
                                                                     ------------
                                                                     $130,784,000
                                                                     ============

     Accumulated depreciation related to assets financed under capital leases was $24.0 million, $27.6 million and $42.7 million at June 25, 1994, January 29, 1995 and January 28, 1996, respectively.

     The Company is leasing a distribution facility and four store locations from the previous owner of Alpha Beta. The agreement contains a purchase option for the land, buildings and improvements and equipment at a price that equals or exceeds the estimated fair market value throughout the term of the lease.

(6)  INVESTMENT IN A.W.G.

     The investment in Associated Wholesale Grocers ("A.W.G.") consists principally of the cooperative's six percent interest-bearing seven and eight-year patronage certificates received in payment of certain rebates. Following is a summary of future maturities based upon current redemption terms:

                    FISCAL YEAR
                    -----------
                    1996.....................................  $       --
                    1997.....................................   1,060,000
                    1998.....................................   1,520,000
                    1999.....................................   1,504,000
                    2000.....................................   1,478,000
                    Later years..............................   1,726,000
                                                               ----------
                                                               $7,288,000
                                                               ==========

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                           52 WEEKS     52 WEEKS      31 WEEKS      52 WEEKS
                                                            ENDED         ENDED         ENDED         ENDED
                                                           JUNE 26,     JUNE 25,     JANUARY 29,   JANUARY 28,
                                                             1993         1994          1995          1996
                                                          ----------   -----------   -----------   -----------
Current:
  Federal...............................................  $       --   $ 3,251,000   $(2,894,000)   $      --
  State and other.......................................      82,000       712,000       100,000       46,000
                                                          ----------   -----------   -----------    ---------
                                                              82,000     3,963,000    (2,794,000)      46,000
                                                          ----------   -----------   -----------    ---------
Deferred:
  Federal...............................................   1,345,000       (70,000)    2,794,000           --
  State and other.......................................          --    (1,193,000)           --      454,000
                                                          ----------   -----------   -----------    ---------
                                                           1,345,000    (1,263,000)    2,794,000      454,000
                                                          ----------   -----------   -----------    ---------
                                                          $1,427,000   $ 2,700,000   $        --    $ 500,000
                                                          ==========   ===========   ===========    =========

     A reconciliation of the provision (benefit) for income taxes to amounts computed at the federal statutory rates of 34 percent for fiscal 1993 and 35 percent for fiscal 1994, the 1995 transition period and fiscal 1995 is as follows:

                                                    52 WEEKS       52 WEEKS       31 WEEKS         52 WEEKS
                                                      ENDED         ENDED           ENDED           ENDED
                                                    JUNE 26,       JUNE 25,      JANUARY 29,     JANUARY 28,
                                                      1993           1994           1995             1996
                                                   -----------    ----------     -----------     ------------
Federal income taxes at statutory rate on loss
  before provision for income taxes and
  extraordinary charges..........................  $(8,818,000)   $       --     $(4,025,000)    $(98,959,000)
State and other taxes, net of federal tax
  benefit........................................       82,000        (1,000)         65,000      (16,794,000)
Alternative minimum tax..........................           --            --              --               --
Effect of permanent differences resulting
  primarily from amortization of goodwill and
  debt costs.....................................    2,850,000     2,820,000       1,701,000       (1,665,000)
Tax credits and other............................           --            --              --        3,769,000
Accounting limitation (recognition) of deferred
  tax benefit....................................    7,313,000      (119,000)      2,259,000      114,149,000
                                                    ----------    ----------      ----------     ------------
                                                    $1,427,000    $2,700,000     $        --     $    500,000
                                                    ==========    ==========      ==========     ============

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The provision (benefit) for deferred taxes consists of the following:

                                                         52 WEEKS     52 WEEKS      31 WEEKS       52 WEEKS
                                                          ENDED         ENDED         ENDED         ENDED
                                                         JUNE 26,     JUNE 25,     JANUARY 29,   JANUARY 28,
                                                           1993         1994          1995           1996
                                                        ----------   -----------   -----------   ------------
Depreciation..........................................  $7,756,000   $ 2,536,000   $(1,513,000)  $   (461,000)
Difference between book and tax basis of assets
  sold................................................   3,198,000    (4,223,000)    2,505,000             --
Deferred revenues and allowances......................      40,000    (2,349,000)      707,000             --
Inventory.............................................          --            --            --     (8,479,000)
Pre-opening costs.....................................    (512,000)      174,000       784,000             --
Accounts receivable reserves..........................    (270,000)      249,000        80,000             --
Unicap................................................      (5,000)     (536,000)     (755,000)            --
Capital lease obligation..............................  (1,385,000)    2,792,000       527,000       (502,000)
Self-insurance reserves...............................  (4,082,000)     (535,000)    5,523,000      2,104,000
Inventory shrink reserve..............................     777,000      (869,000)     (569,000)            --
LIFO..................................................    (554,000)   (1,010,000)   (1,303,000)            --
Closed store reserve..................................   1,092,000       440,000       176,000             --
Accrued expense.......................................          --      (582,000)      350,000    (26,304,000)
Accrued payroll and related liabilities...............     193,000     1,721,000    (3,879,000)    (6,206,000)
Acquisition costs.....................................   2,626,000     1,397,000    (5,444,000)            --
Tax intangibles.......................................          --            --            --      6,234,000
Sales tax reserves....................................    (715,000)     (418,000)      433,000             --
State taxes...........................................          --            --            --    (20,639,000)
Deferred rent subsidy.................................    (483,000)     (624,000)      (29,000)            --
Net operating losses..................................          --            --            --    (61,219,000)
Net operating loss usage..............................          --     5,782,000    (6,963,000)            --
Tax credits...........................................          --            --            --      3,601,000
Tax credits benefited.................................  (1,392,000)   (4,477,000)    1,711,000             --
Accounting limitation (recognition) of deferred tax
  benefit.............................................  (4,591,000)   (1,085,000)   10,494,000    114,149,000
Other, net............................................    (348,000)      354,000       (41,000)    (1,824,000)
                                                        -----------  -----------   -----------   ------------
                                                        $1,345,000   $(1,263,000)  $ 2,794,000   $    454,000
                                                        ===========  ===========   ===========   ============

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The significant components of the Company's deferred tax assets (liabilities) are as follows:

                                                    JUNE 25,       JANUARY 29,       JANUARY 28,
                                                      1994             1995             1996
                                                  ------------     ------------     -------------
Deferred tax assets:
  Accrued payroll and related liabilities.......  $  2,448,000     $  6,248,000     $  27,579,000
  Other accrued liabilities.....................    13,953,000       12,080,000        71,954,000
  Obligations under capital leases..............            --               --        37,584,000
  Property and equipment........................     2,997,000               --                --
  Self-insurance liabilities....................    27,744,000       25,204,000        49,773,000
  Loss carryforwards............................    20,675,000       27,638,000       154,202,000
  Tax credit carryforwards......................     5,869,000        4,157,000           913,000
  State taxes...................................            --               --        30,210,000
  Other.........................................       580,000          570,000        18,026,000
                                                  ------------     ------------     -------------
     Gross deferred tax assets..................    74,266,000       75,897,000       390,241,000
  Valuation allowance...........................   (31,149,000)     (41,643,000)     (285,506,000)
                                                  ------------     ------------     -------------
     Net deferred tax assets....................  $ 43,117,000     $ 34,254,000     $ 104,735,000
                                                  ------------     ------------     -------------
Deferred tax liabilities:
  Inventories...................................  $(16,738,000)    $(11,690,000)    $  (9,762,000)
  Property and equipment........................   (30,516,000)     (28,527,000)     (106,116,000)
  Obligations under capital leases..............    (8,733,000)      (9,261,000)               --
  Tax intangibles...............................            --               --        (6,234,000)
  Other.........................................    (1,870,000)      (2,310,000)         (611,000)
                                                  ------------     ------------     -------------
     Gross deferred tax liability...............   (57,857,000)     (51,788,000)     (122,723,000)
                                                  ------------     ------------     -------------
     Net deferred tax liability.................  $(14,740,000)    $(17,534,000)    $ (17,988,000)
                                                  ============     ============     =============

     The Company recorded a valuation allowance to reserve a portion of its gross deferred tax assets at January 28, 1996 due primarily to financial and tax losses in recent years. Under SFAS 109, this valuation allowance will be adjusted in future periods as appropriate. However, the timing and extent of such future adjustments to the allowance cannot be determined at this time.

     At January 28, 1996, approximately $139.0 million of the valuation allowance for deferred tax assets will reduce goodwill when the allowance is no longer required.

     At January 28, 1996, the Company has net operating loss carryforwards for federal income tax purposes of $440.6 million, which expire from 2007 through 2011. The Company has federal Alternative Minimum Tax ("AMT") credit carryforwards of approximately $0.9 million which are available to reduce future regular taxes in excess of AMT. Currently, there is no expiration date for these credits.

     A portion of the loss carryforwards described above are subject to the provisions of the Tax Reform Act of 1986, specifically Internal Revenue Code
Section 382. The law limits the use of net operating loss carryforwards when changes of ownership of more than 50 percent occur during a three-year testing period. Due to the merger, the ownership of Food 4 Less and RSI changed in excess of 50 percent. As a result, the Company's utilization of approximately $78.0 million of Food 4 Less' and $187.0 million of RSI's federal net operating losses will be subject to an annual usage limitation. The Company's annual limitations under Section 382 for Food 4 Less' and RSI's net operating losses are approximately $15.6 million and $15.0 million, respectively. Furthermore, all of the Company's pre-Merger RSI net operating losses and a portion of the Company's Ralphs post-Merger losses will reduce goodwill when utilized in future federal income tax returns.

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Holdings files a consolidated federal income tax return, under which the federal income tax liability of Holdings and its subsidiaries is determined on a consolidated basis. Holdings is a party to a federal income tax sharing agreement with the Company and certain of its subsidiaries (the "Tax Sharing Agreement"). The Tax Sharing Agreement provides that in any year in which the Company is included in any consolidated tax liability of Holdings and has taxable income, the Company will pay to Holdings the amount of the tax liability that the Company would have had on such due date if it had been filing a separate return. Conversely, if the Company generates losses or credits which actually reduce the consolidated tax liability of Holdings and its other subsidiaries, Holdings will credit to the Company the amount of such reduction in the consolidated tax liability. These credits are passed between Holdings and the Company in the form of cash payments. In the event any state and local income taxes are determinable on a combined or consolidated basis, the Tax Sharing Agreement provides for a similar allocation between Holdings and the Company of such state and local taxes.

     The Company currently has an Internal Revenue Service examination in process covering the years 1990 through 1993. Management believes that any required adjustment to the Company's tax liabilities will not have a material adverse impact on its financial position or results of operations.

(8)  RELATED PARTY TRANSACTIONS

     The Company has a five-year consulting agreement with an affiliated company effective June 14, 1995 for management, financing, acquisition and other services. The agreement is automatically renewed on June 14 of each year for the five-year term unless ninety (90) days' notice is given by either party. The contract provides for annual management fees equal to $4 million plus advisory fees for certain acquisition transactions, if the affiliated company is retained by the Company.

     Management services expenses were $2.0 million during fiscal year 1993, $2.3 million during fiscal year 1994, $1.2 million during the 1995 transition period and $3.6 million during fiscal year 1995. Advisory fees were $1.8 million during fiscal year 1993, $0.2 million during fiscal year 1994 and $21.5 million during fiscal year 1995. There were no such advisory fees for the 1995 transition period. Advisory fees for financing transactions are capitalized and amortized over the term of the related financing.

(9)  COMMITMENTS AND CONTINGENCIES

     The Company is contingently liable to former stockholders of certain predecessors for any prorated gains which may be realized within ten years of the acquisition of the respective companies resulting from the sale of certain Certified stock. Such gains are only payable if Certified is purchased or dissolved, or if the Company sells such Certified Stock within the period noted above.

     In connection with the bankruptcy reorganization of Federated Department Stores, Inc. ("Federated") and its affiliates, Federated agreed to pay certain potential tax liabilities relating to RGC as a member of the affiliated group of companies comprising Federated and its subsidiaries. In consideration thereof, RSI and RGC agreed to pay Federated a total of $10 million, payable $1 million on each of February 3, 1992, 1993, 1994, 1995 and 1996 and $5 million on February 3, 1997. In the event Federated is required to pay certain tax liabilities, RSI and RGC agreed to reimburse Federated up to an additional $10 million, subject to certain adjustments. Pursuant to the terms of the Merger, the $5 million payment and the potential $10 million payment will be paid in cash.

     The Company is a partner in a supplier partnership, in which it is contingently liable for the partnership's long-term debt. The Company's portion of such debt is approximately $1,505,000.

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The Company has entered into lease agreements with the developers of several new sites in which the Company has agreed to provide construction financing. At January 28, 1996, the Company had capitalized construction costs of $20.4 million on total commitments of $24.0 million.

     In December 1992, three California state antitrust class action suits were commenced in Los Angeles Superior Court against the Company and other major supermarket chains located in Southern California, alleging that they conspired to refrain from competing in and to fix the price of fluid milk above competitive prices. Specifically, class actions were commenced by Diane Barela and Neila Ross, Ron Moliare and Paul C. Pfeifle on December 7, December 14 and December 23, 1992, respectively. To date, the Court has yet to certify any of these classes, while a demurrer to the complaints was denied. The Company will vigorously defend itself in these class action suits.

     In addition, the Company or its subsidiaries are defendants in a number of other cases currently in litigation or potential claims encountered in the normal course of business which are being vigorously defended. In the opinion of management, the resolutions of these matters will not have a material effect on the Company's financial position or results of operations.

     The Company self-insures its workers' compensation and general liability. For fiscal year 1993, fiscal year 1994, the 1995 transition period and fiscal year 1995, the self-insurance loss provisions were $38.0 million, $19.9 million, $6.3 million and $32.6 million, respectively. During fiscal year 1993 and fiscal year 1994, the Company discounted its self-insurance liability using a 7.0 percent discount rate. In the 1995 transition period, the Company changed the discount rate to 7.5 percent. In fiscal 1995, the Company changed the discount rate to 7.0 percent. Management believes that this rate approximates the time value of money over the anticipated payout period (approximately 10 years) for essentially risk-free investments.

     The Company's historical self-insurance liability at the end of the three most recent fiscal years and the 1995 transition period is as follows:

                                                                AS OF
                                       --------------------------------------------------------
                                         JUNE 26,      JUNE 25,     JANUARY 29,    JANUARY 28,
                                           1993          1994           1995           1996
                                       ------------   -----------   ------------   ------------
    Self-insurance liability.........  $100,773,000   $90,898,000   $ 84,286,000   $161,391,000
    Less: Discount...................   (15,279,000)   (9,194,000)   (11,547,000)   (12,406,000)
                                       ------------   -----------   ------------   ------------
    Net self-insurance liability.....  $ 85,494,000   $81,704,000   $ 72,739,000   $148,985,000
                                       ============   ===========   ============   ============

     The Company expects that cash payments for claims will aggregate approximately $21.8 million, $35.4 million, $31.6 million, $21.5 million and $13.1 million for the fiscal year 1996, the fiscal year 1997, the fiscal year 1998, the fiscal year 1999 and the fiscal year 2000, respectively.

  Environmental Matters

     In January 1991, the California Regional Water Quality Control Board for the Los Angeles Region (the "Regional Board") requested that RGC conduct a subsurface characterization of its Glendale warehouse property located in the Atwater District of Los Angeles. This request was part of an ongoing effort by the Regional Board, in connection with the U.S. Environmental Protection Agency (the "EPA"), to identify contributors to groundwater contamination in the San Fernando Valley. Significant parts of the San Fernando Valley, including the area where RGC's grocery warehouse is located, have been designated federal Superfund sites requiring response actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, because of regional groundwater contamination. On June 18, 1991, the EPA made its own request for information concerning RGC's grocery warehouse. Since that time, the Regional Board has requested further investigation by RGC. RGC conducted the requested investigations and

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

reported the results to the Regional Board. Approximately 25 companies have entered into a Consent Order (EPA Docket No. 94-11) with the EPA to investigate and design a remediation system for contaminated groundwater beneath an area which includes RGC's grocery warehouse. RGC is not a party to the Consent Order, but is cooperating with requests of the subject companies to allow installation of monitoring or recovery wells on RGC's property. On or about October 12, 1995, the EPA mailed a Special Notice Letter to 44 parties, including Ralphs as owner and operator of the Glendale property, naming them as potentially responsible parties ("PRPs"). Ralphs and other PRPs have agreed to enter into negotiations over a consent decree with the EPA to implement a remedial design and reimburse oversight costs. The PRPs have also agreed to an Alternative Dispute Resolution Process to allocate the costs among themselves. Based upon available information, management does not believe this matter will have a material adverse effect on the Company's financial condition or results of operations.

     RGC removed underground storage tanks and remediated soil contamination at the grocery warehouse property. In some instances, the removals and the contamination were associated with grocery business operations; in others, they were associated with prior property users. Although the possibility of other contamination from prior operations or adjacent properties exists at the grocery warehouse property, management does not believe that the costs of remediating such contamination will be material to the Company.

     Apart from the grocery warehouse property, RGC had environmental assessments performed on most of its facilities, including warehouse and distribution facilities. The Company believes that any responsive actions required at the examined properties as a result of such assessments will not have a material adverse effect on its financial condition or results of operations.

     At the time Food 4 Less acquired Alpha Beta in 1991, it learned that certain underground storage tanks located on the site of the La Habra facility may have previously released hydrocarbons. In connection with the acquisition of Alpha Beta, the seller (who is also the lessor of the La Habra facility) agreed to retain responsibility, subject to certain limitations, for remediation of the release.

     The Company is subject to a variety of environmental laws, rules, regulations and investigative or enforcement activities, as are other companies in the same or similar business. The Company believes it is in substantial compliance with such laws, rules and regulations. These laws, rules, regulations and agency activities change from time to time, and such changes may affect the ongoing business and operations of the Company.

(10) EMPLOYEE BENEFIT PLANS

     As a result of the Merger, the Company adopted certain employee benefit plans previously sponsored by RGC. These employee benefit plans include the Ralphs Grocery Company Retirement Plan (the "Pension Plan"), the Ralphs Grocery Company Supplemental Executive Retirement Plan (the "SERP"), and the Ralphs Grocery Company Retirement Supplement Plan (the "Retirement Supplement Plan").

  Pension Plan

     The Pension Plan covers substantially all employees not already covered by collective bargaining agreements with at least one year of credited service (defined at 1,000 hours). Employees who were employed by Food 4 Less and who are otherwise eligible to participate in the Pension Plan became eligible to participate in fiscal year 1995. The Company's policy is to fund pension costs at or above the minimum annual requirement.

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  SERP

     The SERP covers certain key officers of the Company. The Company has purchased split dollar life insurance policies for participants under this plan. Under certain circumstances, the cash surrender value of certain split dollar life insurance policies will offset the Company's obligations under the SERP.

  Retirement Supplement Plan

     The Retirement Supplement Plan is a non-qualified retirement plan designed to provide eligible participants with benefits based on earnings over the indexed amount of $150,000.

     The following actuarially determined components were included in the net expense for the above plans for fiscal year 1995 (dollars in thousands):

                    Service cost...............................  $ 2,841
                    Interest cost on projected benefit
                      obligation...............................    2,543
                    Actual return on assets....................   (3,223)
                    Net amortization and deferral..............    1,365
                                                                 -------
                      Net pension expense......................  $ 3,526
                                                                 =======

     The funded status of the Pension Plan (based on December 1995 asset values) is as follows:

                                                                        AS OF
                                                                     JANUARY 28,
                                                                         1996
                                                                ----------------------
                                                                (DOLLARS IN THOUSANDS)
            Assets Exceed Accumulated Benefits:
            Actuarial present value of benefit obligations:
              Vested benefit obligation.......................         $ 42,446
              Accumulated benefit obligation..................           43,256
              Projected benefit obligation....................           63,913
              Plan assets at fair value.......................           44,552
                                                                       --------
            Projected benefit obligation in excess of Plan....          (19,361)
            Assets Unrecognized net loss......................            4,136
            Unrecognized prior service cost...................            1,100
                                                                       --------
              Accrued pension cost............................         $(14,125)
                                                                       ========

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The funded status of the SERP and Retirement Supplement Plan (based on December 1995 asset values) is as follows:

                                                                        AS OF
                                                                     JANUARY 28,
                                                                         1996
                                                                (DOLLARS IN THOUSANDS)
                                                                ----------------------
            Assets Exceed Accumulated Benefits:
            Actuarial present value of benefit obligations:
              Vested benefit obligation.......................         $ (4,863)
              Accumulated benefit obligation..................           (4,908)
              Projected benefit obligation....................          (11,778)
              Plan assets at fair value.......................               --
                                                                       --------
            Projected benefit obligation in excess of Plan....          (11,778)
            Assets Unrecognized net loss......................              544
            Unrecognized prior service cost...................            1,846
                                                                       --------
              Accrued pension cost............................         $ (9,388)
                                                                       ========

     The discount rate used for fiscal year 1995 was 7.5 percent. A long-term rate of return on assets of 9.0 percent was also used in the actuarial valuation.

     The pension plan assets consist primarily of common stocks, bonds, debt securities, and a money market fund. Plan benefits are based primarily on years of service and on average compensation during the last years of employment.

  Employee Stock Ownership Plans

     The Company implemented Statement of Position No. 93-6 (the "SOP"), "Employer Accounting for Employee Stock Ownership Plans," effective June 26, 1994. The implementation of the SOP did not have a material effect on the accompanying consolidated financial statements.

     The Company and its subsidiaries sponsor several defined contribution benefit plans. The full-time employees of Falley's who are not members of a collective bargaining agreement are covered under a 401(k) plan, a portion of which is invested in Holdings stock (the "Falley's ESOP"). As is required pursuant to IRS and ERISA requirements, any participant who receives stock from the Falley's ESOP has the right to put that stock to Falley's or an affiliate of Falley's. However, as part of the original stock sale agreement among the then stockholders of Falley's, FFL and the Falley's ESOP, which has been amended from time to time, a partnership which owns stock of Holdings entered into an agreement with Falley's and Holdings to assume the obligation to purchase any Holdings shares as to which terminated plan participants exercise a put option under the terms of Falley's ESOP. As a result, neither Falley's nor the Company is required to make cash payments to redeem the shares. As part of that agreement, the Company may elect, after providing a right of first refusal to the partnership, to purchase Holdings shares put under the provisions of the plan. However, the partnership's obligation to purchase such Holdings shares is unconditional, and any repurchase of shares by the Company is at the Company's sole election. During fiscal year 1995, the Company did not purchase any of the Holdings shares. As of November 3, 1995, the fair value of the shares allocated which are subject to repurchase obligation by the partnership referred to above was approximately $14.6 million.

     In addition, the Company also sponsors two ESOPs for employees of the Company who are members of certain collective bargaining agreements (the "Union ESOPs"). The Union ESOPs provide for annual contributions based on hours worked at a rate specified by the terms of the collective bargaining agreements.

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company contributions are made in the form of Holdings stock or cash for the purchase of Holdings stock and are to be allocated to participants based on hours worked. During fiscal year 1995 and the 1995 transition period, the Company recorded a charge against operations of approximately $0.8 million and $0.3 million, respectively, for benefits under the Union ESOPs. There were no shares issued to the Union ESOPs or to the Company's profit sharing plan at January 28, 1996.

  Defined Contribution Plan

     The Company sponsors the Ralphs Grocery Company Savings Plan
Plus -- Primary, the Ralphs Grocery Savings Plan Plus -- Basic and the Food 4 Less Supermarkets, Inc. Profit Sharing and Retirement Plan (collectively referred to as the "401(k) Plan") covering substantially all employees who are not covered by collective bargaining agreements and who have at least one year of credited service (defined at 1,000 hours). The 401(k) Plan provides for both pre-tax and after-tax contributions by participating employees. With certain limitations, participants may elect to contribute on a pre-tax basis to the 401(k) Plan. The Company has committed to match a minimum of 20 percent of an employee's contribution to the 401(k) Plan that does not exceed 5 percent of the employee's compensation. Expenses under the 401(k) Plan for fiscal years 1993, 1994 and 1995 were $0.3 million, $0.7 million and $0.7 million, respectively.

  Multi-Employer Benefit Plans

     The Company contributes to multi-employer benefit plans administered by various trustees. Contributions to these plans are based upon negotiated wage contracts. These plans may be deemed to be defined benefit plans. Information related to accumulated plan benefits and plan net assets as they may be allocated to the Company at January 28, 1996 is not available. The Company contributed $69.4 million, $57.2 million, $21.6 million and $102.1 million to these plans for fiscal year 1993, fiscal year 1994, the 1995 transition period and fiscal year 1995, respectively. Management is not aware of any plans to terminate such plans.

     The United Food and Commercial Workers health and welfare plans were over-funded and those employers who contributed to the plans received a pro rata share of the excess reserves in the plans through reduction of current contributions. The Company's share of the excess reserve was $24.2 million, of which $8.1 million, $14.3 million and $1.8 million was recognized in fiscal year 1994, the 1995 transition period, and fiscal year 1995, respectively. Offsetting the reduction in employer contributions was a $5.5 million union contract ratification bonus and contractual wage increases in the 1995 transition period.

  Post-Retirement Medical Benefit Plan

     The Company adopted a postretirement medical benefit plan ("Postretirement Medical Plan"), previously sponsored by RGC, which covers substantially all employees who are not members of a collective bargaining agreement and who retire under certain age and service requirements. The Postretirement Medical Plan provides outpatient, inpatient and various other covered services. Such benefits are funded from the Company's general assets. The calendar 1995 year deductible is $1,000 per individual, indexed to the Medical Consumer Price Index.

     The net periodic cost of the Postretirement Medical Plan include the following components for fiscal year 1995 (dollars in thousands):

            Service cost.................................................  $ 468
            Interest cost................................................    561
            Return on plan assets........................................     --
            Net amortization and deferral................................   (116)
                                                                           -----
                      Net postretirement benefit cost....................  $ 913
                                                                           =====

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The funded status of the postretirement benefit plan is as follows (dollars in thousands):

            Accumulated postretirement benefit obligation:
            Retirees..................................................  $  2,208
            Fully eligible plan participants..........................     1,483
            Other active plan participants............................    10,862
            Plan assets at fair value.................................        --
                                                                        --------
            Accumulated postretirement obligations in
              excess of plan assets...................................   (14,553)
            Unrecognized loss.........................................       562
            Unrecognized prior service cost...........................    (3,246)
                                                                        --------
            Accrued postretirement benefit obligation.................  $(17,237)
                                                                        ========

     Service cost was calculated using a medical cost trend of 10.5 percent and a decreasing medical cost trend rate of 14 percent and 8 percent for 1993 and 1994, respectively. A medical cost trend rate of 13 percent was used for fiscal year 1995, and a decreasing rate of 12 percent and 6 percent for future years. The discount rate was 7.5 percent for the Company expense for the fiscal year. The long-term rate of return of plan assets is not applicable, as the plan is not funded.

     The effect of a one percent increase in the medical cost trend would increase the fiscal 1995 service and interest cost to 26 percent. The accumulated postretirement benefit obligation at January 28, 1996 would also increase by 30 percent.

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and Cash Equivalents

     The carrying amount approximates fair value as a result of the short maturity of these instruments.

  Short-Term Notes and Other Receivables

     The carrying amount approximates fair value as a result of the short maturity of these instruments.

  Investments In and Notes Receivable From Supplier Cooperatives

     The Company maintains a non-current deposit with Certified in the form of Class B shares of Certified. Certified is not obligated in any fiscal year to redeem more than a prescribed number of the Class B shares issued. Therefore, it is not practicable to estimate the fair value of this investment.

     The Company maintains non-current notes receivable from A.W.G. There are no quoted market prices for this investment and a reasonable estimate could not be made without incurring excessive costs. Additional information pertinent to the value of this investment is provided in Note 6.

  Long-Term Debt

     The fair value of the Senior Notes, the 1995 11% Senior Subordinated Notes and the 13.75% Senior Subordinated Notes is based on quoted market prices. The New Term Loans and the New Revolving Facility are estimated to be recorded at the fair value of the debt. Market quotes for the fair value of the remainder of the Company's debt are not available, and a reasonable estimate of the fair value could not be made without

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

incurring excessive costs. Additional information pertinent to the value of the unquoted debt is provided in Note 4.

     The estimated fair values of the Company's financial instruments are as follows:

                                                                      AS OF
                                                                JANUARY 28, 1996
                                                         -------------------------------
                                                           CARRYING            FAIR
                                                            AMOUNT             VALUE
                                                         -------------     -------------
        Cash and cash equivalents......................  $  67,983,000     $  67,983,000
        Short-term notes and other receivables.........      6,452,000         6,452,000
        Investments in and notes receivable from
          supplier cooperatives (not practicable)......     12,214,000                --
        Long-term debt for which it is:
          - Practicable to estimate fair values........  1,902,341,000     1,878,648,000
          - Not practicable............................     26,918,000                --

(12)  RESTRUCTURING CHARGE

     During fiscal 1995, the Company recorded a $75.2 million charge associated with the closure of 58 former Food 4 Less stores and one former Food 4 Less warehouse facility. Twenty-four of these stores were required to be closed pursuant to a settlement agreement with the State of California in connection with the Merger. Three RGC stores were also required to be sold. Thirty-four of the closed stores were under-performing former Food 4 Less stores. The $75.2 million restructuring charge consisted of write-downs of property and equipment ($52.2 million) less estimated proceeds ($16.0 million); reserve for closed stores and warehouse facility ($16.1 million); write-off of the Alpha Beta trademark ($8.3 million); write-off of other assets ($8.0 million); lease termination expenses ($4.0 million); and miscellaneous expenses ($2.6 million). During fiscal year 1995, the Company utilized $34.7 million of the reserve for restructuring costs ($50.0 million of costs partially offset by $15.3 million of proceeds from the divestiture of stores). The charges consisted of write-downs of property and equipment ($33.2 million); write-off of the Alpha Beta trademark ($8.3 million); and expenditures associated with the closed stores and the warehouse facility, write-off of other assets, lease termination expenditures and miscellaneous expenditures ($8.5 million). Future lease payments of approximately $19.1 million will be offset against the remaining reserve. During the first quarter of fiscal year 1996, the Company utilized $5.5 million of the reserve for restructuring costs. The charges consisted of write-downs of property and equipment of $4.8 million (unaudited) and expenditures associated with the closed stores and the warehouse facility of $0.7 million (unaudited). Management believes that the remaining reserve is adequate to complete the planned restructuring.

     On December 29, 1995, the Company consummated an agreement with Smith's to sublease its one million square foot distribution center and creamery facility in Riverside, California for approximately 23 years, with renewal options through 2043, and to acquire certain operating assets and inventory at that facility. In addition, the Company also acquired nine of Smith's Southern California stores which became available when Smith's withdrew from the California market. As a result of the acquisition of the Riverside distribution center and creamery, the Company closed its La Habra distribution center in the first quarter of fiscal year 1996. Also, the Company closed nine of its stores which were near the acquired former Smith's stores. During the fourth quarter of fiscal year 1995, the Company recorded a $47.9 million restructuring charge to recognize the cost of closing these facilities, consisting of write-downs of property and equipment ($16.1 million), closure costs ($2.2 million), and lease termination expenses ($29.6 million). During the first quarter of fiscal year 1996, the Company utilized $9.9 million of this restructuring reserve, consisting of write-downs of property and equipment of $6.8 million (unaudited), closure costs of $2.1 million (unaudited), and lease termination expenditures of $1.0 million (unaudited).

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Ralphs Supermarkets, Inc.:

     We have audited the consolidated balance sheets of Ralphs Supermarkets, Inc. and subsidiary as of January 30, 1994 and January 29, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended January 31, 1993, the year ended January 30, 1994 and the year ended January 29, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ralphs Supermarkets, Inc. and subsidiary as of January 30, 1994 and January 29, 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended January 29, 1995, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
March 9, 1995

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                      JANUARY 30,     JANUARY 29,
                                                                         1994            1995
                                                                      -----------     -----------
Current Assets:
  Cash and cash equivalents.........................................  $    55,080     $    35,125
  Accounts receivable...............................................       30,420          43,597
  Inventories.......................................................      202,354         221,388
  Prepaid expenses and other current assets.........................       18,111          19,793
                                                                       ----------      ----------
          Total current assets......................................      305,965         319,903
Property, plant and equipment, net..................................      601,897         624,724
Excess of cost over net assets acquired, net........................      376,414         365,418
Beneficial lease rights, net........................................       55,553          49,164
Deferred debt issuance costs, net...................................       26,583          23,011
Deferred income taxes...............................................      109,125         112,491
Other assets........................................................        8,113          15,203
                                                                       ----------      ----------
          Total assets..............................................  $ 1,483,650     $ 1,509,914
                                                                       ==========      ==========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt..............................  $    70,975     $    83,989
  Short-term debt...................................................           --          51,500
  Bank overdrafts...................................................       37,716          45,669
  Accounts payable..................................................      138,554         130,889
  Accrued expenses..................................................      101,543          99,804
  Current portion of self-insurance reserves........................       30,138          27,552
                                                                       ----------      ----------
          Total current liabilities.................................      378,926         439,403
  Long-term debt....................................................      927,909         883,020
  Self-insurance reserves...........................................       49,872          44,954
  Lease valuation reserve...........................................       32,575          28,957
  Other non-current liabilities.....................................       89,299          86,393
                                                                       ----------      ----------
          Total liabilities.........................................    1,478,581       1,482,727
                                                                       ----------      ----------
Stockholder's equity:
  Common stock, $.01 par value per share Authorized 50,000,000 shares; issued and outstanding, 25,587,280 shares at January
     30, 1994 and January 29, 1995..................................          256             256
  Additional paid-in capital........................................      175,292         175,292
  Accumulated deficit...............................................     (170,479)       (148,361)
                                                                       ----------      ----------
          Total stockholders' equity................................        5,069          27,187
                                                                       ----------      ----------
Commitments and contingencies (See Notes 2 and 8)...................
          Total liabilities and stockholders' equity (deficit)......  $ 1,483,650     $ 1,509,914
                                                                       ==========      ==========

          See accompanying notes to consolidated financial statements

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                       YEAR ENDED              YEAR ENDED             YEAR ENDED
                                    JANUARY 31, 1993        JANUARY 30, 1994       JANUARY 29, 1995
                                   -------------------     -------------------    -------------------
Sales............................  $2,843,816    100.0%    $2,730,157    100.0%   $2,724,604    100.0%
Cost of sales....................   2,217,197     78.0      2,093,727     76.7     2,101,033     77.1
                                   ----------    -----     ----------    -----    ----------    -----
  Gross profit...................     626,619     22.0        636,430     23.3       623,571     22.9
  Selling, general and
     administrative expenses.....     470,012     16.5        471,000     17.2       467,022     17.2
  Amortization of excess cost
     over net assets acquired....      10,997      0.4         10,996      0.4        10,996      0.4
  Provision for restructuring....       7,100      0.2          2,374      0.1            --       --
                                   ----------    -----     ----------    -----    ----------    -----
  Operating income...............     138,510      4.9        152,060      5.6       145,553      5.3
Other expenses:
  Interest, expense, net.........     125,611      4.4        108,755      4.0       112,651      4.1
  Loss on disposal of assets.....       2,607      0.1          1,940      0.1           784      0.0
  Provision for legal
     settlement..................       7,500      0.3             --       --            --       --
                                   ----------    -----     ----------    -----    ----------    -----
  Provision for earthquake
     losses......................          --       --         11,048      0.4            --       --
                                   ----------    -----     ----------    -----    ----------    -----
Earnings before income taxes and
  extraordinary item.............       2,792      0.1         30,317      1.1        32,118      1.2
Income tax expense (benefit).....       8,346      0.3       (108,049)    (4.0)           --       --
                                   ----------    -----     ----------    -----    ----------    -----
Earnings (loss) before
  extraordinary item.............      (5,554)    (0.2)       138,366      5.1        32,118      1.2
Extraordinary item-debt
  refinancing, net of tax benefit
  $4,173.........................     (70,538)    (2.5)            --       --            --       --
                                   ----------    -----     ----------    -----    ----------    -----
Net earnings (loss)..............  $  (76,092)    (2.7)%   $  138,366      5.1%   $   32,118      1.2%
                                   ==========    =====     ==========    =====    ==========    =====

          See accompanying notes to consolidated financial statements.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                              YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                              JANUARY 31,   JANUARY 30,   JANUARY 29,
                                                                 1993          1994          1995
                                                              -----------   -----------   -----------
Cash flows from operating activities:
  Net earnings (loss).......................................   $  (76,092)   $  138,366    $   32,118
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................       76,873        74,452        76,043
     Amortization of discounts an deferred debt issuance
       costs................................................       20,978         9,768         9,032
     LIFO charge (credit)...................................        1,115        (2,054)        2,085
     Loss on sale of assets.................................        6,841         4,314           784
     Provision for post-retirement benefits.................        3,275         3,370         2,555
     Provision for legal settlement.........................        7,500            --            --
Other changes in assets and liabilities:
  Accounts receivable.......................................        6,376           326       (13,177)
  Inventories at replacement cost...........................      (13,682)        6,724       (21,120)
  Prepaid expenses and other current assets.................        3,703        (1,658)       (1,682)
  Other assets..............................................         (616)        4,449        (7,287)
  Interest payable..........................................      (13,393)       (4,822)       (2,419)
  Accounts payable and accrued liabilities..................       23,054        (1,622)       (1,047)
  Income taxes payable......................................         (527)       (1,480)       (2,906)
  Deferred tax asset........................................           --      (109,125)       (3,366)
  Business interruption credit..............................           --          (581)           --
  Earthquake losses.........................................           --       (11,048)           --
  Self insurance reserves...................................        8,456         7,031        (7,503)
  Other liabilities.........................................         (170)      (12,407)       (6,692)
                                                                ---------     ---------     ---------
  Cash provided by operating activities.....................       53,691       104,003        55,418
                                                                ---------     ---------     ---------
Cash flows from investing activities:
  Capital expenditures......................................     (102,697)      (62,181)      (64,018)
  Proceeds from sale of property, plant and equipment.......          219        16,700        13,257
                                                                ---------     ---------     ---------
  Cash used in investing activities.........................     (102,478)      (45,481)      (50,761)
                                                                ---------     ---------     ---------
Cash flows from financing activities:
  Net borrowings under lines of credit......................        2,100       (31,100)       51,500
  Redemption of preferred stock.............................       (3,000)           --            --
  Capitalized financing and acquisition costs...............      (22,426)       (5,108)       (2,496)
  Increase (decrease) in bank overdrafts....................       (8,865)          655         7,952
  Proceeds from issuance of long-term debt..................      668,269       150,000            --
  Dividends paid............................................           --            --       (10,000)
  Principal payments on long-term debt......................     (577,902)     (164,081)      (71,568)
                                                                ---------     ---------     ---------
  Cash provided by (used in) financing activities...........       58,176       (49,634)      (24,612)
                                                                ---------     ---------     ---------
Net increase (decrease) in cash and cash equivalents........        9,389         8,888       (19,955)
Cash and cash equivalents at beginning of period............       36,803        46,192        55,080
                                                                ---------     ---------     ---------
Cash and cash equivalents at end of period..................   $   46,192    $   55,080    $   35,125
                                                                =========     =========     =========

          See accompanying notes to consolidated financial statements.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                      RALPHS                 RALPHS
                                SUPERMARKETS, INC.      GROCERY COMPANY
                               --------------------   --------------------   ADDITIONAL
                               OUTSTANDING   COMMON   OUTSTANDING   COMMON    PAID-IN-    ACCUMULATED
                                 SHARES      STOCK      SHARES      STOCK     CAPITAL       DEFICIT       TOTAL
                               -----------   ------   -----------   ------   ----------   -----------   ---------
BALANCES AT FEBRUARY 2,
  1992.......................          --     $ --         100       $--      $ 175,548    $(232,753)   $ (57,205)
  Capitalization of Ralphs
    Supermarkets, Inc........  25,587,280      256        (100)       --           (256)          --           --
  Net Loss...................          --       --          --        --             --      (76,092)     (76,092)
                               ----------     ----        ----       ---      ---------    ---------    ---------
BALANCES AT JANUARY 31,
  1993.......................  25,587,280      256          --        --        175,292     (308,845)    (133,297)
  Net earnings...............          --       --          --        --             --      138,366      138,366
                               ----------     ----        ----       ---      ---------    ---------    ---------
BALANCES AT JANUARY 30,
  1994.......................  25,587,280      256          --        --        175,292     (170,479)       5,069
  Net earnings...............          --       --          --        --             --       32,118       32,118
  Dividends Paid.............          --       --          --        --             --      (10,000)     (10,000)
                               ----------     ----        ----       ---      ---------    ---------    ---------
BALANCES AT JANUARY 29,
  1995.......................  25,587,280     $256          --       $--      $ 175,292    $(148,361)   $  27,187
                               ==========     ====        ====       ===      =========    =========    =========

          See accompanying notes to consolidated financial statements.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION

     At February 2, 1992, Ralphs Grocery Company was an indirect wholly owned subsidiary of Federated Stores, Inc. ("Federated"). Two wholly owned subsidiaries of Federated, Federated Holdings III, Inc. ("Holdings III") and Allied Stores Corporation ("Allied") directly owned the common stock of Ralphs Grocery Company approximately 84% and 16% respectively. In January 1990 Holdings III and Allied, and certain other subsidiaries of Federated, each filed petitions for relief under Chapter 11, Title 11 of the United States Code ("Chapter 11"). In March 1990, Federated filed a petition for relief under Chapter 11. Pursuant to the plans of reorganization for Federated and certain of its subsidiaries, Ralphs Supermarkets, Inc. was formed to hold the outstanding shares of common stock of Ralphs Grocery Company. On February 3, 1992, Holdings III and Allied contributed their shares of Ralphs Grocery Company to Ralphs Supermarkets, Inc. in exchange for the issuance by Ralphs Supermarkets, Inc. of Ralphs Supermarkets, Inc. shares in the same proportion in Ralphs Grocery Company shares were owned ("Internal Reorganization"). For financial reporting purposes, this transaction was recorded at predecessor cost. For Federal tax purposes, a new basis was established at Ralphs Supermarket, Inc. as more fully described in Note 11.

     Under the plans of reorganization for Federated, Holdings III and certain other subsidiaries of Federated (the "FSI Plan"), all Ralphs Supermarkets, Inc. shares of common stock held by Holdings III were to be distributed to certain creditors of Federated and Holdings III, including The Edward J. DeBartolo Corporation ("EJDC"), Bank of Montreal ("BMO"), Banque Paribas ("BP") and Camdev Properties Inc. ("Camdev"), and Federated. The FSI Plan was confirmed by the Bankruptcy Court in January 1992 and was consummated on February 3, 1992. Under the plan of reorganization of Allied and certain affiliates including Federated Department Stores, Inc. (the "Allied-Federated Plan"), a portion of Allied's Holding Company shares were to be distributed to BMO and BP. The Allied-Federated Plan was confirmed by the Bankruptcy Court in January 1992 and was consummated shortly after the FSI Plan.

     Thus, following consummation of both the FSI Plan and the Allied-Federated Plan and the transfer on July 19, 1993 of the shares of common stock in Ralphs Supermarkets, Inc. held by Federated Stores, Inc. to Camdev, the approximate ownership of Ralphs Supermarkets, Inc. is as follows:

                                                                     APPROXIMATE PERCENT
                                                                     OWNERSHIP OF RALPHS
                                                                     SUPERMARKETS, INC.
                                                                        COMMON STOCK
                                                                     AS OF JULY 19, 1993
                                                                    ---------------------
        EJDC......................................................          60.4%
        BMO.......................................................          10.1%
        BP........................................................          10.1%
        Camdev....................................................          12.8%
        Federated Department Stores, Inc. (as
          successor by merger to Allied)..........................           6.6%

     Pursuant to certain agreements entered into contemporaneously with the effectiveness of the FSI Plan and the Allied-Federated Plan, certain income tax liabilities of Ralphs Grocery Company, Federated, Allied, Federated Department Stores, Inc. and other affiliates have been settled with the Internal Revenue Service. In addition, Ralphs Grocery Company and certain affiliates including Federated Department Stores, Inc., Allied and Federated (the "Affiliated Group") entered into an agreement (the "Tax Indemnity Agreement") pursuant to which Federated Department Stores, Inc. agreed to pay certain tax liabilities, if any, relating to Ralphs Grocery Company being a member of the Affiliated Group. The Tax Indemnity Agreement provides a formula to determine the amount of additional tax liabilities through February 3, 1992 that Ralphs Grocery

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Company would be obligated to pay the Affiliated Group. However, such additional liability, if any, is limited to $10 million subject to certain adjustments.

     Under the Tax Indemnity agreement, both Ralphs Supermarkets, Inc. and Ralphs Grocery Company have agreed to pay Federated Department Stores, Inc. $1 million annually for each of five years starting on February 3, 1992, and an additional $5 million on February 3, 1997. These total payments of $10 million have been recorded in the consolidated financial statements at February 2, 1992. The five $1 million installments are to be paid by Ralphs Grocery Company and the $5 million is the joint obligation of both Ralphs Supermarkets, Inc. and Ralphs Grocery Company. Also, in the event Federated Department Stores, Inc. is required to pay certain tax liabilities on behalf of Ralphs Grocery Company, both Ralphs Supermarkets, Inc. and Ralphs Grocery Company have agreed to reimburse Federated Department Stores, Inc. up to an additional $10 million, subject to certain adjustments. This additional obligation is the joint and several obligation of both Ralphs Supermarkets, Inc. and Ralphs Grocery Company. The $5 million payment and the potential $10 million payment may be paid, at the option of both Ralphs Supermarkets, Inc. and Ralphs Grocery Company, in cash or newly issued Ralphs Supermarkets, Inc. Common Stock.

     In connection with the consummation of the FSI Plan and the Allied-Federated Plan, Ralphs Grocery Company and certain parties entered into an agreement (the "Comprehensive Settlement Agreement") pursuant to which the parties thereto, among other things, agreed to deliver releases to the various parties to the Comprehensive Settlement Agreement as well as certain additional parties. Under the Comprehensive Settlement Agreement, Ralphs Grocery Company received general releases from Allied, Federated, Federated Department Stores, Inc. and certain other affiliates which released it from any and all claims which could have been asserted by the parties thereto prior to the effective dates of FSI Plan and the Allied-Federated Plan other than for claims arising under the Comprehensive Settlement Agreement, the FSI Plan, the Allied-Federated Plan and the Tax Indemnity Agreement.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Basis of Presentation

     These consolidated financial statements present the statements of financial position of Ralphs Supermarkets, Inc. and subsidiary as of January 31, 1993, January 30, 1994 and January 29, 1995 and the results of their operations and their cash flows for the three years then ended. Ralphs Grocery Company is deemed to be the predecessor entity of Ralphs Supermarkets, Inc. For purposes of these consolidated financial statements Ralphs Supermarkets, Inc. and Ralphs Grocery Company will be collectively referred to as "Ralphs".

  (b) Reporting Period

     Ralphs' fiscal year ends on the Sunday closest to January 31. Fiscal year-ends are as follows:

  January 31, 1993 (Fiscal 1992)

  January 30, 1994 (Fiscal 1993)

  January 29, 1995 (Fiscal 1994)

  (c) Cash and Cash Equivalents

     For purposes of the statements of cash flows, Ralphs considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (d) Inventories

     Inventories are stated at the lower cost or market. Cost is determined primarily using the last-in, first-out (LIFO) method. The replacement cost of inventories exceeded the LIFO inventory cost by $15.5 million and $17.6 million at January 30, 1994 and January 29, 1995, respectively.

  (e) Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Property and equipment held under capital leases are stated at the present value of the minimum lease payments at the inception of the lease.

     Depreciation of plant and equipment is calculated using the straight-line method over the estimated useful lives of assets. Plant and equipment held under capital leases and leasehold improvements are amortized using the straightline method over the shorter of the lease term or the estimated useful life of the asset. Useful lives range from 10 to 40 years for buildings and improvements and 3 to 20 years for fixtures and equipment.

     Interest is capitalized in connection with the construction of major facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. Interest cost capitalized during fiscal 1992, 1993 and 1994 was $1.074 million, $.740 million and $.324 million, respectively.

  (f) Deferred Debt Issuance Costs

     Direct costs incurred as a result of financing transactions are capitalized and amortized over the terms of the applicable debt agreements using the effective interest method.

  (g) Pre-opening Costs

     Pre-opening costs of new stores are deferred and expensed at the time the store opens. If a new store is ultimately not opened, the costs are expensed directly to selling, general and administrative expense at the time it is determined that the store will not be opened.

  (h) Self Insurance Reserves

     Ralphs is self-insured for a portion of workers' compensation, general liability and automobile accident claims. Ralphs establishes reserve provisions based on an independent actuary's review of claims filed and an estimate of claims incurred but not yet filed.

  (i) Excess of Cost Over Net Assets Acquired

     The excess of cost over net assets acquired, resulting from the May 3, 1988 acquisition of Ralphs is being amortized using the straight-line method over 40 years. Ralphs assesses the recoverability of this intangible asset by determining whether the amortization of the asset balance over its remaining life can be recovered through projected undiscounted operating income (including interest, depreciation and all amortization expense except amortization of excess of cost over net assets acquired) over the remaining amortization period of the excess of cost over net assets acquired. The amount of excess of cost over net assets acquired impairment, if any, is measured based on projected discounted future results using a discount rate reflecting Ralphs' average cost of funds. Accumulated amortization aggregated $63.4 million and $74.4 million at January 30, 1994 and January 29, 1995, respectively.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  (j) Acquired Leases

     Beneficial lease rights and lease valuation reserves are recorded as the net present value of the differences between contractual rents under existing lease agreements and fair value of entering such lease agreements as of the May 3, 1988 acquisition of Ralphs. All beneficial lease rights and lease valuation reserves arose solely as a result of the May 3, 1988 acquisition. Adjustments to the carrying value of these assets would typically occur only through additional business combinations or in the event of early lease termination. Beneficial lease rights are amortized using the straight-line method over the terms of the leases. Lease valuation reserves are amortized using the interest method over the terms of the leases.

  (k) Discounts and Promotional Allowances

     Promotional allowances and vendor discounts are recorded as a reduction of cost of sales in the accompanying statements of operations. Allowance proceeds received in advance are deferred and recognized over the period earned.

  (l) Income Taxes

     Through February 2, 1992, Ralphs operated under a tax-sharing agreement with Federated and was included in the consolidated Federal tax returns of Federated. Through January 28, 1990, Ralphs was included in the combined state tax returns of Federated; however, Ralphs filed separate state tax returns subsequent to January 28, 1990. Under the tax-sharing agreement, tax-sharing payments were made to Federated based on the amount that Ralphs would be liable for had Ralphs filed separate tax returns, taking into account applicable carryback and carryforward provision of the tax laws.

     Subsequent to February 2, 1992, Ralphs is responsible for filing tax returns with the Internal Revenue Service and state taxing authorities. Prior to February 3, 1992 Ralphs paid alternative minimum tax to Federated under its tax sharing agreement. As a result of the Internal Reorganization, Ralphs will not be entitled to offset its future Federal regular tax liability with the payments made to Federated.

     Effective for the fiscal year ended February 2, 1992, Ralphs adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." At the date of adoption such change had no impact on the consolidated financial results.

  (m) Reclassification

     Certain amounts in the accompanying financial statements have been reclassified to conform to the current year's presentation.

  (n) Consolidation Policy

     The consolidated financial statements include the accounts of Ralphs Supermarkets, Inc., and its wholly owned subsidiary, Ralphs Grocery Company, and its wholly owned subsidiary, collectively referred to as the Company. All material intercompany balances and transactions are eliminated in consolidation.

  (o) Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          (i) Cash and short-term investments: The carrying amount approximates fair value because of the short maturity of those instruments.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

          (ii) Long-term debt: The fair value of Ralphs' long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to Ralphs for debt of the same remaining maturities.

          (iii) Interest Rate Swap Agreements: The fair value of interest rate swap agreements is the estimated amount that Ralphs would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current credit-worthiness of the swap counterparties.

  (p) Advertising

     The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense was $17.5 million, $16.4 million and $18.2 million in fiscal 1992, 1993 and 1994, respectively.

  (q) Transaction Costs

     In connection with the proposed merger, Ralphs has capitalized in other assets approximately $2.3 million of transaction costs, principally attorney and accounting fees. Upon completion of the merger these amounts will be reclassified to excess of cost of net assets acquired and amortized accordingly.

(3) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is summarized as follows:

                                                              JANUARY 30,     JANUARY 29,
                                                                 1994            1995
                                                              -----------     -----------
                                                                (DOLLARS IN THOUSANDS)
        Land................................................    $ 159,904      $  161,725
        Buildings and improvements..........................      191,179         199,133
        Leasehold improvements..............................      161,341         170,430
        Fixtures and equipment..............................      354,626         372,077
        Capital leases......................................       86,964         124,861
                                                                ---------      ----------
                                                                  954,014       1,028,226
        Less: Accumulated depreciation......................     (312,746)       (354,539)
        Less: Accumulated capital lease amortization........      (39,371)        (48,963)
                                                                ---------      ----------
        Property, plant and equipment, net..................    $ 601,897      $  624,724
                                                                =========      ==========

(4) ACCRUED EXPENSES

     Accrued expenses are summarized as follows:

                                                                JANUARY 30,     JANUARY 29,
                                                                   1994            1995
                                                                -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
        Accrued wages.........................................    $ 34,763        $43,766
        Taxes other than income tax...........................      11,084         10,055
        Interest..............................................      11,090          8,670
        Other.................................................      44,606         37,313
                                                                  --------        -------
                                                                  $101,543        $99,804
                                                                  ========        =======

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) LONG-TERM DEBT

     Long-term debt is summarized as follows:


                                                                JANUARY 30,     JANUARY 29,
                                                                   1994            1995
                                                                -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
        First mortgage notes payable in monthly installments,
          commencing June 1, 1994 of $1.6 million including
          interest at an effective rate of 9.651%; interest
          only payable monthly prior to June 1, 1994. Final
          payment due June 1, 1999. Secured by land and
          buildings with a net book value of $188.8 million...   $ 178,013       $ 176,634
        Notes payable in varying monthly installments
          including interest ranging from 11.5% to 18.96%.
          Final payment due through November 30, 1996. Secured
          by equipment with a net book value of $28.5
          million.............................................       9,721           6,291
        Capitalized lease obligations at interest rates
          ranging from 7.25% to 14% maturing at various dates
          through 2019
          (note 6)............................................      61,150          89,084
        Note payable to bank..................................     300,000         245,000
        Initial Notes and Exchange Notes, 9% due 2003.........     150,000         150,000
        Senior Subordinated Debentures, 10 1/4%, due 2002.....     300,000         300,000
                                                                  --------        --------
        Total long-term debt..................................     998,884         967,009
        Less current maturities...............................     (70,975)        (83,989)
                                                                  --------        --------
        Long-term debt........................................   $ 927,909       $ 883,020
                                                                  ========        ========


     During the third quarter of 1992, the Company implemented a recapitalization plan (the "Recapitalization Plan") which was completed during the first quarter of 1993 by the Company's offering of $150.0 million aggregate principal amount of its 9% Senior Subordinated notes due 2003 (the "Initial Notes") in private placement under the Securities Act of 1933, as amended (the "Securities Act"). The proceeds of the Initial Notes were used to (i) purchase for cancellation of $60.0 million aggregate principal amount of the Company's 14% Senior Subordinated Debentures due 2000 (the "14% Subordinated Debentures") from a noteholder who had made an unsolicited offer to sell such 14% Subordinated Debentures, (ii) defease the remaining $38.1 million aggregate principal amount of the 14% Subordinated Debentures, (iii) prepay $36.1 million of borrowings under the Company's $350.0 million 1992 term loan facility entered into as part of the Recapitalization Plan and (iv) pay fees and expenses associated with such transactions and for other purposes. As part of a registration rights agreement entered into with the initial purchasers of the Initial Notes, the Company agreed to offer to exchange up to $150.0 million aggregate principal amount of the Exchange Notes for all of the outstanding Initial Notes (the "Exchange Offer"). The terms of the Exchange Notes are substantially identical (including principal amount, interest rate and maturity) in all respects to the terms of the Initial Notes except that the Exchange Notes are freely transferable by the holders thereof (with certain exceptions) and are not subject to any covenant upon the Company regarding registration under the Securities Act. On June 24, 1993, the Company completed the Exchange Offer exchanging $149.7 million aggregate principal amount of Exchange Notes for Initial Notes ($.3 million of Initial Notes remain outstanding).

     The note payable to bank and working capital line, under the 1992 Credit Agreement, are secured by first priority liens on Ralphs' inventory and receivables, servicemarks and registered trademarks, equipment (other than equipment located at facilities subject to existing liens in favor of equipment financiers) and after-acquired real property interests and all existing real property interests (other than those that are subject to prior encumbrances) and bears interest at the rates, as selected by Ralphs as follows: (i) 1 3/4% over the prime

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

rate, or (ii) 2 3/4% over the Eurodollar Rate. Interest calculated pursuant to
(i) above is payable quarterly, otherwise interest is payable quarterly or at the selected borrowings option maturity. During the 52 weeks ended January 29, 1995, interest rates under these borrowings ranged from 5.9375% to 10.25%. Ralphs is required to pay an annual administrative fee of $300,000 pursuant to the 1992 Credit Agreement as well as a commitment fee of 0.5% on the average daily amounts available for borrowing under the $120.0 million working capital credit line.

     The 1992 Credit Agreement, which includes a $350.0 million term loan and $120.0 million working capital credit line, also supports up to $60.0 million of letters of credit which reduce the available borrowings on the credit line. The 1992 Credit Agreement is subject to quarterly principal payment requirements, which commenced on March 31, 1993, with payment in full on June 30, 1998. As of January 29, 1995, $52.4 million of letters of credit and $51.5 million in borrowings were outstanding, with $16.1 million available under the working capital credit line.

     In the fourth quarter of Fiscal 1992, Ralphs entered into an interest rate cap agreement with an effective date of November 6, 1992 and a three-year maturity. The interest rate cap agreement hedges the interest rate in excess of 6.5% LIBOR on $105.0 million principal amount against increases in short-term rates. This agreement satisfies interest rate protection requirements under the 1992 Credit Agreement. In addition to the interest rate cap agreement, Ralphs entered into an interest rate swap agreement on $150.0 million notional principal amount. Under the interest rate swap agreement, Ralphs is required to pay interest based on LIBOR at the end of each six month calculation period and Ralphs will receive interest payments based on LIBOR at the beginning of each six month calculation period. This interest rate swap agreement has a three-year term expiring November 6, 1995. Ralphs is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement. However, Ralphs does not anticipate nonperformance by the counterpart.

     The following details the impact of the hedging activity on the weighted average interest rate for each of the last three fiscal years.

                                                          WITH HEDGE     WITHOUT HEDGE
                                                          ----------     -------------
            1992........................................    10.52%           10.22%
            1993........................................     8.96%            8.96%
            1994........................................     9.37%            9.18%

     The Initial Notes and Exchange Notes are unsecured obligations of Ralphs subordinated in right of payment to amounts due on the aforementioned senior debt. Interest at 9% is payable each April 1 and October 1 through April 1, 2003, when the notes mature.

     The 10 1/4% Senior Subordinated Debentures are unsecured obligations of Ralphs subordinated in right of payment to amounts due on the senior debt. Interest at 10 1/4% is payable each January 15 and July 15 through July 15, 2002, when the debentures mature.

     The aforementioned debt agreements contain various restrictive covenants pertaining to net worth levels, limitations on additional indebtedness and capital expenditures, financial ratios and dividends. The 1992 Credit Agreement requires Ralphs to reduce its working capital credit line to zero for 30 consecutive days annually. The current annual period extends from July 1 to June
30. The Company has not yet complied with this annual covenant. The Company intends to either satisfy this covenant by June 30, 1995 or seek to obtain the necessary waiver from its lenders, if such event of non-compliance ultimately occurs but there is no assurance that such waiver will be granted, or, if granted, will be on terms acceptable to the Company. At January 29, 1995, Ralphs is in compliance with all its 1992 Credit Agreement restrictive covenants. The Company currently anticipates that it may be out of compliance with certain other maintenance covenants at the end of the second quarter of 1995. The Company intends to seek the necessary waivers from its lenders

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

should these events of non-compliance ultimately occur, but there is no assurance that such waivers will be granted, or, if granted, will be on terms acceptable to the Company.

     The aggregate maturities on long-term debt for each of the five years subsequent to fiscal 1994 are as follows:

                                                        (DOLLARS IN THOUSANDS)
                                                        ----------------------
                    1995...............................        $ 83,989
                    1996...............................          86,792
                    1997...............................          84,771
                    1998...............................          53,605
                    1999...............................         175,400
                    2000 and thereafter................         482,452
                                                               --------
                                                               $967,009
                                                               ========

     The estimated fair value of each class of financial instruments (where practical), all held for non-trading purposes, is as follows in (000s):

                    Long-term debt............................  $953,883
                    Interest rate swap agreement..............  $  1,252
                    Interest rate cap agreement...............  $   (366)

(6) LEASES

     Ralphs has leases for retail store facilities, warehouses and manufacturing plants for periods up to 30 years. Generally, the lease agreements include renewal options for five years each. Under most leases, Ralphs is responsible for property taxes, insurance, maintenance and expense related to the lease property. Certain store leases require excess rentals based on a percentage of sales at that location. Certain equipment is leased by Ralphs under agreements ranging from 3 to 15 years. The agreements usually do not include renewal option provisions.

     Minimum rental payments due under capital leases and operating leases subsequent to fiscal 1994 are as follows:

                                                             CAPITAL    OPERATING
                                                              LEASES     LEASES      TOTAL
                                                             --------   ---------   --------
                                                                 (DOLLARS IN THOUSANDS)
    1995...................................................  $ 21,640   $  61,324   $ 82,964
    1996...................................................    19,093      60,847     79,940
    1997...................................................    18,288      58,182     76,470
    1998...................................................    15,901      53,321     69,222
    1999...................................................    11,784      52,839     64,623
    2000 and thereafter....................................    53,959     373,021    426,980
                                                             --------    --------   --------
    Total minimum lease payments...........................  $140,665   $ 659,534   $800,199
                                                                         ========   ========
    Less amounts representing interest.....................   (51,581)
                                                             --------
    Present value of net minimum lease payments............    89,084
    Less current portion of lease obligations..............   (13,151)
                                                             --------
    Long-term capital lease obligations....................  $ 75,933
                                                             ========

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Total rent expense is summarized as follows:

                                                             52 WEEKS      52 WEEKS      52 WEEKS
                                                               ENDED         ENDED         ENDED
                                                            JANUARY 31,   JANUARY 30,   JANUARY 29,
                                                               1993          1994          1995
                                                            -----------   -----------   -----------
                                                                    (DOLLARS IN THOUSANDS)
    Capital Leases
      Contingent rental...................................   $   2,443     $   2,241     $   2,256
      Rentals from subleases..............................      (2,144)       (2,048)       (1,734)
    Operating Leases
      Minimum rentals.....................................      49,001        54,965        55,906
      Contingent rentals..................................       5,058         3,645         3,763
      Rentals from subleases..............................      (1,123)       (1,150)       (1,791)
                                                              --------      --------      --------
                                                             $  53,235     $  57,653     $  58,400
                                                              ========      ========      ========

(7) SELF-INSURANCE

     Ralphs is a qualified self-insurer in the State of California for worker's compensation and for automobile liability. For fiscal 1992, 1993 and 1994 self insurance loss provisions amounted to (in thousands) $25,950, $30,323 and $14,003, respectively. Ralphs discounts self-insurance liabilities using an 8% discount rate for all years presented. Management believes that this rate approximates the time value of money over the anticipated payout period (approximately 8 years) for essentially risk free investments.

     Based on a review of modifications in its workers compensation and general liability insurance programs, Ralphs adjusted its self-insurance costs during Fiscal 1994, resulting in a reduction in the loss provision in Fiscal 1994 of approximately $18.9 million.

     Ralphs' historical self-insurance liability for the previous two fiscal years is as follows:

                                                                       52 WEEKS      52 WEEKS
                                                                         ENDED         ENDED
                                                                      JANUARY 30,   JANUARY 29,
                                                                         1994          1995
                                                                      -----------   -----------
                                                                       (DOLLARS IN THOUSANDS)
    Self-insurance liability........................................   $  97,864     $  87,830
    Less: Discount..................................................     (17,854)      (15,324)
                                                                        --------      --------
    Net self-insurance liability....................................   $  80,010     $  72,506
                                                                        ========      ========

     The Company expects that cash payments for claims over the next five years will aggregate approximately $28 million in fiscal year 1995, $19 million in fiscal year 1996, $13 million in fiscal year 1997, $8 million in fiscal year 1998 and $7 million in fiscal year 1999.

(8) COMMITMENTS AND CONTINGENCIES

     In December 1992, three California state antitrust class action suits were commenced in Los Angeles Superior Court against Ralphs and other major supermarket chains located in Southern California, alleging that they conspired to refrain from competing in the retail market for fluid milk and to fix the retail price of fluid milk above competitive prices. Specifically, class actions were commenced by Diane Barela and Neila Ross, Ron Moliare and Paul C. Pfeifle on December 7, December 14, and December 23, 1992, respectively. The Court has yet to certify any of these classes. A demurrer to the complaints was denied. Notwithstanding that it believes there is no merit to these cases, Ralphs had reached an agreement in principle to settle them.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     However, no settlement agreement has been signed. The Company does not believe that the resolution of these cases will have a material adverse effect on its future financial condition. Any settlement would be subject to court approval.

     On March 25, 1991, George A. Koteen Associates, Inc. ("Koteen Associates") commenced an action in San Diego Superior Court alleging that Ralphs breached an alleged utility rate consulting agreement. In December 1992, a jury returned a verdict of approximately $4.9 million in favor of Koteen Associates and in March 1993, attorney's fees and certain other costs were awarded to the plaintiff. Ralphs has appealed the judgment and fully reserved in Fiscal 1992 against an adverse ruling by the appellate courts.

     In April 1994, Ralphs was served with a complaint filed by over 240 former employees at Ralphs' bakery in the Atwater district of Los Angeles (the "Bakery Plaintiffs"). The action was commenced in the United States District Court for the Central District of California, and, among other claims, the Bakery Plaintiffs alleged that Ralphs breached its collective bargaining agreement and violated the Workers Adjustment Retraining Notification Act (the "WARN Act") when it downsized and subsequently closed the bakery. In their complaint, the Bakery Plaintiffs are seeking damages for lost wages and benefits as well as punitive damages. The Bakery Plaintiffs also named Ralphs and two of its management employees in fraud, conspiracy and emotional distress causes of action. In addition, the Bakery Plaintiffs sued their union local for breach of its duty of fair representation and other alleged misconduct, including fraud and conspiracy. The defendants have answered the complaint and discovery is ongoing. Trial is set for February, 1996, and Ralphs is vigorously defending this suit. Management believes, based on its assessment of the facts, that the resolution of this case will not have a material effect on the Company's financial position or results of operations.

     In addition, Ralphs is a defendant in a number of other cases currently in litigation or potential claims encountered in the normal course of business which are being vigorously defended. In the opinion of management, the resolutions of these matters will not have a material effect on Ralphs' financial position or results of operations.

  Environmental Matters

     In January 1991, the California Regional Water Quality Control Board for the Los Angeles Region (the "Regional Board") requested that Ralphs conduct a subsurface characterization of Ralphs' Atwater property. This request was part of an ongoing effort by the Regional Board, in connection with the U.S. Environmental Protection Agency (the "EPA"), to identify contributors to groundwater contamination in the San Fernando Valley. Significant parts of the San Fernando Valley, including the area where Ralphs' Atwater property is located, have been designated federal Superfund sites requiring response actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, because of regional groundwater contamination. On June 18, 1991, the EPA made its own request for information concerning the Atwater property. Since that time, the Regional Board has requested further investigation by Ralphs. Ralphs has conducted the requested investigations and has reported the results to the Regional Board. Approximately 25 companies have entered into a Consent Order (EPA Docket No. 94-11) with the EPA to investigate and design a remediation system for contaminated groundwater beneath an area which includes the Atwater property. Ralphs is not a party to the Consent Order, but is cooperating with requests of the subject companies to allow installation of monitoring or recovery wells on Ralphs' property. Based upon available information, management does not believe this matter will have a material adverse effect on the Company's financial condition or results of operations.

     Ralphs has removed underground storage tanks and remediated soil contamination at the Atwater property. In some instances the removals and the contamination were associated with grocery business operations, in others they were associated with prior property users. Although the possibility of other

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

contamination from prior operations or adjacent properties exists at the Atwater property, management does not believe that the costs of remediating such contamination will be material to the Company.

     Apart from the Atwater property, the Company has recently had environmental assessments performed on a significant portion of its facilities, including warehouse and distribution facilities. The Company believes that any responsive actions required at the examined properties as a result of such assessments will not have a material adverse effect on its financial condition or results of operations.

     Ralphs has incurred approximately $4.5 million in non-recurring capital expenditures for conversion of refrigerants during 1994. Other than these expenditures, Ralphs has not incurred material capital expenditures for environmental controls during the previous three years, nor does management anticipate incurring such expenditures during the current fiscal year or the succeeding fiscal year.

     Ralphs is subject to a variety of environmental laws, rules, regulations and investigative or enforcement activities, as are other companies in the same or similar business. The Company believes it is in substantial compliance with such laws, rules and regulations. These laws, rules, regulations and agency activities change from time to time, and such changes may affect the ongoing business and operations of the Company.

(9) REDEEMABLE PREFERRED STOCK

     Ralphs' non-voting preferred stock consisted of 10,000,000 shares of authorized $.01 par value preferred stock. At February 3, 1991 and February 2, 1992, 170,000 shares of Class A Preferred Stock and 130,000 shares of Class B Preferred Stock were issued and outstanding. All of the outstanding shares of preferred stock were redeemed by Ralphs during February 1992 at their initial issuance price of $3.0 million.

(10) EQUITY APPRECIATION RIGHTS PLANS

     Effective August 26, 1988, Ralphs adopted an Equity Appreciation Plan ("1988 Plan"), whereby certain officers received equity rights representing, in aggregate, the right to receive 15% of the increase in the appraised value (as defined in the 1988 Plan) of the Ralphs' equity over an initial value of $120.0 million. The 1988 Plan was amended in January 1992 by agreement among Ralphs and the Equity Rights holders ("Amended Plan"). Ralphs accrued for the increase in equity appreciation rights over the contractually defined vesting period (fully accrued in fiscal 1991), based upon the maximum allowable contractual amount which approximated ending appraised value.

     Under the Amended Plan, all outstanding Equity Rights vested in full are no longer subject to forfeiture by the holders, except in the event a holder's employment is terminated for cause within the meaning of the Amended Plan. The appraised value of Ralphs' equity is to be determined as of May 1 each year by an investment banking company engaged for this purpose utilizing the methodology specified in the Amended Plan (which is unchanged from that specified in the 1988 Plan); however, under the Amended Plan the appraised value of Ralphs' equity for purposes of the plan may not be less than $400.0 million nor exceed $517.0 million. The amount of equity rights redeemable at any given time is defined in each holders' separate agreement. On exercise of an equity right, the holder will be entitled to receive a pro rata percentage of any such increase in appraised value. In addition, the Amended Plan provides for the possible additional further payment to the holder of each exercised Equity Right of an amount equal to the "Deferred Value" of such Equity Right as defined in the Amended Plan. Ralphs did not incur any expense under the Equity Appreciation Rights Plan in fiscal 1992, fiscal 1993 and fiscal 1994.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The amount of Equity Rights redeemable for each of the four years subsequent to fiscal 1994 are as follows:

                                                                (DOLLARS IN
                                                                THOUSANDS)
                                                                -----------
                    1995......................................    $ 6,669
                    1996......................................     12,389
                    1997......................................      3,636
                    1998......................................     10,150
                                                                  -------
                                                                  $32,844
                                                                  =======

(11) INCOME TAXES

     Income tax expense (benefit) consists of the following:

                                                         52 WEEKS       52 WEEKS       52 WEEKS
                                                          ENDED          ENDED          ENDED
                                                         JANUARY        JANUARY        JANUARY
                                                           31,            30,            29,
                                                           1993           1994           1995
                                                        ----------     ----------     ----------
                                                                 (DOLLARS IN THOUSANDS)
    Current:
      Federal.........................................    $4,173       $   (2,424)     $    713
      State...........................................        --            3,500         2,653
                                                          ------        ---------       -------
                                                          $4,173       $    1,076      $ (3,366)
                                                          ------        ---------       -------
    Deferred:
      Federal.........................................    $   --       $ (109,125)     $ (3,366)
      State...........................................    $   --       $       --      $     --
                                                          ------        ---------       -------
                                                          $   --       $ (109,125)     $ (3,366)
                                                          ------        ---------       -------
      Total income tax expense (benefit)..............    $4,173       $ (108,049)     $     --
                                                          ======        =========       =======

     Income tax expense (benefit) has been classified in the accompanying statements of operations as follows:

                                                          1992         1993          1994
                                                         -------     ---------     --------
    Earnings before extraordinary items..............    $ 8,346     $(108,049)    $     --
    Extraordinary item...............................     (4,173)           --           --
                                                          ------      --------     --------
    Net tax expense (benefit)........................    $ 4,173     $(108,049)    $     --
                                                          ======      ========     ========

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The differences between income tax expense and income taxes computed using the top marginal U.S. Federal income tax rate of 34% for fiscal 1992 and of 35% for fiscal 1993 and fiscal 1994 applied to earnings (loss) before income taxes (including, in fiscal 1992, the extraordinary loss of $74.8 million) were as follows:

                                                             52 WEEKS     52 WEEKS     52 WEEKS
                                                              ENDED        ENDED        ENDED
                                                             JANUARY      JANUARY      JANUARY
                                                               31,          30,          29,
                                                               1993         1994         1995
                                                            ----------   ----------   ----------
                                                                   (DOLLARS IN THOUSANDS)
    Amount of expected expense (benefit) computed using
      the statutory Federal rate..........................   $(24,450)   $   10,611    $ 11,241
      Utilization of financial operating loss.............         --       (10,611)    (11,241)
      Amortization of excess cost over net assets
         acquired.........................................      3,356            --          --
      State income taxes, net of Federal income tax
         benefit..........................................         --         3,500       2,653
      Accounting limitation (recognition) of deferred tax
         benefit..........................................     20,041      (109,125)     (3,366)
      Alternative minimum tax.............................      4,173           625          --
      Other, net..........................................      1,053        (3,049)        713
                                                             --------     ---------      ------
         Total income tax expense (benefit)...............   $  4,173    $ (108,049)   $     --
                                                             ========     =========      ======

     Ralphs' deferred tax assets, recorded under SFAS 109, were comprised of the following:

                                                                    52 WEEKS        52 WEEKS
                                                                      ENDED           ENDED
                                                                   JANUARY 30,     JANUARY 29,
                                                                      1994            1995
                                                                   -----------     -----------
                                                                     (DOLLARS IN THOUSANDS)
    Deductible intangible assets.................................   $   56,000      $   43,000
    Net operating loss carryforward and tax credit...............       40,125          55,000
    Self insurance accrual.......................................       43,000          25,000
    Software basis difference and amortization...................           --              --
    Fees collected in advance....................................           --           2,600
    Property, plant and equipment basis difference and
      depreciation...............................................       21,000          16,000
    Equity appreciation rights...................................       16,000          11,000
    Favorable lease basis differences............................       16,000          16,000
    State deferred taxes.........................................       17,000          19,000
    Other........................................................       40,000          51,103
                                                                     ---------       ---------
                                                                       249,125         238,703
      Less valuation allowance...................................     (140,000)       (126,212)
                                                                     ---------       ---------
         Total...................................................   $  109,125      $  112,491
                                                                     =========       =========

     On October 15, 1992, Ralphs filed an election with the Internal Revenue Service under Section 338(h)(10). Under this Section, Ralphs is required to restate, for Federal tax purposes, its assets and liabilities to fair market value as of February 3, 1992. The effect of this transaction is to record a new Federal tax basis to reflect a change of control for Federal tax purposes resulting from the Internal Reorganization. No change of control for financial reporting purposes was affected.

     In August, 1993, The Omnibus Budget Reconciliation Act of 1993 (the "Act") was enacted. The Act increased the Federal income tax rate from 34 to 35 percent for filers whose taxable income exceeded $10.0 million. In the current year, the effect of the Federal income tax rate change was to increase the net

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

deferred tax assets. In addition, the Act also provided for the deductibility of certain intangibles, including costs in excess gross assets acquired.

     The Act has significantly impacted the aggregate deferred tax asset position of Ralphs at January 29, 1995. Ralphs elected to retroactively apply certain provisions of the Act related to the February 3, 1992 change of control for Federal tax purposes. As such, approximately $610.7 million in excess of cost over net assets acquired became fully deductible for Federal tax purposes. This amount is deductible over 15 years. This excess in the tax basis over the financial statement basis of excess of cost over net assets acquired aggregated $123.0 million at January 29, 1995.

     During the year ended January 30, 1994, Ralphs recorded the incremental impact of the Act on deductible temporary differences and increased its deferred income tax assets by a net amount of $109.1 million. The decision to reduce the valuation allowance was based upon several factors. Specific among them, was the Company's completion of its restructuring plan which effectively reduced estimated interest expense by approximately $9.0 as compared to the year ended January 31, 1993. In addition, the January 31, 1993 operating results were negatively effected by several charges including provisions for restructuring, legal settlements and a loss on retirement of debt all aggregating approximately $90 million on a pre-tax basis.

     Although there can be no assurance as to future taxable income, the Company believes that, based upon the above mentioned events, as well as the Company's expectation of future taxable income, it is more likely than not that the recorded deferred tax asset will be realized. In order to realize the net deferred tax asset currently recorded, Ralphs will need to generate sufficient future taxable income, assuming current tax rates, of approximately $320.0 million.

     At January 29, 1995, the Company has Federal net operating loss (NOL) carryforwards of approximately $162.0 million and Federal and state Alternative Minimum Tax Credit carryforwards of approximately $2.1 million which can be used to offset Federal taxable income and regular taxes payable, respectively. The NOL carryforwards begin expiring in 2008.

     During the past three fiscal years, the Company has generated Federal taxable losses of approximately $162.0 million versus financial pre-tax earnings of approximately $65.2 million for the same periods. These differences result principally from excess tax versus financial amortization on certain intangible assets (excess of cost over net assets acquired), as well as several other originating temporary differences.

(12) EMPLOYEE BENEFIT PLANS

     Ralphs has a defined benefit pension plan covering substantially all employees not already covered by collective bargaining agreements with at least one year of credit service (defined at 1,000 hours). Ralphs' policy is to fund pension costs at or above the minimum annual requirement.

     On February 23, 1990, the Company adopted a Supplemental Executive Retirement Plan covering certain key officers of Ralphs. The Company has purchased split dollar life insurance policies for participants under this plan. Under certain circumstances, the cash surrender value of certain split dollar life insurance policies will offset Ralphs obligations under the Supplemental Executive Retirement Plan.

     During the second quarter of 1994, the Company approved and adopted a new non-qualified retirement plan, the Ralphs Grocery Company Retirement Supplemental Plan ("Retirement Supplement Plan") effective January 1, 1994 and amended the existing Supplemental Executive Retirement Plan effective April 9, 1994. These changes to the retirement plans were made pursuant to the enactment of the 1993 Omnibus Budget Reconciliation Act.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     At January 29, 1995, the Company recorded a $4.0 million additional minimum liability in offsetting intangible asset to reflect the changes in the new and amended plans.

     Under the provisions of the Retirement Supplement Plan, participants are entitled to receive benefits based on earnings over the indexed amount of $150,000.

     The following actuarially determined components were included in the net pension expense:

                                                         52 WEEKS        52 WEEKS        52 WEEKS
                                                           ENDED           ENDED           ENDED
                                                        JANUARY 31,     JANUARY 30,     JANUARY 29,
                                                           1993            1994            1995
                                                        -----------     -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
    Service cost......................................    $ 2,076         $ 2,228         $ 2,901
    Interest cost on projected benefit obligation.....      2,471           2,838           3,821
    Actual return on assets...........................     (2,794)         (2,695)         (1,447)
    Net amortization and deferral.....................        237             (46)         (1,100)
                                                          -------         -------         -------
         Net pension expense..........................    $ 1,990         $ 2,325         $ 4,175
                                                          =======         =======         =======

     The funded status of Ralphs' pension plan, (based on December 31, 1993 and 1994 asset values), is as follows:


                                                                    JANUARY 30,     JANUARY 29,
                                                                       1994            1995
                                                                    -----------     -----------
                                                                      (DOLLARS IN THOUSANDS)
    Assets Exceed Accumulated Benefits:
    Actuarial present value of benefit obligations:
      Vested benefit obligation...................................    $29,659         $31,621
      Accumulated benefit obligation..............................     29,950          31,856
      Projected benefit obligation................................     42,690          45,246
      Plan assets at fair value...................................     32,968          38,179
                                                                      -------         -------
    Projected benefit obligation in excess of Plan Assets.........     (9,722)         (7,067)
    Unrecognized net gain.........................................      4,567           3,611
    Unrecognized prior service cost...............................     (1,778)         (1,659)
    Unrecognized net asset........................................         --              --
                                                                      -------         -------
         Accrued pension cost.....................................    $(6,933)        $(5,115)
                                                                      =======         =======
    Accumulated Benefits Exceed Assets:
    Actuarial present value of benefit obligations:
      Vested benefit obligation...................................                      2,982
      Accumulated benefit obligation..............................                      2,982
      Projected benefit obligation................................                      7,102
      Plan assets at fair value...................................                         --
                                                                                      -------
    Projected benefit obligation in excess of Plan Assets.........                     (7,102)
    Unrecognized net gain.........................................                       (229)
    Unrecognized prior service cost...............................                      8,354
    Adjustment required to recognized minimum liability...........                     (4,005)
                                                                                      -------
         Accrued pension cost.....................................                    $(2,982)
                                                                                      =======

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The accrued pension cost for accumulated benefits that exceeded assets at January 30, 1994 was immaterial to the consolidated financial statements.

     Service costs for fiscal 1992 and 1993 were calculated using a discount rate of 8.5% and a rate of increase in future compensation levels of 6%. The 1994 discount rate and the rate of increase in future compensation levels were reduced to 7.75% and 5.0%, respectively, to reflect the decline in interest rates in 1994. The discount rate will be increased to 8.25% in 1995 in order to reflect the increase in the current long-term interest rate. A long-term rate of return on assets of 9% was used for fiscal 1992, 1993 and 1994.

     The pension plan assets consist primarily of common stocks, bonds, debt securities, and a money market fund. Plan benefits are based primarily on years of service and on average compensation during the last years of employment.

     Ralphs participates in multi-employer pension plans and health and welfare plans administered by various trustees for substantially all union employees. Contributions to these plans are based upon negotiated contractual rates. In both Fiscal 1992 and Fiscal 1993 the multi-employer pension plan was deemed to be overfunded based upon the collective bargaining agreement then currently in force. During Fiscal 1993 the agreement called for pension benefits which resulted in additional required expense. The UFCW health and welfare benefit plans were overfunded and those employers who contributed to these plans received a prorata share of excess reserve in these health care benefit plans through a reduction in current maintenance payments. Ralphs' share of the excess reserve was approximately $24.5 million of which $11.8 million was recognized in Fiscal 1993 and the remainder, $12.7 million, was recognized in Fiscal 1994. Since employers are required to make contributions to the benefit funds at whatever level is necessary to maintain plan benefits, there can be no assurance that plan maintenance payments will remain at current levels.

     The expense related to these plans is summarized as follows:

                                                         52 WEEKS        52 WEEKS        52 WEEKS
                                                           ENDED           ENDED           ENDED
                                                        JANUARY 31,     JANUARY 30,     JANUARY 29,
                                                           1993            1994            1995
                                                        -----------     -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
    Multi-employer pension plans......................    $ 7,973         $17,687         $ 8,897
                                                          =======         =======         =======
    Multi-employer health and welfare.................    $71,183         $45,235         $66,351
                                                          =======         =======         =======

     Ralphs maintains the Ralphs Grocery Company Savings Plan Plus -- Prime and the Ralphs Grocery Savings Plan Plus -- Basic (collectively referred to as the "401(k) Plan") covering substantially all employees who are not covered by collective bargaining agreements and who have at least one year of credited service (defined at 1,000 hours). The 401(k) Plan provided for both pre-tax and after-tax contributions by participating employees. With certain limitations, participants may elect to contribute from 1% to 12% of their annual compensation on a pre-tax basis to the Plan. Ralphs has committed to match a minimum of 20% of an employee's contribution to the 401(k) Plan that do not exceed 5% of the employee's compensation. Expenses under the 401(k) Plan for fiscal 1992, 1993 and 1994 were $407,961, $431,774 and $446,826, respectively.

     Ralphs has an executive incentive compensation plan which covers approximately 39 key employees. Benefits to participants are earned based on a percentage of base compensation upon attainment of a targeted formula of earnings. Expense under this plan for fiscal 1992, 1993 and 1994 was $2.5 million, $2.6 million and $2.4 million, respectively. Ralphs has also adopted an incentive plan for certain members of management. Benefits to participants are earned based on a percentage of base compensation upon attainment of a targeted formula of earnings. Expense under this plan for fiscal 1992, 1993 and 1994 was $2.8 million, $3.0 million and $3.1 million, respectively.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The aforementioned incentive plans may be cancelled by the Board of Directors at any time.

     Ralphs sponsors a postretirement medical benefit plan (Postretirement Medical Plan) covering substantially all employees who are not members of a collective bargaining agreement and who retire under certain age and service requirements.

     The Postretirement Medical Plan is a traditional type medical plan providing outpatient, inpatient and various other covered services. Such benefits are funded from Ralphs' general assets. The calendar year deductible is $1,270 per individual, indexed to the Medical Consumer Price Index.

     The net periodic cost of the Postretirement Medical Plan includes the following components:

                                                         52 WEEKS        52 WEEKS        52 WEEKS
                                                           ENDED           ENDED           ENDED
                                                        JANUARY 31,     JANUARY 30,     JANUARY 29,
                                                           1993            1994            1995
                                                        -----------     -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
    Service cost......................................    $ 1,908         $ 1,767         $ 1,396
    Interest cost.....................................      1,367           1,603           1,387
    Return on plan assets.............................         --              --              --
    Net amortization and deferment....................         --              --            (228)
                                                           ------          ------         -------
      Net postretirement benefit cost.................    $ 3,275         $ 3,370         $ 2,555
                                                           ======          ======         =======

     The funded status of the postretirement benefit plan is as follows:

                                                                     52 WEEKS        52 WEEKS
                                                                       ENDED           ENDED
                                                                    JANUARY 30,     JANUARY 29,
                                                                       1994            1995
                                                                    -----------     -----------
                                                                      (DOLLARS IN THOUSANDS)
    Accumulated postretirement benefit obligation:
    Retirees......................................................   $   1,237       $   1,303
    Fully eligible plan participants..............................         357           1,499
    Other active plan participants................................      16,062          10,289
    Plan assets at fair value.....................................          --              --
    Funded status.................................................     (17,656)        (13,091)
                                                                      --------        --------
    Plan assets in excess of projected obligations................          --              --
    Unrecognized gain (loss)......................................       6,302          13,676
    Unrecognized prior service cost...............................          --            (358)
                                                                      --------        --------
    Accrued postretirement benefit obligation.....................   $ (23,958)      $ (26,409)
                                                                      ========        ========

     Service cost was calculated using a medical cost trend of 10.5% for fiscal 1992. Service cost was calculated using a medical cost trend of 10.5% and a decreasing medical cost trend rate of 14%-8% for 1993 and 1994 respectively. The discount rate for 1993 was 8.5% and was reduced to 7.75% in 1994 to reflect the decline in interest rates in 1994. In 1995, the discount rate will increase to 8.25% in order to reflect the increase in the current long-term interest rate. The long-term rate of return of plan assets is not applicable as the plan is not funded.

     The effect of a one-percent increase in the medical cost trend would increase the fiscal 1994 service and interest cost to 18%. The accumulated postretirement benefit obligation at January 29, 1995 would also increase by 27%.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(13) QUARTERLY RESULTS (UNAUDITED)

     Quarterly results for fiscal 1993 and 1994 are as follows:

                                                         GROSS      OPERATING     INCOME        NET
                                             SALES       PROFIT      INCOME        TAXES      EARNINGS
                                            --------     ------     ---------     -------     --------
                                                              (DOLLARS IN MILLIONS)
FY 1993 Quarters
  12 weeks ended 04/25/93.................  $  632.4     $142.4      $  31.4      $   1.0      $  3.9
  12 weeks ended 07/18/93.................     629.0      145.2         36.8         (1.0)       12.9
  12 weeks ended 10/10/93.................     612.8      141.5         31.7           --         7.0
  16 weeks ended 01/30/94.................     856.0      207.4         52.2       (108.0)      114.6
                                            --------     ------       ------      -------      ------
     Total................................  $2,730.2     $636.5      $ 152.1      $(108.0)     $138.4
                                            ========     ======       ======      =======      ======
FY 1994 Quarters
  12 weeks ended 04/24/94.................  $  616.0     $141.7      $  34.1      $    --      $  8.4
  12 weeks ended 07/17/94.................     625.0      142.9         32.9           --         7.2
  12 weeks ended 10/09/94.................     615.4      138.8         30.8           --         4.3
  16 weeks ended 01/29/95.................     868.2      200.2         47.8           --        12.2
                                            --------     ------       ------      -------      ------
     Total................................  $2,724.6     $623.6      $ 145.6      $    --      $ 32.1
                                            ========     ======       ======      =======      ======

(14) SUPPLEMENTAL CASH FLOW INFORMATION

                                                         52 WEEKS        52 WEEKS        52 WEEKS
                                                           ENDED           ENDED           ENDED
                                                        JANUARY 31,     JANUARY 30,     JANUARY 29,
                                                           1993            1994            1995
                                                        -----------     -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
    Supplemental cash flow disclosures:
      Interest paid, net of amounts capitalized.......   $ 118,391        $93,738         $99,067
      Income taxes paid...............................   $   7,169        $ 2,423         $ 6,270
      Capital lease assets and obligations assumed....   $      --        $15,395         $41,131

(15) STOCK OPTION PLAN

     On February 3, 1992, 3,162,235 options for Common Stock of the Company were granted under the Ralphs Non-qualified Stock Option Plan. All options were vested, but not exercisable, on the date of the grant. Options granted to certain officers become exercisable at the rate of 20% on each September 30 of calendar years 1992 through 1996. Options granted to other officers become exercisable as to 10% of the grant on each of September 30, 1992 and 1993, 15% on each of September 30, 1994 through September 30, 1997, and 20% on September 20, 1998.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The following table summarizes the Ralphs Non-qualified Stock Option Plan.

                                                                      NUMBER OF     PRICE
                                                                       OPTIONS      RANGE
                                                                      ---------     ------
    Options Outstanding at January 30, 1994:
      Beginning of year.............................................  3,162,235     $20.21
      Granted.......................................................         --         --
      Exercised.....................................................         --         --
      Cancelled.....................................................         --         --
      Expired.......................................................         --         --
         End of year................................................  3,162,235     $20.21
                                                                      ---------     ------
    Exercisable at end of year......................................    811,760         --
                                                                      ---------     ------
    Available for grant at end of year..............................         --         --
                                                                      ---------     ------
    Options Outstanding at January 29, 1995:
      Beginning of year.............................................  3,162,235     $20.21
      Granted.......................................................         --         --
      Exercisable...................................................         --         --
      Cancelled.....................................................         --         --
      Expired.......................................................         --         --
         End of year................................................  3,162,235     $20.21
                                                                      ---------     ------
    Exercisable at end of year......................................  1,330,924         --
                                                                      ---------     ------
    Available for grant at end of year..............................         --         --
                                                                      ---------     ------

     The option price for outstanding options at January 29, 1995 assumes a grant date fair market value of Common Stock of the Company equal to $20.21 per share, which represents the high end of a range of estimated values of the Common Stock of the Company on February 3, 1992, the date of the grant.

(16) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value is discussed in Note 2.

     The estimated fair value of each class of financial instruments (where practical), all held for non-trading purposes, is as follows in (000s):

                                               JANUARY 30, 1994           JANUARY 29, 1995
                                            -----------------------     ---------------------
                                            CARRYING                    CARRYING       FAIR
                                             AMOUNT      FAIR VALUE      AMOUNT       VALUE
                                            --------     ----------     --------     --------
    Long term debt........................  $998,884     $1,014,634     $967,009     $953,883
    Interest rate swap agreements.........       n/a          1,153          n/a        1,252
    Interest rate cap agreements..........       n/a            (19)         n/a         (366)

     In the fourth quarter of Fiscal 1992, Ralphs entered into an interest rate cap agreement with an effective date of November 6, 1992 and a three year maturity. The interest rate cap agreement hedges the interest rate in excess of 6.5% LIBOR on $105.0 million principal amount against increases in short-term rates. This agreement satisfies interest rate protection requirements under the 1992 Credit Agreement. In addition to the interest rate cap agreement, Ralphs entered into an interest rate swap agreement on $150.0 million notional principal amount. Under the interest rate swap agreement, Ralphs is required to pay interest based on LIBOR

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

at the end of each six month calculation period and Ralphs will receive interest payments based on LIBOR at the beginning of each six month calculation period. This interest rate swap agreement has a three-year term expiring November 6, 1995. Ralphs is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement. However, Ralphs does not anticipate nonperformance by the counterpart.

     The following details the impact of the hedging activity on the weighted average rate for each of the last three fiscal years.

                                                                  WITH HEDGE     WITHOUT HEDGE
                                                                  ----------     -------------
    1992........................................................    10.52%           10.22%
    1993........................................................     8.96%            8.96%
    1994........................................................     9.37%            9.18%

(17) THE MERGER (UNAUDITED)

     On September 14, 1994, Food 4 Less Supermarkets, Inc. ("Food 4 Less"), Food 4 Less Holdings, Inc. ("Holdings"), and the parent company of Holdings, Food 4 Less, Inc. ("FFL"), entered into a definitive Agreement and Plan of Merger (as amended from time to time, the "Merger Agreement") with Ralphs Supermarkets, Inc. (the "Holding Company") and its stockholders. Pursuant to the terms of the Merger Agreement, Food 4 Less will be merged with and into Holding Company (the "RSI Merger") and Holding Company will continue as the surviving corporation. Food 4 Less is a multiple format supermarket operator that operates in three geographic areas: Southern California, Northern California and certain areas of the Midwest.

     Immediately following the RSI Merger, Ralphs Grocery Company ("RGC"), which is currently a wholly-owned subsidiary of Holding Company, will merge with and into Holding Company (the "RGC Merger," and together with the RSI Merger, the "Merger"), and Holding Company will change its name to Ralphs Grocery Company (the "New Company"). Prior to the Merger, FFL will merge with and into Holdings, which will be the surviving corporation (the "FFL Merger"). Immediately following the FFL Merger, Holdings will change its jurisdiction of incorporation by merging with a newly-formed, wholly-owned subsidiary ("Holdings"), incorporated in Delaware (the "Reincorporation Merger"). As a result of the Merger, the FFL Merger and the Reincorporation Merger, the New Company will become a wholly-owned subsidiary of Holdings. Agreement has been reached with each of the California Attorney General and the Federal Trade Commission for approval of the Merger. Food 4 Less and Ralphs have agreed in a settlement agreement with the Attorney General to divest 27 specific stores in Southern California. Under the agreement, the Company must divest 14 stores by June 30, 1995, and the balance of 13 stores by December 31, 1995.

     In order to consummate the Merger, Food 4 Less has made an Offer to Exchange and Offer to Purchase and Solicit Consents with respect to the holders of the 9% Senior Subordinated Notes (the "Old RGC 9% Notes") due April 1, 2003 of RGC and the 10 1/4% Senior Subordinated Notes due July 15, 2002 of RGC (the "Old RGC 10 1/4% Notes," and together with the Old RGC 9% Notes, the "Old RGC Notes") (i) to exchange (as so amended and restated, the "Exchange Offers") such Old RGC Notes for New Senior Subordinated Notes due 2005 (the "Notes") plus a cash payment of $20.00 in cash for each $1,000 principal amount of Old RGC Notes tendered for exchange or (ii) to purchase (the "Cash Offers," and together with the Exchange Offers, the "Offers") Old RGC Notes for $1,010 in cash per $1,000 principal amount of Old RGC Notes accepted for purchase, in each case, plus accrued and unpaid interest to the date of exchange of purchase. The Offers are subject to the terms and conditions set forth in an Amended and Restated Prospectus and Solicitation Statement, filed by Food 4 Less with the Securities and Exchange Commission and which is subject to further change (the "Prospectus"), including: (1) satisfaction of a minimum tender amount (i.e., at least a majority of the aggregate principal amount of the outstanding Old RGC Notes being validly tendered

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

for exchange for Notes and not withdrawn pursuant to the Offers prior to the date of expiration); (2) the receipt of the requisite consents to certain amendments to the indentures (the "Indentures") under which the Old RGC Notes were issued (i.e., consents from holders of Old RGC Notes representing at least a majority in aggregate principal amount of each issue of Old RGC Notes held by persons other than Ralphs and its affiliates) on or prior to the date of expiration; (3) the satisfaction or waiver, in Food 4 Less' sole discretion, of all conditions precedent to the Merger; (4) the prior or contemporaneous consummation of other exchange offers, consent solicitations and public offerings contemplated by the Prospectus; and (5) the prior or contemporaneous consummation of the bank financing and the equity investment described in the Prospectus. As a result of the RSI Merger and the RGC Merger, the Notes and any outstanding Old RGC Notes not tendered in the Offers will be the obligations of the New Company.

     Conditions to the consummation of the RSI Merger include the receipt of necessary consents and the completion of financing of the transaction. The purchase price for Holding Company is approximately $1.5 billion, including the assumption or repayment of debt. The consideration payable to the stockholders of Holding Company consists of $375 million in cash, $131.5 million principal amount of 13 5/8% Senior Subordinated Pay-in-Kind Debentures due 2007 to be issued to the selling shareholders of Holding Company (the "Seller Debentures") by Holdings and $18.5 million initial accreted value of 13 5/8% Senior Discount Debentures due 2005 (the "New Discount Debentures"). Holdings will use $100 million of the cash received from a new equity investment (the "1995 Equity Investment"), together with the Seller Debentures and the New Discount Debentures, to acquire approximately 48% of the capital stock of Holding Company immediately prior to consummation of the RSI Merger. Holdings will then contribute the $250 million of purchased shares of Holding Company stock to Food 4 Less, and pursuant to the RSI Merger the remaining shares of Holding Company stock will be acquired for $275 million in cash.

     Standard & Poor's has publicly announced that, upon consummation of the Merger, it intends to assign a new rating to the Old RGC Notes. Such new rating assignment, if implemented, would constitute a Rating Decline pursuant to the Indentures. The consummation of the Merger and the resulting change in composition of the Board of Directors of RGC, together with the anticipated Rating Decline, would constitute a Change of Control Triggering Event under the Indentures. Although RGC does not anticipate that there will be a significant amount of Old RGC Notes outstanding following consummation of the Exchange Offers, upon such a Change of Control Triggering Event, the New Company would be obligated to make the Change of Control Offer following the Merger for all outstanding Old RGC Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

     Due to the increased size, dual format strategy and integration related costs, after giving effect to or in connection with the Merger, RGC believes that its future operating results will not be directly comparable to the historical operating results of RGC. Upon consummation of the Merger, the operations and activities of RGC will be significantly impacted due to conversions of some existing stores to Food 4 Less warehouse stores as well as the consolidation of various operating functions and departments. This consolidation is expected to result in a restructuring charge for the New Company. The restructuring charge may be material in relation to the stockholders' equity and financial position of RGC and the New Company.

     Following the consummation of the Merger, the New Company will be highly leveraged.

- ------------------------------------------------------
- ------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     4
Risk Factors..........................    18
The Exchange Offer....................    23
The Merger and the Financing..........    32
Use of Proceeds.......................    33
Capitalization........................    34
Unaudited Pro Forma Combined Statement
  of Operations.......................    35
Selected Historical Financial Data of
  the Company.........................    37
Selected Historical Financial Data of
  Ralphs..............................    40
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    42
Business..............................    56
Management............................    65
Executive Compensation................    68
Principal Stockholders................    72
Certain Relationships and Related
  Transactions........................    73
Description of Capital Stock..........    75
Description of the Notes..............    77
Description of the New Credit
  Facility............................   102
Description of Other Company
  Indebtedness........................   104
Description of Holdings'
  Indebtedness........................   106
Book Entry; Delivery and Form.........   108
Certain Federal Income Tax
  Considerations......................   110
Plan of Distribution..................   110
Legal Matters.........................   111
Experts...............................   111
Available Information.................   111
Index to Financial Statements.........   F-1
          ------------------------
  UNTIL OCTOBER 23, 1996, ALL DEALERS
EFFECTING TRANSACTIONS IN THE EXCHANGE
NOTES, WHETHER OR NOT PARTICIPATING IN THE
EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A
PROSPECTUS.
- --------------------------------------------
- --------------------------------------------


- ------------------------------------------------------
- ------------------------------------------------------

                              --------------------

                                   PROSPECTUS
                              --------------------

                                  $100,000,000

                             RALPHS GROCERY COMPANY

                          10.45% SENIOR NOTES DUE 2004


                                 JULY 25, 1996


- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Ralphs Grocery Company and its subsidiaries Cala Co. and Food 4 Less of Southern California, Inc., are Delaware corporations and their Certificates of Incorporation and Bylaws provide for indemnification of their officers and directors to the fullest extent permitted by law. Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") eliminates the liability of a corporation's directors to a corporation or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith, and certain other liabilities.

     Section 145 of the DGCL provides for the indemnification by a Delaware corporation of its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against liabilities and expenses incurred in any such action, suit or proceeding.

     Alpha Beta Company, Bay Area Warehouse Stores, Inc., Bell Markets, Inc., Cala Foods, Inc., Crawford Stores, Inc., Food 4 Less of California, Inc., Food 4 Less GM, Inc. and Food 4 Less Merchandising, Inc. are California corporations and their Certificates of Incorporation and Bylaws provide for indemnification of their officers and directors to the fullest extent permitted by law. Section 204(10) of the California General Corporation Law (the "CGCL") eliminates the liability of a corporation's directors for monetary damages to the fullest extent permissible under California law. Pursuant to Section 204(11) of the CGCL, a California corporation may indemnify Agents (as defined in Section 317 of the CGCL), subject only to the applicable limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the corporation and its shareholders.

     As permitted by Section 317 of the CGCL, indemnification may be provided by a California corporation of its Agents (as defined in Section 317 of the CGCL), to the maximum extent permitted by the CGCL, in connection with any proceeding arising by reason of the fact that such person is or was such a director or officer, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in any such proceeding.

     Falley's, Inc. is a Kansas corporation and its Bylaws provide for indemnification of its officers and directors to the fullest extent permitted by law. Section 17-6305(a) of the Kansas General Corporation Code (the "KGCC") provides for the indemnification by a Kansas corporation of its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against liabilities and expenses incurred in any such action, suit or proceeding.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     A list of exhibits filed with this Registration Statement on Form S-4 is set forth in the Index to Exhibits on page E-1, and is incorporated herein by reference.

     (b) Financial Statement Schedules:

        (i) Ralphs Grocery Company

           Schedule II -- Valuation and Qualifying Accounts

        (ii) Ralphs Supermarkets, Inc.

           Schedule II -- Valuation and Qualifying Accounts

                               SCHEDULES OMITTED

     Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or the registrant in the successful defense of any action, suit paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into this prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 23, 1996.


                                          RALPHS GROCERY COMPANY

                                          By:     /s/  JAN CHARLES GRAY

                                            ------------------------------------
                                                      Jan Charles Gray
                                                   Senior Vice President,
                                               General Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                TITLE                     DATE
- ---------------------------------------------  ------------------------------  -----------------
                          *                    Chief Executive Officer and         July 23, 1996
- ---------------------------------------------    Director (Principal
             George G. Golleher                  Executive Officer)

                          *                    Executive Vice President --         July 23, 1996
- ---------------------------------------------    Finance/Administrative and
                  Greg Mays                      Chief Financial Officer
                                                 (Principal Financial and
                                                 Accounting Officer)

                          *                    Director and Chairman of the        July 23, 1996
- ---------------------------------------------    Board
             Byron E. Allumbaugh

           /s/  ROBERT BEYER                   Director                            July 23, 1996
- ---------------------------------------------
                Robert Beyer
                          *                    Director                            July 23, 1996
- ---------------------------------------------
                Joe S. Burkle
                          *                    Director                            July 23, 1996
- ---------------------------------------------
              Ronald W. Burkle
                          *                    Director                            July 23, 1996
- ---------------------------------------------
                Peter Copses
                          *                    Director                            July 23, 1996
- ---------------------------------------------
              Patrick L. Graham
                          *                    Director                            July 23, 1996
- ---------------------------------------------
                John Kissick
                          *                    Director                            July 23, 1996
- ---------------------------------------------
              Alfred A. Marasca
                          *                    Director                            July 23, 1996
- ---------------------------------------------
               Mark A. Resnik

      *By:        /s/  JAN CHARLES GRAY                                            July 23, 1996
- ---------------------------------------------
              Jan Charles Gray
              Attorney-in-Fact

                                   SIGNATURES
                                  (continued)


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 23, 1996.


                                          BAY AREA WAREHOUSE STORES, INC.
                                          BELL MARKETS, INC.
                                          CALA CO.
                                          CALA FOODS, INC.
                                          FOOD 4 LESS OF CALIFORNIA, INC.
                                          FOOD 4 LESS GM, INC.
                                          FOOD 4 LESS MERCHANDISING, INC.
                                          FOOD 4 LESS OF SOUTHERN CALIFORNIA,
                                          INC.

                                          BY:     /s/  JAN CHARLES GRAY

                                            ------------------------------------
                                                      Jan Charles Gray
                                                   Senior Vice President,
                                               General Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                TITLE                     DATE
- ---------------------------------------------  ------------------------------  -----------------
                          *                    Chief Executive Officer and         July 23, 1996
- ---------------------------------------------    Director (Principal
             George G. Golleher                  Executive Officer) of each
                                                 Registrant
                          *                    Executive Vice President --         July 23, 1996
- ---------------------------------------------    Finance/Administration and
                  Greg Mays                      Chief Financial Officer
                                                 (Principal Financial and
                                                 Accounting Officer) of each
                                                 Registrant
                          *                    Director and Chairman of the        July 23, 1996
- ---------------------------------------------    Board of each Registrant
              Ronald W. Burkle
      *By:        /s/  JAN CHARLES GRAY                                            July 23, 1996
- ---------------------------------------------
              Jan Charles Gray
              Attorney-in-Fact

                                   SIGNATURES
                                  (continued)


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 23, 1996.


                                          CRAWFORD STORES, INC.

                                          By:     /s/  JAN CHARLES GRAY

                                            ------------------------------------
                                                      Jan Charles Gray
                                                   Senior Vice President,
                                               General Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                TITLE                     DATE
- ---------------------------------------------  ------------------------------  -----------------
                          *                    Chief Executive Officer and         July 23, 1996
- ---------------------------------------------    Director (Principal
             Byron E. Allumbaugh                 Executive Officer)
                          *                    President, Chief Operating          July 23, 1996
- ---------------------------------------------    Officer and Director
              Alfred A. Marasca                  (Principal Financial and
                                                 Accounting Officer)
                /s/  JAN CHARLES GRAY          Director                            July 23, 1996
- ---------------------------------------------
              Jan Charles Gray
      *By:        /s/  JAN CHARLES GRAY                                            July 23, 1996
- ---------------------------------------------
              Jan Charles Gray
              Attorney-in-Fact

                                   SIGNATURES
                                  (continued)


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 23, 1996.


                                          ALPHA BETA COMPANY

                                          By:     /s/  JAN CHARLES GRAY

                                            ------------------------------------
                                                      Jan Charles Gray
                                                   Senior Vice President,
                                               General Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                TITLE                     DATE
- ---------------------------------------------  ------------------------------  -----------------
                          *                    Chairman of the Board, Chief        July 23, 1996
- ---------------------------------------------    Executive Officer and
              Ronald W. Burkle                   Director (Principal
                                                 Executive Officer)
                          *                    Executive Vice President --         July 23, 1996
- ---------------------------------------------    Finance/Administration and
                  Greg Mays                      Chief Financial Officer
                                                 (Principal Financial and
                                                 Accounting Officer)
                          *                    Director                            July 23, 1996
- ---------------------------------------------
             George G. Golleher
      *By:        /s/  JAN CHARLES GRAY                                            July 23, 1996
- ---------------------------------------------
              Jan Charles Gray
              Attorney-in-Fact

                                   SIGNATURES
                                  (continued)


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 23, 1996.


                                          FALLEY'S, INC.

                                          By:     /s/  JAN CHARLES GRAY

                                            ------------------------------------
                                                      Jan Charles Gray
                                                   Senior Vice President,
                                               General Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                TITLE                     DATE
- ---------------------------------------------  ------------------------------  -----------------
                          *                    Chief Executive Officer             July 23, 1996
- ---------------------------------------------    (Principal Executive
                Joe S. Burkle                    Officer)
                          *                    Executive Vice President --         July 23, 1996
- ---------------------------------------------    Finance/Administration and
                  Greg Mays                      Chief Financial Officer
                                                 (Principal Financial and
                                                 Accounting Officer)
                          *                    Director and Chairman of the        July 23, 1996
- ---------------------------------------------    Board
              Ronald W. Burkle
                          *                    Director                            July 23, 1996
- ---------------------------------------------
             George G. Golleher
      *By:        /s/  JAN CHARLES GRAY                                            July 23, 1996
- ---------------------------------------------
              Jan Charles Gray
              Attorney-in-Fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholder of Ralphs Grocery Company:

     We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Ralphs Grocery Company (formerly Food 4 Less Supermarkets, Inc. -- See Note 1 in the accompanying Notes to Consolidated Financial Statements) and subsidiaries as of June 25, 1994, January 29, 1995 and January 28, 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for the 52 weeks ended June 26, 1993 and June 25, 1994, the 31 weeks ended January 29, 1995 and the 52 weeks ended January 28, 1996, and have issued our report thereon dated April 19, 1996. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule on page S-2 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Los Angeles, California
April 19, 1996

                             RALPHS GROCERY COMPANY
                   (FORMERLY FOOD 4 LESS SUPERMARKETS, INC.)

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
       52 WEEKS ENDED JANUARY 28, 1996, 31 WEEKS ENDED JANUARY 29, 1995,
         52 WEEKS ENDED JUNE 25, 1994, AND 52 WEEKS ENDED JUNE 26, 1993
                             (DOLLARS IN THOUSANDS)

                                                   PROVISIONS    CHARGED
                                      BALANCE AT    CHARGED         TO                                BALANCE
                                      BEGINNING        TO        INTEREST                 OTHER       AT END
                                      OF PERIOD     EXPENSE     EXPENSE(A)   PAYMENTS   CHANGES(B)   OF PERIOD
                                      ----------   ----------   ----------   --------   ----------   ---------
Self-insurance liabilities
  52 weeks ended January 28, 1996...   $ 72,739     $ 32,603     $ 10,287    $42,153     $ 75,509    $ 148,985
                                        =======      =======      =======    =======      =======     ========
  31 weeks ended January 29, 1995...   $ 81,704     $  6,304     $  3,453    $18,722     $     --    $  72,739
                                        =======      =======      =======    =======      =======     ========
  52 weeks ended June 25, 1994......   $ 85,494     $ 19,880     $  5,836    $29,506     $     --    $  81,704
                                        =======      =======      =======    =======      =======     ========
  52 weeks ended June 26, 1993......   $ 82,559     $ 38,040     $  5,865    $40,970     $     --    $  85,494
                                        =======      =======      =======    =======      =======     ========

- ---------------

(a) Amortization of discount on self-insurance reserves charged to interest expense.

(b) Reflects self-insurance reserve of Ralphs Grocery Company which was acquired on June 14, 1995.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Ralphs Grocery Company:

The audits referred to in our report dated March 9, 1995, included the financial statement schedule as of January 29, 1995, and for each of the years in the three-year period ended January 29, 1995, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Historical Financial Data of Ralphs", "Summary of Historical Financial Data of Ralphs" and "Experts" in the prospectus.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
July 22, 1996

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

        52 WEEKS ENDED JANUARY 29, 1995, 52 WEEKS ENDED JANUARY 30, 1994
                      AND 52 WEEKS ENDED JANUARY 31, 1993
                                 (IN THOUSANDS)

                                            BALANCE    CHARGED TO                                     BALANCE
                                           BEGINNING   COSTS AND       CHARGED TO       DEDUCTIONS    AT END
                                           OF PERIOD    EXPENSES    OTHER ACCOUNTS(B)   (PAYMENTS)   OF PERIOD
                                           ---------   ----------   -----------------   ----------   ---------
JANUARY 29, 1995:
  Self-Insurance Reserves(a).............   $80,010     $ 14,003         $ 5,976         $(27,483)    $ 72,506
  Store Closure Reserves.................     9,514     $     --         $    --         $   (764)    $  8,750
JANUARY 30, 1994:
  Self-Insurance Reserves(a).............   $72,979     $ 30,323         $ 5,953         $(29,245)    $ 80,010
  Store Closure Reserves.................   $10,277     $     --         $    --         $   (763)    $  9,514
JANUARY 31, 1993:
  Self-Insurance Reserves(a).............   $64,523     $ 25,950         $10,902         $(28,396)    $ 72,979
  Store Closure Reserves.................   $14,244     $  1,838         $    --         $ (5,805)    $ 10,277

- ---------------

(a) Includes short-term portion.


(b) Amortization of discount on self-insurance reserves to interest expense.

                               INDEX TO EXHIBITS


                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                   DESCRIPTION                                    PAGES
- ------     ------------------------------------------------------------------------  ------------
 3.1       Restated Certificate of Incorporation, as amended, of Ralphs Grocery
           Company (incorporated herein by reference to Exhibit 3.1 of Ralph's
           Grocery Company's Quarterly Report on Form 10-Q for the quarter ended
           July 16, 1995)..........................................................
 3.2       Restated Bylaws of Ralphs Grocery Company (formerly known as Ralphs
           Supermarkets, Inc.)+....................................................
 4.1.1     Credit Agreement dated as of June 14, 1995 by and among Food 4 Less
           Holdings, Inc., Food 4 Less Supermarkets, Inc., the Lenders, Co-Agents,
           and Co-Arrangers named therein and Bankers Trust Company (incorporated herein by reference to Exhibit 4.1 of Food 4 Less Holdings, Inc.'s
           Quarterly Report on Form 10-Q for the quarter ended July 16, 1995)......
 4.1.2     First Amendment to Credit Agreement dated as of August 18, 1995 among
           Food 4 Less Holdings, Inc., Ralphs Grocery Company and the financial institutions listed on the signature pages thereto (incorporated herein by reference to Exhibit 4.1.2 of Ralphs Grocery Company's Annual Report
           on Form 10-K for the fiscal year ended January 28, 1996)................
 4.1.3     Second Amendment to Credit Agreement dated as of December 11, 1995 among
           Food 4 Less Holdings, Inc., Ralphs Grocery Company and the financial institutions listed on the signature pages thereto (incorporated herein by reference to Exhibit 4.1.3 of Ralphs Grocery Company's Annual Report
           on Form 10-K for the fiscal year ended January 28, 1996)................
 4.1.4     Third Amendment, Consent and Waiver to Credit Agreement dated as of
           March 8, 1996 among Food 4 Less Holdings, Inc., Ralphs Grocery Company and the financial institutions listed on the signature pages thereto
           (incorporated herein by reference to Exhibit 4.1.4 of Ralphs Grocery
           Company's Annual Report on Form 10-K for the fiscal year ended January
           28, 1996)...............................................................
 4.2.1     Indenture for the 10.45% Senior Notes due 2004, dated as of June 1,
           1995, by and among Food 4 Less Supermarkets, Inc., the subsidiary guarantors identified therein and Norwest Bank Minnesota, National
           Association, as trustee (incorporated herein by reference to Exhibit
           4.4.1 of Food 4 Less Holdings, Inc.'s Quarterly Report on Form 10-Q for
           the quarter ended July 16, 1995)........................................
 4.2.2     First Supplemental Indenture for the 10.45% Senior Notes due 2004, dated as of June 14, 1995, by and among Ralphs Grocery Company (as successor by merger to Food 4 Less Supermarkets, Inc.), the subsidiary guarantors identified therein, Crawford Stores, Inc. and Norwest Bank Minnesota,
           National Association, trustee (incorporated herein by reference to
           Exhibit 4.4.2 of Food 4 Less Holdings, Inc.'s Quarterly Report on Form
           10-Q for the quarter ended July 16, 1995)...............................
 4.3.1     Indenture for the 13.75% Senior Subordinated Notes due 2005, dated as of
           June 1, 1995, by and among Food 4 Less Supermarkets, Inc., the subsidiary guarantors identified herein and United States Trust Company of New York, as trustee (incorporated herein by reference to Exhibit
           4.5.1 of Food 4 Less Holdings, Inc.'s Quarterly Report on Form 10-Q for
           the quarter ended July 16, 1995)........................................
 4.3.2     First Supplemental Indenture for the 13.75% Senior Subordinated Notes
           due 2005, dated as of June 14, 1995, by and among Ralphs Grocery Company
           (as successor by merger to Food 4 Less Supermarkets, Inc.), the subsidiary guarantors identified therein, Crawford Stores, Inc. and
           United States Trust Company of New York, as trustee (incorporated herein by reference to Exhibit 4.5.2 of Food 4 Less Holdings, Inc.'s Quarterly
           Report on Form 10-Q for the quarter ended July 16, 1995)................

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                   DESCRIPTION                                    PAGES
- ------     ------------------------------------------------------------------------  ------------
 4.4.1     Indenture for the 11% Senior Subordinated Notes due 2005, dated as of
           June 1, 1995, by and among Food 4 Less Supermarkets, Inc., the subsidiary guarantors identified therein and United States Trust Company of New York, as trustee (incorporated herein by reference to Exhibit
           4.6.1 of Food 4 Less Holdings, Inc.'s Quarterly Report on Form 10-Q for
           the quarter ended July 16, 1995)........................................
 4.4.2     First Supplemental Indenture for the 11% Senior Subordinated Notes due
           2005, dated as of June 14, 1995, by and among Ralphs Grocery Company (as successor by merger to Food 4 Less Supermarkets, Inc.), the subsidiary guarantors identified therein, Crawford Stores, Inc. and United States
           Trust Company of New York, as trustee (incorporated herein by reference to Exhibit 4.6.2 of Food 4 Less Holdings, Inc.'s Quarterly Report on
           Form 10-Q for the quarter ended July 16, 1995)..........................
 4.5.1     Indenture for the 10 1/4% Senior Subordinated Notes due 2002, dated as of July 29, 1992, by and between Ralphs Grocery Company and United
           States Trust Company of New York, as trustee (incorporated herein by reference to Exhibit 4.3 of Ralphs Grocery Company's Quarterly Report on
           Form 10-Q for the quarter ended July 19, 1992)..........................
 4.5.2     First Supplemental Indenture for the 10 1/4% Senior Subordinated Notes
           due 2002, dated as of May 30, 1995, by and between Ralphs Grocery
           Company and United States Trust Company of New York, as trustee
           (incorporated herein by reference to Exhibit 4.1 of Ralphs Grocery
           Company's Quarterly Report on Form 10-Q for the quarter ended April 23,
           1995)...................................................................
 4.5.3     Second Supplemental Indenture for the 10 1/4% Senior Subordinated Notes
           due 2002, dated as of June 14, 1995, by and between Ralphs Grocery
           Company (as successor) and United States Trust Company of New York, as
           Trustee (incorporated herein by reference to Exhibit 4.7.3 of Food 4
           Less Holdings, Inc.'s Quarterly Report on Form 10-Q for the quarter ended July 16, 1995)....................................................
 4.6.1     Indenture for the 9% Senior Subordinated Notes due 2003, dated as of
           March 30, 1993, by and between Ralphs Grocery Company and United States
           Trust Company of New York, as trustee (incorporated herein by reference to Exhibit 4.1 of Ralphs Grocery Company's Registration Statement on
           Form S-4, No. 33-61812).................................................
 4.6.2     First Supplemental Indenture for the 9% Senior Subordinated Notes due
           2003, dated as of June 23, 1993, by and between Ralphs Grocery Company and United States Trust Company of New York, as trustee (incorporated herein by reference to Exhibit 4.2 of Ralphs Grocery Company's
           Registration Statement on Form S-4, No. 33-61812).......................
 4.6.3     Second Supplemental Indenture for the 9% Senior Subordinated Notes due
           2003, dated as of May 30, 1995, by and between Ralphs Grocery Company and United States Trust Company of New York, as trustee (incorporated herein by reference to Exhibit 4.2 of Ralphs Grocery Company's Quarterly
           Report on Form 10-Q, for the quarter ended April 23, 1995)..............
 4.6.4     Third Supplemental Indenture for the 9% Senior Subordinated Notes due
           2003, dated as of June 14, 1995, by and between Ralphs Grocery Company
           (as successor) and United States Trust Company of New York, as trustee
           (incorporated herein by reference to Exhibit 4.8.4 of Food 4 Less
           Holdings, Inc.'s Quarterly Report on Form 10-Q for the quarter ended
           July 16, 1995)..........................................................
 4.7.1     Senior Note Indenture, dated as of April 15, 1992, by and among Food 4
           Less Supermarkets, Inc., the subsidiary guarantors identified therein and Norwest Bank Minnesota, National Association, as trustee
           (incorporated herein by reference to Exhibit 4.1 to Food 4 Less
           Supermarkets, Inc.'s Registration Statement on Form S-1, No.
           33-46750)...............................................................

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                   DESCRIPTION                                    PAGES
- ------     ------------------------------------------------------------------------  ------------
 4.7.2     First Supplemental Indenture, dated as of July 24, 1992, by and among
           Food 4 Less Supermarkets, Inc., the subsidiary guarantors identified therein and Norwest Bank Minnesota, National Association, as trustee
           (incorporated herein by reference to Exhibit 4.1.1 to Food 4 Less
           Supermarkets, Inc.'s Annual Report on Form 10-K for the fiscal year ended June 27, 1992)....................................................
 4.7.3     Second Supplemental Indenture for the 10.45% Senior Notes due 2000,
           dated as of June 14, 1995, by and among Food 4 Less Supermarkets, Inc., the subsidiary guarantors identified therein and Norwest Bank Minnesota,
           National Association, as trustee (incorporated herein by reference to
           Exhibit 4.9.3 of Food 4 Less Holdings, Inc.'s Quarterly Report on Form
           10-Q for the quarter ended July 16, 1995)...............................
 4.7.4     Third Supplemental Indenture for the 10.45% Senior Notes due 2000, dated as of June 14, 1995, by and among Ralphs Grocery Company (as successor by merger to Food 4 Less Supermarkets, Inc.), the subsidiary guarantors identified therein and Norwest Bank Minnesota, National Association, as trustee (incorporated herein by reference to Exhibit 4.9.4 of Food 4
           Less Holdings, Inc.'s Quarterly Report on Form 10-Q for the quarter year ended July 16, 1995)....................................................
 4.8.1     Senior Subordinated Note Indenture dated as of June 15, 1991 by and among Food 4 Less Supermarkets, Inc., the subsidiary guarantors identified therein and United States Trust Company of New York, as trustee (incorporated herein by reference to Exhibit 4.1 to Food 4 Less
           Supermarkets, Inc.'s Annual Report on Form 10-K for the fiscal year ended June 29, 1991)....................................................
 4.8.2     First Supplemental Indenture dated as of April 8, 1992 by and among Food
           4 Less Supermarkets, Inc., the subsidiary guarantors identified therein and United States Trust Company of New York, as trustee (incorporated herein by reference to Exhibit 4.2.1 to Food 4 Less Supermarkets, Inc.'s
           Annual Report on Form 10-K for the fiscal year ended June 27, 1992).....
 4.8.3     Second Supplemental Indenture, dated as of May 18, 1992 by and among
           Food 4 Less Supermarkets, Inc., the subsidiary guarantors identified therein and United States Trust Company of New York, as trustee
           (incorporated herein by reference to Exhibit 4.2.2 to Food 4 Less
           Supermarkets, Inc.'s Annual Report on Form 10-K for the fiscal year ended June 27, 1992)....................................................
 4.8.4     Third Supplemental Indenture, dated as of July 24, 1992 by and among
           Food 4 Less Supermarkets, Inc., the subsidiary guarantors identified therein and United States Trust Company of New York, as trustee
           (incorporated herein by reference to Exhibit 4.2.3 to Food 4 Less
           Supermarkets, Inc.'s Annual Report on Form 10-K for the fiscal year ended June 27, 1992)....................................................
 4.8.5     Fourth Supplemental Indenture for the 13.75% Senior Subordinated Notes
           due 2001, dated as of May 30, 1995, by and among Food 4 Less
           Supermarkets, Inc., the subsidiary guarantors identified therein and
           United States Trust Company of New York, as trustee (incorporated herein by reference to Exhibit 4.10.5 of Food 4 Less Holdings, Inc.'s Quarterly
           Report on Form 10-Q for the quarter ended July 16, 1995)................
 4.8.6     Fifth Supplemental Indenture for the 13.75% Senior Subordinated Notes
           due 2001, dated as of June 14, 1995, by and among Ralphs Grocery Company
           (as successor by merger to Food 4 Less Supermarkets, Inc.), the subsidiary guarantors identified therein and United States Trust Company of New York as trustee (incorporated herein by reference to Exhibit
           4.10.6 of Food 4 Less Holdings, Inc.'s Quarterly Report on Form 10-Q for
           the quarter ended July 16, 1995)........................................
 4.9       Indenture for the 10.45% Senior Notes due 2004, dated as of June 6,
           1996, by and among Ralphs Grocery Company, the subsidiary guarantors identified therein and Norwest Bank Minnesota, National Association, as trustee+................................................................
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
 5.1       Opinion of Latham & Watkins regarding the validity of the Exchange Notes and the guarantees of certain of the Subsidiary Guarantors, including consent.................................................................
 5.2       Opinion of Irwin Clutter Severson & Hinkel regarding the guarantee of
           Falley's Inc., including consent........................................
 8         Opinion of Latham & Watkins regarding certain federal income tax matters, including consent..............................................
10.1       Second Amended and Restated Tax Sharing Agreement dated as of June 14,
           1995 by and among Food 4 Less Holdings, Inc., Ralphs Grocery Company and the subsidiaries of Ralphs Grocery Company (incorporated herein by reference to Exhibit 10.1 of Food 4 Less Holdings, Inc.'s Quarterly
           Report on Form 10-Q for the quarter ended July 16, 1995)................
10.2       Stockholders Agreement of Food 4 Less Holdings, Inc. dated as of June
           14, 1995 by and among Food 4 Less Holdings, Inc., Ralphs Grocery Company and the investors listed on the signature pages thereto (incorporated herein by reference to Exhibit 10.2 of Food for Less Holdings, Inc.'s
           Quarterly Report on Form 10-Q for the quarter ended July 16, 1995)......
10.3       Consulting Agreement dated as of June 14, 1995 by and among The Yucaipa
           Companies, Food 4 Less Holdings, Inc. and Ralphs Grocery Company
           (incorporated herein by reference to Exhibit 10.4 of Food 4 Less
           Holdings, Inc.'s Quarterly Report on Form 10-Q for the quarter ended
           July 16, 1995)..........................................................
10.4       Employment Agreement dated as of June 14, 1995 between Food Less
           Holdings, Inc., Ralphs Grocery Company and George G. Golleher
           (incorporated herein by reference to Exhibit 10.11 of Food 4 Less
           Holdings, Inc.'s Quarterly Report on Form 10-Q for the quarter ended
           July 16, 1995)..........................................................
10.5       Employment Agreement dated as of June 14, 1995 between Ralphs Grocery
           Company and Byron E. Allumbaugh (incorporated herein by reference to
           Exhibit 10.8 of Ralphs Grocery Company's Quarterly Report on Form 10-Q
           for the quarter ended July 16, 1995)....................................
10.6       Employment Agreement dated as of June 14, 1995 between Ralphs Grocery
           Company and Alfred A. Marasca (incorporated herein by reference to
           Exhibit 10.9 of Ralphs Grocery Company's Quarterly Report on Form 10-Q
           for the quarter ended July 16, 1995)....................................
10.7       Employment Agreement dated as of June 14, 1995 between Ralphs Grocery
           Company and Greg Mays (incorporated herein by reference to Exhibit 10.10 of Ralphs Grocery Company's Quarterly Report on Form 10-Q for the
           quarter ended July 16, 1995)............................................
10.8       Employment Agreement dated as of June 14, 1995 between Ralphs Grocery
           Company and Harley DeLano (incorporated herein by reference to Exhibit
           10.8 of Ralphs Grocery Company's Annual Report on Form 10-K for the
           fiscal year ended January 28, 1996).....................................
10.9       Employment Agreement dated as of June 14, 1995 between Ralphs Grocery
           Company and Jan Charles Gray (incorporated herein by reference to
           Exhibit 10.12 of Ralphs Grocery Company's Quarterly Report on Form 10-Q
           for the quarter ended July 16, 1995)....................................
10.10      Employment Agreement dated as of June 14, 1995 between Ralphs Grocery
           Company and Tony Schnug (incorporated herein by reference to Exhibit
           10.10 of Ralphs Grocery Company's Annual Report on Form 10-K for the
           fiscal year ended January 28, 1996).....................................
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
10.11      Management Stockholders Agreement dated as of June 14, 1995 between Food
           4 Less Holdings, Inc. and the management employees listed on the signature pages thereto (incorporated herein by reference to Exhibit
           10.12 of Food 4 Less Holdings, Inc.'s Quarterly Report on Form 10-Q for
           the quarter ended July 16, 1995)........................................
10.12      Consulting Agreement dated as of June 27, 1988 by and between Falley's,
           Inc. and Joe S. Burkle (incorporated herein by reference to Exhibit
           10.38 to Food 4 Less Supermarkets, Inc.'s Registration Statement on Form
           S-1, No. 33-31152)......................................................
10.13      Letter Agreement dated as of December 10, 1990 amending Consulting
           Agreement by and between Falley's, Inc. and Joe S. Burkle (incorporated herein by reference to Exhibit 10.17.1 to Food 4 Less Supermarkets,
           Inc.'s Annual Report on Form 10-K for the fiscal year ended June 29,
           1991)...................................................................
10.14      Distribution Center Transfer Agreement, dated as of November 1, 1995, by and between Smith's Food & Drug Centers, Inc., a Delaware corporation, and Ralphs Grocery Company, relating to the Riverside, California property (incorporated herein by reference to Exhibit 10.1 to Ralphs
           Grocery's Company's Quarterly Report on Form 10-Q for the quarter ended
           October 8, 1995)........................................................
10.15.1    Ralphs Grocery Company Retirement Supplement Plan, effective as of
           January 1, 1994 (incorporated herein by reference to Exhibit 10.15.1 of
           Ralphs Grocery Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1996).................................................
10.15.2    Amendment to the Retirement Supplement Plan, effective as of January 1,
           1995 (incorporated herein by reference to Exhibit 10.15.2 of Ralphs
           Grocery Company's Annual Report on Form 10-K for the fiscal year ended
           January 28, 1996).......................................................
10.15.3    Second Amendment to the Retirement Supplement Plan, effective as of June
           14, 1995, by and between Ralphs Grocery Company and Ralphs Grocery
           Company Retirement Supplement Plan (incorporated herein by reference to
           Exhibit 10.15.3 of Ralphs Grocery Company's Annual Report on Form 10-K
           for the fiscal year ended January 28, 1996).............................
10.16.1    Ralphs Grocery Company Supplemental Executive Retirement Plan, amended and restated as of April 9,1994 (incorporated herein by reference to
           Exhibit 10.16.1 of Ralphs Grocery Company's Annual Report on Form 10-K
           for the fiscal year ended January 28, 1996).............................
10.16.2    Amendment to the Amended and Restated Supplemental Executive Retirement
           Plan, effective as of January 1, 1995 (incorporated herein by reference to Exhibit 10.16.2 of Ralphs Grocery Company's Annual Report on Form
           10-K for the fiscal year ended January 28, 1996)........................
10.16.3    Second Amendment to the Supplemental Executive Retirement Plan, dated as of June 14, 1995, by and between Ralphs Grocery Company and Ralphs
           Grocery Company Supplemental Executive Retirement Plan (incorporated herein by reference to Exhibit 10.16.3 of Ralphs Grocery Company's
           Annual Report on Form 10-K for the fiscal year ended January 28,
           1996)...................................................................
10.16.4    Third Amendment to the Ralphs Grocery Company Supplemental Executive
           Plan, effective as of July 1, 1995 (incorporated herein by reference to
           Exhibit 10.16.4 of Ralphs Grocery Company's Annual Report on Form 10-K
           for the fiscal year ended January 28, 1996).............................
10.17      Purchase Agreement, dated as of June 3, 1996, by and among Ralphs
           Grocery Company, the Subsidiary Guarantors and BT Securities
           Corporation+............................................................
10.18      Registration Rights Agreement, dated as of June 6, 1996, by and among
           Ralphs Grocery Company, the Subsidiary Guarantors and BT Securities+....
12         Computation of Ratio of Earnings to Fixed Charges+......................
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
21         Subsidiaries (incorporated herein by reference to Exhibit 21 of Ralphs
           Grocery Company's Annual Report on Form 10-K for the fiscal year ended
           January 28, 1996).......................................................
23.1       Consent of Arthur Andersen LLP, independent public accountants..........
23.2       Consent of KPMG Peat Marwick LLP, independent certified public accountants.............................................................
23.3       Consent of Latham & Watkins (included in the opinions filed as Exhibits
           5.1 and 8 to the Registration Statement)................................
23.4       Consent of Irwin, Clutter & Severson (included in the opinion filed as
           Exhibit 5.2 to the Registration Statement)..............................
24.1       Power of Attorney of Directors and Officers of Ralphs Grocery Company
           (included in the signature pages in Part II of the Registration
           Statement)+.............................................................
24.2       Power of Attorney of Directors and Officers of Crawford Stores, Inc.
           (included in the signature pages in Part II of the Registration
           Statement)+.............................................................
24.3       Power of Attorney of Directors and Officers of Alpha Beta Company
           (included in the signature pages in Part II of the Registration
           Statement)+.............................................................
24.4       Power of Attorney of Directors and Officers of Falley's, Inc. (included in the signature pages in Part II of the Registration Statement)+.......
25         Statement of Eligibility and Qualification on Form T-1 of Norwest Bank
           Minnesota, National Association, as Trustee, under the Indenture........
99.1       Letter of Transmittal with respect to the Exchange Offer................
99.2       Notice of Guaranteed Delivery with respect to the Exchange Offer........
99.3       Guidelines for Certification of Taxpayer Identification Number on
           Substitute Form W-9.....................................................
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